EXECUTION VERSION

     MASTER PURCHASE AND SALE AGREEMENT

by and among

BIOTEST PHARMACEUTICALS CORPORATION,

ADMA BIOMANUFACTURING, LLC,

ADMA BIOLOGICS, INC., and

solely for the purposes of Sections 6.7, 8.13, 8.14 and ARTICLE XII,

BIOTEST AG

and

 BIOTEST US CORPORATION

Dated as of January 21, 2017

i

4.16	Compliance with Laws	25
4.17	Regulatory Matters	25
4.18	Contracts	28
4.19	Financial Statements; Indebtedness; No Undisclosed Liabilities	30
4.20	Absence of Certain Changes	31
4.21	Brokers, Etc	32
4.22	Employees	32
4.23	Customers and Suppliers	34
4.24	Insurance	34
4.25	Affiliate Transactions	35
4.26	Ownership of ADMA Securities	35
4.27	Information Supplied	35
4.28	Investment Purpose	35
4.29	Independent Investigation	36
4.30	Disclaimer	36

	ARTICLE V
	REPRESENTATIONS AND WARRANTIES OF ADMA AND BUYER

5.1	Organization	38
5.2	Due Authorization	38
5.3	No Conflicts; Enforceability	39
5.4	Consents	39
5.5	Government Authorizations	40
5.6	Litigation	40
5.7	Compliance with Laws	40
5.8	ADMA SEC Documents	41
5.9	Capitalization	42
5.10	Intellectual Property	42
5.11	Taxes	43
5.12	Real Property	44
5.13	Personal Property and Equipment	45
5.14	Environmental, Safety and Health	45
5.15	Employee Benefit Plans	46
5.16	Regulatory Matters	47
5.17	Contracts	50
5.18	Financial Statements; No Undisclosed Liabilities	52
5.19	Absence of Certain Changes	52
5.20	Employees	53
5.21	Customers and Suppliers	54
5.22	Brokers, Etc	55
5.23	ADMA Disclosure Documents	55
5.24	Insurance	55
5.25	Affiliate Transactions	55
5.26	Independent Investigation	56
5.27	Disclaimer	57

	ARTICLE VI
	COVENANTS PRIOR TO CLOSING

6.1	Access to Information	57
6.2	Conduct of the Biotest Therapy BU	58
6.3	Conduct of the ADMA Business	61
6.4	Required Notices, Approvals and Consents	64
6.5	HSR Act; Other Antitrust Laws	65
6.6	Proxy Statement; ADMA Stockholders’ Meeting	67
6.7	Exclusivity	68
6.8	No Solicitation; Buyer Acquisition Proposals	68
6.9	Shared Use Assets; Transition Activities	69
6.10	Notifications	70
6.11	Further Assurances; Further Documents	70
6.12	Termination of Affiliate Transactions	71
6.13	Issuance of Warrants	71
6.14	Conditional Release	71

	ARTICLE VII
	CONDITIONS TO CLOSING

7.1	Conditions Precedent to Obligations of ADMA, Buyer and Seller	72
7.2	Conditions Precedent to ADMA’s and Buyer’s Obligations	72
7.3	Conditions Precedent to Seller’s Obligations	73
7.4	Frustration of Closing Conditions	74

	ARTICLE VIII
	ADDITIONAL COVENANTS

8.1	Confidentiality; Publicity	74
8.2	Availability of Records	75
8.3	Use of Trade or Service Marks	75
8.4	Notification of Customers	75
8.5	NDC Numbers; Rebate Charges and Wholesaler Charges	76
8.6	Post-Closing Actions	76
8.7	Accounts Receivable	77
8.8	Regulatory Matters	77
8.9	Website Information	78
8.10	Tax Matters	79
8.11	Undeveloped Real Property	80
8.12	New Plasma Based Products	81
8.13	Non-Competition; Non-Solicitation	82
8.14	Biotest Firm Commitment for Additional Equity Financings	83

	ARTICLE IX
	EMPLOYEE MATTERS

9.1	Employee Covenants	83
9.2	Employee Information	85
9.3	Hired Employee Restrictive Covenants	85

	ARTICLE X
	TERMINATION AND SURVIVAL

10.1	Termination	85
10.2	Procedure and Effect of Termination; Termination Fee	87

	ARTICLE XI
	INDEMNIFICATION

11.1	Survival of Representations, Warranties and Covenants	88
11.2	Indemnification by Seller	89
11.3	Indemnification by ADMA and Buyer	90
11.4	Calculation of Losses; Treatment of Indemnification Payments	91
11.5	Termination of Indemnification	92
11.6	Indemnification Procedures	92
11.7	Sole Remedy; No Additional Representations	94
11.8	Limitations on Liability	94

	ARTICLE XII
	MISCELLANEOUS

12.1	Assignment; Binding Effect	95
12.2	Expenses	96
12.3	Notices	96
12.4	Severability	97
12.5	Amendment; Entire Agreement	98
12.6	No Third-Party Beneficiaries	98
12.7	Waiver	98
12.8	Governing Law; Consent to Jurisdiction	98
12.9	Waiver of Jury Trial	99
12.10	Injunctive Relief	100
12.11	Headings	100
12.12	Counterparts	100
12.13	Construction	100
12.14	Schedules	100
12.15	Guarantee	101
12.16	Non-Recourse	103

ANNEX AND EXHIBITS

Annex A	Definitions

EXHIBIT 1.1(A)	ADMA’s Amended COI

EXHIBIT 1.1(B)	Biocenters Purchase Agreement

EXHIBIT 1.1(C)	Hepatitis B Plasma Supply Agreement

EXHIBIT 1.1(D)	First Amendment to License Agreement (RSV immunoglobulin)

EXHIBIT 1.1(E)	Fourth Amendment to Plasma Purchase Agreement

EXHIBIT 1.1(F)	Termination of the Manufacturing and Supply Agreement and
Master Services Agreement

EXHIBIT 1.1(G)	Stockholders Agreement

EXHIBIT 1.1(H)	Subordination Agreement

v

MASTER PURCHASE AND SALE AGREEMENT

 THIS MASTER PURCHASE AND SALE AGREEMENT (this “Agreement”), dated as of January 21, 2017 (the “Execution Date”), is entered into by and among BIOTEST PHARMACEUTICALS CORPORATION, a Delaware corporation (“Seller”), ADMA BIOMANUFACTURING, LLC, a Delaware limited liability company (“Buyer”), ADMA BIOLOGICS, INC., a Delaware corporation (“ADMA”) and, solely for the purposes of Sections, 6.7, 8.13, 8.14, and ARTICLE XII, BIOTEST AG, a company organized under the laws of Germany (“Biotest”), and BIOTEST US CORPORATION, a Delaware corporation (together with Biotest, the “Biotest Guarantors”). Each of Seller, Buyer, ADMA and the Biotest Guarantors are sometimes referred to herein, individually, as a “Party” and, collectively, as the “Parties.”

RECITALS

WHEREAS, Seller owns or has the right to use certain assets used in the development, testing, manufacture, contract services manufacturing, distribution, marketing and sale of Products that comprise the therapy business unit of Seller (the “Biotest Therapy BU”);

WHEREAS, (i) subject to the terms and conditions of this Agreement, Seller wishes to sell the Purchased Assets and assign the Assumed Liabilities to Buyer, and Buyer wishes to purchase the Purchased Assets and assume the Assumed Liabilities from Seller and (ii) the Parties desire to engage in the other transactions as set forth herein and in the Commercial Agreements, the Other Agreements and the Equity Documents, in each case, subject to the terms and conditions set forth herein and therein; and

WHEREAS, in connection with the execution and delivery of this Agreement by the Parties, certain ADMA stockholders have entered into voting and support agreements, dated as of the date hereof, with Seller and ADMA.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants, agreements and provisions set forth herein and in the Commercial Agreements, the Other Agreements and the Equity Documents, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the Parties agree as follows:

ARTICLE I
DEFINITIONS

1.1      Definitions. Except as otherwise expressly provided, capitalized terms used in this Agreement shall have the meanings set forth in Annex A.

1.2      Other Definitional Provisions.

(a)      When a reference is made in this Agreement to an Article, Section, Exhibit, Schedule, Recital or Preamble, such reference is to an Article, Section, Exhibit, Schedule, Recital or Preamble of or to this Agreement unless otherwise indicated.

(b)      The words “hereof,” “herein,” “hereto” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement.

(c)      A term defined in the singular has a comparable meaning when used in the plural, and vice versa.

(d)      Words of one gender include each other gender.

(e)      References to a Person are also to such Person’s heirs, executors, personal representatives, administrators, successors and permitted assigns; provided, however, that nothing contained in this clause (e) is intended to authorize any assignment or transfer not otherwise permitted by this Agreement.

(f)      The term “dollars” and “$” mean United States dollars.

(g)      The word “including” means “including without limitation” and the words “include” and “includes” have corresponding meanings.

(h)      Any information or materials shall be deemed provided, supplied, made available or delivered to ADMA, Buyer or Seller, as applicable, if such information or materials have been delivered to ADMA, Buyer or Seller, as applicable, or any of such Party’s Affiliates or respective Representatives in paper or electronic form or by posting of the applicable material in the respective Data Room, in each case at least one (1) Business Day prior to the date of this Agreement.

(i)      References herein to a Person in a particular capacity or capacities shall exclude such Person in any other capacity.

(j)      With respect to the determination of any period of time, the word “from” means “from and including” and each of the words “to” and “until” means “to but excluding”.

(k)      The word “or” shall be disjunctive but not exclusive.

(l)      References herein to any Law shall be deemed to refer to such Law as amended, reenacted, supplemented or superseded in whole or in part and in effect from time to time and also to all rules and regulations promulgated thereunder.

(m)      References herein to any Contract mean such Contract as amended, supplemented or modified (including any waiver thereto) in accordance with the terms thereof.

(n)      “Extent” in the phrase “to the extent” means the degree to which a subject or other thing extends, and such phrase does not mean simply “if”.

(o)      If the last day for the giving of any notice or the performance of any action required or permitted under this Agreement is a day that is not a Business Day, then the time for the giving of such notice or the performance of such action shall be extended to the next succeeding Business Day.

ARTICLE II
PURCHASE AND SALE

 2.1      Purchase and Sale of Purchased Assets. At the Effective Time, on the terms and subject to the conditions hereof and in consideration of the Purchase Price to be paid to Seller by Buyer and ADMA (on behalf of Buyer), as applicable, Seller will irrevocably and forever sell, convey, transfer, assign and deliver (A) to ADMA, an amount in cash to satisfy the payment for the par value of the Biotest Equity Interest, and (B) to Buyer, free and clear of all Encumbrances other than the Permitted Encumbrances, and Buyer will purchase, take delivery of and acquire from Seller, all of Seller’s right, title and interest in and to the following Assets, in each case, wherever located or by whomever possessed:

(a)      all Assets of Seller used exclusively in the operation of the Biotest Therapy BU, including the (i) Assigned Contracts, (ii) Included Inventory, (iii) BTBU Prepaid Expenses, (iv) BTBU Goodwill, (v) BTBU Licenses to the extent legally transferable, (vi) Registrations, subject to Section 8.8, (vii) Promotional Materials, (viii) Applicable Permits to the extent legally transferrable, (ix) BTBU Equipment, (x) the BTBU Personal Property Leases, (xi) BTBU Records, (xii) all rights of Seller in the BTBU Intellectual Property, (xiii) BTBU Owned Real Property, (xiv) the BTBU Real Property Leases and (xv) the R&D Assets;

(b)      the exclusive right, title and interest in and to the Products, including the right to manufacture, develop, market, distribute, commercialize and control all regulatory affairs with respect to the Products;

(c)      the CIVACIR Development Project;

(d)      any refund or credit of Taxes attributable to any Assumed Tax Liability; provided, that the Parties acknowledge and agree that this Agreement is not intended to, and shall not be construed to, result in the transfer of Seller’s net operating losses or similar loss items that may be used or carried forward to offset gains or income in future Tax years (“NOLs”));

(e)      subject to the terms and conditions of the Transition Services Agreement, the Buyer Shared Use Assets; and

(f)      all other Assets of Seller that are used in or held exclusively for the operation of the Biotest Therapy BU (foregoing clauses (a) through (f), collectively, the “Purchased Assets”), including (x) all goodwill relating thereto, and (y) all rights, claims and credits in and to all warranties, guarantees, indemnities, causes of action and similar rights with respect to Actions (A) related to Assumed Liabilities or (B) except as provided in Section 2.2(h), related to Purchased Assets, whether known or unknown, contingent or absolute, wherever located or by whomever possessed, other than to the extent relating to the Excluded Assets or Excluded Liabilities.

2.2      Excluded Assets. Notwithstanding Section 2.1, the Parties acknowledge and agree that Seller is not selling, conveying, transferring, delivering or assigning to Buyer any rights whatsoever to those Assets described below or those assets specifically listed on Schedule 2.2 (collectively, the “Excluded Assets”), in each case, wherever located or by whomever possessed, and Buyer is not purchasing, taking delivery of or acquiring from or through Seller any rights whatsoever in or to the Excluded Assets from Seller:

(a)      all Assets of Seller not used exclusively in the operation of the Biotest Therapy BU other than the Purchased Assets and the Buyer Shared Use Assets;

(b)      the Undeveloped Real Property;

(c)      the Excluded Intellectual Property, subject only to the rights granted to Buyer under the Commercial Agreements and the Other Agreements (including rights to use certain Seller Marks for the transition period pursuant to the terms of the Transition Services Agreement);

(d)      all cash, cash equivalents, checking and savings accounts and marketable securities and similar items of Seller;

(e)      all Accounts Receivable;

(f)      any refund or credit of Taxes attributable to (i) any Excluded Asset or (ii) any Liability for Taxes allocated to Seller pursuant to the provisions of Section 8.10; provided, that the Parties acknowledge and agree that this Agreement is not intended to, and shall not be construed to, result in the transfer of Seller’s NOLs;

(g)      all Seller Insurance Policies;

(h)      subject to Section 8.6 and as otherwise set forth in the Transition Services Agreement, all rights, claims and credits of Seller to the extent relating to any Excluded Asset or any Excluded Liability, including any such items arising under the Seller Insurance Policies, and all guarantees, warranties, indemnities and similar rights with respect to Actions or otherwise in favor of Seller to the extent relating to any Excluded Asset or any Excluded Liability;

(i)      all rights of Seller or any of its Affiliates under this Agreement, the Commercial Agreements, the Other Agreements and the Equity Documents;

(j)      copies of Retained Information;

(k)      all Inventory that is not Included Inventory, including the Nonconforming Inventory;

(l)      subject to the terms and conditions of the Transition Services Agreement, the Seller Shared Use Assets;

(m)      all employment-related documentation relating to employees of Seller or any of its Affiliates, except such documentation relating to Hired Employees and as provided in Section 9.2;

(n)      all Seller Plans and assets related thereto;

(o)      all right, title and interest to, under and in respect of the Kedrion Contract, the Kedrion Termination Agreement and each of the Contracts identified on Schedule 1.1(b) as not to be assigned to Buyer or otherwise not constituting Assigned Contracts; and

(p)      Seller’s minute books, stock records, seals, and other corporate governance documentation.

Seller shall have the right to remove Excluded Assets from the BTBU Owned Real Property prior to the Effective Time. Schedule 2.2(A) sets forth those Excluded Assets that will remain on the BTBU Owned Real Property and which will be removed by Seller after the Effective Time in accordance with the Lease. Each of Buyer and Seller shall, at the request of another Party and at the sole cost and expense of Seller, take all actions such other Party may reasonably request to help facilitate the physical transfer of any Excluded Assets set forth on Schedule 2.2(A) from any BTBU Real Property; provided, that such actions do not unreasonably interfere with the business operations of Buyer.

2.3      Assumed Liabilities. As of the Effective Time, on the terms and subject to the conditions hereof, and as additional consideration for the Purchased Assets, Buyer shall assume, subject to the respective conditions thereof, the following Liabilities of Seller set forth in this Section 2.3, in each case, as such Liabilities exclusively relate to the Biotest Therapy BU and the Purchased Assets (collectively, the “Assumed Liabilities”):

(a)      all Liabilities, to the extent arising prior to or after the Effective Time, under any Assigned Contract, but excluding any Liability arising out of any breach, default or intentional misconduct by Seller under any Assigned Contract prior to the Effective Time;

(b)      all Liabilities in respect of Hired Employees and beneficiaries of Hired Employees but only to the extent related to the period after the Effective Time, except as otherwise provided in Article IX;

(c)      all Liabilities arising out of or relating to any product liability, breach of warranty or similar claim for injury to person or property with respect to the Biotest Therapy BU or any Product to the extent such Liabilities relate to Products manufactured and sold by Buyer after the Effective Time; provided, however, that any such Liabilities that relate to Included Inventory (including all Actions relating to any such Liabilities) shall be allocated fifty percent (50%) to Buyer and fifty percent (50%) to Seller; provided, further, that notwithstanding the foregoing, (A) to the extent such Liabilities are traceable to acts or omissions of Seller prior to the Effective Time, such Liabilities shall be Excluded Liabilities and (B) to the extent such Liabilities are traceable to acts or omissions of Buyer or any of its Affiliates after the Effective Time, such Liabilities shall be Assumed Liabilities;

(d)      all Liabilities arising out of or relating to the ownership of the Registrations with respect to the Biotest Therapy BU or any Product, including the responsibility for all product complaints, post-market commitments, recalls, adverse event reporting, product deviation reporting, lookbacks, market withdrawals and field corrections, to the extent such Liabilities relate to Products manufactured and sold by Buyer after the Effective Time; provided, however, that any such Liabilities that relate to Included Inventory (including all Actions relating to any such Liabilities) shall be allocated fifty percent (50%) to Buyer and fifty percent (50%) to Seller; provided, further, that notwithstanding the foregoing, (A) to the extent such Liabilities that relate to Included Inventory are traceable to acts or omissions of Seller prior to the Effective Time, such Liabilities shall be Excluded Liabilities and (B) to the extent such Liabilities that relate to Included Inventory are traceable to acts or omissions of Buyer or any of its Affiliates after the Effective Time, such Liabilities shall be Assumed Liabilities;

(e)      except with respect to allocation of product Liabilities as set forth in Sections 2.3(c), (d) and (f), all other Liabilities arising prior to and after the Effective Time that relate to or arise from the enforcement of applicable Laws by the FDA and all other regulatory matters, in each case with respect to the Purchased Assets, the Biotest Therapy BU and the Products, including the FDA Warning Letter, noncompliance with applicable Laws and/or Actions related to the foregoing, but excluding any Liability arising out of any fraud, willful misconduct or intentional misrepresentation by Seller in connection with such matters prior to the Effective Time;

(f)      all Liabilities arising out of or relating to the return of any Products manufactured and sold by Buyer after the Effective Time; provided, however, that any such Liabilities that relate to Included Inventory (including all Actions relating to any such Liabilities) shall be allocated fifty percent (50%) to Buyer and fifty percent (50%) to Seller; provided, further, that notwithstanding the foregoing, (A) to the extent such Liabilities are traceable to acts or omissions of Seller prior to the Effective Time, such Liabilities shall be Excluded Liabilities and (B) to the extent such Liabilities are traceable to acts or omissions of Buyer or any of its Affiliates after the Effective Time, such Liabilities shall be Assumed Liabilities;

(g)      except for Medicaid Rebate Charges, all Liabilities for Rebate Charges and Wholesaler Charges requested on or after the date 120 days following the Closing Date;

(h)      all Liabilities for Medicaid Rebate Charges requested on or after the date 270 days following the Closing Date;

(i)      all Liabilities for Taxes allocated to Buyer pursuant to the provisions of Section 8.10 (“Assumed Tax Liabilities”);

(j)      except for the Liabilities that are the responsibility of Seller under the Lease, all Liabilities relating to or arising from the ownership, use, occupancy and operation of the Real Property after the Effective Time to the extent related to the period after the Effective Time; and

(k)      all other Liabilities arising from the operation and ownership of the Purchased Assets and the Biotest Therapy BU after the Effective Time to the extent related to the period after the Effective Time, other than the Excluded Liabilities.

2.4      Excluded Liabilities. Notwithstanding anything to the contrary in this Agreement, other than the Assumed Liabilities, (x) none of ADMA, Buyer or any of their respective Affiliates shall assume or have any responsibility or Liability for any of Seller’s Liabilities, and (y) Seller shall retain and shall be responsible for paying, performing and discharging when due, all of Seller’s Liabilities, whether or not related to the Biotest Therapy BU or the Purchased Assets, of whatever kind and nature, primary or secondary, direct or indirect, absolute or contingent, known or unknown, and whether or not accrued, including the following Liabilities set forth below (collectively, the “Excluded Liabilities”):

(a)      any Liabilities arising out of or related to the Excluded Assets;

(b)      any Liability of Seller for the Accounts Payable;

(c)      any Liabilities arising out of or related to all Seller Plans;

(d)      all Liabilities under any Assigned Contract arising out of any breach, default or intentional misconduct by Seller thereunder prior to the Effective Time;

(e)      all Liabilities (except for the Assumed Liabilities set forth in Section 2.3(b)) in respect of any current or former employee, director, officer, consultant, or independent contractor of Seller relating to employment or termination of employment, including, but not limited to, any claim for severance or termination pay or Liability under WARN, any collective bargaining agreement, workers’ compensation claims and occupational health claims, breach of contract, unlawful termination, overtime pay, unpaid wages or salary, vacation or time off (or pay in lieu thereof), or any violation of any Law relating to minimum wages or maximum hours of work;

(f)      all Liabilities arising out of or relating to any product liability, breach of warranty or similar claim for injury to person or property with respect to the Biotest Therapy BU or any Product, to the extent such Liabilities relate to Products manufactured or sold by Seller prior to the Effective Time; provided, however, that any such Liabilities that relate to Included Inventory (including all Actions relating to any such Liabilities) shall be allocated fifty percent (50%) to Buyer and fifty percent (50%) to Seller; provided, further, that notwithstanding the foregoing, (A) to the extent such Liabilities are traceable to acts or omissions of Seller or any of its Affiliates prior to the Effective Time, such Liabilities shall be Excluded Liabilities and (B) to the extent such Liabilities are traceable to acts or omissions of Buyer or any of its Affiliates after the Effective Time, such Liabilities shall be Assumed Liabilities;

(g)      except for Medicaid Rebate Charges, all Liabilities for Rebate Charges and Wholesaler Charges requested prior to the date 120 days following the Closing Date;

(h)      all Liabilities for Medicaid Rebate Charges requested prior to the date 270 days following the Closing Date;

(i)      all Liabilities for Taxes allocated to Seller pursuant to the provisions of Section 8.10;

(j)      all Liabilities of Seller or any predecessor arising under Environmental, Safety and Health Laws, to the extent arising out of or related to the ownership or operations of the Biotest Therapy BU at any time prior to the Effective Time; and

(k)      all Liabilities related to the CIVACIR Development Project to the extent such Liabilities relate to actions taken or products manufactured, evaluated and administered in clinical trials prior to the Effective Time.

2.5      Consent of Third Parties. As of the Effective Time, Seller shall assign (or cause to be assigned) to Buyer, and Buyer will assume, each Assigned Contract and BTBU Real Property Lease, in each case to the extent permitted by, and in accordance with, applicable Law and the terms of such Assigned Contract or BTBU Real Property Lease. Notwithstanding anything herein to the contrary, if the assignment or assumption of all or any portion of any rights or obligations under any Assigned Contract or BTBU Real Property Lease shall require the consent of any other party thereto or any other third party that has not been obtained prior to the Effective Time or if an attempted assignment thereof would be ineffective (such Assigned Contracts and BTBU Real Property Leases, the “Delayed Contracts”), this Agreement shall not constitute an agreement to assign, license, sublicense, lease, sublease, convey or otherwise transfer any rights or obligations under any such Delayed Contract to the extent an attempted assignment without any such consent would constitute a breach or violation thereof or an attempted assignment thereof would be ineffective. In order, however, to seek to provide Buyer the full realization and value of each Delayed Contract, (a) Seller and Buyer shall reasonably cooperate to obtain any consents necessary for the assignment of any Delayed Contracts as soon as practicable after the Closing, provided that neither Party shall be required to make any material payments in connection therewith and (b) with respect to each Delayed Contract, from and after the Effective Time until the earlier of: (i) the date on which the necessary consent(s) have been obtained, or (ii) the date on which such Delayed Contract has expired or been terminated, Seller shall (x) hold such Delayed Contract for the use and benefit of Buyer, (y) treat such Delayed Contract in the Ordinary Course of Business, and (z) take such other actions as are reasonably necessary to provide to Buyer the benefits under such Delayed Contract (with Buyer being entitled to all the gains thereunder and subject to, and responsible for, all Assumed Liabilities thereunder (as if such Delayed Contract were an Assigned Contract or BTBU Real Property Lease under Section 2.3(a)), including paying over to Buyer the amount of any and all payments and reimbursements received by Seller relating to or arising out of the Delayed Contract, other than such payments and reimbursements as constitute Accounts Receivable.

2.6      Purchase Price; Additional Consideration.

(a)      In addition to any other amounts due hereunder, in consideration of the sale, assignment, conveyance, license, transfer and delivery of the Purchased Assets under this Article II, upon the Closing, (i) Buyer shall assume the Assumed Liabilities, (ii) ADMA shall deliver, or cause to be delivered, to Seller an aggregate equity interest in ADMA equal to fifty percent (50%), less one (1) share, of the issued and outstanding ADMA Capital Stock (calculated as of immediately following the Closing and on a post-Closing issuance basis) (the “Biotest Equity Interest”), comprised of (x) such number of validly issued, fully paid and non-assessable shares of ADMA Common Stock representing twenty-five percent (25%) of the issued and outstanding ADMA Common Stock (calculated as of immediately following the Closing and on a post-Closing issuance basis) and (y) such number of validly issued, fully paid and non-assessable shares of ADMA NV Capital Stock representing the balance of such Biotest Equity Interest and (iii) ADMA shall agree to sell, transfer and convey to Seller for no additional consideration, all of its right, title and interest in and to that certain biocenter of ADMA located in Norcross, Georgia and that certain biocenter of ADMA located in Marietta, Georgia (collectively, the “ADMA Biocenters”), in each case on January 1, 2019 and otherwise pursuant to the terms and conditions of the Biocenters Purchase Agreement to be entered into by the Parties at Closing (collectively, the “Purchase Price”).

(b)      As part of the Closing, all Taxes, rents, business, license or other prepaid fees (including PDUFA fees paid to the FDA) and utility and other charges with respect to Purchased Assets shall be prorated as of the Effective Time (provided, that, with respect to any Taxes, such proration shall be determined in accordance with Section 8.10). Such prorations shall be based on the most recent financial information available to Seller as of the Closing Date (provided, however, that with respect to real property taxes relating to the BTBU Owned Real Property, proration shall be based on the most recent tax information available with the Palm Beach County, Florida tax appraiser taking into account the maximum available discount for early payment and the parties shall make further adjustments at such time as the tax information for the fiscal year period during which Closing occurs is available). Seller shall be responsible for all such expenses and charges allocable to all times up to the Effective Time and Buyer shall be responsible for all such expenses and charges allocable to all times after the Effective Time (provided, that, with respect to any Taxes, such allocation shall be determined in accordance with Section 8.10). Seller shall provide to Buyer at least five (5) Business Days prior to the Closing Date a schedule describing in reasonable detail all such prorated amounts and the Parties shall settle such amounts in good faith at Closing.

(c)      In addition, on or prior to the first anniversary of the Closing and based on a payment schedule mutually agreed by Buyer and Seller, Buyer shall pay to Seller the amount of all reasonably documented out-of-pocket BTBU Prepaid Expenses and the amount of any credit memoranda or positive balances with vendors under Assigned Contracts as of immediately prior to the Closing, in each case as set forth on the schedule described in the immediately following sentence. Seller shall mutually agree with Buyer in writing, at least five (5) days prior to the Closing Date, on a schedule describing in reasonable detail all such BTBU Prepaid Expenses, credit memoranda and balances with vendors, in each case subject to reimbursement in accordance with this Section 2.6(c).

(d)      In addition, at the Closing, Seller will enter into a definitive loan agreement and fund a loan to Buyer in the principal amount of $15,000,000 in immediately available funds (the “Subordinated Loan”), which Subordinated Loan will (i) not be secured by any of the assets of ADMA, Buyer or any of their respective Affiliates, (ii) bear interest at a rate of 6% per annum, payable semiannually in arrears on each of the six month and twelve month anniversary date of the Closing during each year such loan is outstanding, (iii) have a term of 5 years with the full principal amount of such loan being due and payable by Buyer or ADMA in immediately available funds on such fifth anniversary of the Closing Date (or earlier upon a Liquidation Event (as defined in the Stockholders Agreement)), (iv) be subordinated only to (A) all of ADMA’s and Buyer’s Indebtedness for borrowed money existing as of the Execution Date and at the Closing Seller, ADMA and Buyer will enter into the Subordination Agreement with Oxford relating to such Indebtedness, which Subordination Agreement will permit the cash payment of interest in accordance with the terms and conditions of the Subordinated Loan as long as there is no “event of default” outstanding under the Loan Agreement, (B) any additional Indebtedness for borrowed money approved by ADMA’s Board of Directors and incurred by ADMA or Buyer following the Closing which is secured solely by a mortgage on the BTBU Owned Real Property included in the Purchased Assets, and (C) any refinancing of ADMA’s and Buyer’s Indebtedness for borrowed money as expressly provided for under the Subordination Agreement, (v) rank pari passu with all additional Indebtedness for borrowed money approved by ADMA’s Board of Directors and incurred by ADMA or Buyer following the Closing which is otherwise not secured by a mortgage on BTBU Owned Real Property included in the Purchased Assets as described in clause (iv) above, provided that, if such pari passu Indebtedness in this clause (v) is secured, then the Subordinated Loan shall also be secured on a pari passu basis, (vi) not have any prepayment penalty or other breakage or similar cost for the early prepayment of such loan, and (vii) otherwise be on customary terms to be mutually agreed by the Parties.

(e)      In addition, at the Closing, Seller shall deliver or cause to be delivered to ADMA, as a capital contribution in respect of the Biotest Equity Interest, a wire transfer of immediately available funds in the amount of $12,500,000 to such bank account as designated by ADMA in writing at least two (2) Business Days prior to the Closing (the “Closing Date Capital Contribution”). Upon receipt, ADMA shall immediately contribute the Closing Date Capital Contribution to Buyer.

2.7      Included Inventory. At the Effective Time, Seller shall deliver to Buyer the Included Inventory as part of the Purchased Assets, which Included Inventory shall have a value (valued at the lower of cost or fair market value) at the Effective Time of between $5,000,000 and $6,000,000, with such final value being agreed in writing by Seller and Buyer at least five (5) Business Days prior to the Closing. To the extent that the agreed value of the Included Inventory at the Effective Time is less than $5,000,000, then at the Closing, Seller shall make a cash payment to Buyer, by wire transfer of immediately available funds to such bank account as shall be designated in writing by Buyer, or provide a written binding credit memorandum to offset costs of the Buyer and its Affiliates under the Commercial Agreements following the Closing in connection with the Buyer’s or its Affiliate’s purchase of future source or hyperimmune plasma inventory from Seller or its Affiliates, in either case, in an amount equal to such shortfall in the value of the Included Inventory as of the Effective Time.

2.8      Tax Matters.

(a)      For U.S. federal income tax purposes, and any applicable state or local tax purposes, Buyer and Seller agree that the Transactions contemplated herein are a single integrated transaction. For U.S. federal income tax purposes, Buyer and Seller shall treat (i) the transactions as a taxable contribution by Seller of the Purchased Assets and the Closing Date Capital Contribution to ADMA in exchange for the Biotest Equity Interest and the ADMA Biocenters, and (ii) the ADMA Biocenters as deferred consideration in an “open” transaction. The parties shall file their U.S. federal, state and local Tax Returns in a manner consistent with the foregoing unless otherwise required by a change in Law after the date hereof or a Final Determination.

(b)      Within forty five (45) days after the Closing Date, Buyer shall prepare and deliver to Seller, a schedule allocating the Purchase Price (other than the value of the ADMA Biocenters) and the amount of Assumed Liabilities, to the extent properly taken into account in determining Seller’s amount realized under the Code, among the Purchased Assets, the Closing Date Capital Contribution and the going concern value of the Biotest Therapy BU in a manner consistent with the Code (the “Allocation Schedule”). Seller shall notify Buyer in writing of any reasonable objections within thirty (30) days after receipt of the proposed Allocation Schedule and shall set forth the basis for such objections in reasonable detail. To the extent Seller does not object in writing within such thirty (30) day period to the proposed Allocation Schedule as delivered by Buyer, Seller shall be deemed to have accepted such proposed Allocation Schedule, and such proposed Allocation Schedule shall be final. The Parties shall endeavor in good faith to resolve any dispute regarding the proposed Allocation Schedule within thirty (30) days after Buyer’s receipt of Seller’s notice of objections. If the Parties are unable to resolve the disputed matters within such thirty (30) day period, the Parties shall jointly select a nationally recognized independent accounting firm (which firm shall not be the then-regular auditors of either Party) (the “Accounting Firm”) to resolve the matters in dispute (in a manner consistent with this Section 2.8 and consistent with any matters not in dispute) and any decision by such Accounting Firm shall be final. The costs of the Accounting Firm shall be allocated between Buyer, on the one hand, and Seller, on the other hand, based upon the percentage by which the portion of the contested amount not awarded to each of Buyer and Seller bears to the amount actually contested by such Party. For example, if Seller claims that the appropriate adjustments are $1,000 greater than the amount determined by Buyer and if the Accounting Firm ultimately resolves the dispute by awarding to Seller $300 of the $1,000 contested, then the fees, costs and expenses of the Accounting Firm will be allocated 30% (i.e., 300 ÷ 1,000) to Buyer and 70% (i.e., 700 ÷ 1,000) to Seller. After Buyer and Seller are in agreement on the Allocation Schedule or the Allocation Schedule has otherwise been finally determined pursuant to this Section 2.8(b), the Allocation Schedule shall be binding on the Parties (such final Allocation Schedule, the “Final Allocation”), unless otherwise required by a Final Determination. The Final Allocation shall be adjusted to reflect any purchase price adjustment pursuant to this Agreement. The provisions of this Section 2.8(b) shall apply mutatis mutandis with respect to such adjustments to the Final Allocation.

(c)      Within fifteen (15) days after the transfer of the ADMA Biocenters pursuant to the Biocenters Purchase Agreement, Buyer shall prepare and deliver to Seller, a schedule setting forth the fair market value of the ADMA Biocenters and any other assets transferred or liabilities assumed pursuant to the Biocenters Purchase Agreement, to the extent properly taken into account in determining Seller’s amount realized under the Code, as of the date of such transfer (such fair market value, the “Biocenters FMV” and such schedule, the “Biocenters FMV Schedule”). Seller shall notify Buyer in writing of any reasonable objections within thirty (30) days after receipt of the proposed Biocenters FMV Schedule and shall set forth the basis for such objections in reasonable detail. To the extent Seller does not object in writing within such thirty (30) day period to the proposed Biocenters FMV Schedule as delivered by Buyer, Seller shall be deemed to have accepted such proposed Biocenters FMV Schedule, and such proposed Biocenters FMV Schedule shall be final. The Parties shall endeavor in good faith to resolve any dispute regarding the proposed Biocenters FMV Schedule within thirty (30) days after Buyer’s receipt of Seller’s notice of objections. If the Parties are unable to resolve the disputed matters within such thirty (30) day period, or such longer period as they may agree, each shall report the value of the ADMA Biocenters as it determines appropriate.

(d)      If the Biocenters FMV Schedule becomes final and binding on the Parties, within thirty (30) days Buyer shall prepare and deliver to Seller a schedule allocating the Biocenters FMV among the Purchased Assets, the Closing Date Capital Contribution and the going concern value of the Biotest Therapy BU in a manner consistent with the Code and giving effect to the Final Allocation (the “Buyer Biocenter Allocation Schedule”) and Seller shall prepare and deliver to Buyer a schedule allocating the Biocenters FMV among the ADMA Biocenters and any other assets transferred or liabilities assumed pursuant to the Biocenters Purchase Agreement, to the extent properly taken into account in determining Seller’s amount realized under the Code, in a manner consistent with the Code (the “Seller Biocenter Allocation Schedule”, and together with the Buyer Biocenter Allocation Schedule, the “Biocenter Allocation Schedules”). The provisions of this Section 2.8(d) shall apply mutatis mutandis with respect to the Biocenter Allocation Schedules (the final and binding Biocenter Allocation Schedules, the “Final Biocenter Allocations”).

(e)      In accordance with Section 1060 of the Code and the Treasury Regulations promulgated thereunder, Buyer and Seller agree, unless otherwise required by a Final Determination, to file all Tax Returns (including IRS Form 8594 and any supplemental or amended IRS Form 8594) in accordance with the Final Allocation and Final Biocenter Allocations). Buyer and Seller shall cooperate in the filing of any forms (including IRS Form 8594 under Section 1060 of the Code) with respect to such Final Allocation and Final Biocenter Allocations, including any amendments to such forms required pursuant to this Agreement with respect to any adjustment to the Final Allocation and Final Biocenter Allocations.

2.9      No Set-Off. Except with respect to the credit memorandum contemplated under Section 2.7, no Party shall have the right to set off any amount to which such Party is entitled hereunder for indemnification or otherwise against any payment such Party is required to make under the Commercial Agreements.

2.10    Risk of Loss. Until the Effective Time, any loss of or damage to the Purchased Assets from fire, flood, casualty or any other similar occurrence shall be the sole responsibility of Seller and Seller shall be solely responsible for maintaining or procuring adequate insurance to protect the Purchased Assets against any such loss. As of the Effective Time, title to the Purchased Assets shall be transferred to Buyer. After the Effective Time, Buyer shall bear all risk of loss associated with the Purchased Assets and shall be solely responsible for procuring adequate insurance to protect the Purchased Assets against any such loss, in each case except as otherwise set forth in the Transition Services Agreement.

ARTICLE III
CLOSING

3.1      Closing. Upon the terms and subject to the conditions of this Agreement, the Closing shall be held on a date to be specified by the Parties (such date, the “Closing Date”) to be no later than the third (3rd) Business Day after all of the conditions set forth in Article VII have been satisfied (other than those conditions which by their nature are normally satisfied at the Closing, but subject to the satisfaction of such conditions at the Closing) or waived, and shall take place and be deemed to have occurred at the offices of Paul, Weiss, Rifkind, Wharton & Garrison LLP located at 1285 Avenue of the Americas, New York, New York 10019, unless the Parties otherwise agree. The Parties will exchange (or cause to be exchanged) at the Closing the funds, agreements, instruments, certificates and other documents, and do, or cause to be done, all of the things respectively required of each Party as specified in Section 3.2. Except as otherwise requested in writing by a Party hereto, all Closing transactions shall be effectuated by electronic delivery of the closing items specified in Section 3.2, signed by a duly authorized officer on behalf of the applicable Party as provided for in the applicable document(s) being signed by each such Party. The Closing shall be deemed to have occurred at 12:01 a.m., New York time on the Closing Date (the “Effective Time”).

3.2      Transactions at Closing. At the Closing, subject to the terms and conditions hereof:

(a)      Seller’s Actions and Deliveries. Simultaneous with ADMA’s and Buyer’s actions and deliveries under Section 3.2(b), Seller shall deliver or cause to be delivered to Buyer or ADMA (as the case may be) the following documents, certificates and instruments and payment and all documents, certificates and instruments required to be delivered by Seller at Closing pursuant to the terms of the Commercial Agreements, the Other Agreements and the Equity Documents, all in form and substance reasonably satisfactory to ADMA and Buyer:

(i)      Documents of Title. Duly executed special warranty deeds, necessary transfer tax returns, bills of sale, assignments of leases (with landlord consent, if required), copyrights, trademarks and patents and all other instruments of sale, assignment and transfer, in the form and substance required by applicable Law (including in recordable form, where appropriate) and as reasonably required by Buyer, as are necessary or appropriate to sell, assign and transfer to Buyer and to vest in Buyer good and marketable title (and insurable, in the case of the BTBU Owned Real Property) to the Purchased Assets and the Assumed Liabilities, and a valid leasehold interest in the BTBU Leased Real Property, free and clear of all Encumbrances other than Permitted Encumbrances including certificates of title or origin (or like documents) with respect to all vehicles and other equipment included in the Purchased Assets for which a certificate of title or origin (or like document) is required in order for title thereto to be transferred to Buyer, in each case, duly executed by Seller.

(ii)     Title Insurance Documents. Affidavits and indemnities in customary form, as reasonably required by Buyer’s title insurer to induce such insurer to issue owner’s policies of title insurance for the BTBU Owned Real Property with customary endorsements and subject only to Permitted Encumbrances.

(iii)    Other Agreements. Executed counterparts of each of the Other Agreements to which Seller or any Affiliate of Seller is a party.

(iv)    Commercial Agreements. Executed counterparts of each of the Commercial Agreements to which Seller or any Affiliate of Seller is a party.

(v)      Equity Documents. Executed counterparts of each of the Equity Documents to which Seller or any Affiliate of Seller is a party.

(vi)    Registration Transfer Documents. All such filings and submissions of Seller to the FDA or any other Governmental Authority, duly executed by Seller, as are necessary to transfer the rights to the Registrations (to the extent so transferable) to Buyer or for the FDA to reissue the Product BLAs to Buyer, including the Seller Registration Transfer Letter.

(vii)    Consents. The consents, waivers, authorizations and approvals from Governmental Authorities or from any other Person that are required in connection with the execution, delivery and performance by Seller and the Biotest Guarantors of this Agreement, the Commercial Agreements, the Other Agreements and the Equity Documents and the consummation by Seller and the Biotest Guarantors of the Transactions, including the assignment to Buyer of the Purchased Assets and Assumed Liabilities, which consents, waivers, authorizations and approvals are set forth on Schedule 3.2(a)(vii) (collectively, the “Required Consents”).

(viii)   FIRPTA Certificate. A duly executed certificate (in form and substance reasonably acceptable to Buyer) pursuant to Treasury Regulations Section 1.1445-2(b)(2) certifying under penalties of perjury that Seller is not a “foreign person” for U.S. federal income tax purposes.

(ix)     Releases of Encumbrances. Such documents and instruments (including mortgage releases) as are required to evidence that, effective as of the Closing Date, all Encumbrances on or affecting the Purchased Assets or the Real Property, other than Permitted Encumbrances, have been released.

(x)      Special Permits and Licenses. All such filings and submissions of Seller, duly executed by Seller, as are necessary to transfer the rights to all special permits or licenses (to the extent transferable under applicable Law) which are required in connection with the operation of the Biotest Therapy BU (including any and all permits required pursuant to Environmental, Safety and Health Laws).

(xi)     Officer’s Certificate. A certificate of a duly authorized officer of Seller certifying as to the matters set forth in Sections 7.2(a), 7.2(b) and 7.2(c).

(xii)    Good Standings. A complete and accurate copy of a certificate of good standing of Seller from the Secretary of State of each of the State of Delaware and the State of Florida as of a date reasonably close to (and in no event more than ten (10) days prior to) the Closing Date.

(xiii)   Charter Documents. Complete and accurate copies of the Certificate of Incorporation and Bylaws of Seller certified by the Secretary of State of the State of Delaware, or Seller’s Secretary.

(xiv)   Consents and Resolutions.

(A)      Complete and accurate copies of resolutions of the board of directors of Seller and the Seller Stockholder Approval, in each case, authorizing the execution, delivery and performance by Seller of this Agreement, the Commercial Agreements, the Other Agreements and the Equity Documents and the consummation by Seller and the Biotest Guarantors of the Transactions, certified by the Secretary of Seller, as of the Closing Date, as having been duly and validly adopted and being in full force and effect on the Closing Date.

(B)      Complete and accurate copies of resolutions of the board of directors of Biotest and Biotest US, in each case, authorizing the execution, delivery and performance by Biotest or Biotest US, as applicable, of this Agreement.

(xv)    Incumbency Certificate. A certificate from the Secretary of Seller as to the incumbency and signatures of its officers who will execute documents at the Closing or who have executed this Agreement, the Commercial Agreements, the Other Agreements or the Equity Documents.

(xvi)   Closing Cash Payment. A wire transfer of immediately available funds of the Closing Date Capital Contribution to such bank account as designated by ADMA in writing at least two (2) Business Days prior to the Closing.

(xvii)  Subordinated Loan. (A) A definitive loan agreement in form and substance reasonably acceptable to the Parties evidencing the terms of the Subordinated Loan, signed by Seller, and a wire transfer of immediately available funds of the Subordinated Loan to such bank account of Buyer as designated by Buyer in writing at least two (2) Business Days prior to the Closing, and (B) a definitive Subordination Agreement, signed by Seller.

(xviii) Other Items. Such other documents, instruments and certificates of Seller and its Affiliates as may be reasonably necessary to effect or evidence the Transactions.

(b)      ADMA’s and Buyer’s Actions and Deliveries. Simultaneous with Seller’s actions and deliveries under Section 3.2(a), ADMA or Buyer, as applicable, shall deliver or cause to be delivered to Seller the following documents, certificates and instruments and all documents, certificates and instruments required to be delivered by ADMA or Buyer at Closing pursuant to the terms of the Commercial Agreements, the Other Agreements and the Equity Documents, all in form and substance reasonably satisfactory to Seller:

(i)      Share Certificates or Book-Entry Shares. At the election of ADMA, either share certificates or shares represented by book-entry (solely if ADMA’s Board has provided by resolution that all shares of ADMA Common Stock and/or ADMA NV Capital Stock, as applicable, included in the Biotest Equity Interest shall be uncertificated shares, as provided in §158 of the DGCL), in either case representing the shares of ADMA Common Stock and ADMA NV Capital Stock to be delivered in respect of the Purchase Price in accordance with Section 2.6(a).

(ii)    Other Agreements. Executed counterparts of each of the Other Agreements to which ADMA, Buyer or any of their respective Affiliates is a party.

(iii)   Commercial Agreements. Executed counterparts of each of the Commercial Agreements to which ADMA, Buyer or any of their respective Affiliates is a party.

(iv)   Equity Documents. Executed counterparts of each of the Equity Documents to which ADMA, Buyer or any of their respective Affiliates is a party.

(v)      Registration Transfer Documents. All such filings and submissions of Buyer to the FDA or any other Governmental Authority, duly executed by Buyer, as are necessary in connection with the transfer of the rights to the Registrations from Seller to Buyer (to the extent so transferable), or reissuance of the Product BLAs to Buyer, including the Buyer Registration Transfer Letter.

(vi)    Officer’s Certificate. A certificate of a duly authorized officer of ADMA certifying as to the matters set forth in Sections 7.3(a), 7.3(b) and 7.3(c).

(vii)   Good Standing. A complete and accurate copy of a certificate of good standing of each of ADMA and Buyer from the Secretary of State of the State of Delaware, as of a date reasonably close to (and in no event more than ten (10) days prior to) the Closing Date.

(viii)  Consents and Resolutions.

(A)      Complete and accurate copies of resolutions of the board of directors of ADMA and the ADMA Stockholder Approval, in each case, authorizing the execution, delivery and performance by ADMA of this Agreement, the Commercial Agreements, the Other Agreements and the Equity Documents to which ADMA is party, and providing that all Shares of ADMA Common Stock and/or ADMA NV Capital Stock included in the Biotest Equity Interest shall be uncertificated, and the consummation by ADMA of the Transactions, certified by the Secretary of ADMA.

(B)      Complete and accurate copies of resolutions of ADMA, as the sole member of Buyer, authorizing the execution, delivery and performance by Buyer of this Agreement, the Commercial Agreements, the Other Agreements and the Equity Documents to which Buyer is party and all instruments and documents to be delivered by Buyer in connection herewith and therewith, and the consummation by Buyer of the Transactions, certified by the Secretary of Buyer.

(ix)     Organizational Documents. Complete and accurate copies of ADMA’s Amended COI and the Bylaws of ADMA certified by the Secretary of State of the State of Delaware, or ADMA’s Secretary, as applicable. Complete and accurate copies of Buyer’s Certificate of Formation and the operating agreement of Buyer, certified by the Secretary of State of the State of Delaware, or Buyer’s Secretary, as applicable.

(x)      Incumbency Certificate. A complete and accurate copy of a certificate from the Secretary of each of ADMA and Buyer as to the incumbency and signatures of its officers who will execute documents at the Closing or who have executed this Agreement, the Commercial Agreements, the Other Agreements or the Equity Documents.

(xi)    Subordinated Loan Agreement. (A) A definitive loan agreement in form and substance in accordance with Section 2.6(d) and otherwise reasonably acceptable to the Parties evidencing the terms of the Subordinated Loan, signed by Buyer and ADMA, and (B) a definitive Subordination Agreement, signed by ADMA and Buyer.

(xii)      Other Items. Such other documents, instruments and certificates of ADMA or Buyer as may be reasonably necessary to effect or evidence the Transactions.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF SELLER

Except as set forth in the corresponding sections of the Seller Disclosure Schedules and subject to Section 12.14, Seller hereby represents and warrants to ADMA and Buyer as follows:

4.1      Organization. Seller is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware. Seller has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as such business is presently conducted. Seller is duly qualified to do business as a foreign corporation in each jurisdiction in which such qualification or licensing is necessary under applicable Law, except where the failure to be so qualified or licensed would not be material to Seller.

4.2      Due Authorization. Seller has all requisite corporate power and authority to execute, deliver and perform its obligations under this Agreement, the Other Agreements, the Equity Documents and the other instruments, documents and certificates contemplated hereby and thereby, including the sale, transfer and delivery of the Purchased Assets and the assignment of the Assumed Liabilities. The execution and delivery of this Agreement, the Other Agreements and the Equity Documents and the other instruments, documents (other than the Commercial Agreements) and certificates contemplated hereby and thereby, and the performance of all of its obligations hereunder and thereunder have been duly and validly authorized by Seller, and Seller has taken, or will take prior to Closing, all such corporate actions as may be necessary, proper or advisable to authorize the execution and delivery of this Agreement, the Other Agreements, the Equity Documents and the other instruments, documents (other than the Commercial Agreements) and certificates contemplated hereby and thereby and the consummation of the Transactions, so that Seller will have the full right, power and authority to deliver the Purchased Assets to Buyer and to perform all of its obligations under this Agreement, the Other Agreements, the Equity Documents and the other instruments, documents (other than the Commercial Agreements) and certificates contemplated hereby and thereby.

4.3      Organizational Documents. Seller has made available to Buyer copies of its Certificate of Incorporation and Bylaws, and all such copies are true, complete and correct as of the date hereof.

4.4      No Conflicts; Enforceability.

(a)      The execution, delivery and performance by Seller of this Agreement, the Other Agreements and the other instruments, documents (excluding the Commercial Agreements) and certificates contemplated hereby and thereby, and the consummation of the Transactions, do not and will not (a) violate, conflict with or result in the breach of or a default under any provision of the Certificate of Incorporation or Bylaws of Seller, (b) assuming that all of the consents, approvals, authorizations and permits set forth on Schedule 4.9 have been obtained and the applicable filings under the HSR Act have been made and any waiting periods thereunder have terminated or expired, violate or conflict with any Law applicable to Seller, (c) violate, conflict with, result in a breach of, constitute (with or without due notice or lapse of time or both) a default under, result in the acceleration of obligations under, create in any party the right to accelerate, terminate, modify or cancel, or, other than the Required Consents or those consents, approvals, authorizations or permits set forth on Schedule 4.9 and Schedule 4.18(b)(I), require any notice to or consent or waiver of any Person under, any material indenture, mortgage, lease, loan agreement, Material Contract, Registration, other material agreement or any applicable Order, in each case, to which Seller is a party or by which Seller is bound or to which any of its Assets is subject, or (d) result in the creation or imposition of any Encumbrance (other than a Permitted Encumbrance) on any of the Purchased Assets.

(b)      This Agreement, the Other Agreements, the Equity Documents and the other instruments, documents (excluding the Commercial Agreements) and certificates contemplated hereby and thereby have been duly authorized, executed and delivered by Seller, and, assuming this Agreement, the Other Agreements, the Equity Documents and the other instruments, documents (excluding the Commercial Agreements) and certificates contemplated hereby and thereby constitute the legal, valid and binding obligations of the other parties hereto and thereto, constitute the legal, valid and binding obligations of Seller, enforceable against Seller in accordance with their respective terms and conditions, except as enforceability may be limited by applicable bankruptcy, insolvency, moratorium, reorganization or other Laws of general application relating to or affecting creditors’ rights, generally, and by general equitable principles (the “Equitable Exceptions”). There are no agreements, options, commitments or rights of any Person (other than Buyer) to purchase or otherwise acquire any of the interests of Seller in or to the Purchased Assets, except those entered into in the Ordinary Course of Business for the sale of Inventory.

4.5      Title; Sufficiency. Schedules 1.1(a) through 1.1(l) and Schedules 4.12(a) and (b) list substantially all of the Purchased Assets. Seller owns, leases, licenses or has the right to use the Purchased Assets, and has good and marketable title to, a valid leasehold interest in or a valid license (or other similar right) to use, and has the right to sell, convey, transfer, assign and deliver to Buyer, all of the Purchased Assets, free and clear of all Encumbrances other than the Permitted Encumbrances. Except for the Seller Shared Use Assets and subject to the Transition Services Agreement, the Purchased Assets constitute (i) all of the property and assets used by Seller exclusively for the conduct of the Biotest Therapy BU and (ii) all assets, rights and properties necessary for the conduct of the Biotest Therapy BU as the same is conducted on the date hereof in all material respects, consistent with the past practice of Seller with respect to the Biotest Therapy BU.

4.6      Included Inventory. The Included Inventory was produced in the Ordinary Course of Business, is cGMP compliant, is free from defect and is of a quantity and quality usable and salable in the Ordinary Course of Business of Seller for the purposes for which they are intended. All Included Inventory is held in warehouses owned or leased by Seller.

4.7      Intellectual Property.

(a)      The BTBU Intellectual Property includes all the Intellectual Property owned or used by Seller exclusively for the conduct of the business of the Biotest Therapy BU by Seller in the Ordinary Course of Business other than the Excluded Assets.

(b)      All BTBU Intellectual Property is either exclusively owned by Seller or its Affiliates or used by Seller and its Affiliates pursuant to a valid Contract, in each case, free and clear of any Encumbrances other than Permitted Encumbrances. Seller has the right to assign such BTBU Intellectual Property free and clear of any Encumbrances or other restrictions other than Permitted Encumbrances and to Seller’s Knowledge, the BTBU Intellectual Property is valid and enforceable, subject to the Equitable Exceptions.

(c)      Schedule 4.7(c) contains a true, correct and complete list of all registrations, applications and issuances of BTBU Intellectual Property owned by Seller, each of which is subsisting, in full force and effect, has not been cancelled, expired, abandoned or otherwise terminated, and all applicable maintenance and renewal filings and fee payments have been duly made and, except as set forth therein, there are no annuities, payments, fees, responses to office actions or other filings required to be made and having a due date with respect to any BTBU Intellectual Property owned by Seller within ninety (90) days after the date of this Agreement.

(d)      (i) None of the BTBU Intellectual Property has been or is the subject of (A) any pending adverse judgment, injunction, order, decree or agreement restricting (x) Seller’s use of such BTBU Intellectual Property in connection with Products or (y) assignment or license of such BTBU Intellectual Property by Seller, or (B) any threatened litigation or claim of infringement made in writing or any pending litigation to which Seller is a party and (ii) to the Knowledge of Seller, there is no unauthorized use, infringement or misappropriation of any of the BTBU Intellectual Property by any third party and Seller has not sent any Person any claim, demand or notice asserting infringement of any BTBU Intellectual Property.

(e)      Except as provided in the Assigned Contracts or as otherwise contemplated by this Agreement, the Commercial Agreements and the Other Agreements, (i) Seller has not granted any licenses to the BTBU Intellectual Property to third parties; (ii) Seller is not party to any agreements with third parties that materially limit or restrict Seller’s use of the BTBU Intellectual Property and (iii) no royalties are paid or payable by Seller on or with respect to any of the BTBU Intellectual Property.

(f)      To Seller’s Knowledge, Seller has not infringed or otherwise misappropriated any Intellectual Property of any other Person. There is no Action pending or threatened in writing alleging any such infringement or misappropriation or challenging any rights of Seller in or to any BTBU Intellectual Property. No Person has in the past three (3) years or currently is infringing or otherwise violating any rights of Seller in any BTBU Intellectual Property.

(g)      Seller has taken all reasonably necessary actions consistent with industry standards to protect the secrecy, confidentiality and value of the trade secrets and confidential information of the Biotest Therapy BU and to Seller’s Knowledge, no unauthorized disclosure or use thereof has been made. All of Seller’s current and former employees, officers, contractors and consultants that have created or developed BTBU Intellectual Property have executed valid and enforceable Intellectual Property assignment and confidentiality agreements for the benefit of Seller, as applicable.

(h)      Seller has taken all reasonably necessary actions consistent with industry standard to protect the confidentiality, integrity and security of the software, databases, information technology systems and equipment, networks and Internet sites included in the Purchased Assets (the “Seller IT Assets”) and all Personal Data and information stored or contained therein or transmitted thereby from loss, unauthorized access or misuse by any Person. Except to the extent supported by Seller’s IT systems that are not included in the Purchased Assets or by IT systems which constitute Seller Shared Assets or Buyer Shared Assets, the Seller IT Assets operate and perform in all material respects as necessary for the operation of the businesses of the Biotest Therapy BU as currently conducted and there has been no material outage, breach or failure of any Seller IT Assets during the past three (3) years.

4.8      Litigation. Except as set forth on Schedule 4.8, there is, and since January 1, 2014 there has been, no Action pending or, to the Knowledge of Seller, threatened by any Governmental Authority or any other Person against or with respect to Seller, the Biotest Therapy BU or any of the Purchased Assets at Law or in equity, in each case which would be material to the Biotest Therapy BU or the Purchased Assets or otherwise relating to this Agreement or the Transactions. Except as set forth on Schedule 4.8, Seller is not subject to any Order nor is Seller a party to any settlement agreement under which Seller has continuing payment or (with respect to any settlement agreement entered into since January 1, 2014) other obligations, in each case relating to the Biotest Therapy BU or the Purchased Assets or otherwise relating to this Agreement or the Transactions, and a true, correct and complete copy of each such settlement agreement to which Seller is a party or by which it or the Purchased Assets are bound has previously been provided by Seller to ADMA and Buyer.

4.9      Government Consents. Except for the requisite filings under the HSR Act and the expiration or termination of the waiting period under the HSR Act, and all of the filings and other actions set forth on Schedule 4.9 (including the filings contemplated by Sections 3.2(a)(vi) and 3.2(b)(v)), no notice to, filing with, authorization of, exemption by, or consent of, any Governmental Authority (the “Governmental Consents”) is required to be obtained by Seller for Seller to execute, deliver and perform this Agreement, the Other Agreements, the Equity Documents and the other instruments, documents (excluding the Commercial Agreements) and certificates contemplated hereby and thereby or to consummate the Transactions.

4.10    Third Party Consents. Except for the Governmental Consents and Required Consents, neither the execution and delivery of this Agreement, the Other Agreements, the Equity Documents or the other instruments, documents (excluding the Commercial Agreements) and certificates contemplated hereby and thereby, nor the performance of Seller hereunder or thereunder will require any notice to, filing with, authorization of, exemption by, or consent of any other Person, the failure of which to obtain would materially adversely affect the ability of Buyer to conduct the operations of the Biotest Therapy BU as conducted by Seller as of the date hereof and as of immediately prior to the Effective Time.

4.11    Taxes. Except as set forth on Schedule 4.11:

(a)      Seller has duly and timely filed (taking into account any extensions of time for such filings that have been properly requested) all material Tax Returns required to be filed with respect to the Biotest Therapy BU and the Purchased Assets or either of them. All such Tax Returns are true, correct and complete in all material respects. Seller has timely paid and discharged all material Taxes required to be paid with respect to the Biotest Therapy BU and the Purchased Assets or either of them.

(b)      There are no Encumbrances for Taxes (other than Encumbrances for current Taxes not yet due and payable) on the Purchased Assets. Seller has timely withheld all material Taxes with respect to the Biotest Therapy BU and/or the Purchased Assets required to have been withheld under applicable Laws and has timely paid over to the appropriate Governmental Authority all amounts required to be so withheld in connection with any amounts paid or owing to any employee, independent contractor, creditor or other third party with respect to the Biotest Therapy BU and/or the Purchased Assets. All employees and independent contractors of the Biotest Therapy BU have been properly classified for Tax purposes, and all IRS Forms W-2 and 1099 required under applicable Law with respect thereto to be filed have timely and properly been completed and filed.

(c)      No Action by any Governmental Authority for the assessment or collection of Taxes with respect to the Biotest Therapy BU and/or the Purchased Assets is outstanding, pending or, to Seller’s Knowledge, has been threatened in writing, and no written claim or deficiency for the assessment or collection of any Taxes with respect to the Biotest Therapy BU and/or the Purchased Assets has been asserted or proposed which written claim or deficiency has not been settled with all amounts determined to have been due and payable having been timely paid (taking into account any granted extension of the due date for payment of such Taxes).

(d)      Seller is not a party to any Contract with respect to the Biotest Therapy BU and/or the Purchased Assets that has resulted or would result, separately or in the aggregate, in the payment of (i) any “excess parachute payment” within the meaning of Section 280G of the Code (or any corresponding provision of state, local or foreign Tax law) or (ii) any amount that will not be fully deductible as a result of Section 162(m) of the Code (or any corresponding provision of state, local or foreign Tax law).

(e)      Seller has disclosed on its U.S. federal income Tax Returns all positions taken therein with respect to the Biotest Therapy BU and/or the Purchased Assets that could give rise to a substantial understatement of U.S. federal income Tax within the meaning of Section 6662 of the Code. Seller has not participated in a reportable transaction, with respect to the Biotest Therapy BU and/or the Purchased Assets, subject to Treasury Regulation Section 1.6011-4(a) or any transaction that is the same as or substantially similar to one of the types of transactions that the IRS has determined to be a tax avoidance transaction and identified by notice, regulation or other form of published guidance.

(f)      There is no request for a ruling or determination in respect of any Tax relating to the Biotest Therapy BU and/or the Purchased Assets pending before any Governmental Authority.

(g)      Seller is not party to any Tax sharing, Tax allocation, Tax indemnification or other similar agreement relating to the Biotest Therapy BU and/or the Purchased Assets, other than such agreements entered into in the Ordinary Course of Business and not primarily related to Taxes.

(h)      There is no outstanding waiver of the statute of limitations with respect to Taxes relating to the Biotest Therapy BU and/or the Purchased Assets.

(i)      To the Knowledge of Seller, no Governmental Authority has asserted that Seller was required to file a Tax Return with respect to the Biotest Therapy BU and/or the Purchased Assets in any jurisdiction where Seller has not filed a Tax Return.

(j)      Notwithstanding any other provision of this Agreement, this Section 4.11 sets forth Seller’s sole and exclusive representations and warranties with respect to Taxes.

4.12    Real Property.

(a)      Schedule 4.12(a) contains a true and complete list of the BTBU Owned Real Property (including the street address and a legal description from Seller’s vesting deed) which is all the real property owned in fee by Seller (or to which Seller holds an easement right as identified on Schedule 4.12(a) and used in the operation of the Biotest Therapy BU. Seller has good, valid, marketable and insurable fee simple title to (or a valid easement right to) each parcel of BTBU Owned Real Property, including all buildings, structures, fixtures and improvements located thereon, in each case, free and clear of all Encumbrances, except (i) Permitted Encumbrances and (ii) other Encumbrances which, individually or in the aggregate, would not reasonably be expected to materially interfere with Seller’s use and enjoyment of such BTBU Owned Real Property for the Biotest Therapy BU. There are no outstanding contracts, options, rights of first offer, rights of first refusal or other rights in favor of any Person to purchase the BTBU Owned Real Property. There are no leases, subleases, licenses, concessions or any other Contracts or agreements granting to any Person other than Seller any right to the possession, use, occupancy or enjoyment of any of the BTBU Owned Real Property or any portion thereof. No BTBU Owned Real Property is subject to any pending or, to Seller’s Knowledge, threatened condemnation proceeding by any Governmental Authority.

(b)      Schedule 4.12(b) contains a true, correct and complete list (including the street address of the demised premises) of all leases, subleases, sub-subleases, licenses and other agreements (collectively, the “BTBU Real Property Leases”) under which Seller leases, subleases, licenses, uses or occupies (whether as landlord, licensor, tenant, licensee, sublandlord, subtenant or by other occupancy arrangement) or has the right to use, occupy, or purchase, now or in the future, any real property that is used primarily in connection with or necessary for the continued operation of the Biotest Therapy BU (the “BTBU Leased Real Property,” and together with the BTBU Owned Real Property, the “Real Property”). Seller has performed and complied with all material obligations required to be performed or complied with by it in accordance with each BTBU Real Property Lease. Each BTBU Real Property Lease is valid and binding on Seller and, to the Knowledge of Seller, each other party thereto and is in full force and effect and there is no default or event or condition which, with notice or lapse of time or both, would constitute a material default on the part of Seller or, to Seller’s Knowledge, any other party thereto, and Seller has not assigned, sublet or transferred its leasehold interest. Seller has a good and valid leasehold interest in each BTBU Real Property Lease free and clear of all Encumbrances, except (i) Permitted Encumbrances and (ii) other Encumbrances which do not materially interfere with Seller’s use and enjoyment of such BTBU Real Property Lease for the Biotest Therapy BU. To Seller’s Knowledge, Seller has not received any written notice of any pending or threatened condemnation proceeding by any Governmental Authority with respect to the BTBU Leased Real Property.

(c)      Seller has made available to Buyer true, correct and complete copies of all deeds, BTBU Real Property Leases (including all guaranties related thereto and all amendments, modifications and extensions thereto), title insurance commitments, title insurance policies, surveys and recorded documents that Seller has in its possession and which relates to the Real Property.

(d)      Seller has not received any written notice from any insurance company or board of fire underwriters of any material defects or material inadequacies in or on any Real Property or any part or component thereof that would materially adversely affect the insurability of the Real Property or cause any material increase in the premiums for insurance for the Real Property, that have not been cured or repaired. Seller currently maintains insurance for the BTBU Leased Real Property in compliance with all BTBU Real Property Leases.

(e)      All work done for Seller and all materials furnished to Seller with respect to any BTBU Owned Real Property have been paid for in full, as and when due, or will be paid in full and discharged by the Closing Date, to the extent then due.

(f)      With respect to the Real Property, except as set forth on Schedule 4.12(f):

(i)      Seller is in exclusive possession thereof and holds all easements, licenses or rights required by applicable Law for use and occupancy as are necessary and material to the conduct of the business of the Biotest Therapy BU thereon as currently conducted;

(ii)     Seller is not a lessor under, or otherwise a party to, any lease, sublease, license, concession or other occupancy agreement pursuant to which Seller has granted to any Person the right to use or occupy all or any portion of the Real Property;

(iii)    All real estate Taxes due and payable with respect to any BTBU Owned Real Property, or for which Seller is responsible with respect to any BTBU Leased Real Property, have been paid in full as and when due; and

(iv)   As required by Florida Law, Seller hereby is disclosing to Buyer that radon is a naturally occurring radioactive gas that, when it is accumulated in a building in sufficient quantities, may present health risks to persons who are exposed to it over time. Levels of radon that exceed federal and state guidelines have been found in buildings in Florida. Additional information regarding radon and radon testing may be obtained from the Palm Beach County public health unit.

(v)   To Seller’s Knowledge, all buildings, structures, improvements, fixtures and systems located on, under or within the BTBU Owned Real Property, (i) are in good operating condition and repair, reasonable wear and tear excepted, and are structurally sound and free of any material defects and (ii) consist of sufficient land, parking areas, sidewalks, driveways and other improvements to permit the continued use of such facilities in the manner and for the purposes to which they are presently devoted.

(vi)   All of the land, buildings, structures and other improvements owned, leased, licensed or otherwise used or occupied by Seller in the conduct of the Biotest Therapy BU are included in the Real Property included in the Purchased Assets.

4.13    [Intentionally Omitted].

4.14    Environmental, Safety and Health.

(a)      the Purchased Assets and Seller’s operation of the Biotest Therapy BU comply, and have complied for the past three (3) years, in all material respects with Environmental, Safety and Health Laws;

(b)      (A) Seller has obtained and maintained and is in compliance in all material respects with all material permits, licenses and other authorizations that are required pursuant to Environmental, Safety and Health Laws to own, use and occupy the Purchased Assets, operate the Biotest Therapy BU and manufacture the Products, and (B) a list of all such permits, licenses and other authorizations is set forth on Schedule 4.14.

(c)      neither Seller nor its Affiliates has received any written notice of any Environmental Claims with respect to the Purchased Assets, the Biotest Therapy BU or the Products and there are no such Environmental Claims pending or, to Seller’s Knowledge, threatened;

(d)      Seller has not caused any Releases of Hazardous Substances and, to Seller’s Knowledge, no Releases of Hazardous Substances have occurred at, from, in, to, on, or under any BTBU Owned Real Property or BTBU Leased Real Property except in compliance with Environmental, Safety and Health Laws and as would not reasonably be expected to result in material Environmental Claims;

(e)      neither the execution of this Agreement and the Other Agreements nor the consummation of the Transactions shall result in any material obligations for site investigation or cleanup, or notification to or consent of government agencies or third parties, pursuant to any of the so-called “transaction-triggered” or “responsible property transfer” Environmental, Safety and Health Laws;

(f)      with respect to the Purchased Assets, the Biotest Therapy BU and the Products, Seller has made available to Buyer copies of all material reports, audits, studies, analyses, tests, correspondence or other documents that Seller has in its possession concerning Seller’s compliance with and liability under the Environmental, Safety and Health Laws; and

(g)      notwithstanding any other provision of this Agreement, this Section 4.14 sets forth Seller’s sole and exclusive representations and warranties with respect to Environmental, Safety and Health Laws, Environmental Claims, and Hazardous Substances.

4.15    Employee Benefit Plans.

(a)      All Seller Plans are listed on Schedule 4.15(a).

(b)      Each Seller Plan is in material compliance with its terms and with the Code, ERISA and other applicable Laws. There are no actions, suits, or claims (other than routine, non-contested claims for benefits) pending or, to Seller’s Knowledge, threatened against the Seller Plans, or any administrator or fiduciary thereof, which could result in any material Liability.

(c)      No Seller Plan is, nor does Seller nor any ERISA Affiliate have nor is reasonably expected to have any liability or obligation under (a) a plan subject to Section 412 of the Code and/or Title IV of ERISA or (b) a multiemployer plan as such term is defined under Section 3(37) of ERISA. No Seller Plan provides, nor has Seller or any of its ERISA Affiliates promised or committed to provide to any BTBU Employee or Other Seller Employee, any post-employment health, medical, or life insurance benefits for any BTBU Employee or Other Seller Employee, except as may be required under COBRA or similar state Laws.

(d)      The transactions contemplated by this Agreement will not be the direct or indirect cause (whether alone or together with any other event contemplated hereby, including a termination of employment) of any amount paid or payable to any BTBU Employee or Other Seller Employee being classified as an excess parachute payment under Section 280G of the Code.

(e)      Notwithstanding any other provisions of this Agreement, this Section 4.15 together with Section 4.22 sets forth Seller’s sole and exclusive representations and warranties with respect to the Seller Plans.

4.16    Compliance with Laws.

(b)      Except as set forth on Schedule 4.16(a), Seller is, and since January 1, 2014 Seller has been, in compliance in all material respects with all Laws and Orders of any Governmental Authority applicable to Seller with respect to the operation of the Biotest Therapy BU prior to the Effective Time (“Applicable Laws”).

(c)      To the Knowledge of Seller, none of Seller or any of its Representatives (in each case, acting in the capacity of a Representative of Seller) has (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, or (ii) made any direct or indirect unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or violated any provision of, or regulatory requirement promulgated under, the Foreign Corrupt Practices Act of 1977, the U.K. Bribery Act of 2010, or any other anti-corruption, bribery, money laundering or similar Law of any Governmental Authority, whether foreign or domestic.

4.17    Regulatory Matters. Schedule 1.1(r)-2 sets forth a true, correct and complete list of all Registrations, including BLAs and INDs. Except as set forth on Schedule 4.17:

(a)      Seller is the sole and exclusive owner of the Registrations and is the sole and exclusive holder of the BLAs and INDs. The Registrations, BLAs and INDs are in full force and effect and Seller is in compliance with the Registrations, BLAs and INDs, except where noncompliance would not be material to the continued operation of the Biotest Therapy BU. To Seller’s Knowledge, the Registrations, including BLAs and INDs, are the only Registrations necessary to own, lease and operate the business of the Biotest Therapy BU in the Ordinary Course of Business (the “Required Registrations”).

(b)      To Seller’s Knowledge, Seller is in possession of all Required Registrations. Seller has not received written notice from any Governmental Authority that there are circumstances currently existing which could reasonably be likely to lead to any loss or revocation of any Required Registration or refusal to renew any Required Registration on terms no less advantageous to Seller than the terms of those Required Registrations currently in force. Seller is in material compliance with all material agreements with a Governmental Authority with respect to the Purchased Assets, which agreements are set forth on Schedule 4.17(b), and Seller has made available to Buyer true, correct and complete copies of all such agreements.

(c)      All equipment that is used in manufacturing of the Products that is required by Applicable Laws to be compliant is, in all material respects, cGMP compliant, the processes that are used in the manufacturing of the Products are, in all material respects, validated, and the establishment at which the Products are manufactured is operated, in all material respects, in compliance with cGMP.

(d)      Seller has, since the date that is five (5) years prior to the Effective Time, conducted the Biotest Therapy BU in compliance, in all material respects, with all Applicable Laws enforced or administered by the FDA, including, without limitation, the Federal Food, Drug, and Cosmetic Act and the Public Health Service Act and their implementing regulations, or any other Governmental Authority prior to the Effective Time with respect to the collection, manufacture, processing, holding, storing, testing, labeling, distribution, marketing, and advertising of the Products, including, without limitation, (i) cGMP, (ii) payment of all application, product, and establishment fees relating to the Products or the establishment at which the Products are manufactured, (iii) recordkeeping and reporting requirements, and (iv) label, labeling, promotional, and advertising requirements. To Seller’s Knowledge, Seller has filed with the FDA all required notices, supplemental applications and annual or other reports, including adverse experience reports, as applicable, with respect to the Products which are material to the business of the Biotest Therapy BU or the further clinical development of the Products.

(e)      Seller has not, since the date that is five (5) years prior to the Effective Time, received any FDA Form 483, notice of inspectional observations, notice of adverse findings, warning letters, untitled letters or other notices alleging a lack of safety or compliance or violation of any Law from the FDA or any other Governmental Authority. Seller has not received any notice, since the date that is five (5) years prior to the Effective Time, that the FDA or any similar Governmental Authority has commenced, or to Seller’s Knowledge, threatened to initiate, any Action to enjoin manufacture or distribution of any Product.

(f)      Seller has not, since the date that is five (5) years prior to the Effective Time, voluntarily or involuntarily initiated, conducted or issued, or caused to be initiated, conducted or issued, any recalls, field notifications, field corrections, market withdrawals or replacements, warnings, “dear doctor” letters, investigator notices, safety alerts or other notice of action relating to an alleged lack of safety, efficacy, or regulatory compliance of any Product manufactured, distributed or marketed by or on behalf of the Biotest Therapy BU. Seller has made available to Buyer copies of all (i) reports of inspection observations, (ii) establishment inspection reports, (iii) warning letters, as well as any other documents received by Seller from the FDA or any other Governmental Authority relating to the Products that assert ongoing lack of compliance with any Laws (including regulations promulgated by the FDA and any other Governmental Authority) by Seller.

(g)      Neither the Seller nor any of its officers, directors, employees or agents has made an untrue statement of a material fact to the FDA or any other Governmental Authority, with respect to the Products or activities of the Biotest Therapy BU (whether in any submission to such Governmental Authority or otherwise), or failed to disclose a material fact required to be disclosed to the FDA or any other Governmental Authority, with respect to the Products or activities of the Biotest Therapy BU.

(h)      Seller has not been and is not currently the subject of any Action whereby the activities of the Biotest Therapy BU could lead to a debarment, under 21 U.S.C. § 335a or any similar state Law or regulation; exclusion under 42 U.S.C. § 1320a-7 or any similar state Law or regulation; imposition of the Application Integrity Policy by the FDA; or any Action for violation of Laws related to any Federal Health Care Program.

(i)      All studies, tests and non-clinical and clinical trials conducted by, or on behalf of, Seller with respect to the Products are being and have been conducted in material compliance with the protocols and controls pursuant to accepted professional scientific standards and all applicable Laws, including the FDC Act, all regulations promulgated by the FDA relating thereto, including 21 C.F.R. Parts 50, 54, 56, 58 and 312, as amended, and all applicable guidance, including the ICH E6 Guidance, Good Clinical Practice: Consolidated Guidance. Since the date that is five (5) years prior to the Effective Time, Seller has not received any written notices, correspondence or other communication from any institutional review board, the FDA or any other Governmental Authority, recommending or requiring the termination, suspension or material modification of any ongoing or planned clinical trials related to any Product conducted by, or on behalf of, Seller or the Biotest Therapy BU.

(j)      Seller has a privacy policy (a “Seller Privacy Policy”) regarding the collection, use and protection of Personal Data that is in material compliance with Applicable Laws, and has, prior to the date hereof, provided ADMA and Buyer with true, correct and complete copies of such Seller Privacy Policies as they currently exist. Since January 1, 2014, to Seller’s Knowledge, (i) Seller has not violated or currently is in violation of its Seller Privacy Policy and (ii) there has not been any unauthorized access or disclosure of any Personal Data in connection with the Biotest Therapy BU. The execution and delivery of this Agreement and the consummation of the Transactions do not violate the Seller Privacy Policies.

(k)      Notwithstanding anything to the contrary herein, the representation and warranties made in this Agreement about the matters set forth in Section 4.17, including in connection with the FDA Warning Letter, are solely for disclosure purposes and there shall be no Liability to Buyer or ADMA or any of its Affiliates hereunder by Seller or any of their respective Affiliates with respect to such matters except in the case of fraud, intentional misrepresentation or intentional misconduct by Seller.

(l)      Notwithstanding any other provisions of this Agreement, this Section 4.17 sets forth Seller’s sole and exclusive representations and warranties with respect to healthcare regulatory matters.

4.18    Contracts.

(a)      Schedule 4.18(a) contains a true, correct and complete list of the following Contracts to which Seller is a party and which, in each case, relate exclusively to the operation of the Biotest Therapy BU or the Purchased Assets and which do not constitute Excluded Assets (the “Material Contracts”):

(i)      any consulting agreement or employment agreement that provides for annual compensation exceeding $100,000 per year and which cannot be terminated by Seller without payment or penalty on notice of sixty (60) days or less, or any collective bargaining arrangement with any labor union, and any such agreements currently in negotiation or proposed;

(ii)     any Contract for capital expenditures or the acquisition of fixed assets, in each case, with a cost to Seller in excess of $100,000;

(iii)    any Contract for the purchase, lease, maintenance or acquisition, or the sale or furnishing of, materials, supplies, merchandise, equipment, parts or other property or services requiring remaining aggregate future payments in excess of $100,000, other than purchase orders entered into in the Ordinary Course of Business;

(iv)   any Contract relating to the acquisition or disposition of any business, a material amount of stock or assets of any Person or any real property (whether by merger, sale of stock, sale of assets or otherwise);

(v)    any Contract relating to the guaranty of another Person’s borrowing of money or other obligation, including all notes, mortgages, indentures, guarantees of performance, agreements and instruments for or relating to any lending or borrowing, including assumed Indebtedness, which provides for or would give rise to an Encumbrance on any of the Purchased Assets;

(vi)   other than IP License Agreements, any Contract under which Seller has granted or received a material license or sublicense for any part of the Purchased Assets or under which Seller is obligated to pay or has the right to receive a royalty, license fee or similar payment in an amount in excess of $100,000 per year, with respect to the Purchased Assets;

(vii)  any Contract related to the Purchased Assets that involves the executory performance of services by Seller on a fixed-price basis with a cost or value in excess of $100,000 per year, other than in the Ordinary Course of Business;

(viii) any lease, rental or occupancy agreement, installment and conditional sale agreement, and other Contract affecting the ownership of, leasing of, title to, use of, or any leasehold or other interest in, any of the Purchased Assets (other than the BTBU Real Property Leases and leases of personal property with remaining obligations of more than $100,000);

(ix)   any Contract (A) under which Seller has granted or received a material license, sublicense or other right in, to or under any BTBU Intellectual Property or pursuant to which any royalties are paid or payable with respect to any BTBU Intellectual Property, (B) any Contract with a third party that materially limits or restricts Seller’s use of BTBU Intellectual Property or (C) any Contract that contains a settlement, coexistence agreement or covenant not to sue with respect to BTBU Intellectual Property (collectively, the “IP License Agreements”), other than (x) agreements with current or former employees and other Persons regarding the development, appropriation or the non-disclosure of any BTBU Intellectual Property, (y) non-disclosure agreements entered into in the Ordinary Course of Business or (z) licenses for commercially available prepackaged software;

(x)      any joint venture, partnership, joint development, strategic alliance or other similar Contract;

(xi)     any Contract to which any Governmental Authority is a party;

(xii)    any Contract with any current or former officer, director, stockholder or Affiliate of Seller, with any family member of any of the foregoing or with any Affiliate of any such family member, in each case, other than employment agreements;

(xiii)   any Contract containing covenants that purports to restrict the business activities of the Biotest Therapy BU or limits the freedom of the Biotest Therapy BU to engage in any market or line of business or to compete with any Person or that provides for “most favored nations” terms or establishes an exclusive sale or purchase obligation with respect to any Person, any Product or the CIVACIR Development Project, any geographic location or during any period of time at or following the date hereof;

(xiv)   any written warranty, guaranty or other similar undertaking with respect to contractual performance extended by Seller with respect to the Products;

(xv)    any Contract involving any resolution or settlement of any actual or threatened in writing Action pursuant to which Seller has any material unsatisfied obligations or that provides for any continuing (after the Effective Time) injunctive or other non-monetary relief, in each case, other than confidentiality obligations;

(xvi)   any Contract under which Seller has continuing material indemnification obligations to any Person, other than those entered into in the Ordinary Course of Business;

(xvii)  any Contract pursuant to which a financial grant is provided to Seller in connection with the Biotest Therapy BU; and

(xviii) any amendment, supplement, and modification (whether oral or written) in respect of any of the foregoing.

(b)      Except as set forth on Schedule 4.18(b)(I), each of the Material Contracts is assignable to Buyer without notice or consent according to its terms. Prior to the date hereof, Seller has made available to ADMA and Buyer (i) a true, correct and complete copy of each written Material Contract and (ii) a summary of all of the material terms and conditions of each oral Material Contract. Except as set forth on Schedule 4.18(b)(II), with respect to each Material Contract, (x) the Material Contract is legal, valid and binding obligation of Seller and to Seller’s Knowledge, the other parties thereto, enforceable against Seller and to Seller’s Knowledge, the other parties thereto, subject to the Equitable Exceptions, and in full force and effect, (y) Seller is not, and, to Seller’s Knowledge, the other party thereto is not, in breach or default in any material respect of any Material Contract, and to Seller’s Knowledge, no event has occurred that with or without notice or lapse of time or both would constitute such a breach or default by Seller or result in a right of termination, modification or acceleration or the loss of any material benefit under such Material Contract, and (z) Seller has not provided nor received any written notice of any intention to terminate (prior to the end of the term), seek material renegotiation of, or not renew, and neither Seller nor any other party thereto has repudiated in writing any material provision of, such Material Contract.

(c)      Seller and Kedrion have entered into the Kedrion Termination Agreement which provides for a termination of the Kedrion Contract (other than certain customary provisions that by their terms survive such termination) and a mutual release of Seller and Kedrion, in each case effective immediately upon execution and delivery of the Kedrion Termination Agreement by such parties. Seller has paid to Kedrion all amounts due under the Kedrion Termination Agreement and the Kedrion Termination Agreement has not be modified, rescinded or otherwise revoked and remains in full force and effect.

4.19    Financial Statements; Indebtedness; No Undisclosed Liabilities.

(a)      Seller has delivered to Buyer true, complete and correct copies of (i) the audited balance sheet of the Biotest Therapy BU as of December 31, 2014 and December 31, 2015 (the “Balance Sheet Date”), and the related audited statements of income and of cash flows of the Biotest Therapy BU for the periods then ended, together with all related notes and schedules thereto, accompanied by the report thereon of Seller’s independent auditors (the “Audited Financial Statements”), and (ii) the reviewed balance sheet of the Biotest Therapy BU as of September 30, 2016, and the related reviewed statements of income and of cash flows of the Biotest Therapy BU for the period then ended (the “Interim Financial Statements,” and together with the Audited Financial Statements, the “Financial Statements”). Each of the Financial Statements is true, complete and correct in all material respects, has been prepared in accordance with GAAP consistently applied (except that the Interim Financial Statements lack footnotes and are subject to normal and recurring year-end audit adjustments, which individually and in the aggregate, are not material) and presented fairly in all material respects the financial position, results of operations and cash flows of the Biotest Therapy BU as at the dates and for the periods indicated therein.

(b)      At or prior to the Closing, Seller shall have made available to Buyer true, complete and correct copies of Seller’s accruals for Rebate Charges, Wholesaler Charges and Medicaid Rebate Charges as of the Closing Date. Seller’s accruals for Rebate Charges, Wholesaler Charges and Medicaid Rebate Charges have been established and maintained in accordance with GAAP as consistently applied by Seller.

(c)      There is no Indebtedness or other obligation owing by Seller for which the Purchased Assets serve as collateral. No effective financing statement or other form of lien notice covering all or any part of the Purchased Assets is on file in any recording office, except for those pertaining to Permitted Encumbrances.

(d)      Seller does not have any Liabilities of a type required to be reflected or reserved for on an audited balance sheet of the Biotest Therapy BU prepared in accordance with GAAP or in the notes thereto, except (a) as set forth on Schedule 4.19(d), (b) Liabilities incurred since the Balance Sheet Date in the Ordinary Course of Business, which, individually or in the aggregate, would not reasonably be expected to be material to the Biotest Therapy BU, and (c) Liabilities fully and adequately reflected or explicitly reserved against in the Financial Statements.

4.20    Absence of Certain Changes. Since the date of the Interim Financial Statements, and except for the contemplated sale of the Biotest Therapy BU to Buyer, (x) Seller has conducted the business of the Biotest Therapy BU in the Ordinary Course of Business, and (y) there has been no Seller Material Adverse Effect, nor, to Seller’s Knowledge, has any event occurred that would reasonably be expected to have a Seller Material Adverse Effect. Since the date of the Interim Financial Statements, except as set forth on Schedule 4.20, there has not been, nor has Seller committed to, any of the following with respect to the Biotest Therapy BU or the Purchased Assets:

(a)      mortgage, pledge or any other Encumbrance on any of the Purchased Assets, other than Permitted Encumbrances;

(b)      the sale, assignment, transfer, lease or license (other than non-exclusive licenses granted to customers in the Ordinary Course of Business) of any material BTBU Intellectual Property or abandonment or lapse of any material rights in any material BTBU Intellectual Property;

(c)      incident of damage, destruction, casualty or loss, whether or not covered by insurance, to any Purchased Asset, having a replacement cost or fair market value, individually or in the aggregate, in excess of $100,000;

(d)      voluntary or involuntary sale, transfer, surrender, abandonment, waiver, release or other disposition of any kind of any material right or power or any claim, debt, asset or property related to the Biotest Therapy BU or the Purchased Assets having a replacement cost or fair market value, individually or in the aggregate, in excess of $100,000;

(e)      cancellation, waiver or release of any material debts, rights or claims with respect to the Biotest Therapy BU or the Purchased Assets, except in the Ordinary Course of Business;

(f)      material change in accounting principles, methods or practices (including any change in depreciation or amortization policies or rates) utilized by Seller in respect of the Biotest Therapy BU;

(g)      change in cash management practices or policies (including the timing of collection of receivables and payment of payables and other current liabilities) or change in the maintenance of Seller’s books and records with respect to the Biotest Therapy BU; or

(h)      material increase in salary, bonus or other cash compensation of any Key Employee, other than pursuant to requirements of any Seller Plan, pre-existing Contracts or involving exclusively amounts to be paid by Seller on or prior to the Effective Time.

4.21    Brokers, Etc. No broker, investment banker, agent, finder or other intermediary acting on behalf of Seller or a Biotest Guarantor under the authority of Seller or a Biotest Guarantor, except for Credit Suisse International (whose fees, costs and expenses shall be paid by Seller and not by Buyer or any of its Affiliates), is or will be entitled to any broker’s or finder’s fee or any other commission or similar fee or costs, expenses or similar payments directly or indirectly in connection with any of the Transactions.

4.22    Employees.

(a)      Seller is not a party to or bound by any collective bargaining or other agreement, arrangement, or relationship with any trade union or other body that governs the BTBU Employees or Other Seller Employees, and no such collective bargaining or other agreement, arrangement, or relationships are being negotiated by Seller that relates to any BTBU Employee or Other Seller Employee. Seller has no Knowledge of any organizational effort in the past three (3) years nor any demand for recognition or certification or attempt to organize any BTBU Employee or Other Seller Employee by any labor union or other labor organization, and Seller has no Knowledge of any such organizational effort or demand presently being made or threatened by or on behalf of any labor union or other labor organization with respect to BTBU Employees or Other Seller Employees. Except as would not, individually or in the aggregate, have a Seller Material Adverse Effect, (i) Seller has not engaged in any unfair labor practice with respect to BTBU Employees or Other Seller Employees, (ii) no strike, labor dispute, slow down or work stoppage is pending with respect to BTBU Employees or Other Seller Employees against Seller or, to the Knowledge of Seller, threatened against Seller, and (iii) no union representation question, petition or proceeding exists with respect to the BTBU Employees or Other Seller Employees.

(b)      Schedule 4.22(b) sets forth the following: a true, complete and accurate list of each BTBU Employee and Other Seller Employee, and any contractor engaged by Seller with respect to the Biotest Therapy BU pursuant to an Assigned Contract, his or her date(s) of hire by Seller, position and title (if any), current rate of compensation (including bonuses, commissions and incentive compensation, if any), historical bonuses for the prior three completed bonus years, and in the case of an employee, whether such employee is hourly or salaried, whether such employee is exempt or non-exempt, the number of such employee’s accrued sick days and vacation days, whether such employee is absent from active employment and, if so, the date such employee became inactive, the reason for such inactive status and, if applicable, the anticipated date of return to active employment. Seller has made available to Buyer all written employee handbooks, policies, programs and arrangements with respect to BTBU Employees or Other Seller Employees. Seller has not made or agreed to make a material payment, or provided or agreed to provide a material benefit, to a BTBU Employee or Other Seller Employee that would be an Assumed Liability of Buyer from and after the Effective Time in connection with the actual or proposed termination or suspension of employment or variation of any employment Contract.

(c)      All BTBU Employees and Other Seller Employees are employees at will. A true and correct copy of any form of non-compete, non-solicitation or confidentiality agreement currently in force with any of the BTBU Employees or Other Seller Employees or consultants of Biotest Therapy BU have been made available to Buyer. As of the date of this Agreement, no BTBU Employee or Other Seller Employee has given written notice to Seller or any of its Affiliates, and Seller has no Knowledge, that such BTBU Employee or Other Seller Employee intends to terminate his or her employment with Seller.

(d)      Seller has complied in all material respects with all Applicable Laws relating to labor or labor relations, employment practices, terms and conditions of employment, and wages and hours (including employee classification under the FLSA) with respect to BTBU Employees or Other Seller Employees during the past three (3) years, and Seller is not liable for any material arrearage for failure to comply with any such Laws. Seller is not subject to any pending Actions by any BTBU Employee or Other Seller Employee nor to Seller’s Knowledge is any such Action threatened. Seller has provided to ADMA and Buyer a copy of each Form I-9 on file with the Seller or its Affiliates with respect to each BTBU Employee or Other Seller Employee.

(e)      To Seller’s Knowledge, each person whom Seller has retained as an independent contractor for the Biotest Therapy BU during the past three (3) years under an Assigned Contract qualifies or qualified as an independent contractor and not as an employee of Seller under the Code and all applicable state Laws. Neither the execution of this Agreement nor the consummation of the Transactions shall cause Seller to be in breach of any material agreement with any employee, contractor or consultant of the Biotest Therapy BU or cause Seller to be liable to pay any material severance or other material amount to any employee, contractor or consultant of the Biotest Therapy BU.

(f)      No Action is pending or to Seller’s Knowledge threatened against Seller before U.S. Equal Employment Opportunity Commission, any similar state or local agency or any federal or state court concerning employment discrimination or other similar Action involving the BTBU Employees or Other Seller Employees with respect to Biotest Therapy BU.

(g)      Seller has not incurred any Liability under the WARN Act that remains unsatisfied.

(h)      To the Knowledge of Seller, no BTBU Employee or Other Seller Employee is in material violation of any nondisclosure agreement, fiduciary duty, noncompetition agreement, or other restrictive covenant or other material obligation to a former employer of any such BTBU Employee or Other Seller Employee relating (i) to the ability of such BTBU Employee or Other Seller Employee to be employed by Seller or to perform his or her current job duties and responsibilities or (ii) to the knowledge or use of trade secrets or proprietary information, or any obligations of the same nature contained in any employment agreement.

(i)      Notwithstanding any other provisions of this Agreement, this Section 4.22 together with Section 4.15 sets forth Seller’s sole and exclusive representations and warranties with respect to the employment matters.

4.23    Customers and Suppliers.

(a)      Schedule 4.23(a) lists the ten (10) largest customers (consolidating all affiliated customers into a single customer) (the “Material Customers”) and the ten (10) largest suppliers (excluding all independent contractor service providers) (the “Material Suppliers”) of the Biotest Therapy BU determined based on revenue received or receivable from such customer, or amounts paid or payable to such supplier, as applicable, for the most recent fiscal year and sets forth opposite the name of each such customer or supplier the percentage of the gross sales or payables, as applicable, of the Biotest Therapy BU attributable to each such customer or supplier.

(b)      None of the Material Suppliers has notified Seller in writing that it intends to stop, suspend or decrease the rate of supplying materials, products or services to, or otherwise materially modify its relationship (including with respect to price) with, the Biotest Therapy BU, and none of the Material Customers has notified Seller in writing that it intends to stop, suspend or decrease the rate of buying Products, materials or services from, or otherwise materially modify its relationship (including with respect to price) with, the Biotest Therapy BU.

(c)      Seller has not had a dispute involving in excess of $100,000 with any Material Customer or Material Supplier within the last three (3) years.

4.24    Insurance. The Purchased Assets, business operations of the Biotest Therapy BU and BTBU Employees and Other Employees are insured under the insurance policies listed on Schedule 4.24, all of which are valid and in full force (the “Seller Insurance Policies”). Seller has made true, correct and complete copies of all Seller Insurance Policies available to ADMA and Buyer. The Seller Insurance Policies and all premiums due and payable thereon have been paid in full. To Seller’s Knowledge, Seller is in compliance in all material respects with the terms and provisions of the Seller Insurance Policies. Except as disclosed on Schedule 4.24, as of the date hereof, there are no pending claims under any Seller Insurance Policy as to which there has been a written denial of coverage or reservation of rights by the applicable insurer (including with respect to any of the pending or threatened Actions set forth on Schedule 4.8). Schedule 4.24 also sets forth the claims history for Seller during the past three (3) years (including with respect to insurance obtained but not currently maintained) with respect to the Purchased Assets, business operations of the Biotest Therapy BU and BTBU Employees and Other Employees. Seller has not received a written notice or, to the Knowledge of Seller, verbal notice that could reasonably be expected to be followed by a written notice of cancellation or non-renewal of any Seller Insurance Policy.

4.25    Affiliate Transactions. Except for the ownership interests of each Biotest Guarantor (including all rights to receive dividends and distributions from Seller), employment relationships and the payment of compensation and benefits in the Ordinary Course of Business, as set forth in a Commercial Agreement or an Other Agreement or as disclosed on Schedule 4.25, or Schedule 4.18(a)(xii), (a) Seller is not subject to any Contract with, or involving, the making of any transfer of any Purchased Assets to (i) either Biotest Guarantor or any of its Affiliates (other than Seller), or (ii) any stockholder, officer or director of Seller or either Biotest Guarantor, or any of their respective Affiliates (other than Seller), and (b) none of the Persons described in the foregoing clause (a) has, directly or indirectly, (i) any interest in any Purchased Asset or (ii) any material financial interest in, or is a director, officer or employee of, any Person which is a Material Supplier, Material Customer, lessor, lessee, or competitor of Seller (the Contracts and interests described in the foregoing clauses (a) and (b), collectively, the “Seller Affiliate Transactions”). Ownership of five percent (5%) or less of any class of securities of a company whose securities are registered under the Exchange Act shall not be deemed to be a financial interest for purposes of this Section 4.25.

4.26    Ownership of ADMA Securities. None of Biotest, Biotest US, Seller or any of their respective Affiliates owns, of record or beneficially, any Securities of ADMA or is a member of or in any way participates in a “group” (as such term is defined in Section 13(d)(3) of the Exchange Act) with respect to any Securities of ADMA.

4.27    Information Supplied. Subject to the accuracy of the representations and warranties of ADMA and Buyer set forth in Section 5.23, none of the written information supplied or to be supplied by Seller or any of its Affiliates or Representatives expressly for inclusion or incorporation by reference in the Proxy Statement or any other documents filed or to be filed by ADMA with the SEC in connection with the Transactions (collectively, the “ADMA Disclosure Documents”), will, as of the time such document (or any amendment thereof or supplement thereto) is mailed to ADMA’s stockholders and at the time of the ADMA Stockholders’ Meeting, contain any untrue statement of a material fact, or omit to state any material fact required to be stated therein in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

4.28    Investment Purpose. Seller will be acquiring ADMA Capital Stock for the purpose of investment and not with a view to, or for resale in connection with, the distribution thereof in violation of applicable federal or state securities Laws. Seller acknowledges that the sale of the ADMA Capital Stock hereunder has not been registered under the Securities Act or any state securities Laws, and that such ADMA Capital Stock may not be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of without registration under the Securities Act, pursuant to an exemption from the Securities Act or in a transaction not subject thereto. Seller represents that it is an “Accredited Investor” as that term is defined in Rule 501 of Regulation D of the Securities Act.

4.29    Independent Investigation. Seller acknowledges and agrees that (a) it and its Representatives have been permitted full and complete access to the books and records, facilities, equipment, Tax Returns, Contracts, ADMA Insurance Policies (or summaries thereof) and other properties and assets of ADMA that it and its Representatives have desired or requested to see or review, and that it and its Representatives have had a full opportunity to meet with the officers and employees of ADMA to discuss the business of ADMA, (b) ADMA has made available to Seller and its Representatives, and Seller has had the opportunity to ask questions of the officers and employees of ADMA and to acquire such additional information about the business and financial condition of ADMA as Seller has requested, and all such information has been received, (c) none of ADMA, Buyer or any other Person has made any representation or warranty, express or implied, as to the accuracy or completeness of any information regarding ADMA or Buyer furnished or made available to Seller and its Representatives, except as expressly set forth in Article V of this Agreement, the Other Agreements, the Equity Documents and the other instruments, documents (excluding the Commercial Agreements) and certificates contemplated hereby and thereby, and none of ADMA, Buyer or any other Person shall have or be subject to any Liability to Seller or any other Person resulting from Seller’s use of any information, documents or material made available to Seller or any of its Representatives in any “data rooms,” management presentations, due diligence or in any other form in expectation of the Transactions, (d) it is acquiring the ADMA Capital Stock based on the results of its own independent inspections and investigations and the representations and warranties of ADMA and Buyer expressly set forth in this Agreement, the Other Agreements and the Equity Documents and the other instruments, documents (excluding the Commercial Agreements) and certificates contemplated hereby and thereby and not on any representation or warranty of ADMA, Buyer or any of their respective Affiliates not expressly set forth in this Agreement, the Other Agreements, the Equity Documents or the other instruments, documents (excluding the Commercial Agreements) and certificates contemplated hereby and thereby and (e) except in the case of fraud, as otherwise set forth in this Agreement, the Other Agreements, the Equity Documents or the other instruments, documents (excluding the Commercial Agreements) and certificates contemplated hereby and thereby, and except to the extent rights exist under applicable securities Laws, the ADMA Capital Stock are sold “as is, where is” and it accepts the ADMA Capital Stock subject to the applicable terms and conditions of this Agreement, the Other Agreements and the Equity Documents and the other instruments, documents (excluding the Commercial Agreements) and certificates contemplated hereby and thereby. Any claims Seller may have for breach of representation or warranty shall be based solely on the representations and warranties of Seller expressly set forth in this Agreement,, the Other Agreements and the Equity Documents and the other instruments, documents and certificates contemplated hereby and thereby (other than the Commercial Agreements). ALL WARRANTIES OF MERCHANTABILITY AND FITNESS FOR ANY PARTICULAR PURPOSE, AND ALL OTHER WARRANTIES ARISING UNDER THE UNIFORM COMMERCIAL CODE (OR SIMILAR APPLICABLE FOREIGN LAWS), ARE HEREBY WAIVED BY SELLER.

4.30    Disclaimer.

(a)      EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN THIS ARTICLE IV, THE OTHER AGREEMENTS THE EQUITY DOCUMENTS OR ANY OF THE OTHER INSTRUMENTS, DOCUMENTS (EXCLUDING THE COMMERCIAL AGREEMENTS) OR CERTIFICATES CONTEMPLATED HEREBY OR THEREBY, NONE OF SELLER, EITHER BIOTEST GUARANTOR OR THEIR RESPECTIVE OFFICERS, DIRECTORS, EMPLOYEES OR REPRESENTATIVES MAKES OR HAS MADE ANY OTHER REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, WRITTEN OR ORAL, AT LAW OR IN EQUITY, IN RESPECT OF THE PURCHASED ASSETS, ASSUMED LIABILITIES, REGULATORY MATTERS, PRODUCTS OR THE BIOTEST THERAPY BU, INCLUDING ANY IMPLIED REPRESENTATION OR WARRANTY WITH RESPECT TO (I) MERCHANTABILITY, NON-INFRINGEMENT, SUITABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE, (II) THE OPERATION OF THE BIOTEST THERAPY BU BY BUYER AFTER THE CLOSING, (III) THE LIKELIHOOD OF SUCCESS OF ANY APPLICATION FOR MARKETING AUTHORIZATION RELATING TO ANY PRODUCT CURRENTLY IN DEVELOPMENT OR FOR WHICH MARKETING AUTHORIZATION HAS NOT YET BEEN GRANTED EITHER IN THE UNITED STATES OR IN ANY OTHER COUNTRY, OR (IV) THE PROBABLE SUCCESS OR PROFITABILITY OF THE BIOTEST THERAPY BU AFTER THE CLOSING.

(b)      EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN THIS ARTICLE IV, THE OTHER AGREEMENTS, THE EQUITY DOCUMENTS OR ANY OF THE OTHER INSTRUMENTS, DOCUMENTS (EXCLUDING THE COMMERCIAL AGREEMENTS) OR CERTIFICATES CONTEMPLATED HEREBY OR THEREBY, SELLER’S INTERESTS IN THE PURCHASED ASSETS AND THE BIOTEST THERAPY BU ARE BEING TRANSFERRED, RESPECTIVELY, THROUGH THE SALE OF THE PURCHASED ASSETS “AS IS, WHERE IS, WITH ALL FAULTS,” AND EXCEPT AS OTHERWISE EXPRESSLY SET FORTH HEREIN, THE OTHER AGREEMENTS, THE EQUITY DOCUMENTS OR ANY OF THE OTHER INSTRUMENTS, DOCUMENTS (EXCLUDING THE COMMERCIAL AGREEMENTS) OR CERTIFICATES CONTEMPLATED HEREBY OR THEREBY, SELLER EXPRESSLY DISCLAIMS ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND OR NATURE, EXPRESS OR IMPLIED, AS TO THE CONDITION, VALUE OR QUALITY OF THE PURCHASED ASSETS, ASSUMED LIABILITIES, PRODUCTS OR THE BIOTEST THERAPY BU AND THE PROSPECTS (FINANCIAL OR OTHERWISE), RISKS AND OTHER INCIDENTS OF THE PURCHASED ASSETS, INCLUDED INVENTORY AND THE BIOTEST THERAPY BU.

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF ADMA AND BUYER

Except as set forth in (a) the corresponding sections of the disclosure letter delivered by ADMA to Seller simultaneously with the execution of this Agreement, subject to Section 12.14 (the “ADMA Disclosure Letter”), or (b) the ADMA SEC Documents, other than (i) any disclosures contained or referenced therein under the captions “Risk Factors,” “Forward-Looking Statements,” or “Quantitative and Qualitative Disclosures About Market Risk” and (ii) any other disclosures contained or referenced therein of information, factors or risks that are cautionary, predictive or forward-looking in nature (it being understood that any matter disclosed in any ADMA SEC Document shall be deemed to be disclosed in a section of the ADMA Disclosure Letter only to the extent that it is reasonably apparent on the face of such disclosure in such ADMA SEC Document that such disclosure is applicable to such section of the ADMA Disclosure Letter), ADMA and Buyer each severally represents and warrants to Seller that:

5.1      Organization.

(a)      ADMA is a corporation, and Buyer is a limited liability company, in each case, duly organized, validly existing and in good standing under the Laws of the State of Delaware. ADMA has all requisite corporate power and authority, and Buyer has all limited liability company power and authority, in each case, to own, lease and operate its properties and to carry on its business as such business is presently conducted. ADMA is duly qualified to do business as a foreign corporation in each jurisdiction in which such qualification or licensing is necessary under applicable Law, except where the failure to be so qualified or licensed would not be material to ADMA.

(b)      Buyer is a direct, wholly-owned Subsidiary of ADMA and has been newly formed solely for the purposes of engaging in the Transactions. Except as set forth on Schedule 5.1(b), as of the date hereof and the Closing Date, Buyer has not engaged in any business activities, conducted any operations or incurred any Liabilities, other than Liabilities that were incurred in connection with the Transactions.

5.2      Due Authorization. ADMA and Buyer have all requisite organizational power and authority to execute, deliver and, subject to receipt of the ADMA Stockholder Approval, perform its obligations under this Agreement, the Other Agreements and the Equity Documents to which each of them is or will be a party and the other instruments, documents (other than the Commercial Agreements) and certificates contemplated hereby and thereby to which each of them is or will be a party. The execution and delivery of this Agreement, the Other Agreements, the Equity Documents and the other instruments, documents (other than the Commercial Agreements) and certificates contemplated hereby and thereby, and in the case of ADMA, subject to receipt of the ADMA Stockholder Approval, the performance of all of the obligations of ADMA and Buyer hereunder and thereunder have been duly and validly authorized by ADMA and Buyer, and ADMA and Buyer have taken, or will take prior to Closing, all such corporate or equivalent actions as may be necessary, proper or advisable to authorize the execution and delivery of this Agreement, the Other Agreements, the Equity Documents and the other instruments, documents (excluding the Commercial Agreements) and certificates contemplated hereby and thereby and, in the case of ADMA, subject to receipt of the ADMA Stockholder Approval, the consummation of the Transactions, so that Buyer will have the full right, power and authority to purchase the Purchased Assets from Seller, ADMA will have the full right, power and authority to deliver the Purchase Price to Seller and each of ADMA and Buyer will have the full right, power and authority to perform all its obligations under this Agreement, the Other Agreements, the Equity Documents and the other instruments, documents (excluding the Commercial Agreements) and certificates contemplated hereby and thereby. The approval of the Transactions by the board of directors of ADMA constitutes approval thereof for purposes of Section 203 of the Delaware General Corporation Law (as amended, the “DGCL”), and such approval represents the only action necessary to ensure that Section 203 of the DGCL does not and will not apply to the execution, delivery and performance of this Agreement, including the consummation of the Transactions.

5.3      No Conflicts; Enforceability.

(a)      The execution, delivery and performance by ADMA and Buyer of this Agreement, the Other Agreements, the Equity Documents and the other instruments, documents (excluding the Commercial Agreements) and certificates contemplated hereby and thereby, and the consummation of the Transactions, do not and will not (a) violate, conflict with or result in the breach of or a default under any provision of the Certificate of Incorporation or Bylaws of ADMA or the organizational documents of Buyer, (b) assuming that the ADMA Stockholder Approval and all of the consents, approvals, authorizations and permits set forth on Schedule 5.3(a) have been obtained and the applicable filings under the HSR Act have been made and any waiting periods thereunder have terminated or expired, violate or conflict with any Law applicable to ADMA or Buyer, (c) violate, conflict with, result in a breach of, constitute (with or without due notice or lapse of time or both) a default under, result in the acceleration of obligations under, create in any party the right to accelerate, terminate, modify or cancel, or, other than as set forth on Schedule 5.3(a), require any notice to or consent or waiver of any Person under, any material indenture, mortgage, lease, loan agreement, ADMA Material Contract, ADMA Registration, other material agreement or any applicable Order, in each case, to which ADMA or Buyer is a party or by which ADMA or Buyer is bound or to which any of their respective Assets is subject, or (d) result in the creation or imposition of any Encumbrance (other than a Permitted Encumbrance) on any of ADMA’s or Buyer’s Assets.

(b)      This Agreement, the Other Agreements, the Equity Documents and the other instruments, documents (excluding the Commercial Agreements) and certificates contemplated hereby and thereby have been duly authorized, executed and delivered by ADMA and Buyer, and, assuming this Agreement, the Other Agreements, the Equity Documents and the other instruments, documents (excluding the Commercial Agreements) and certificates contemplated hereby and thereby constitute the legal, valid and binding obligations of the other parties hereto and thereto, constitute the legal, valid and binding obligations of ADMA and Buyer, enforceable against ADMA and Buyer in accordance with their respective terms and conditions, subject to the Equitable Exceptions.

5.4      Consents.

(a)      Except for the requisite filings under the HSR Act and the expiration or termination of the waiting period under the HSR Act, and all of the filings and other actions set forth on Schedule 5.4(a) (including filings contemplated by Sections 3.2(a)(vi) and 3.2(b)(v)), any applicable filings required to be made by ADMA under the Exchange Act, any applicable Blue Sky Laws and the rules and regulations of NASDAQ (collectively, the “ADMA Governmental Consents”), and as may be necessary as a result of any facts or circumstances relating solely to ADMA, no notice to, filing with, authorization of, exemption by, or consent of, any Governmental Authority, is required to be obtained by ADMA or Buyer for ADMA and Buyer to execute, deliver and perform this Agreement, the Other Agreements, the Equity Documents and the other instruments, documents (excluding the Commercial Agreements) and certificates contemplated hereby and thereby or to consummate the Transactions.

(b)      Except for the ADMA Stockholder Approval, the ADMA Governmental Consents and the consents, waivers, authorizations and approvals set forth on Schedule 5.4(b), neither the execution and delivery by ADMA or Buyer of this Agreement, the Other Agreements, the Equity Documents or the instruments, documents (excluding the Commercial Agreements) or certificates contemplated hereby or thereby, nor the performance of ADMA or Buyer hereunder or thereunder will require any notice to, filing with, authorization of, exemption by, or consent of any other Person under any ADMA Material Contract.

5.5      Government Authorizations. Buyer is fully qualified and meets all applicable requirements of Governmental Authorities to accept the transfer of the Registrations, including the reissuance of the Product BLAs to Buyer, as contemplated herein. Neither ADMA nor Buyer nor any current or former member of ADMA’s or Buyer’s senior management has been cited by a Governmental Authority for violation of such Governmental Authority’s integrity policy, submission of false or misleading data or information, identified as a “Debarred Individual” or debarred by a Governmental Authority, excluded from participation in a Federal Health Care Program by a Governmental Authority, or otherwise cited by a Governmental Authority for engaging in any activities which are cause for criminal or civil penalties. Neither ADMA nor Buyer has reason to believe that any Governmental Authority will withhold or delay consent to the transfer of the Registrations, including the reissuance of the Product BLAs to Buyer, as contemplated hereunder.

5.6      Litigation. Except as set forth on Schedule 5.6, there is, and since January 1, 2014 there has been, no Action pending or, to the Knowledge of ADMA, threatened by any Governmental Authority or any other Person against or with respect to ADMA at Law or in equity, in each case which would be material to ADMA or otherwise relating to this Agreement or the Transactions. Except as set forth on Schedule 5.6, ADMA is not subject to any Order nor is ADMA a party to any settlement agreement under which ADMA has continuing payment or (with respect to any settlement agreement entered into since January 1, 2014) other obligations, and a true, correct and complete copy of each settlement agreement to which ADMA is a party or by which it or its Assets are bound has previously been provided by ADMA to Seller.

5.7      Compliance with Laws.

(a)      Except as set forth on Schedule 5.7, ADMA is, and since January 1, 2014 has been, in compliance in all material respects with all applicable Laws.

(b)      To the Knowledge of ADMA, none of ADMA, any of its Affiliates or any of their respective Representatives (in each case, acting in the capacity of a Representative of ADMA or any of its Affiliates) has (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity or (ii) made any direct or indirect unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or violated any provision of, or regulatory requirement promulgated under, the Foreign Corrupt Practices Act of 1977, the U.K. Bribery Act of 2010, or any other anti-corruption, bribery, money laundering or similar Law of any Governmental Authority, whether foreign or domestic.

5.8      ADMA SEC Documents.

(a)      ADMA has filed or furnished, as applicable, all reports, forms, proxy statements and information statements required to be filed by it with the SEC pursuant to applicable securities statutes, regulations, policies and rules since January 1, 2014 (the reports, forms, proxy statements and information statements filed and furnished since January 1, 2014, collectively, and in each case including all exhibits and schedules thereto, documents incorporated by reference therein and amendments and schedules thereto, the “ADMA SEC Documents”). As of their respective effective dates (in the case of ADMA SEC Documents that are registration statements filed pursuant to the requirements of the Securities Act) and as of their respective filing dates (in the case of all other applicable ADMA SEC Documents), each of the ADMA SEC Documents complied as to form in all material respects with the applicable requirements of the Exchange Act and the Securities Act (including the rules and regulations promulgated thereunder), as the case may be. As of their respective dates (and, if amended, as of the date of such amendment), the ADMA SEC Documents did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(b)      All books, records and accounts of ADMA are accurate and complete in all material respects and are maintained in all material respects in accordance with all applicable Laws. ADMA and its Subsidiaries maintain systems of “internal control over financial reporting” (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) designed to provide reasonable assurances: (i) that transactions are recorded as necessary to permit the preparation of financial statements in conformity with GAAP and receipts and expenditures are being made only in accordance with authorizations of management and directors of ADMA; and (ii) regarding prevention or timely detection of unauthorized acquisition, use or disposition of the Assets of ADMA and its Subsidiaries that could have a material effect on its financial statements.

(c)      As of the date of this Agreement, there are no outstanding or unresolved comments in comment letters received from the SEC staff with respect to the ADMA SEC Documents.

(d)      The principal executive officer of ADMA and the principal financial officer of ADMA have made all certifications required by Rule 13a-14 or 15d-14 under the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act of 2002 (including the rules and regulations promulgated thereunder by the SEC and NASDAQ, “SOX”) with respect to the ADMA SEC Documents. For purposes of this Agreement, “principal executive officer” and “principal financial officer” shall have the meanings given to such terms in SOX. Neither ADMA nor any of its Subsidiaries has outstanding, or has arranged any outstanding, “extensions of credit” to directors or executive officers within the meaning of Section 402 of SOX.

(e)      ADMA has complied in all material respects with the applicable listing and corporate governance rules and regulations of NASDAQ. There is no Action pending or, to ADMA’s Knowledge, threatened in writing against ADMA by NASDAQ with respect to any intention by such entity to prohibit or terminate the listing of the ADMA Common Stock on NASDAQ.

5.9      Capitalization. The authorized capital stock of ADMA consists of 75,000,000 shares of ADMA Common Stock and 10,000,000 shares of preferred stock, and in addition, at the Closing, 8,591,160 shares of ADMA NV Capital Stock. At the close of business on January 20, 2017, (i) 12,886,741 shares of ADMA Common Stock were issued and outstanding and no shares of ADMA NV Capital Stock were issued and outstanding, (ii) no shares of ADMA Common Stock were held by ADMA in its treasury and no shares of ADMA NV Capital Stock were held by ADMA in its treasury and (iii) 2,032,141 shares of ADMA Common Stock were reserved for issuance under employee benefit plans (of which 1,535,187 shares of ADMA Common Stock were subject to outstanding options to purchase shares of ADMA Common Stock granted under such plans). Subject to the receipt of the ADMA Stockholder Approval, all shares of ADMA Common Stock and ADMA NV Capital Stock deliverable pursuant to this Agreement have been duly authorized and, when issued as contemplated by this Agreement, will be validly issued, fully paid, non-assessable and free of preemptive rights except as provided in the Equity Documents.

5.10    Intellectual Property.

(a)      All ADMA Intellectual Property is either exclusively owned by ADMA or its Affiliates or used by ADMA and its Affiliates pursuant to a valid Contract, in each case, free and clear of any Encumbrances other than Permitted Encumbrances. To ADMA’s Knowledge, the ADMA Intellectual Property is valid and enforceable, subject to the Equitable Exceptions.

(b)      Schedule 5.10(b) contains a true, correct and complete list of all registrations, applications and issuances of ADMA Intellectual Property owned by ADMA or its Affiliates, each of which is subsisting, in full force and effect, has not been cancelled, expired, abandoned or otherwise terminated, and all applicable maintenance and renewal filings and fee payments have been duly made.

(c)      (i) None of the ADMA Intellectual Property has been or is the subject of (A) any pending adverse judgment, injunction, order, decree or agreement restricting ADMA’s or its Affiliates’ use of such ADMA Intellectual Property or (B) any threatened litigation or claim of infringement made in writing or any pending litigation to which ADMA or any of its Affiliates is a party and (ii) to the Knowledge of ADMA, there is no unauthorized use, infringement or misappropriation of any of the ADMA Intellectual Property by any third party and ADMA and its Affiliates have not sent any Person any claim, demand or notice asserting infringement of any ADMA Intellectual Property.

(d)      Except as provided in the ADMA Material Contracts or as otherwise contemplated by this Agreement, the Commercial Agreements and the Other Agreements, (i) ADMA and its Affiliates have not granted any material licenses to the ADMA Intellectual Property to third parties; (ii) ADMA and its Affiliates are not party to any agreements with third parties that materially limit or restrict ADMA’s or its Affiliates’ use of the ADMA Intellectual Property and (iii) no royalties are paid or payable by ADMA or its Affiliates on or with respect to any of the ADMA Intellectual Property.

(e)      To ADMA’s Knowledge, ADMA has not infringed or otherwise misappropriated any Intellectual Property of any other Person. There is no Action pending or threatened in writing alleging any such infringement or misappropriation or challenging any rights of ADMA in or to any ADMA Intellectual Property. No Person has in the past three (3) years or currently is infringing or otherwise violating any rights of ADMA or its Affiliates in any ADMA Intellectual Property.

(f)      ADMA and its Affiliates have taken all reasonably necessary actions consistent with industry standards to protect the secrecy, confidentiality and value of their trade secrets and confidential information and to ADMA’s Knowledge, no unauthorized disclosure or use thereof has been made. All of ADMA’s and its Affiliates’ current and former employees, officers, contractors and consultants that have created or developed ADMA Intellectual Property have executed valid and enforceable Intellectual Property assignment and confidentiality agreements for the benefit of ADMA or its Affiliate, as applicable.

(g)      ADMA and its Affiliates have taken all reasonably necessary actions to consistent with industry standards to protect the confidentiality, integrity and security of the software, databases, information technology systems and equipment, networks and Internet sites included in the ADMA Business (the “ADMA IT Assets”) and all Personal Data and information stored or contained therein or transmitted thereby from loss, unauthorized access or misuse by any Person. The ADMA IT Assets operate and perform in all material respects as necessary for the operation of the businesses of ADMA and its Affiliates as currently conducted and there has been no material outage, breach or failure of any ADMA IT Assets during the past three (3) years.

5.11    Taxes. Except as set forth on Schedule 5.11:

(a)      ADMA has duly and timely filed (taking into account any extensions of time for such filings that have been properly requested) all material Tax Returns required to be filed. All such Tax Returns are true, correct and complete in all material respects. ADMA has timely paid and discharged all material Taxes required to be paid.

(b)      There are no Encumbrances for Taxes (other than Encumbrances for current Taxes not yet due and payable) on ADMA’s Assets. ADMA has timely withheld all material Taxes required to have been withheld under applicable Laws and has timely paid over to the appropriate Governmental Authority all amounts required to be so withheld in connection with any amounts paid or owing to any employee, independent contractor, creditor or other third party, and all IRS Forms W-2 and 1099 required under applicable Law with respect thereto to be filed have timely and properly been completed and filed.

(c)      No Action by any Governmental Authority for the assessment or collection of Taxes of ADMA is outstanding, pending or, to ADMA’s Knowledge, has been threatened in writing, and no written claim or deficiency against ADMA for the assessment or collection of any Taxes has been asserted or proposed which written claim or deficiency has not been settled with all amounts determined to have been due and payable having been timely paid (taking into account any granted extension of the due date for payment of such Taxes).

(d)      ADMA is not a party to any Contract that has resulted or would result, separately or in the aggregate, in the payment of (i) any “excess parachute payment” within the meaning of Section 280G of the Code (or any corresponding provision of state, local or foreign Tax law) or (ii) any amount that will not be fully deductible as a result of Section 162(m) of the Code (or any corresponding provision of state, local or foreign Tax Law).

(e)      ADMA has disclosed on its U.S. federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of U.S. federal income Tax within the meaning of Section 6662 of the Code. ADMA has not participated in a reportable transaction subject to Treasury Regulation Section 1.6011-4(a) or any transaction that is the same as or substantially similar to one of the types of transactions that the IRS has determined to be a tax avoidance transaction and identified by notice, regulation or other form of published guidance.

(f)      There is no request for a ruling or determination in respect of any Tax pending between ADMA and any Governmental Authority.

(g)      ADMA is not party to any Tax sharing, Tax allocation, Tax indemnification or other similar agreement, other than such agreements entered into in the Ordinary Course of Business and not primarily related to Taxes.

(h)      There is no outstanding waiver of the statute of limitations with respect to Taxes relating to ADMA.

(i)      To the Knowledge of ADMA, no Governmental Authority has asserted that ADMA was required to file a Tax Return in any jurisdiction where ADMA has not filed a Tax Return.

(j)      Notwithstanding any other provision of this Agreement, this Section 5.11 sets forth ADMA’s and Buyer’s sole and exclusive representations and warranties with respect to Taxes.

5.12    Real Property.

(a)      ADMA does not own any real property.

(b)      Schedule 5.12(b) contains a true, correct and complete list of all leases, subleases, sub-subleases, licenses and other agreements (collectively, the “ADMA Real Property Leases”) under which ADMA leases, subleases, licenses, uses or occupies (whether as landlord, tenant, sublandlord, subtenant or by other occupancy arrangement) or has the right to use or occupy now or in the future, any real property other than the ADMA Biocenters (the “ADMA Leased Real Property”). Each ADMA Real Property Lease is valid and binding on ADMA and, to the Knowledge of ADMA, each other party thereto and is in full force and effect and there is no default or event which, with notice or lapse of time or both, would constitute a material default on the part of ADMA or, to ADMA’s Knowledge, any other party thereto, and ADMA has not assigned, sublet or transferred its leasehold interest. ADMA has a good and valid leasehold interest in each ADMA Real Property Lease free and clear of all Encumbrances, except (i) Permitted Encumbrances and (ii) other Encumbrances which do not materially interfere with ADMA’s use and enjoyment of such ADMA Real Property Lease.

(c)      ADMA has made available to Seller true, correct and complete copies of the ADMA Real Property Leases (including all amendments, modifications and extensions thereto thereto).

(d)      ADMA has not received any written notice from any insurance company or board of fire underwriters of any material defects or material inadequacies in or on any ADMA Leased Real Property or any part or component thereof that would materially adversely affect the insurability of the ADMA Leased Real Property or cause any material increase in the premiums for insurance for the ADMA Leased Real Property, that have not been cured or repaired. ADMA currently maintains insurance for the ADMA Leased Real Property in compliance with all ADMA Real Property Leases.

5.13    Personal Property and Equipment. Except as disposed of in the Ordinary Course of Business, ADMA has good title to, a valid leasehold interest in, or a valid license (or other similar right) to use, all material items of tangible personal property (including furniture, fixtures, equipment, appliances and inventory), as owned, leased, licensed or otherwise used by ADMA in connection with the ownership or operation of the ADMA Business, free and clear of any Encumbrances other than Permitted Encumbrances. All material equipment used by ADMA in the Ordinary Course of Business is in adequate working condition and repair and sufficient for the operation of the ADMA Business, as presently conducted (normal maintenance, wear and tear excepted).

5.14    Environmental, Safety and Health.

(a)      ADMA’s operation of the ADMA Business complies, and has complied for the past three (3) years, in all material respects with Environmental, Safety and Health Laws;

(b)      (A) ADMA has obtained and maintained and is in compliance in all material respects with all material permits, licenses and other authorizations that are required pursuant to Environmental, Safety and Health Laws to own, use and occupy its Assets and operate the ADMA Business, and (B) a list of all such material permits, licenses and other authorizations is set forth on Schedule 5.14;

(c)      neither ADMA nor its Affiliates has received any written notice of any Environmental Claims and there are no such Environmental Claims pending or, to ADMA’s Knowledge, threatened;

(d)      ADMA has not caused any Releases of Hazardous Substances and, to ADMA’s Knowledge, no Releases of Hazardous Substances have occurred at, from, in, to, on, or under any ADMA Leased Real Property except in compliance with Environmental, Safety and Health Laws and as would not reasonably be expected to result in material Environmental Claims;

(e)      neither the execution of this Agreement, and the Other Agreements nor the consummation of the Transactions shall result in any material obligations for site investigation or cleanup, or notification to or consent of government agencies or third parties, pursuant to any of the so-called “transaction-triggered” or “responsible property transfer” Environmental, Safety and Health Laws;

(f)      ADMA has delivered to Seller copies of all material reports, audits, studies, analyses, tests, correspondence or other documents available to them concerning their compliance with and liability under the Environmental, Safety and Health Laws;

(g)      notwithstanding any other provision of this Agreement, this Section 5.14 sets forth ADMA’s and Buyer’s sole and exclusive representations and warranties with respect to Environmental, Safety and Health Laws, Environmental Claims, and Hazardous Substances.

5.15    Employee Benefit Plans.

(a)      All ADMA Plans are listed on Schedule 5.15(a).

(b)      Each ADMA Plan is in material compliance with its terms and with the Code, ERISA and other applicable Laws. Each ADMA Plan intended to qualify under Section 401(a) of the Code (each, an “ADMA Pension Plan”) is subject to a favorable determination letter or opinion letter upon which ADMA is entitled to rely under IRS pronouncements, that such plan is qualified under Section 401(a) of the Code, and, to ADMA’s Knowledge, there have been no amendments or other actions since the date of such determination letters which would cause the loss of such qualified status. There are no actions, suits, or claims (other than routine, non-contested claims for benefits) pending or to ADMA’s Knowledge, threatened against the ADMA Plans, or any administrator or fiduciary thereof, which could result in any material Liability.

(c)      With respect to material ADMA Plans, ADMA has made available to Seller true, correct and complete copies of the following, to the extent available:

(i)      the ADMA Plan documents (and any applicable trust agreement, investment management agreement, administrative service contract or insurance contract);

(ii)      the most recent IRS determination letter relating to each of the ADMA Pension Plans;

(iii)     the three (3) most recent Annual Reports (Form 5500 Series) and accompanying schedules for each of the ADMA Plans as filed pursuant to applicable Law;

(iv)    the summary plan description (as currently in effect) and any summary of material modification for each of the ADMA Plans;

(v)     the most recent summary annual report furnished for each of the ADMA Plans; and

(vi)    the most recent actuarial valuations, if applicable, and latest financial statements for each of the ADMA Plans.

(d)      No ADMA Pension Plan is, nor does ADMA nor any ERISA Affiliate of ADMA have nor is reasonably expected to have any liability or obligation under (a) a plan subject to Section 412 of the Code and/or Title IV of ERISA, (b) a multiemployer plan as such term is defined under Section 3(37) of ERISA, or (c) a multiple employer plan as described in Section 413(c) of the Code.

(e)      Full payment as of the Effective Time has been made or adequately provided for on the books and consolidated financial statements of ADMA with respect to: (i) all amounts and premiums which ADMA and any ERISA Affiliate of ADMA are required, under the terms of all ADMA Plans, to have paid as contributions to such ADMA Plans on behalf of the ADMA Employees as of the last day of the most recent fiscal year prior to the Closing Date and (ii) all pro rata amounts which ADMA and any ERISA Affiliate are required to pay as contributions to each such ADMA Plan on behalf of the ADMA Employees for the fiscal year that includes the Closing Date.

(f)      The execution and performance of this Agreement will not (i) constitute a stated triggering event under any ADMA Plan or employment agreement that will result in any material payment (whether of severance pay or otherwise) becoming due to any ADMA Employee, (ii) accelerate the time of payment or vesting or materially increase the amount of compensation due under any ADMA Plan or employment agreement, (iii) cause any individual to accrue or receive additional material benefits, service or accelerated rights to payment or benefits under any ADMA Plan or employment agreement, or (iv) directly or indirectly cause ADMA or any ERISA Affiliate to transfer or set aside any material assets to fund or otherwise provide for benefits to any ADMA Employee.

(g)      The transactions contemplated by this Agreement will not be the direct or indirect cause (whether alone or together with any other event contemplated hereby, including a termination of employment) of any amount paid or payable by ADMA or any ERISA Affiliate of ADMA being classified as an excess parachute payment under Section 280G of the Code.

(h)      Neither ADMA nor any ERISA Affiliate of ADMA is obligated under any ADMA Plan or otherwise to provide medical or death benefits with respect to any employee or former employee of ADMA or its predecessors after termination of employment, except as required under COBRA.

(i)      Notwithstanding any other provisions of this Agreement, this Section 5.15 together with Section 5.20 sets forth ADMA’s and Buyer’s sole and exclusive representations and warranties with respect to the ADMA Plans.

5.16    Regulatory Matters. Schedule 5.16 sets forth a true, correct and complete list of all of the ADMA Registrations, including the ADMA BLAs and ADMA INDs. Except as set forth on Schedule 5.16:

(a)      ADMA is the sole and exclusive owner of the ADMA Registrations and is the sole and exclusive holder of the ADMA BLAs and ADMA INDs. The ADMA Registrations, ADMA BLAs and ADMA INDs are in full force and effect and ADMA is in compliance with the ADMA Registrations, ADMA BLAs and ADMA INDs, except where noncompliance would not be material to the continued operation of the ADMA Business. To ADMA’s Knowledge, the ADMA Registrations, including the ADMA BLAs and ADMA INDs, are the only ADMA Registrations necessary to own, lease and operate the business of the ADMA Business in the Ordinary Course of Business (the “ADMA Required Registrations”).

(b)      To ADMA’s Knowledge, ADMA is in possession of all ADMA Required Registrations. ADMA has not received written notice from any Governmental Authority that there are circumstances currently existing which could reasonably be likely to lead to any loss or revocation of any ADMA Required Registration or refusal to renew any ADMA Required Registration on terms no less advantageous to ADMA than the terms of those ADMA Required Registrations currently in force.

(c)      All equipment that is used in the operation of the ADMA Business that is required by applicable Laws to be cGMP compliant is, in all material respects, cGMP compliant, the processes that are used in the manufacturing of ADMA’s products are, in all material respects, validated, and the establishment at which such products are manufactured is operated, in all material respects, in compliance with cGMP.

(d)      ADMA has, since the date that is five (5) years prior to the Effective Time, conducted the ADMA Business in compliance, in all material respects, with all applicable Laws enforced or administered by the FDA, including, without limitation, the Federal Food, Drug, and Cosmetic Act and the Public Health Service Act and their implementing regulations, or any other Governmental Authority prior to the Effective Time with respect to the collection, manufacture, processing, holding, storing, testing, labeling, distribution, marketing, and advertising of the ADMA products, including, without limitation, (i) cGMP, (ii) payment of all application, product, and establishment fees relating to the ADMA products or the establishment at which the ADMA products are manufactured, (iii) recordkeeping and reporting requirements, and (iv) label, labeling, promotional, and advertising requirements. To ADMA’s Knowledge, ADMA has filed with the FDA all required notices, supplemental applications and annual or other reports, including adverse experience reports, as applicable, with respect to the products which are material to the ADMA Business or the further clinical development of the ADMA products.

(e)      ADMA has not, since the date that is five (5) years prior to the Effective Time, received any FDA Form 483, notice of inspectional observations, notice of adverse findings, warning letters, untitled letters or other notices alleging a lack of safety or compliance or violation of any Law from the FDA or any other Governmental Authority. ADMA has not received any notice, since the date that is five (5) years prior to the Effective Time, that the FDA or any similar Governmental Authority has commenced, or threatened to initiate, any action to enjoin manufacture or distribution of any ADMA product.

(f)      ADMA has not, since the date that is five (5) years prior to the Effective Time, voluntarily or involuntarily initiated, conducted or issued, or caused to be initiated, conducted or issued, any recalls, field notifications, field corrections, market withdrawals or replacements, warnings, “dear doctor” letters, investigator notices, safety alerts or other notice of action relating to an alleged lack of safety, efficacy, or regulatory compliance of any product manufactured, distributed or marketed by or on behalf of the ADMA Business. ADMA has made available to Seller copies of all (i) reports of inspection observations, (ii) establishment inspection reports, (iii) warning letters, as well as any other documents received by ADMA from the FDA or any other Governmental Authority relating to the ADMA products that assert ongoing lack of compliance with any Laws (including regulations promulgated by the FDA and any other Governmental Authority) by ADMA.

(g)      Neither ADMA nor any of its officers, directors, employees or agents has made an untrue statement of a material fact to the FDA or any other Governmental Authority, with respect to the products or activities of the ADMA Business (whether in any submission to such Governmental Authority or otherwise), or failed to disclose a material fact required to be disclosed to the FDA or any other Governmental Authority, with respect to the products or activities of the ADMA Business.

(h)      ADMA has not been and is not currently the subject of any Action whereby the activities of the ADMA Business could lead to a debarment, under 21 U.S.C. § 335a or any similar state Law or regulation; exclusion under 42 U.S.C. § 1320a-7 or any similar state Law or regulation; imposition of the Application Integrity Policy by the FDA; or any Action for violation of Laws related to any Federal Health Care Program.

(i)      All studies, tests and non-clinical and clinical trials conducted by, or on behalf of, ADMA with respect to the ADMA products are being and have been conducted in material compliance with the protocols and controls pursuant to accepted professional scientific standards and all applicable Laws, including the FDC Act, all regulations promulgated by the FDA relating thereto, including 21 C.F.R. Parts 50, 54, 56, 58 and 312, as amended, and all applicable guidance, including the ICH E6 Guidance, Good Clinical Practice: Consolidated Guidance. Since the date that is five (5) years prior to the Effective Time, ADMA has not received any written notices, correspondence or other communication from any institutional review board, the FDA or any other Governmental Authority, recommending or requiring the termination, suspension or material modification of any ongoing or planned clinical trials related to any ADMA product conducted by, or on behalf of, ADMA or the ADMA Business.

(j)      Each of ADMA and its Affiliates has a privacy policy (an “ADMA Privacy Policy”) regarding the collection, use and protection of Personal Data that is in material compliance with all applicable Laws and has, prior to the date hereof, provided Seller with true, correct and complete copies of such ADMA Privacy Policies as they currently exist. Since January 1, 2014, neither ADMA nor any of its Affiliates has in the past violated or currently is in violation of its ADMA Privacy Policy. There has not been any unauthorized access or disclosure of any Personal Data in connection with the operation of the business of ADMA and its Affiliates. The execution and delivery of this Agreement and the consummation of the Transactions do not violate the ADMA Privacy Policies.

(k)      Notwithstanding anything to the contrary herein, (i) no representation or warranty is made in this Agreement about the matters set forth in the Complete Response Letter received by ADMA in July 2016 from the FDA, and there shall be no Liability to Seller or any of its Affiliates hereunder by ADMA, Buyer or any of their respective Affiliates with respect to such matters, and (ii) the representation and warranties made in this Agreement about the matters set forth in Section 5.16 are solely for disclosure purposes and there shall be no Liability to Seller or any of its Affiliates hereunder by ADMA, Buyer or any of their respective Affiliates with respect to such matters except in the case of fraud, intentional misrepresentation or intentional misconduct by ADMA or Buyer.

(l)      Notwithstanding any other provisions of this Agreement, this Section 5.16 sets forth ADMA’s and Buyer’s sole and exclusive representations and warranties with respect to healthcare regulatory matters.

5.17    Contracts.

(a)      Schedule 5.17 contains a true, correct and complete list of the following Contracts to which ADMA or any of its Affiliates is a party and which, in each case, relate to the operation of the ADMA Business (the “ADMA Material Contracts”):

(i)      any consulting agreement or employment agreement that provides for annual compensation exceeding $100,000 per year and which cannot be terminated by ADMA or any of its Affiliates without payment or penalty on notice of sixty (60) days or less, or any collective bargaining arrangement with any labor union, and any such agreements currently in negotiation or proposed;

(ii)      any Contract for capital expenditures or the acquisition of fixed assets, in each case, with a cost to ADMA or any of its Affiliates in excess of $100,000;

(iii)     any Contract for the purchase, lease, maintenance or acquisition, or the sale or furnishing of, materials, supplies, merchandise, equipment, parts or other property or services requiring remaining aggregate future payments in excess of $100,000, other than purchase orders entered into in the Ordinary Course of Business;

(iv)    any Contract relating to the acquisition or disposition of any business, a material amount of stock or assets of any Person or any real property (whether by merger, sale of stock, sale of assets or otherwise);

(v)     any Contract relating to the guaranty of another Person’s borrowing of money or other obligation, including all notes, mortgages, indentures, guarantees of performance, agreements and instruments for or relating to any lending or borrowing, including assumed Indebtedness, which provides for or would give rise to an Encumbrance on ADMA’s or any of its Affiliates’ assets;

(vi)    any Contract under which ADMA or any of its Affiliates have granted or received a material license or sublicense for any part of ADMA’s or such Affiliate’s assets (other than ADMA Intellectual Property) or under which ADMA or any of its Affiliates is obligated to pay or has the right to receive a royalty, license fee or similar payment in an amount in excess of $100,000 per year, with respect to ADMA’s Assets (other than ADMA Intellectual Property);

(vii)   any Contract related to ADMA’s or any of its Affiliates’ assets that involves the executory performance of services by ADMA on a fixed-price basis with a cost or value in excess of $100,000 per year, other than in the Ordinary Course of Business;

(viii)  any lease, rental or occupancy agreement, installment and conditional sale agreement, and other Contract affecting the ownership of, leasing of, title to, use of, or any leasehold or other interest in, any of the Purchased Assets (other than the ADMA Real Property Leases and leases of personal property with remaining obligations of more than $100,000);

(ix)    any Contract (i) under which ADMA or any of its Affiliates has granted or received a material license, sublicense or other right in, to or under any ADMA Intellectual Property or pursuant to which any material royalties are paid or payable with respect to any ADMA Intellectual Property, (ii) any Contract with a third party that materially limits or restricts ADMA’s or any of its Affiliates’ use of ADMA Intellectual Property or (iii) any Contract that contains a settlement, coexistence agreement or covenant not to sue with respect to ADMA Intellectual Property, other than (x) agreements with current or former employees and other Persons regarding the development, appropriation or the non-disclosure of any ADMA Intellectual Property, (y) non-disclosure agreements entered into in the Ordinary Course of Business or (z) licenses for commercially available prepackaged software;

(x)      any joint venture, partnership, or other Contract (other than an agreement with an employee) (however named) involving a sharing of profits, losses, costs, or liabilities by ADMA with any other Person with a cost or value in excess of $100,000 per year;

(xi)     any Contract to which any Governmental Authority is a party;

(xii)    any Contract with any current or former officer, director, stockholder or Affiliate of ADMA, with any family member of any of the foregoing or with any Affiliate of any such family member, in each case, other than employment agreements;

(xiii)   any Contract containing covenants that purports to restrict the business activities of ADMA or limits the freedom of ADMA to engage in any market or line of business or to compete with any Person or that provides for “most favored nations” terms or establishes an exclusive sale or purchase obligation with respect to any Person, any product, any geographic location or during any period of time at or following the date hereof;

(xiv)  any written warranty, guaranty or other similar undertaking with respect to contractual performance extended by ADMA or any of its Affiliates that is, individually or in the aggregate, material to ADMA’s Assets;

(xv)  any Contract involving any resolution or settlement of any actual or threatened in writing Action pursuant to which ADMA or any of its Affiliates has any material unsatisfied obligations or that provides for any continuing injunctive or other non-monetary relief, in each case, other than confidentiality obligations;

(xvi) any Contract under which ADMA or any of its Affiliates have continuing material indemnification obligations to any Person, other than those entered into in the Ordinary Course of Business;

(xvii) any Contract pursuant to which a financial grant is provided to ADMA or any of its Affiliates in connection with the ADMA Business; and

(xviii) any amendment, supplement, and modification (whether oral or written) in respect of any of the foregoing.

(b)      Prior to the date hereof, ADMA has made available to Seller (i) a true, correct and complete copy of each written ADMA Material Contract and (ii) a summary of all of the material terms and conditions of each oral ADMA Material Contract. With respect to each ADMA Material Contract, (x) the ADMA Material Contract is a legal, valid and binding obligation of ADMA or its Affiliate and to ADMA’s Knowledge, the other parties thereto, enforceable against ADMA or its Affiliate and to ADMA’s Knowledge the other parties thereto, subject to the Equitable Exceptions, and in full force and effect, (y) ADMA or its Affiliate is not, and, to ADMA’s Knowledge, the other party thereto is not, in breach or default in any material respect of any ADMA Material Contract, and to ADMA’s Knowledge, no event has occurred that with or without notice or lapse of time or both would constitute such a breach or default by ADMA or its Affiliate, or result in a right of termination, modification or acceleration or the loss of any benefit under such ADMA Material Contract, and (z) ADMA has not provided nor received any written notice of any intention to terminate (prior to the end of the term), seek material renegotiation of, or not renew or has repudiated in writing any material provision of, such ADMA Material Contract.

5.18     Financial Statements; No Undisclosed Liabilities.

(a)      Each of the consolidated financial statements (including, in each case, any notes thereto) contained in the ADMA SEC Documents, as amended, supplemented or restated, if applicable (the “ADMA Financial Statements”), is true, complete and correct in all material respects, was prepared in accordance with GAAP consistently applied (except as may be indicated in such ADMA Financial Statements and, in the case of unaudited quarterly financial statements, as permitted by Form 10-Q under the Exchange Act), and each, as amended, supplemented or restated, if applicable, presented fairly, in all material respects, the consolidated financial position of ADMA as of the respective dates thereof and the consolidated results of operations and cash flows of ADMA for the respective periods indicated therein (subject, in the case of unaudited statements, to normal and recurring year-end audit adjustments which, individually and in the aggregate, are not material).

(b)      ADMA does not have any Liabilities of a type required to be reflected or reserved for on an audited balance sheet prepared in accordance with GAAP or in the notes thereto, except (i) as set forth on Schedule 5.18(b), (ii) Liabilities incurred since the Balance Sheet Date in the Ordinary Course of Business, which, individually or in the aggregate, would not reasonably be expected to be material to ADMA, and (iii) Liabilities fully and adequately reflected or explicitly reserved against in the ADMA Financial Statements.

5.19    Absence of Certain Changes. Since the date of ADMA’s most recent Form 10-Q for the fiscal period ended September 30, 2016 filed with the SEC and except for the contemplated Transactions, (x) ADMA has conducted its business in the Ordinary Course of Business, and (y) there has been no ADMA Material Adverse Effect, nor, to ADMA’s Knowledge, has any event occurred that would reasonably be expected to have an ADMA Material Adverse Effect. Since the date of ADMA’s most recent Form 10-Q for the fiscal period ended September 30, 2016 filed with the SEC, except as set forth on Schedule 5.19, there has not been, nor has ADMA committed to, any of the following:

(a)      mortgage, pledge or any other Encumbrance on any of ADMA’s Assets, other than Permitted Encumbrances;

(b)      the sale, assignment, transfer, lease or license (other than non-exclusive licenses granted to customers in the Ordinary Course of Business) of any material ADMA Intellectual Property or abandonment or lapse of any material rights in any material ADMA Intellectual Property;

(c)      incident of damage, destruction, casualty or loss, whether or not covered by insurance, to the ADMA Business, having a replacement cost or fair market value, individually or in the aggregate, in excess of $100,000;

(d)      voluntary or involuntary sale, transfer, surrender, abandonment, waiver, release or other disposition of any kind of any material right or power, or any claim, debt, asset or property related to the ADMA Business having a replacement cost or fair market value, individually or in the aggregate, in excess of $100,000;

(e)      cancellation, waiver or release of any material debts, rights or claims with respect to the ADMA Business, except in the Ordinary Course of Business;

(f)      material change in accounting principles, methods or practices (including any change in depreciation or amortization policies or rates) utilized by ADMA in respect of the ADMA Business;

(g)      change in cash management practices or policies (including the timing of collection of receivables and payment of payables and other current liabilities) or change in the maintenance of ADMA’s books and records with respect to the ADMA Business; or

(h)      material increase in salary, bonus or other cash compensation of any key employee, other than pursuant to requirements of any ADMA Plan, pre-existing Contracts or involving exclusively amounts to be paid by ADMA on or prior to the Effective Time.

5.20    Employees.

(a)      ADMA is not a party to or bound by any collective bargaining or other agreement, arrangement, or relationship with any trade union or other body that governs ADMA’s employees (the “ADMA Employees”), and no such collective bargaining or other agreement, arrangement, or relationships are being negotiated by ADMA or any of its Affiliates. ADMA has no Knowledge of any organizational effort in the past three (3) years or demand for recognition or certification or attempt to organize any of ADMA’s employees by any labor union or other labor organization, and neither ADMA nor any of its Affiliates has Knowledge of any such organizational effort or demand presently being made or threatened by or on behalf of any labor union with respect to ADMA’s employees. Except as would not, individually or in the aggregate, have an ADMA Material Adverse Effect, (i) ADMA and its Affiliates have not engaged in any unfair labor practice with respect to ADMA’s employees and (ii) no strike, labor dispute, slow down or work stoppage is pending with respect to ADMA’s employees against ADMA or, to the Knowledge of ADMA, threatened against ADMA, and (iii) no union representation question, petition or proceeding exists with respect to ADMA’s employees.

(b)      All of ADMA’s employees are employees at will. A true and correct copy of any form of non-compete, non-solicitation or confidentiality agreement currently in force with any of ADMA’s employees or consultants have been made available to Seller.

(c)      ADMA has complied in all material respects with all applicable Laws with respect to ADMA’s employees during the past three (3) years relating to labor or labor relations, employment practices, terms and conditions of employment, and wages and hours (including employee classification under the FLSA), and ADMA is not liable for any material arrearage, or any material taxes, costs or penalties for failure to comply with any such Laws. ADMA is not subject to any pending Actions by any ADMA Employee nor to ADMA’s Knowledge is any such Action threatened.

(d)      To ADMA’s Knowledge. each person whom ADMA has retained as an independent contractor during the past three (3) years qualifies or qualified as an independent contractor and not as an employee of ADMA under the Code and all applicable state Laws. Neither the execution of this Agreement nor the consummation of the Transactions shall cause ADMA to be in breach of any material agreement with any employee, contractor or consultant or cause ADMA to be liable to pay any material severance or other material amount to any employee, contractor or consultant.

(e)      No Action is pending or to ADMA’s Knowledge, threatened against ADMA before the U.S. Equal Employment Opportunity Commission, any similar state or local agency or any federal or state court concerning employment discrimination or other similar Action involving the ADMA Employees.

(f)      Notwithstanding any other provisions of this Agreement, this Section 5.20 together with Section 5.15 sets forth ADMA’s and Buyer’s sole and exclusive representations and warranties with respect to the employment matters.

5.21    Customers and Suppliers.

(a)      Schedule 5.21(a) lists the six (6) largest customers (consolidating all affiliated customers into a single customer) (the “ADMA Material Customers”) and the seven (7) largest suppliers (excluding all independent contractor service providers) (the “ADMA Material Suppliers”) of ADMA determined based on revenue received or receivable from such customer, or amounts paid or payable to such supplier, as applicable, for the most recent fiscal year and sets forth opposite the name of each such customer or supplier the percentage of the gross sales or payables, as applicable, of ADMA attributable to each such customer or supplier.

(b)      None of the ADMA Material Suppliers has notified ADMA in writing that it intends to stop, suspend or decrease the rate of supplying materials, products or services to, or otherwise materially modify its relationship (including with respect to price) with, ADMA, and none of the ADMA Material Customers has notified ADMA in writing that it intends to stop, suspend or decrease the rate of buying products, materials or services from, or otherwise materially modify its relationship (including with respect to price) with, ADMA.

(c)      ADMA has not had a dispute involving in excess of $100,000 with any ADMA Material Customer or ADMA Material Supplier within the last three (3) years.

5.22    Brokers, Etc. No broker, investment banker, agent, finder or other intermediary acting on behalf of ADMA or any of its Affiliates or under the authority of ADMA or any of its Affiliates, except for Raymond James and PJT Partners (whose fees, costs and expenses shall be paid by ADMA and not by Seller or any of its Affiliates), is or will be entitled to any broker’s or finder’s fee or any other commission or similar fee or costs, expenses or similar payments directly or indirectly in connection with any of the Transactions.

5.23    ADMA Disclosure Documents. Each of the ADMA Disclosure Documents, when filed, distributed or disseminated, as applicable, will comply as to form in all material respects with the applicable requirements of the Exchange Act and other applicable Law governing the preparation, distribution or dissemination of such documents and, at the time of such filing, distribution or dissemination, will not contain any untrue statement of a material fact, or omit to state any material fact required to be stated therein in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The representations and warranties in this Section 5.23 will not apply to statements or omissions included or incorporated by reference in the ADMA Disclosure Documents based upon information supplied to ADMA by Seller or any of its Representatives specifically for use or incorporation by reference therein.

5.24    Insurance. ADMA, each of its Affiliates and their respective businesses, properties and/or employees are insured under the insurance policies listed on Schedule 5.24, all of which are valid and in full force (the “ADMA Insurance Policies”). ADMA has made true, complete and correct copies of all ADMA Insurance Policies available to Seller. The ADMA Insurance Policies and all premiums due and payable thereon have been paid in full. To ADMA’s Knowledge, ADMA is in compliance in all material respects with the terms and provisions of the ADMA Insurance Policies. Except as disclosed on Schedule 5.24, as of the date hereof, there are no pending claims under any ADMA Insurance Policy as to which there has been a written denial of coverage or reservation of rights by the applicable insurer (including with respect to any of the pending or threatened Actions set forth on Schedule 5.6). Schedule 5.24 also sets forth the claims history for ADMA during the past three (3) years (including with respect to insurance obtained but not currently maintained). ADMA has not received either a written notice or, to the Knowledge of ADMA, verbal notice that could reasonably be expected to be followed by a written notice of cancellation or non-renewal of any ADMA Insurance Policy.

5.25    Affiliate Transactions. Except for employment relationships and the payment of compensation and benefits in the Ordinary Course of Business or as set forth in a Commercial Agreement or an Other Agreement or as disclosed on Schedule 5.25, (a) ADMA is not subject to any Contract with, or involving the making of any payment, benefit or transfer of assets to, any stockholder, officer or director of ADMA, any immediate family member of any of the foregoing or any of their respective Affiliates (other than ADMA), and (b) none of the Persons described in the foregoing clause (a) has directly or indirectly, (i) any interest in any tangible asset or right of ADMA, or any tangible asset used in the business of ADMA or (ii) any material financial interest in, or is a director, officer or employee of, any Person which is an ADMA Material Supplier, ADMA Material Customer or lessor, lessee or competitor of ADMA. Ownership of five percent (5%) or less of any class of securities of a company whose securities are registered under the Exchange Act shall not be deemed to be a financial interest for purposes of this Section 5.25.

5.26    Independent Investigation. ADMA acknowledges and agrees that (a) it and its Representatives have been permitted full and complete access to the books and records, facilities, equipment, Tax Returns, Contracts, Seller Insurance Policies (or summaries thereof) and other properties and assets of Seller that it and its Representatives have desired or requested to see or review, and that it and its Representatives have had a full opportunity to meet with the officers and employees of Seller to discuss the business of Seller, (b) Seller has made available to ADMA and its Representatives, and ADMA has had the opportunity to ask questions of the officers and employees of Seller and to acquire such additional information about the business and financial condition of Seller as ADMA has requested, and all such information has been received, (c) neither Seller nor any other Person has made any representation or warranty, express or implied, as to the accuracy or completeness of any information regarding Seller or ADMA furnished or made available to ADMA and its Representatives, except as expressly set forth in Article IV of this Agreement, the Other Agreements, the Equity Documents and the other instruments, documents (excluding the Commercial Agreements) and certificates contemplated hereby and thereby, and neither Seller nor any other Person shall have or be subject to any Liability to ADMA or any other Person resulting from ADMA’s use of any information, documents or material made available to ADMA or any of its Representatives in any “data rooms,” management presentations, due diligence or in any other form in expectation of the Transactions, (d) it is acquiring the Biotest Therapy BU, the Purchased Assets and the Assumed Liabilities based on the results of its own independent inspections and investigations and the representations and warranties of Seller expressly set forth in this Agreement, the Other Agreements, the Equity Documents and the other instruments, documents (excluding the Commercial Agreements) and certificates contemplated hereby and thereby and not on any representation or warranty of Seller or any of its Affiliates not expressly set forth in this Agreement, the Other Agreements, the Equity Documents or the other instruments, documents (excluding the Commercial Agreements) and certificates contemplated hereby and thereby and (e) except in the case of fraud or as otherwise set forth in this Agreement, the Other Agreements, the Equity Documents or the other instruments, documents (excluding the Commercial Agreements) and certificates contemplated hereby and thereby, the Biotest Therapy BU, the Purchased Assets and the Assumed Liabilities are sold “as is, where is” and it accepts the Biotest Therapy BU, the Purchased Assets and the Assumed Liabilities in the condition they are in and at the place where they are located on the Closing, subject to the terms and conditions of this Agreement, the Other Agreements, the Equity Documents and the other instruments, documents (excluding the Commercial Agreements) and certificates contemplated hereby and thereby. Any claims ADMA or Buyer may have for breach of representation or warranty shall be based solely on the representations and warranties of Seller expressly set forth in this Agreement, the Other Agreements, the Equity Documents and the other instruments, documents (excluding the Commercial Agreements) and certificates contemplated hereby and thereby. ALL WARRANTIES OF MERCHANTABILITY AND FITNESS FOR ANY PARTICULAR PURPOSE, AND ALL OTHER WARRANTIES ARISING UNDER THE UNIFORM COMMERCIAL CODE (OR SIMILAR APPLICABLE FOREIGN LAWS), ARE HEREBY WAIVED BY ADMA AND BUYER.

5.27      Disclaimer.

(a)      EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN THIS ARTICLE V, THE OTHER AGREEMENTS, THE EQUITY DOCUMENTS OR ANY OF THE OTHER INSTRUMENTS, DOCUMENTS (EXCLUDING THE COMMERCIAL AGREEMENTS) OR CERTIFICATES CONTEMPLATED HEREBY OR THEREBY, NONE OF ADMA, BUYER OR THEIR RESPECTIVE AFFILIATES, OFFICERS, DIRECTORS, EMPLOYEES OR REPRESENTATIVES MAKES OR HAS MADE ANY OTHER REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, WRITTEN OR ORAL, AT LAW OR IN EQUITY, IN RESPECT OF THE ADMA CAPITAL STOCK OR ADMA BIOCENTERS, INCLUDING ANY IMPLIED REPRESENTATION OR WARRANTY WITH RESPECT TO (I) MERCHANTABILITY, NON-INFRINGEMENT, SUITABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE, (II) THE OPERATION OF ADMA, BUYER OR THE ADMA BIOCENTERS AFTER THE CLOSING, (III) THE LIKELIHOOD OF SUCCESS OF ANY APPLICATION FOR MARKETING AUTHORIZATION RELATING TO ANY PRODUCT CURRENTLY IN DEVELOPMENT OR FOR WHICH MARKETING AUTHORIZATION HAS NOT YET BEEN GRANTED EITHER IN THE UNITED STATES OR IN ANY OTHER COUNTRY, OR (IV) THE PROBABLE SUCCESS OR PROFITABILITY OF ADMA, BUYER OR THE ADMA BIOCENTERS AFTER THE CLOSING.

(b)      EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN THIS ARTICLE V, THE OTHER AGREEMENTS, THE EQUITY DOCUMENTS OR ANY OF THE OTHER INSTRUMENTS, DOCUMENTS (EXCLUDING THE COMMERCIAL AGREEMENTS) OR CERTIFICATES CONTEMPLATED HEREBY OR THEREBY, ADMA’S INTERESTS IN THE ADMA CAPITAL STOCK AND ADMA BIOCENTERS ARE BEING TRANSFERRED “AS IS, WHERE IS, WITH ALL FAULTS,” AND EXCEPT AS OTHERWISE EXPRESSLY SET FORTH HEREIN, THE OTHER AGREEMENTS, EQUITY DOCUMENTS OR ANY OF THE OTHER INSTRUMENTS, DOCUMENTS (EXCLUDING THE COMMERCIAL AGREEMENTS) OR CERTIFICATES CONTEMPLATED HEREBY OR THEREBY, ADMA AND BUYER EACH EXPRESSLY DISCLAIMS ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND OR NATURE, EXPRESS OR IMPLIED, AS TO THE CONDITION, VALUE OR QUALITY OF THE ADMA CAPITAL STOCK OR THE ADMA BIOCENTERS AND THE PROSPECTS (FINANCIAL OR OTHERWISE), RISKS AND OTHER INCIDENTS OF ADMA, BUYER OR THE ADMA BIOCENTERS.

ARTICLE VI
COVENANTS PRIOR TO CLOSING
6.1      Access to Information.

(a)      From the Execution Date until the earlier of the Effective Time or the termination of this Agreement pursuant to Section 10.1 and except as otherwise prohibited by applicable Law, Seller shall (i) afford ADMA, Buyer and their respective Representatives reasonable access, during regular business hours and at reasonable agreed-upon times, at ADMA’s sole cost and expense, to Seller’s personnel (subject to advance coordination with Seller), properties and books and records related to the Biotest Therapy BU, (ii) provide to ADMA and Buyer copies of any correspondence from or to the FDA or any other Governmental Authority relating to the CIVACIR Development Project, the Products or the Registrations or otherwise relating to the Biotest Therapy BU, in each case, within three (3) Business Days of receipt of, or three (3) Business Days prior to sending, as the case may be, such correspondence, (iii) furnish to ADMA, Buyer and their respective Representatives such additional information relating to the Biotest Therapy BU as may be reasonably requested and (iv) instruct the Representatives of Seller to cooperate with ADMA, Buyer and their respective Representatives in their investigation of the Biotest Therapy BU; provided, however, that such access shall not unreasonably interfere with Seller’s business and operations. Seller shall permit, ADMA, Buyer and their respective Representatives to perform, at ADMA’s sole cost and expense and without unreasonable interference to Seller’s business and operations, Phase I Environmental Site Assessments, within the scope of ASTM E 1527-13, with respect to the BTBU Owned Real Property as ADMA reasonably deems necessary.

(b)      From the Execution Date until the earlier of the Effective Time or the termination of this Agreement pursuant to Section 10.1 and except as otherwise prohibited by applicable Law, ADMA shall (i) afford Seller and its Representatives reasonable access, during regular business hours and at reasonable agreed-upon times, at Seller’s sole cost and expense, to ADMA’s personnel, properties and books and records related to the ADMA Business, (ii) furnish to Seller and its Representatives such additional information relating to the ADMA Business as may be reasonably requested and (iii) instruct the Representatives of ADMA to cooperate with Seller and its Representatives in their investigation of the ADMA Business; provided, however, that such access shall not unreasonably interfere with ADMA’s business and operations.

(c)      Any information provided pursuant to this Section 6.1 shall be subject to the terms of the Confidentiality Agreement.

6.2      Conduct of the Biotest Therapy BU.

(a)      From the Execution Date until the earlier of the Effective Time or the termination of this Agreement pursuant to Section 10.1, except as otherwise set forth on Schedule 6.2(a) or as expressly contemplated by this Agreement or consented to in writing by ADMA (not to be unreasonably withheld, conditioned or delayed), Seller shall use commercially reasonable efforts to: (i) operate the Biotest Therapy BU in the Ordinary Course of Business and (ii) preserve in all material respects the Purchased Assets and the business of the Biotest Therapy BU, including the Registrations and including using commercially reasonable efforts to:

(i)      maintain its corporate existence;

(ii)     maintain, preserve and retain good relationships with suppliers, customers, landlords and others having business relationships with the Biotest Therapy BU;

(iii)    keep available the services of the Key Employees; provided however, that Seller shall have the right to decide in its sole discretion concerning the expenditure of additional funds in connection with the performance of its obligations under this Section 6.2(a)(iii);

(iv)    maintain the Purchased Assets (including the BTBU Owned Real Property) in substantially similar condition and repair in all material respects in the Ordinary Course of Business, maintain in full force and effect, the Seller Insurance Policies for purposes of the Purchased Assets and the BTBU Real Property and, in the event of a casualty, loss or damage to any Purchased Asset prior to the Closing Date, either repair such Purchased Asset so it is in substantially similar or better condition in the Ordinary Course of Business than immediately prior to such casualty, loss or damage, or replace such Purchased Asset with an Asset of the same kind and quality or, if Buyer agrees, in its sole discretion, transfer the proceeds under any Seller Insurance Policy (together with the amount of any deductible or self-insured retention) to Buyer at the Closing;

(v)     continue to make capital expenditures consistent with those contemplated by the capital expenditure budget set forth on Schedule 6.2(a)(v);

(vi)    maintain in full force and effect all BTBU Intellectual Property and registrations and applications therefor, other than abandonments, lapses or expirations of immaterial BTBU Intellectual Property in the Ordinary Course of Business;

(vii)   comply with all material requirements of Applicable Laws and all material contractual obligations of the Biotest Therapy BU;

(viii)  prepare, in the Ordinary Course of Business, and timely file all Tax Returns relating to the Biotest Therapy BU and the Purchased Assets required to be filed by it and pay all material Taxes relating to the Biotest Therapy BU and the Purchased Assets as such Taxes become due and payable in the Ordinary Course of Business; and

(ix)    promptly notify ADMA of any pending Action, or receipt of any notice threatening an Action, concerning federal, state, local or foreign income or franchise Tax matters against or with respect to the Biotest Therapy BU and the Purchased Assets, and not settle or compromise any such Tax matter without obtaining ADMA’s comments in advance concerning such settlement or compromise;

(b)      From the Execution Date until the earlier of the Effective Time or the termination of this Agreement pursuant to Section 10.1, except as set forth on Schedule 6.2(b) or except as necessary to perform its obligations under Section 6.2(a), as expressly contemplated in this Agreement, or as consented to in writing by ADMA (not to be unreasonably withheld, conditioned or delayed), Seller shall not solely with respect to the Purchased Assets, the Assumed Liabilities, the Biotest Therapy BU or the BTBU Employees, as the case may be:

(i)      amend (whether by merger, consolidation or otherwise) its Certificate of Incorporation or Bylaws (or equivalent organizational documents);

(ii)    grant or announce any increase in the salaries, bonuses or other cash or equity compensation payable by Seller, or otherwise enter into, amend or modify any employment or severance or other agreement or arrangement, to any of the BTBU Employees or Other Seller Employees, other than (A) as required by Law, (B) pursuant to any Seller Plans, programs or agreements existing on the Execution Date, or (C) amounts due from Seller in respect of 2016 bonuses, which shall be paid in the Ordinary Course of Business and in accordance with the Biotest Pharmaceuticals Corporation Bonus Plan Guidelines provided by Seller;

(iii)   cancel or waive any material rights, or pay, discharge, settle or compromise any material Actions of Seller or any material Action involving or against Seller, in each case, relating to the Biotest Therapy BU or the Purchased Assets;

(iv)   to the extent related to the Biotest Therapy BU or the Purchased Assets, (x) adversely alter its customary practices with respect to collection of accounts receivable and payment of accounts payable of the Biotest Therapy BU or billing practices, (y) amend, modify or change in any material respect Seller’s Inventory management practices, or (z) make any material change to its customer pricing, including with respect to the provision of discounts, rebates or allowances, or engage in any promotional sales activity, in each case outside of the Ordinary Course of Business or in a manner that could reasonably be expected to materially interfere with the Buyer’s conduct of the Biotest Therapy BU following the Closing;

(v)    make any capital improvements or alterations or changes to the BTBU Owned Real Property except those necessary to prevent loss of life, personal injury or property damage in emergency situations;

(vi)   sell, lease, license, transfer, convey title (in whole or in part), dispose of any interest in or grant any right to any of the Purchased Assets, the BTBU Leased Real Property or the Biotest Therapy BU, other than sales of Inventory in the Ordinary Course of Business, grants of non-exclusive licenses to Intellectual Property to customers in the Ordinary Course of Business, or pursuant to any Assigned Contract as in effect as of the Execution Date, or except as provided in Section 6.2(b)(xi), permit or allow any of the Purchased Assets, the BTBU Leased Real Property or the Biotest Therapy BU to be subjected to any Encumbrances other than any Encumbrances that exist on the Execution Date (all of which shall be released, satisfied or otherwise discharged as of the Effective Time, other than Permitted Encumbrances);

(vii)  terminate, cancel, modify, amend, fail to renew, renew or waive any right under, any BTBU Real Property Lease, any Material Contract or material Registration or otherwise waive, release or assign any material rights, claims or benefits thereto;

(viii) enter into any Contract that would be required to be disclosed on Schedule 4.18(a) or that has a term greater than one (1) year and a total value of $100,000 or more;

(ix)    fail to maintain in full force and effect any Seller Insurance Policy in effect, except for any Seller Insurance Policy replaced by a new or successor policy of substantially similar coverage;

(x)    make any changes to the technology infrastructure (other than normal repairs, maintenance or version updates) in connection with the Biotest Therapy BU or the Purchased Assets;

(xi)   incur any Indebtedness that creates an Encumbrance on the Purchased Assets, other than in the Ordinary Course of Business;

(xii)  enter into any hedging or similar transaction in connection with the Biotest Therapy BU or the Purchased Assets;

(xiii) agree to take any of the actions specified in this Section 6.2(b), except as expressly contemplated by this Agreement, the Commercial Agreements and the Other Agreements;

(xiv) (A) make or rescind any election relating to Taxes with respect to the Biotest Therapy BU and/or the Purchased Assets or (B) make any change in any methods or policies or systems of internal accounting controls, keeping of books of account, accounting practices, or material method of Tax accounting, in each case relating to the Biotest Therapy BU and/or the Purchased Assets, unless required by GAAP (under applicable authoritative accounting pronouncements) or applicable Law; or

(xv)  conduct any portion of the Biotest Therapy BU on real property other than the Real Property.

(c)      Each Party acknowledges and agrees that:

(i)      nothing in this Agreement shall give ADMA or Buyer, directly or indirectly, the right to control or direct Seller’s operation of the Biotest Therapy BU prior to the Effective Time;

(ii)     prior to the Effective Time, Seller shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its operations; and

(iii)    notwithstanding anything to the contrary set forth in this Agreement, no consent of Buyer shall be required with respect to any matter set forth in this Section 6.2 or elsewhere in this Agreement to the extent the requirement of such consent would, upon advice of outside counsel, violate any Antitrust Law.

6.3      Conduct of the ADMA Business.

(a)      From the Execution Date until the earlier of the Effective Time or the termination of this Agreement pursuant to Section 10.1, except as otherwise set forth on Schedule 6.3(a) or as expressly contemplated by this Agreement or consented to in writing by Seller (not to be unreasonably withheld, conditioned or delayed), ADMA shall use commercially reasonable efforts to: (i) operate the ADMA Business in the Ordinary Course of Business and (ii) preserve in all material respects the ADMA Business, including using commercially reasonable efforts to:

(i)      maintain its corporate existence;

(ii)     maintain, preserve and retain good relationships with suppliers, customers, landlords and others having business relationships with the ADMA Business;

(iii)    keep available the services of its key employees; provided however, that ADMA shall have the right to decide in its sole discretion concerning the expenditure of additional funds in connection with the performance of its obligations under this Section 6.3(a)(iii);

(iv)    maintain ADMA’s Assets in good condition and repair in all material respects, maintain insurance reasonably comparable to that in effect on the date hereof and maintain inventory and supplies at customary operating levels in the Ordinary Course of Business;

(v)    continue to make capital expenditures consistent with those contemplated by the capital expenditure budget set forth on Schedule 6.3(a)(v);

(vi)    maintain in full force and effect all ADMA Intellectual Property and registrations and applications therefor, other than abandonments, lapses or expirations of immaterial ADMA Intellectual Property in the Ordinary Course of Business;

(vii)   comply with all material requirements of applicable Laws and all material contractual obligations of the ADMA Business; and

(viii)  prepare, in the Ordinary Course of Business, and timely file all material Tax Returns required to be filed by it and pay all material Taxes as such Taxes become due and payable in the Ordinary Course of Business.

(b)      From the Execution Date until the earlier of the Effective Time or the termination of this Agreement pursuant to Section 10.1, except as set forth on Schedule 6.3(b) or except as necessary to perform its obligations under Section 6.3(a), as expressly contemplated in this Agreement, or as consented to in writing by Seller (not to be unreasonably withheld, conditioned or delayed), ADMA shall not:

(i)      amend (whether by merger, consolidation or otherwise) its Certificate of Incorporation or Bylaws, other than as contemplated by Section 6.6(b);

(ii)     cancel or waive any material rights, or pay, discharge, settle or compromise any material Actions of ADMA or any material Action involving or against ADMA;

(iii)    (x) adversely alter its customary practices with respect to collection of accounts receivable and payment of accounts payable or billing practices, (y) amend, modify or change in any material respect ADMA’s inventory management practices, or (z) make any material change to its customer pricing, including with respect to the provision of discounts, rebates or allowances, or engage in any promotional sales activity, in each case outside of the Ordinary Course of Business;

(iv)    enter into, establish or amend any ADMA Plan, other than as required for compliance with Law;

(v)    sell, lease, license, transfer, convey title (in whole or in part), dispose of any interest in or grant any right to any of ADMA’s Assets, other than grants of non-exclusive licenses to Intellectual Property to customers in the Ordinary Course of Business, sales of inventory in the Ordinary Course of Business or pursuant to any Contract as in effect as of the Execution Date, or, except as provided in Section 6.3(b)(x), permit or allow any of ADMA’s Assets to be subjected to any Encumbrances other than any Encumbrances that exist on the Execution Date or Permitted Encumbrances, or negotiate or have any discussions regarding the foregoing;

(vi)   terminate or modify any ADMA Material Contract or otherwise waive, release or assign any material rights, claims or benefits thereto;

(vii)  enter into any Contract that would be required to be disclosed on Schedule 5.17(a) or that has a term greater than one (1) year and a total value of $100,000 or more;

(viii) fail to maintain in full force and effect any ADMA Insurance Policy in effect, except for any ADMA Insurance Policy replaced by a new or successor policy of substantially similar coverage;

(ix) make any changes to the technology infrastructure (other than normal repairs, maintenance or version updates) in connection with the ADMA Business;
(x)      incur any Indebtedness that creates any Encumbrance on the Assets of ADMA or incur any additional Indebtedness under the Loan Agreement, other than in the Ordinary Course of Business;

(xi)     enter into any hedging or similar transaction in connection with the ADMA Business;

(xii)    agree to take any of the actions specified in this Section 6.3(b), except as contemplated by this Agreement, the Commercial Agreements, the Other Agreements or the Equity Documents; or

(xiii)   (A) make or rescind any election relating to Taxes or (B) make any change in any methods or policies or systems of internal accounting controls, keeping of books of account, accounting practices, or material method of Tax accounting, unless required by GAAP (under applicable authoritative accounting pronouncements) or applicable Law.

(c)      Each Party acknowledges and agrees that:

(i)      nothing in this Agreement shall give Seller, directly or indirectly, the right to control or direct ADMA’s operation of the ADMA Business;

(ii)     ADMA shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ respective operations; and

(iii)    notwithstanding anything to the contrary set forth in this Agreement, no consent of Seller shall be required with respect to any matter set forth in this Section 6.3 or elsewhere in this Agreement to the extent the requirement of such consent would, upon advice of outside counsel, violate any Antitrust Law.

6.4      Required Notices, Approvals and Consents.

(a)      As soon as reasonably practicable after the Execution Date, Seller, ADMA and Buyer shall (and shall cause their respective Affiliates to) make all filings, notices, petitions, statements, registrations, submissions of information, application or submission of other documents required to be made in order to consummate the Transactions in accordance with Section 6.5. Seller shall, as promptly as reasonably practicable after the Execution Date, (i) provide all notices to third parties as are required pursuant to the terms of, or as otherwise required by, any of the Assigned Contracts in connection with the assignment of the Assigned Contracts to Buyer, (ii) use its commercially reasonable efforts to (A) obtain all consents required to effect the assignment of the Assigned Contracts and BTBU Real Property Leases to Buyer, (B) obtain any landlord’s estoppel certificates requested by Buyer and in form and substance reasonably acceptable to Buyer from landlords under the BTBU Real Property Leases, and (C) with respect to any BTBU Real Property Lease for which the applicable BTBU Leased Real Property is subject to an existing mortgage, deed of trust or ground lease, obtain any non-disturbance agreements requested by Buyer and in form and substance reasonably acceptable to Buyer, with any related fees of such non-disturbance agreements to be at Seller’s sole cost and expense, (iii) subject to Section 8.8 file or submit, to the FDA or any other Governmental Authority, all such duly executed filings and submissions as are necessary to transfer the rights to the Registrations (to the extent so transferable) to Buyer, or for FDA to reissue the Product BLAs to Buyer, including the Seller Registration Transfer Letter, and (iv) make such filings as are reasonably necessary to transfer, to the extent so transferable from Seller under applicable Law, all special permits or licenses issued by the state or municipality in which each parcel of Real Property is located in connection with the operation of the business of the Biotest Therapy BU (including any permits required pursuant to Environmental, Safety and Health Laws). Notwithstanding anything to the contrary herein, Seller shall permit ADMA to participate in all correspondence, calls and meetings with the FDA between the Execution Date and the Effective Date to the extent any such correspondence, call or meeting relates to the Biotest Therapy BU or the Purchased Assets.

(b)      Without limiting the generality of the obligations of the Parties set forth in Section 6.4(a) and in furtherance thereof, the Parties hereby acknowledge and agree that with respect to (i) the Althea Contract, if, prior to the Effective Time, Seller cannot obtain the written consent of Althea (and, if necessary, Ajinomoto Althea, Inc.) to assign such Contract as an Assigned Contract hereunder, which assignment agreement will be in form and substance mutually agreeable to the Parties and include an acknowledgement from Althea (and, if necessary, Ajinomoto Althea, Inc.) that the Althea Contract remains in full force and effect in accordance with its terms, then as promptly as practicable following the Effective Time, Seller will use its commercially reasonable efforts to assist and cooperate with Buyer in Buyer’s efforts to negotiate and sign a new written Contract with Althea (and, if necessary, Ajinomoto Althea, Inc.) with respect to the Biotest Therapy BU to supersede the Althea Contract, and (ii) the Sanofi Manufacturing Contract and Sanofi Plasma Contract, (A) Buyer and Seller will use their respective commercially reasonable efforts to receive the written consent of Sanofi to (x) bifurcate the obligations of Seller under the Sanofi Plasma Contract, on the one hand, and the Sanofi Manufacturing Contract, on the other hand, such that, from and after the Closing, the plasma supply obligations of Seller and the product manufacturing obligations of Buyer will be governed by two separate and independent amended and restated Contracts, the first applicable solely to the plasma supply obligations of Seller, and the second applicable solely to the product manufacturing obligations of Buyer, in each case without containing any cross default, set-off or similar provisions that can be triggered under such new separate and independent Contracts, and (B) if Sanofi does not agree to provide its written consent to the aforementioned bifurcation reasonably in advance of the anticipated Effective Time, then Seller and Buyer will (x) use their respective commercially reasonable efforts to receive the written consent of Sanofi to the assignment to Buyer of the Sanofi Manufacturing Contract at the Closing, which assignment agreement will be in form and substance mutually agreeable to such Parties, and (y) reasonably cooperate and mutually agree in writing, effective as of the Closing, on the fulfillment of the plasma supply obligations of Seller from and after the Closing under the Sanofi Plasma Contract and the product manufacturing obligations of Buyer from and after the Closing under the Sanofi Manufacturing Contract.

6.5      HSR Act; Other Antitrust Laws.

(a)      As promptly as practicable after the date hereof, ADMA, Buyer and Seller shall use their reasonable best efforts to make, and shall cause their Affiliates to use their reasonable best efforts to make, all filings, notices, petitions, statements, registrations, submissions of information, application or submission of other documents required by any Governmental Authority in connection with the Transactions, including: (i) within twenty (20) Business Days of the Execution Date, any filings, submissions, notification and report forms and related material that may be required under the HSR Act with the United States Federal Trade Commission and the Antitrust Division of the United States Department of Justice and (ii) any filings required under any other applicable Antitrust Laws. Subject to restrictions required under applicable Law relating to the exchange of information, each of ADMA, Buyer and Seller shall promptly supply the other with any information as such other Party may reasonably request in order to prepare or make any required filings or applications pursuant to this Section 6.5. In addition, each of ADMA, Buyer and Seller shall, and shall cause its applicable Affiliates to, request early termination of the applicable waiting period under the HSR Act, use their respective commercially reasonable efforts to obtain such early termination and as promptly as reasonably practicable make any further filings that may be necessary, proper, or advisable in connection with the clearance of the Transactions under the HSR Act. Buyer and Seller shall each pay one half of all fees due in connection with filings required under the HSR Act.

(b)      Subject to applicable confidentiality restrictions or restrictions required under applicable Law relating to the exchange of information, each of Seller, ADMA and Buyer shall promptly notify the other of the receipt and contents of: (i) any comments or questions from any Governmental Authority in connection with any filings made pursuant hereto or otherwise related to the Transactions and (ii) any requests by any Governmental Authority for additional information or amendments or supplements to any filings made pursuant to any applicable Antitrust Laws and rules and regulations of any Governmental Authority or answers to any questions, or the production of any documents, relating to such additional information, amendments or supplements or any investigation of the Transactions by any Governmental Authority. Without limiting the generality of the foregoing, each Party shall promptly provide to the other Party (or its respective advisors) upon request copies of all correspondence between such Party and any Governmental Authority relating to the Transactions. In addition, each Party will keep the other Parties apprised on a reasonably prompt basis of the status of any such inquiry or request. The Parties may, as they reasonably deem advisable and necessary, designate any competitively sensitive materials provided to the other under this Section as “outside counsel only.” Such materials and the information contained therein shall be given only to outside counsel of the recipient and will not be disclosed by such outside counsel to employees, officers, or directors of the recipient except with the advance written consent of the Party providing such materials. In addition, to the extent reasonably practicable and consented to by the applicable Governmental Authority, all discussions, telephone calls, and meetings with a Governmental Authority regarding the filings or the Transactions shall include Representatives of both Buyer and Seller. Subject to applicable Law, the Parties will reasonably consult and cooperate with each other in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, and proposals, made or submitted to any Governmental Authority regarding the Transactions by or on behalf of any Party.

(c)      No Party shall take any action that could reasonably be expected to materially and adversely affect the approval of any Governmental Authority of any of the aforementioned filings. Subject to the other terms and conditions of this Section 6.5, the Parties further covenant and agree, with respect to a threatened or pending preliminary or permanent injunction or other order, decree or ruling or statute, rule, regulation or executive order that would materially and adversely affect the ability of the Parties to consummate the Transactions, to use commercially reasonable efforts to prevent or lift the entry, enactment or promulgation thereof, as the case may be.

(d)      Notwithstanding anything herein to the contrary, the Parties understand and agree that commercially reasonable efforts of any party hereto shall not be deemed to include: (i) proposing, negotiating, agreeing to or offering to commit to any sale, divestiture, license, disposition or separation (including by establishing a trust or otherwise) of, or any limitation on any operation or business of, any Party or any of its or its Affiliates’ businesses, assets or properties, (ii) terminating, relinquishing, modifying or waiving existing relationships, ventures, contractual rights, obligations or other arrangements of ADMA, Buyer, Seller or their respective Affiliates, (iii) creating any relationships, ventures, contractual rights, obligations or other arrangements of ADMA, Buyer, Seller or their respective Affiliates, or (iv) proffering or consenting to any other restriction, prohibition or limitation on any of the assets of ADMA, Buyer, Seller or their respective Affiliates, except, in each case, to the extent such action, consent or condition would not reasonably be expected, individually or in the aggregate, to have a Seller Material Adverse Effect or ADMA Material Adverse Effect. Subject to the other terms and conditions of this Section 6.5, if any objections are asserted with respect to the Transactions under any Law relating to regulatory matters or if any Action is instituted by any Governmental Authority or any private party challenging the Transactions as violative of any Law relating to regulatory matters, each of the Parties shall cooperate with one another and use their respective reasonable best efforts to: (x) oppose or defend against any Action to prevent or enjoin consummation of the Transactions and/or (y) take such action as reasonably necessary to overturn any Action by any Governmental Authority or private party to block consummation of the Transactions, including by defending any Action brought by any Governmental Authority or private party in order to avoid entry of, or to have vacated, overturned or terminated, including by appeal if necessary, any decree, judgment, injunction or other order (whether temporary, preliminary or permanent) that would restrain, prevent or delay the Transactions, or in order to resolve any such objections or challenge as such Governmental Authority or private party may have to such Transactions under such Laws so as to permit consummation of the Transactions.

6.6      Proxy Statement; ADMA Stockholders’ Meeting.

(a)      Proxy Statement. As promptly as practicable after the Execution Date, ADMA shall prepare and file with the SEC a preliminary proxy statement relating to the ADMA Stockholders’ Meeting (together with the notice of meeting and any amendments thereof or supplements thereto and including exhibits thereto, the “Proxy Statement”). Seller shall furnish all information as ADMA may reasonably request in connection with the preparation and filing of the Proxy Statement and any updates to such information, as appropriate. As promptly as practicable after (x) ADMA receives notice from the SEC that the SEC will furnish no comments on the Proxy Statement, or (y) the clearance of the Proxy Statement by the SEC (if the SEC furnishes comments to the Proxy Statement to ADMA), ADMA shall file a definitive Proxy Statement with the SEC and mail the Proxy Statement to its stockholders and furnish to Seller. Subject to Section 6.8, the Proxy Statement shall include the ADMA Recommendation. ADMA will use commercially reasonable efforts to respond to any comments made by the SEC with respect to the Proxy Statement. ADMA will notify Seller promptly upon receipt of any request by the SEC for amendment of the Proxy Statement, comments thereon or requests by the SEC for additional information. Before responding to any such comments or requests, ADMA shall provide Seller with a reasonable opportunity to review and comment on any drafts of the Proxy Statement and related correspondence and filings and shall include in such drafts, correspondence and filings all comments reasonably proposed by Seller. Each of ADMA and Seller agrees promptly to correct any information provided by it for inclusion or incorporation by reference in the Proxy Statement if and to the extent that it shall have become (or shall have become known to be) false or misleading in any material respect. ADMA further agrees to cause the Proxy Statement, as so corrected, to be filed promptly with the SEC and mailed to its stockholders, in each case, as and to the extent required by applicable Law.

(b)      ADMA Stockholders’ Meeting. Subject to Section 6.8, ADMA shall call and hold a special meeting of its stockholders, as promptly as practicable following the earlier of the date on which (x) ADMA receives notice from the SEC that the SEC will furnish no comments on the Proxy Statement or (y) the Proxy Statement is cleared by the SEC, in each case, for the purpose of obtaining the ADMA Stockholder Approval (the “ADMA Stockholders’ Meeting”); provided, however, that for the avoidance of doubt, ADMA may postpone, recess or adjourn the ADMA Stockholders’ Meeting: (i) with the consent of Seller; (ii) for the absence of a quorum; or (iii) to allow reasonable additional time for the filing and dissemination to ADMA’s stockholders prior to ADMA’s Stockholder’s Meeting of any supplemental or amended disclosure which the board of directors of ADMA has determined in good faith (after consultation with its outside legal counsel) that the failure to do so would be inconsistent with its fiduciary duties under applicable Laws and for such supplemental or amended disclosure to be disseminated to and reviewed by ADMA’s stockholders prior to the ADMA Stockholders’ Meeting.

6.7      Exclusivity. From the Execution Date until the earlier of the Effective Time or the termination of this Agreement pursuant to Section 10.1, neither Seller nor the Biotest Guarantors nor any of their respective Affiliates will, directly or indirectly, solicit any offers for the acquisition of any equity interests in Seller or the sale of all or any portion of the Purchased Assets or the Biotest Therapy BU, or negotiate, discuss, entertain or approve any offer or indication of interest with respect to any such acquisition or sale or undertake any transactions similar to the foregoing transactions.

6.8      No Solicitation; Buyer Acquisition Proposals.

(a)      From the Execution Date until the earlier of the Effective Time or the termination of this Agreement pursuant to Section 10.1, except as specifically permitted by Section 6.8(b), Section 6.8(e) or Section 6.8(f), ADMA shall not, and shall cause its Affiliates and Representatives not to, (i) solicit, initiate, knowingly encourage or knowingly facilitate any inquiries or the making of any offer or proposal regarding any Alternative Transaction Proposal, (ii) approve, endorse or recommend any Alternative Transaction Proposal, (iii) withdraw, modify or amend the ADMA Recommendation in a manner adverse to Seller in connection with any Alternative Transaction Proposal (any action described in clause (ii) or (iii), an “Adverse Recommendation Change”), (iv) execute or enter into any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement, option agreement or other similar contract, agreement or understanding or (v) resolve, agree or publicly propose to do any of the foregoing.

(b)      Notwithstanding Section 6.8(a), if ADMA receives an Alternative Transaction Proposal after the Execution Date and prior to obtaining the ADMA Stockholder Approval, then, in response thereto, ADMA may provide or give access to the Person or group making such Alterative Transaction Proposal (the “Potential Acquiror”) information relating to ADMA (so long as any written material non-public information provided by ADMA to such Potential Acquiror has previously been made available to Seller or is made available to Seller prior to or concurrently with the time it is made available to such Potential Acquiror), and enter into discussions or negotiations with such Potential Acquiror; provided, however, that each of the following conditions are met: (i) such Potential Acquiror (A) entered into a confidentiality agreement with ADMA prior to the date hereof, or (B) if entered into after the date hereof, such Potential Acquiror executes a confidentiality agreement with terms no less favorable in the aggregate to ADMA than those contained in the Confidentiality Agreement, (ii) the board of directors of ADMA determines in good faith (after consultation with ADMA’s outside financial advisor and outside counsel) that such Alternative Transaction Proposal constitutes or could reasonably be expected to lead to a Superior Transaction and (iii) ADMA has provided Seller with prior written notice, (A) that information has been requested or discussions or negotiations have been sought to be initiated relating to an Alternative Transaction Proposal, (B) of the identity of the Potential Acquiror and any other terms of such request, inquiry or Alternative Transaction Proposal as would be material to an evaluation of such Alternative Transaction Proposal and (C) of its intent to take any such action.

(c)      Without limiting Section 6.8(a), if ADMA or any of its Representatives participates in discussions or negotiations with, or provides or gives access to information to, a Potential Acquiror, ADMA will keep Seller advised on a reasonably current basis of any material developments with respect thereto.

(d)      ADMA shall, and shall cause its Representatives to, immediately cease and cause to be terminated any existing activities, discussions, or negotiations with any Persons other than Seller and its Affiliates conducted prior to the Execution Date with respect to any Alternative Transaction Proposal.

(e)      Notwithstanding Section 6.8(a), at any time prior to obtaining the ADMA Stockholder Approval, the board of directors of ADMA may make an Adverse Recommendation Change and, subject to ADMA’s compliance with Section 10.1(c)(ii), enter into an agreement with respect to a Superior Transaction, if and only if (i) ADMA shall not have breached this Section 6.8 in connection with such Adverse Recommendation Change; (ii) the board of directors of ADMA determines in good faith (after consultation with ADMA’s outside legal counsel) that the failure to make the Adverse Recommendation Change would be inconsistent with the fiduciary duties of the board of directors of ADMA under applicable Laws; (iii) ADMA shall have given Seller prior written notice of its intention to make an Adverse Recommendation Change at least three (3) days prior to making any Adverse Recommendation Change, which prior written notice shall include all of the material terms and conditions of such Alternative Transaction, and, if available, the current draft agreement reflecting such terms and conditions; (iv) the board of directors of ADMA determines in good faith (after consultation with its outside financial advisor and outside legal counsel) that such Alternative Transaction Proposal constitutes a Superior Transaction; and (v) (A) during the three (3) day period described in clause (iii), the board of directors of ADMA allows Seller to propose an amendment to the terms of this Agreement and negotiate in good faith with Seller with respect to any such proposed amendment, and (B) after which period the board of directors of ADMA determines in good faith (after consultation with ADMA’s outside financial advisor and outside legal counsel), after considering such proposed amendment and negotiations, if any, that such Alternative Transaction Proposal continues to be a Superior Transaction.

(f)      Nothing contained in this Section 6.8 shall prohibit ADMA from complying with Rules 14a-9, 14d-9, 14e-2 and Item 1012(a) of Regulation M-A promulgated under the Exchange Act, or from issuing a “stop, look and listen” statement pending disclosure of its position thereunder, or making any required disclosure to ADMA’s stockholders if, in the good faith judgment of the board of directors of ADMA, after consultation with its outside legal counsel, the failure to do so would be inconsistent with its fiduciary duties under applicable Law or such disclosure is otherwise required under applicable Law.

6.9      Shared Use Assets; Transition Activities.

(a)      Between the Execution Date and the Effective Date, each of Buyer and Seller shall prepare a mutually agreeable Schedule 1.1(m) which will (i) list those Assets of Seller (the “Shared Use Assets”) that are currently used in or necessary to both the Biotest Therapy BU and Seller’s Excluded Business and (ii) set forth in Column A those Shared Use Assets that are to be acquired by Buyer at the Effective Time (“Buyer Shared Use Assets”) and in Column B those Shared Use Assets to be retained by Seller (“Seller Shared Use Assets”).

(b)      Between the Execution Date and the Effective Time, each of Buyer and Seller shall prepare a mutually agreeable Transition Services Agreement, (the “Transition Services Agreement”), to be entered into and effective at the Effective Time, pursuant to which Seller and Buyer shall provide certain transitional services to the other Party with respect to the Shared IT Assets for an initial term of twenty-four (24) months after the Effective Time and such other transitional services which may include finance, human resources and information technology services, in each case, in accordance with the terms and conditions thereof.

6.10    Notifications. From the Execution Date until the earlier of the Effective Time or the termination of this Agreement pursuant to Section 10.1, subject to applicable Law, Seller, on the one hand, and ADMA or Buyer, on the other hand, shall promptly notify the other Party or Parties in writing of (a) any fact, change, condition, circumstance or occurrence or nonoccurrence of any event of which it is aware that will or is reasonably likely to result in any of the conditions set forth in Article VII to not be satisfied at or prior to the Effective Time and (b) any Action commenced or, to such Party’s Knowledge, threatened, relating to or involving or otherwise affecting such Party or any of its Affiliates which relates to this Agreement or the Transactions; provided, however, that the delivery of any notice pursuant to this Section 6.10 shall not affect any of the representations, warranties, covenants, rights or remedies, or the conditions to the obligations of, the Parties hereunder; provided, further, that the Parties acknowledge and agree that any breach of the obligation to notify pursuant to this Section 6.10 will be treated for all purposes of this Agreement (including satisfaction of the conditions in Article VII and indemnification in Article XI) only as a breach of the underlying representation and warranty and not as an independent breach of a covenant or agreement.

6.11    Further Assurances; Further Documents.

(a)      From the Execution Date until the earlier of the Effective Time or the termination of this Agreement pursuant to Section 10.1, subject to the terms and conditions of this Agreement (including Section 6.5), each of Seller, ADMA and Buyer shall use (and cause their respective Affiliates to use) their respective commercially reasonable efforts, to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, in the most expeditious manner practicable, (i) to satisfy or cause to be satisfied all the conditions precedent that are set forth in Article VII, as applicable to each such Party, (ii) to cause the Transactions to be consummated and (iii) without limiting the generality of the foregoing, to obtain all Required Consents and to make all filings with, and give all notices to, third parties that may be necessary or reasonably required on its part in order to consummate the Transactions.

(b)      Each of Buyer and Seller shall, and shall cause its respective Affiliates to, at the request of another Party, execute and deliver to such other Party all such further instruments, assignments, assurances and other documents as such other Party may reasonably request in connection with the consummation of the Transactions.

(c)      Seller shall, and shall cause its Affiliates to, use commercially reasonable efforts to cause their Representatives to provide to ADMA (i) the financial statements of the Biotest Therapy BU, including any applicable accountant’s reports and consents, and (ii) such other financial information as is reasonably necessary to prepare pro forma financial statements, in each case, that ADMA reasonably determines are required in connection with the preparation of the Proxy Statement and any Form 8-K (including amendments thereto), to be filed by or on behalf of ADMA in connection with the Closing.

6.12    Termination of Affiliate Transactions. Other than any Affiliate Transaction identified in writing by ADMA or Buyer to Seller at least three (3) Business Days prior to the Closing Date, Seller shall and shall cause its Affiliates to take all actions necessary to terminate all Seller Affiliate Transactions between Seller, on the one hand, and one or more of Seller’s Affiliates, on the other hand, at or prior to the Closing in a manner such that neither ADMA nor Buyer has or will have any Liability following the Closing pursuant to any such Seller Affiliate Transaction.

6.13    Issuance of Warrants. If, during the period between September 12, 2016 and the Closing Date, ADMA issues rights, options or warrants entitling the holder(s) thereof to acquire in the aggregate in excess of 184,000 shares of ADMA Common Stock, at the Closing, ADMA shall issue to Seller warrants (evidenced by an instrument in a form reasonably acceptable to the Seller) entitling the Seller to acquire that number of shares of ADMA NV Capital Stock equal to the excess of (a) the aggregate number of shares of ADMA Common Stock issued between September 12, 2016 and the Closing Date, over (b) 184,000 (such excess, the “Biotest Warrants Amount”); provided, that the instrument evidencing such warrants shall provide that if at the time Seller exercises such warrants to purchase shares of ADMA NV Capital Stock, (x) the Standstill Period has expired or been earlier terminated pursuant to the terms of Article III of the Stockholders Agreement, or (y) Seller and its Affiliates Beneficially Own less than thirty percent (30%) of the issued and outstanding ADMA Common Stock, then ADMA shall issue to Seller upon such exercise (i) such number of shares of ADMA Common Stock which, together with the shares of ADMA Common Stock Beneficially Owned by Seller and its Affiliates as of immediately before such exercise, represents thirty percent (30%) of the issued and outstanding shares of ADMA Common Stock, and (ii) such number of shares of ADMA NV Capital Stock equal to the excess of the Biotest Warrants Amount over the number of shares of ADMA Common Stock issued by ADMA pursuant to the foregoing clause (i). The instrument evidencing such warrants shall provide that the exercise price of such warrants shall be equal to the closing trading price per share of ADMA Common Stock on the Closing Date.

6.14    Conditional Release. ADMA and Seller hereby acknowledge and agree that each of the Manufacturing Agreement and the Master Services Agreement will remain in full force in effect until the Effective Time, except as modified by this Section 6.14, and will be terminated at the Effective Time pursuant to the Termination Agreement. From the Execution Date until the Effective time, each of ADMA and Seller hereby, on behalf of itself and its respective Affiliates, successors and assigns, releases, waives and discharges the other Party of and from any and all claims, counterclaims, liabilities, charges, damages, demands, actions or causes of action, known or unknown, relating to or arising from any breach, default, intentional misrepresentation or intentional misconduct under the Manufacturing Agreement or the Master Services Agreement; provided, however, that the foregoing release, waiver and discharge shall immediately terminate and be of no further force or effect without further action by Seller or ADMA or any other Person if this Agreement is terminated for any reason prior to the Closing in accordance with Article X; provided, further, that except as expressly provided above in this Section 6.14, nothing in this Section 6.14 shall constitute a waiver of, or otherwise prejudice, any of the Parties’ rights, remedies and defenses with respect to any of the other matters set forth in this Agreement, each of which is hereby expressly reserved and retained in all respects. Seller and ADMA hereby waive any notice, notice periods or other requirements in the Manufacturing Agreement or Master Services Agreement relating to the termination of such agreements at the Effective Time.

ARTICLE VII
CONDITIONS TO CLOSING

7.1      Conditions Precedent to Obligations of ADMA, Buyer and Seller. The respective obligations of ADMA, Buyer and Seller to consummate the Transactions on the Closing Date are subject to the satisfaction or written waiver by such Party, at or prior to the Closing, of the following conditions:

(a)      No Injunctions or Restraints. No Law, preliminary or permanent injunction or other Order has been issued by any Governmental Authority of competent jurisdiction which enjoins, restrains, prohibits or makes illegal pursuant to applicable Law the performance of all or any part of this Agreement or the consummation of the Transactions on the Closing Date.

(b)      Antitrust Approvals. Any waiting period (and any extension thereof) under the HSR Act or any other Antitrust Law applicable to the Transactions shall have expired or been terminated.

(c)      ADMA Stockholder Approval. The ADMA Stockholder Approval shall have been obtained.

(d)      Filing of ADMA’s Amended COI. ADMA’s Amended COI shall have been properly executed, acknowledged and filed with the Secretary of State of Delaware.

7.2      Conditions Precedent to ADMA’s and Buyer’s Obligations. ADMA’s and Buyer’s obligations to consummate the Transactions on the Closing Date shall be subject to the satisfaction of each of the following additional conditions, any one or more of which may be waived in writing by ADMA and Buyer in their sole discretion at or prior to the Closing:

(a)      Representations and Warranties. Each of (i) the Seller Fundamental Representations and the representation and warranty of Seller in clause (y) of the lead-in to Section 4.20 shall be true and correct in all respects as of the Execution Date and as of the Effective Time as though made on and as of the Effective Time (except that those representations and warranties which address matters only as of a particular date need only be true and correct as of such date) and (ii) the other representations and warranties of Seller contained in Article IV shall be true and correct in all respects as of the Execution Date and as of the Effective Time as though made on and as of the Effective Time (except that those representations and warranties which address matters only as of a particular date need only be true and correct as of such date) without regard to any materiality, Seller Material Adverse Effect or similar qualifiers contained within such representations and warranties; provided, however, that the condition in clause (ii) of this Section 7.2(a) shall be deemed satisfied so long as any failure of such representations and warranties to be true and correct would not, individually or in the aggregate, reasonably be expected to have a Seller Material Adverse Effect. ADMA and Buyer shall have received a certificate signed by a duly authorized officer of Seller certifying as to compliance with the conditions set forth in this Section 7.2(a).

(b)      Performance. Seller shall have performed and complied in all material respects with each of the covenants, agreements and obligations Seller is required to perform at or prior to Closing under the terms of this Agreement, the Commercial Agreements, the Other Agreements and the Equity Documents, and delivered or caused to be delivered to ADMA and Buyer at or prior to the Closing each item required to be delivered by Seller under Section 3.2(a). ADMA and Buyer shall have received a certificate signed by a duly authorized officer of Seller certifying as to compliance with the conditions set forth in this Section 7.2(b).

(c)      No Seller Material Adverse Effect. Since the date of this Agreement, there shall not have occurred a Seller Material Adverse Effect. ADMA and Buyer shall have received a certificate signed by a duly authorized officer of Seller certifying as to compliance with the conditions set forth in this Section 7.2(c).

(d)      Open Permits. Seller shall have caused the open permits at the BTBU Owned Real Property set forth on Schedule 7.2(d) other than those relating to ongoing construction (as indicated on such Schedule) to be closed and resolved in a manner that is reasonably satisfactory to Buyer.

(e)      Actions and Documents. Seller shall have taken all actions to be taken, and delivered to ADMA and Buyer all payments, certificates, instruments and other documents to be delivered, in each case, in accordance with Section 3.2(a).

7.3      Conditions Precedent to Seller’s Obligations. Seller’s obligation to consummate the Transactions on the Closing Date shall be subject to the satisfaction of each of the following additional conditions, any one or more of which may be waived in writing by Seller in its sole discretion at or prior to the Closing:

(a)      Representations and Warranties. Each of (i) the ADMA Fundamental Representations and the representation and warranty of ADMA in clause (y) of the lead-in to Section 5.19 shall be true and correct in all respects as of the Execution Date and as of the Effective Time as though made on and as of the Effective Time (except that those representations and warranties which address matters only as of a particular date need only be true and correct as of such date) and (ii) the other representations and warranties of ADMA and Buyer contained in Article V shall be true and correct in all respects as of the Execution Date and as of the Effective Time as though made on and as of the Effective Time (except that those representations and warranties which address matters only as of a particular date need only be true and correct as of such date) without regard to any materiality, ADMA Material Adverse Effect or similar qualifiers contained within such representations and warranties; provided, however, that the condition in clause (ii) of this Section 7.3(a) shall be deemed satisfied so long as any failure of such representations and warranties to be true and correct would not, individually or in the aggregate, reasonably be expected to have an ADMA Material Adverse Effect. Seller shall have received a certificate signed by a duly authorized officer of ADMA certifying as to compliance with the conditions set forth in this Section 7.3(a).

(b)      Performance. ADMA or Buyer, as applicable, shall have performed and complied in all material respects with each of the covenants, agreements and obligations ADMA or Buyer, as applicable, is required to perform at or prior to Closing under the terms of this Agreement, the Commercial Agreements, the Other Agreements and the Equity Documents, and delivered or caused to be delivered to Seller at or prior to Closing each item required to be delivered by ADMA or Buyer, as applicable, under Section 3.2(b). Seller shall have received a certificate signed by a duly authorized officer of ADMA certifying as to compliance with the conditions set forth in this Section 7.3(b).

(c)      No ADMA Material Adverse Effect. Since the date of this Agreement, there shall not have occurred an ADMA Material Adverse Effect. Seller shall have received a certificate signed by a duly authorized officer of ADMA certifying as to compliance with the conditions set forth in this Section 7.3(c).

(d)      Actions and Documents. Each of ADMA and Buyer shall have taken all actions to be taken, and delivered to Seller all certificates, instruments and other documents to be delivered, in each case, in accordance with Section 3.2(b).

7.4      Frustration of Closing Conditions. None of ADMA, Buyer or Seller may rely on the failure of any condition set forth in Section 7.1, Section 7.2 or Section 7.3, as the case may be, if such failure was proximately caused by such Party’s failure to comply with any provision of this Agreement.

ARTICLE VIII
ADDITIONAL COVENANTS
8.1      Confidentiality; Publicity.

(a)      The terms of the Confidentiality Agreement shall apply to any information provided to Seller, ADMA or Buyer pursuant to this Agreement.

(b)      The Parties hereby agree to jointly issue a press release as soon as reasonably practicable after the execution of this Agreement, which press release shall not be issued prior to the approval of each of ADMA and Seller. Any other publication, news release or other public announcement by ADMA or Seller relating to this Agreement or to the performance hereunder shall first be consented to in writing by the other Party (which consent shall not be unreasonably withheld, conditioned or delayed); provided, however, that notwithstanding any contrary term contained herein or in the Confidentiality Agreement, (i) any disclosure that such Party reasonably determines in good faith is required (as advised by the disclosing Party’s outside counsel) by applicable Law, court process or the rules and regulations of any national securities exchange or national securities quotation system may be made without the prior written consent of the other Party and (ii) any Party may issue a press release or public announcement without the prior written consent of the other Party if the contents of such press release or public announcement have previously been made public other than through a breach of this Agreement by the issuing Party. To the extent practicable and legally permissible, the disclosing Party shall use its reasonable best efforts to give the other Party at least two (2) Business Days advance notice of any disclosure under clause (i) of the immediately preceding sentence, and such other Party may provide any comments on the proposed disclosure during such period (or if a two (2) Business Day period is not practicable, such lesser practicable period, if any), it being understood that the final form and content of any such disclosure, to the extent required, shall be at the final discretion of the disclosing Party. Notwithstanding the foregoing, neither Seller’s nor any other Party’s consent shall be required with respect to, and this Section 8.1 shall not otherwise restrict, (x) any public statement with respect to or in connection with an Adverse Recommendation Change made in accordance with this Agreement, or (y) ADMA’s or the Seller’s communications with customers, vendors, suppliers, financial analysts, investors and media representatives made in a manner consistent with its past practice regarding matters unrelated to this Agreement and the transactions contemplated hereby in compliance with applicable Law.

8.2      Availability of Records. After the Closing, (a) Seller, on the one hand, and Buyer, on the other hand, shall make available to each other Party and its Affiliates and Representatives all BTBU Records in its possession and (b) Seller shall make available to ADMA, Buyer and their respective Affiliates and Representatives all Retained Information, in each case, during normal business hours when reasonably requested. Each Party shall preserve all such BTBU Records and Retained Information in its possession until the later of: (i) six (6) years after the Closing; (ii) the expiration of all statutes of limitations for assessing or collecting Taxes for periods ending on or prior to the Closing and periods including the Closing Date, including extensions thereof applicable to Seller or Buyer; or (iii) the required retention period under any applicable Laws for all such BTBU Records and Retained Information (it being understood that the Parties shall not be required to provide any Tax Returns to any Person, other than as required by applicable Laws). Buyer and Seller shall also make available to each other reasonable access, during regular business hours and at reasonable agreed-upon times, at the requesting Party’s sole cost and expense, personnel responsible for maintaining such BTBU Records and Retained Information, in connection with Tax matters, governmental contracts, litigation or potential litigation, each as it relates to Products, the Biotest Therapy BU, Purchased Assets or Assumed Liabilities prior to the Effective Time (with respect to Seller) or from and after the Effective Time (with respect to Buyer), including products liability and general insurance liability; provided, however, that such access shall not unreasonably interfere with the providing Party’s business and operations in the Ordinary Course of Business.

8.3      Use of Trade or Service Marks. Other than as expressly provided in this Agreement, the Commercial Agreements and/or the Other Agreements, neither Seller, on the one hand, nor ADMA or Buyer, on the other hand, shall use or permit any of its Affiliates or distributors to use any of the other Party’s Trademarks.

8.4      Notification of Customers. Promptly after the Closing, Buyer and Seller shall jointly notify all customers set forth on Schedule 8.4 of the transfer of the Purchased Assets to Buyer. Buyer and Seller shall agree upon an appropriate notice with respect to the transfer of Rebate Charge and Wholesaler Charge submissions to Buyer after the Closing Date.

8.5      NDC Numbers; Rebate Charges and Wholesaler Charges.

(a)      NDC Numbers. Following the Closing Date, Buyer shall, as promptly as practicable, to the extent required by applicable Laws, register with the FDA to obtain its own labeler code and list with the FDA its own NDC numbers with respect to Products and shall use commercially reasonable efforts to have in place as soon as reasonably practicable all resources such that sales can be accomplished under the NDC numbers of Buyer. Until the later of such time as Buyer has obtained its own NDC numbers for the Products or has sold the Inventory of the Products in Buyer’s possession, but in no event later than a period of twelve (12) months after the Closing, Buyer shall be permitted to sell such Inventory under Seller’s NDC number and Seller shall, in connection therewith, submit any reasonable and necessary forms completed by Buyer to the appropriate Governmental Authorities authorizing Buyer to act as a legal regulatory representative of Seller; provided, that if at the end of such twelve (12) month period Buyer still has any such Inventory that bears Seller’s NDC numbers, then Buyer and Seller shall in good faith agree to extend the period of time during which Buyer can sell such Inventory that bears Seller’s NDC numbers; provided, further, that for the avoidance of doubt Seller shall be permitted to continue to use Seller’s NDC numbers to operate the Excluded Business in the Ordinary Course of Business. After the expiration of such aforementioned 12-month period (as may be extended in accordance with the first proviso in the immediately preceding sentence), Buyer shall use, or cause to be used, its new NDC numbers on all invoices, orders, drug labels and labeling and other communications with all customers and Governmental Authorities.

(b)      Rebate Charges. Buyer shall be responsible for processing, or causing to be processed, all Rebate Charges requested on or after the Closing Date, including with respect to any Inventory or Products sold by Seller prior to the Closing Date. Notwithstanding the foregoing, the Parties acknowledge that the Department of Veterans Affairs National Acquisition Center must approve the removal of the applicable Products from Seller’s Federal Supply Schedule (“FSS”) contract before the responsibility, under such FSS contract, for processing such Rebate Charges or Wholesaler Charges related thereto is transferred from Seller to Buyer. Promptly after the Closing, the Parties shall pursue the removal of any Products from Seller’s FSS and addition of such Products to Buyer’s FSS contract. Both before such removal is complete and after such removal, Buyer shall be responsible for processing the FSS Rebate Charges and Wholesaler Charges. Seller shall reimburse Buyer for all Rebate Charges that are not Assumed Liabilities within thirty (30) days of the receipt by Seller of invoices that describe the requested payments in reasonable detail.

(c)      Wholesaler Charges. Buyer shall be responsible for processing, or causing to be processed, all Wholesaler Charges requested on or after the Closing Date, including with respect to any Products sold by Seller prior to the Closing Date. Seller shall reimburse Buyer for all Wholesaler Charges that are not Assumed Liabilities within thirty (30) days of the receipt by Seller of invoices that describe the requested payments in reasonable detail.

8.6      Post-Closing Actions.

(a)      Seller shall deliver to ADMA and Buyer written notice at least ten (10) Business Days prior to bringing any Action against any customer, supplier or business relation of ADMA or Buyer and shall reasonably cooperate with ADMA and Buyer to mitigate any potential for adverse consequences arising from any such Action; provided, that the foregoing shall not prohibit Seller from bringing such Action if the parties are not otherwise able to amicably resolve the applicable dispute prior to the end of such ten (10) Business Day period.

(b)      If, after the Closing, (i) Seller becomes aware that Seller or an Affiliate thereof is in possession of a Purchased Asset or any other Asset that should have been a Purchased Asset hereunder because it relates exclusively to, or is used exclusively in, the Biotest Therapy BU or (ii) Buyer becomes aware that Buyer or an Affiliate thereof is in possession of an Excluded Asset, each of Seller, ADMA and Buyer shall use (and cause their respective Affiliates to use) their respective commercially reasonable efforts, to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, in the most expeditious manner practicable, to convey, transfer, assign and deliver to Buyer or Seller, as applicable, the Purchased Asset or Excluded Asset, as applicable. Without limiting the generality of the foregoing, such Parties shall obtain all Required Consents and all other consents, waivers, authorizations and approvals from Governmental Authorities or from any other Person that are not Required Consents but required in connection with the execution, delivery and performance by any Party of this Agreement, the Commercial Agreements, the Other Agreements or the Equity Documents and the consummation by the Parties of the Transactions, and the Parties shall also make all filings with, and give all notices to, third parties that may be necessary or reasonably required on its part in order to effect such conveyance, transfer, assignment and delivery hereunder. Each of Buyer and Seller shall, and shall cause its respective Affiliates to, at the request of another Party, execute and deliver to such other Party all such further instruments, assignments, assurances and other documents as such other Party may reasonably request in connection with such conveyance, transfer, assignment and delivery.

8.7      Accounts Receivable. The Parties acknowledge and agree that all Accounts Receivable shall remain the property of Seller and shall be collected by Seller, subject to Section 8.6(a), subsequent to the Closing. Any amounts collected by Buyer with respect to Accounts Receivable of Seller will be treated in all respects as the property of Seller and shall be remitted to Seller no later than the last Business Day of the week in which such amount was received by Buyer.

8.8      Regulatory Matters.

(a)      From and after the Closing Date, Buyer, at its cost, shall be solely responsible and liable for (i) taking all actions, paying all fees and conducting all communication with the appropriate Governmental Authority required by Law in respect of the Registrations, including preparing and filing all reports (including adverse drug experience reports, product deviation reports, annual reports, price reports (including Best Price, Average Manufacturer Price, Average Sales Price, Nonfederal Average Manufacturer Price and Industrial Funding Fee) and marketing disclosure reports) with the appropriate Governmental Authority (whether any relevant Products are sold before or after transfer or reissuance of such Registrations) and shall indemnify and hold harmless Seller against any Damages resulting from preparation, calculation or filing (or failure to file) such reports, (ii) submitting all applications for marketing authorizations of new drugs, where such authorizations have not yet been granted, and variation of existing authorizations, (iii) taking all actions and conducting all communication with third parties with respect to Products sold pursuant to such Registrations (whether sold before or after transfer or reissuance of such Registrations), including responding to all complaints in respect thereof, including complaints related to tampering, contamination, or counterfeiting, and (iv) investigating all complaints and adverse drug experiences with respect to Products sold pursuant to such Registrations (whether sold before or after transfer or reissuance of such Registrations).

(b)      Seller shall provide Buyer with such data as is reasonably necessary to comply with Buyer’s reporting obligations under this Section 8.8 for such period as is reasonably necessary.

(c)      From and after the Closing Date, Seller promptly shall notify Buyer within three (3) Business Days (or such shorter period as is required by Law) if Seller receives a complaint or a report of a material adverse drug experience with respect to Products. In addition, Seller shall cooperate with Buyer’s reasonable requests and use commercially reasonable efforts to assist Buyer in connection with the investigation of and response to any complaint or adverse drug experience related to Products sold by Seller. Seller will also promptly inform Buyer within three (3) Business Days if: (i) Seller receives any information concerning deviations, changes of process or flaws that may impact the Products, or (ii) Seller receives any announcement or indication of planned or contemplated audits, inspections, or reviews of documents, sites or facilities by any Governmental Authority.

(d)      From and after the Closing Date, Buyer, at its cost, shall be solely responsible and liable for (i) conducting all voluntary and mandatory recalls of units of Products sold pursuant to such Registrations (whether sold before or after transfer of such Registrations), including recalls required by any Governmental Authority and recalls of units of Products sold by Seller deemed necessary by Seller in its reasonable discretion, (ii) conducting all communications and submitting all required reports to any Governmental Authority concerning the recalls and (iii) notifying customers and consumers about the recalls; provided, however, that Seller shall reimburse Buyer for the reasonable expenses and costs of conducting reasonable recalls, withdrawals, field corrections or lookback disposals subject to Section 2.3(d), including the costs of notifying customers and consumers, the costs associated with shipment of such recalled Products, the price paid for such Products, and reasonable credits extended to customers in connection with the recall. Seller promptly shall notify Buyer in the event that a recall of Products sold by Seller is necessary.

(e)      Seller and Buyer each agree to prepare and file whatever filings, requests or applications are required or deemed advisable to be filed with any Governmental Authority in connection with the Transactions and transfer and assumption of the Registrations by Buyer, including reissuance of the Product BLAs to Buyer, at the Effective Time, including the filings contemplated by Sections 3.2(a)(vi) and 3.2(b)(v), and to cooperate with one another as reasonably necessary to accomplish the foregoing, including providing written permission to communicate with the FDA with respect to the foregoing. Seller agrees to provide written authorization to the FDA for Buyer to act as a representative agent for each Product BLA from the Effective Time until such time as the Product BLAs are reissued to Buyer.

8.9      Website Information. Within twenty (20) days following the Closing Date, and for a period of no less than one hundred eighty (180) days following the Closing Date, Seller shall add to its website the information set forth on Schedule 8.9 relating to the Transaction.

8.10    Tax Matters.

(a)      All Transfer Taxes (other than as specified in clause (ii) of the following sentence) and the costs of title insurance (including any title premiums) with respect to the transfer of BTBU Owned Real Property shall be shared equally between Buyer and Seller. Buyer shall pay for (i) the costs to update any surveys with respect to the BTBU Owned Real Property and (ii) Transfer Taxes and other costs payable in connection with any mortgages obtained by Buyer or its lenders, including all costs associated with Buyer’s financing and all costs associated with its due diligence review of the BTBU Owned Real Property. Seller and Buyer shall cooperate in timely making all filings, returns, reports and forms as may be required to comply with the provisions of applicable Law in connection with the payment of any such Transfer Taxes and to obtain a reduction in such Transfer Taxes.

(b)      Taxes imposed with respect to the Purchased Assets with respect to Post-Closing Tax Periods shall be allocated to Buyer, and the remainder of such Taxes shall be allocated to Seller. The amount of any Taxes for a Straddle Period based on or measured by income, gains, receipts or sales that are allocable to the Pre-Closing Tax Period shall be determined based on an interim closing of the books as of the end of the Closing Date, and the remainder of such Taxes for such Straddle Period shall be allocated to the Post-Closing Tax Period. The amount of other Taxes (including, without limitation, real and personal property Taxes) for a Straddle Period allocable to any Pre-Closing Tax Period shall be deemed to be the amount of such Tax for the entire Straddle Period multiplied by a fraction, the numerator of which is the number of days in the portion of such Straddle Period ending on the Closing Date and the denominator of which is the number of days in such Straddle Period, and the remainder of such Taxes for such Straddle Period shall be allocated to the Post-Closing Tax Period.

(c)      Until the applicable statutes of limitations (including any extensions) have expired for all Tax periods or portions thereof ending on or before the Closing Date, Buyer, on the one hand, and Seller, on the other hand, shall (i) each provide the other with such assistance as may reasonably be requested by any of them in connection with any Tax, accounting or other financial reporting or services, including the preparation of any return, audit, or other examination by any taxing authority or judicial or administrative proceedings relating to any Liability for Taxes, (ii) each retain and provide the other with any records or other information that may be reasonably relevant to any such Tax, accounting or other financial reporting or services, including relating to any such return, audit or examination, proceeding or determination, and (iii) each provide the other with any final determination of any such audit or examination, proceeding, or determination that affects any amount required to be shown on any Tax Return of the other for any period. Buyer agrees to provide Seller reasonable access to the documents, books and records included in the Purchased Assets then in the possession of Buyer that relate to periods prior to the Closing Date for the purpose of responding to any claims made against Seller by any Person who is not a party to this Agreement with respect to Excluded Liabilities to the extent that such documents are relevant to such claim and for the purposes of preparation of any Tax Returns by Seller after the Closing and for responding to any audit by a Governmental Authority with respect to Taxes to the extent that such documents are relevant for such purposes, in all cases at Seller’s expense. Seller agrees to provide Buyer reasonable access to the documents and records not included in the Purchased Assets then in the possession of Seller or its Affiliates that relate to periods prior to the Closing Date for the purpose of responding to any claims made against Buyer by any Person who is not a party to this Agreement to the extent that such documents are relevant to such claim or for any other reasonable purpose relating to Buyer’s operation of the Biotest Therapy BU after the Closing Date. Seller and Buyer further agree, upon request, to use their best efforts to obtain any certificate or other document from any Governmental Authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed.

8.11    Undeveloped Real Property.

(a)      At any time from and after the Closing Date until the tenth (10th) anniversary of the Closing Date, if Seller intends to market for sale the Undeveloped Real Property, Seller shall give Buyer a written notice of its desire to sell the Undeveloped Real Property, which notice (the “ROFO Notice”) shall specify the all-cash purchase price at which Seller is willing to sell the Undeveloped Real Property (the “Offer Price”) and any other material terms with respect to such intended sale (together with the Offer Price, the “Sale Terms”). Within thirty (30) days after the ROFO Notice is received by Buyer, Buyer shall elect, by written notice to Seller, to either (i) purchase the Undeveloped Real Property on and pursuant to the Sale Terms set forth in the ROFO Notice (a “ROFO Election”) or (ii) waive its right to make the ROFO Election. If Buyer fails to respond within such thirty (30) day period, then Buyer shall be deemed to have waived its right to make a ROFO Election. If Buyer makes a ROFO Election, Seller and Buyer shall proceed in good faith to enter into a contract of sale reflecting the Sale Terms and such other customary provisions reasonably acceptable to Buyer and Seller and, to diligently consummate the purchase and sale of the Undeveloped Real Property in accordance with such contract of sale. If Buyer waives or is deemed to have waived its right to make a ROFO Election, then for a period of one hundred eighty (180) days thereafter (the “Sale Period”), Seller shall have the right to market and sell the Undeveloped Real Property to a third-party purchaser that is not an Affiliate of Seller at a price not less than the Offer Price and on terms substantially the same as the Sale Terms set forth in the ROFO Notice (the “Sale Right”). If Seller (x) fails to enter into a bona fide sale contract (which sale contract is expressly subject to the right of Buyer pursuant to this Section 8.11(a)) with a third-party purchaser that is not an Affiliate of Seller (a “Sale Contract”) with respect to the Undeveloped Real Property before the expiration of the Sale Period or (y) enters into a Sale Contract prior to the expiration of the Sale Period, but the sale of the Undeveloped Real Property pursuant to such Sale Contract is not consummated within one hundred twenty (120) days after the date such Sale Contract is executed, then the Sale Right will lapse and Seller may not exercise the Sale Right again without complying again in full with the provisions of this Section 8.11(a). Buyer’s rights under this Section 8.11(a) shall expire upon the completion of a sale of the Undeveloped Real Property to a third-party that is not an Affiliate of Seller in accordance with this Section 8.11(a).

(b)      Seller agrees that for a period of ten (10) years from and after the Closing Date, without the prior written consent of Buyer, it will not develop the Undeveloped Real Property for a purpose that substantially competes with the ADMA Business (the “Development Restriction”); provided, however, that upon a sale of the Undeveloped Real Property to a third-party purchaser that is not an Affiliate of Seller in accordance with Section 8.11(a), the Development Restriction shall automatically terminate.

8.12    New Plasma Based Products. At any time from and after the Closing Date until the earlier of (i) the tenth (10th) anniversary of the Closing Date and (ii) such date that Seller and its Affiliates collectively Beneficially Own ADMA Capital Stock representing less than 10% of the ADMA Capital Stock issued and outstanding (calculated on an As-Converted and Economic Interest Basis) (the “NPBP ROFO Period”), if Buyer or ADMA intends to market for sale and sell any New Plasma Based Products anywhere in the NPBP Territories, Buyer or ADMA shall give Seller a written notice of its desire to so market for sale and sell such New Plasma Based Products, which notice (the “NPBP ROFO Notice”) shall specify the New Plasma Based Product(s) to be marketed and sold, the applicable NPBP Territories such product(s) will be marketed and sold in and the applicable license fee for which Buyer or ADMA is willing to provide Seller with an exclusive license to so market for sale and sell such New Plasma Based Product(s) in such applicable NPBP Territories (the “NPBP License Fee”) and any other material terms with respect to such intended exclusive license arrangement (together with the NPBP License Fee, the “NPBP License Terms”). Within thirty (30) days after the NPBP ROFO Notice is received by Seller, Seller shall elect, by written notice to Buyer or ADMA, as the case may be, to either (i) obtain an exclusive license to market for sale and sell the applicable New Plasma Based Products in all or certain of the identified NPBP Territories and otherwise on and pursuant to the NPBP License Terms set forth in the NPBP ROFO Notice (a “NPBP ROFO Election”) or (ii) waive its right to make the NPBP ROFO Election. If Seller fails to respond within such thirty (30) day period, then Seller shall be deemed to have waived its right to make an NPBP ROFO Election. If Seller makes an NPBP ROFO Election, Seller and Buyer or ADMA, as the case may be, shall proceed in good faith to enter into an exclusive license arrangement reflecting the NPBP License Terms and such other customary provisions reasonably acceptable to Buyer or ADMA, as the case may be, and Seller, and to diligently implement such license arrangement. If Seller waives or is deemed to have waived all or any portion of its right to make an NPBP ROFO Election, then for a period of one hundred eighty (180) days thereafter (the “NPBP License Period”), Buyer and ADMA shall have the right to commence directly marketing for sale and selling, or enter into a license arrangement with a third party that is not an Affiliate of ADMA or Buyer to market for sale and sell, the New Plasma Based Products in the NPBP Territories not elected by Seller in the NPBP ROFO Election for a licensing fee not less than the NPBP License Fee and on terms substantially the same as the NPBP License Terms set forth in the NPBP ROFO Notice (the “NPBP License Right”). If Buyer and ADMA fail to (x) commence the direct market for sale and sale of the New Plasma Based Products in the applicable NPBP Territories or (y) enter into a bona fide license arrangement with a third-party licensor that is not an Affiliate of Buyer or ADMA (a “NPBP License”) with respect to the New Plasma Based Products in the NPBP Territories, in each case before the expiration of the NPBP License Period, then the NPBP License Right will lapse and Buyer and ADMA may not exercise the NPBP License Right again without complying again in full with the provisions of this Section 8.12. Seller’s rights under this Section 8.12 shall expire with respect to a particular New Plasma Based Product in the applicable NPBP Territories upon (x) the commencement by ADMA or Buyer of the direct marketing for sale and sale of such New Plasma Based Product or (y) the entering into an exclusive license arrangement with a third-party that is not an Affiliate of Buyer or ADMA, as the case may be, in accordance with this Section 8.12; provided that Seller’s rights under this Section 8.12 shall continue with respect to all other New Plasma Based Products developed thereafter for which Buyer or ADMA desire to market for sale and sell in the NPBP Territories during the NPBP ROFO Period.

8.13    Non-Competition; Non-Solicitation.

(a)      As a material inducement to ADMA and Buyer to enter into this Agreement, Seller agrees that, for a period commencing on the Closing Date and terminating five (5) years after the Closing Date, Seller will not directly undertake, participate, be engaged or have any financial or other interest in, or in any other manner advise or assist any other Person in connection with the operation of, a business that is competitive to the Biotest Therapy BU (as conducted as of the Effective Time) anywhere in the world. Ownership of three percent (3%) or less of any class of securities of a company whose securities are registered under the Exchange Act shall not be deemed to be a financial interest for purposes of this Section 8.13(a). Nothing in this Section 8.13(a) shall prohibit Biotest or Biotest US Corporation, whether directly or indirectly (whether by itself, through an Affiliate (other than Seller), partnership or otherwise), from engaging anywhere in the world in any capacity in any business whatsoever, including any business that is competitive with the Biotest Therapy BU, as conducted by ADMA after the Closing.

(b)      Seller and the Biotest Guarantors agree, for a period of twelve (12) months from the Closing Date, not to directly or indirectly (whether by itself, through an Affiliate, partnership or otherwise), solicit or hire for employment or employ any Hired Employee or any other person who is employed by ADMA or Buyer in the six months prior to such solicitation, offer or hire. The term “solicit” for employment shall not include general solicitations of employment by use of advertisements in the media that are not specifically directed at employees of ADMA or any of its Affiliates from and after the Closing.

(c)      ADMA and Buyer agree, for a period of twelve (12) months from the Closing Date, not to directly or indirectly (whether by itself, through an Affiliate, partnership or otherwise), solicit or hire for employment or employ any BTBU Excluded Employees or any other person who is employed by Seller or the Biotest Guarantors in the six months prior to such solicitation, offer or hire. The term “solicit” for employment shall not include general solicitations of employment by use of advertisements in the media that are not specifically directed at employees of Seller, the Biotest Guarantors or any of their Affiliates from and after the Closing.

(d)      Seller agrees, for a period of five (5) years from the Closing Date, not to directly or indirectly (whether by itself, through an Affiliate, partnership or otherwise), solicit, encourage or influence (or attempt to solicit, encourage or influence), any customer of the Biotest Therapy BU (including any Person who has been a customer of the Biotest Therapy BU at any time during the twelve (12) month period before the Closing) to alter, reduce or terminate its business relationship with ADMA, Buyer or any of their respective Affiliates.

(e)      The Parties recognize that the Laws and public policies of the various jurisdictions of the United States may differ as to the validity and enforceability of covenants similar to those set forth in this Section 8.13. It is the intention of the Parties that the provisions of this Section 8.13 be enforced to the fullest extent permissible under the Laws and policies of each jurisdiction in which enforcement may be sought, and that the unenforceability (or the modification to conform to such Laws or policies) of any provisions of this Section 8.13 shall not render unenforceable, or impair, the remainder of the provisions of this Section 8.13. Accordingly, if any provision of this Section 8.13 shall be determined to be invalid or unenforceable, such invalidity or unenforceability shall be deemed to apply only with respect to the operation of such provision in the particular jurisdiction in which such determination is made, and as to its enforceability against the Person in question, and not with respect to any other provision or jurisdiction or the enforceability against any other Person. The Parties acknowledge and agree that any remedy at Law for any breach of the provisions of this Section 8.13 would be inadequate, and each of the Parties hereby consents to the granting by any court of an injunction or other equitable relief, without the necessity of actual monetary loss being proved, in order that the breach or threatened breach of such provisions may be effectively restrained.

8.14      Biotest Firm Commitment for Additional Equity Financings. If at any time after the Closing ADMA or any of its Affiliates undertakes an underwritten equity financing or a private investment in public equity offering involving at least one party not Affiliated with ADMA, its officers, directors, employees, their respective family members and their respective Affiliates (an “Unrelated Third Party”), and so long as at such time no “event of default” exists under the Loan Agreement (or any other definitive loan agreement governing Indebtedness to refinance the Indebtedness under the Loan Agreement) or would exist thereunder immediately after giving effect to the equity contribution described below in this Section 8.14, Biotest and/or Seller each hereby covenant and agree to participate in such equity financing or offering pro rata in accordance with the Biotest Equity Interest up to an aggregate amount equal to $12,500,000, which participation shall be on the same terms and conditions offered in such equity financing(s) or offering(s) to the other Unrelated Third Parties participating therein; provided, that the aggregate cap on such firm commitment by Biotest and Seller in all equity financings or offerings by ADMA and its Affiliates shall be equal to $12,500,000; provided, further, that the Parties acknowledge and agree that the timing and terms of any such additional equity financings and offerings shall be determined in the sole discretion of the Board of Directors of ADMA in accordance with the Certificate of Incorporation and Bylaws of ADMA and the Equity Documents.

ARTICLE IX
EMPLOYEE MATTERS

9.1      Employee Covenants.

(a)      Buyer shall offer to employ all BTBU Employees and all Other Seller Employees on an at-will basis and with base salary levels, cash bonus opportunities and employee benefits (excluding equity awards) reasonably comparable to those currently available to such BTBU Employees and all Other Seller Employees, subject to their resignation from employment with Seller. Any such offers of employment shall be in writing and shall be delivered to such employees at least ten (10) Business Days prior to the Closing (each employee who accepts such offer and becomes employed by Buyer, herein referred to as a “Hired Employee”). Buyer shall, for a period of six (6) months following the Closing, continue to offer base salary levels, cash bonus opportunities and employee benefits (excluding equity awards) substantially similar to those currently available to such Hired Employees; provided, that nothing herein shall prohibit Buyer from terminating the employment of any such Hired Employee at any time and for any reason.

(b)      Buyer shall (i) cause any Hired Employee that was covered under a medical or dental plan, disability benefit plan or life insurance plan of the Seller immediately prior to the Closing Date to be covered on the Closing Date by the same or a comparable employee benefit plan, program, or arrangement maintained by Buyer, without limitations based upon pre-existing conditions (and the amount of any expenses incurred prior to the Closing Date under the Seller Plans shall be credited toward satisfaction of deductibles under the benefit plans of Buyer), (ii) recognize the service completed by the Hired Employees for purposes of determining eligibility service and vesting service under any employee benefit plan, program or arrangement maintained by Buyer for their employees on or after the Closing Date (other than for purposes of benefit accruals under any defined benefit pension plans or retiree health plans), and (iii) assume responsibility for the vacation time, personal days and sick leave benefits due to the Hired Employees as of the Closing Date, except, in each of (i), (ii) and (iii), that would result in a duplication of benefits for the same period of service.

(c)      As of the Effective Time, Hired Employees who are participants in the Seller Plan that is intended to meet the requirements of Section 401(k) of the Code (the “Seller’s 401(k) Plan”) shall cease to be eligible for any future contributions to Seller’s 401(k) Plan except with respect to compensation from Seller prior to the Closing and as provided under Seller’s 401(k) Plan, and shall be entitled to a distribution of their account balances under Seller’s 401(k) Plan in accordance with such plan and as permitted by the Code. Hired Employees who receive an eligible rollover distribution (within the meaning of Section 402(c)(4) of the Code, including a direct transfer of an eligible rollover distribution within the meaning of Section 401(a)(31) of the Code) from Seller’s 401(k) Plan shall, subject to the provisions of Section 402 of the Code, be permitted to make a rollover contribution, including a rollover of any loans outstanding under Seller’s 401(k) Plan, to a plan maintained by Buyer or an Affiliate of Buyer that is intended to meet the requirements of Section 401(k) of the Code.

(d)      Seller shall retain responsibility for and continue to pay all expenses and benefits for each Hired Employee with respect to claims incurred by such Hired Employee or his or her covered dependents under the Seller Plans prior to the Closing Date, including, to the extent applicable, medical, dental, disability, life insurance and workers’ compensation benefits. Buyer shall be responsible, under its employee benefit plans, for all expenses and benefits with respect to claims incurred by Hired Employees or their covered dependents on or after the Closing Date, including, to the extent applicable, but not limited to, medical, dental, disability, life insurance and workers’ compensation benefits. Buyer shall be responsible for all workers’ compensation claims relating to any Hired Employee incurred on or after the Closing Date. For purposes of this paragraph, a claim is deemed incurred (i) in the case of medical or dental benefits, when the services that are the subject of the claim are performed; (ii) in the case of life insurance, when the death occurs; (iii) in the case of long-term disability benefits, when the disability occurs; (iv) in the case of workers’ compensation benefits, when the event giving rise to the benefits occurs; and (v) otherwise, at the time the covered individual becomes entitled to payment of a benefit (assuming that all procedural requirements are satisfied and claims applications properly and timely completed and submitted).

(e)      Without limiting the generality of Section 2.4, Seller shall retain sole responsibility for all Liabilities in respect of continuation coverage of health insurance under COBRA to BTBU Employees, Other Seller Employees and any other current and former employees of Seller and their eligible dependents with respect to “qualifying events” (as defined in Section 4980B of the Code) occurring on or prior to the Closing Date, provided that Seller and its ERISA Affiliates continue to maintain a group health plan after the Closing Date. Buyer shall be responsible for satisfying all obligations under COBRA with respect to any Hired Employee and their eligible dependents with respect to “qualifying events” occurring after the Closing Date.

(f)      The provisions of this Section 9.1 are solely for the benefit of the respective parties to this Agreement, and nothing in this Section 9.1 or elsewhere in this Agreement, express or implied, shall confer upon any BTBU Employee or Other Seller Employee (or any beneficiary, dependent, or legal representative thereof), regardless of whether such BTBU Employee or Other Seller Employee becomes a Hired Employee, any rights or remedies of any nature or kind whatsoever, including any right to continued employment by Seller, Buyer, ADMA or any of their respective Affiliates, or to any compensation or benefits of any nature, under or by reason of this Agreement or otherwise. Nothing herein shall require Buyer, ADMA or any of its Affiliates to continue or implement any employee benefits plans or arrangements.

9.2      Employee Information. Following the Execution Date, Seller shall use commercially reasonable efforts to provide Buyer with information and data reasonably requested by Buyer in connection with Buyer’s rights and obligations under this ARTICLE IX, including exchanging information and data relating to employee benefits and employee benefit plan coverages (except to the extent prohibited by applicable Law).

9.3      Hired Employee Restrictive Covenants. Seller, on behalf of itself and each other Person that may be a third-party beneficiary to any such agreement, hereby waives any rights it may have following the Closing to enforce any non-competition, non-solicitation, or non-hire obligations of any Hired Employee insofar as such obligations relate to or would otherwise impede or restrict such Hired Employee’s service with Buyer and its Affiliates.

ARTICLE X
TERMINATION AND SURVIVAL

10.1    Termination.

(a)      This Agreement may be terminated at any time at or prior to the Closing as follows:

(i)      by mutual written consent of ADMA and Seller;

(ii)     by written notice by ADMA or Seller, if the Closing has not occurred on or before September 30, 2017 (the “Outside Date”); provided, however, that the right to terminate this Agreement under this Section 10.1(a)(ii) shall not be available to any Party whose failure to fulfill any of its covenants, agreements or obligations under this Agreement has been a principal cause of, or resulted in, the Closing failing to occur on or before the Outside Date;

(iii)    by written notice by ADMA or Seller, if any Governmental Authority of competent jurisdiction shall have enacted, promulgated, enforced or entered any Order, or taken any other action which, in either such case, has become final and non-appealable and has the effect of making consummation of the Transactions illegal or otherwise permanently preventing or prohibiting consummation of the Transactions; provided, however, that the provisions of this Section 10.1(a)(iii) shall not be available to any Party whose failure to fulfill any of its covenants, agreements or obligations under this Agreement has been a principal cause of, or resulted in such Order; or

(iv)    by written notice by ADMA or Seller, if the ADMA Stockholder Approval shall not have been obtained at the ADMA Stockholders’ Meeting or at any adjournment or postponement thereof taken in accordance with this Agreement.

(b)      This Agreement may be terminated by Seller by written notice to ADMA if:

(i)      at any time at or prior to the Closing, there shall have been an inaccuracy in or breach by ADMA or Buyer of any representation or warranty, or a breach by ADMA or Buyer of any covenant or agreement, of ADMA or Buyer, as applicable, set forth in this Agreement, and such inaccuracy or breach (A) would cause the conditions set forth in Section 7.3(a) or 7.3(b) not to be satisfied and (B) (x) is not cured by ADMA or Buyer, as applicable, by the earlier of the Outside Date and the date that is twenty (20) days after written notice thereof, or (y) in the reasonable determination of Seller, is incapable of being cured by ADMA or Buyer, as applicable, prior to the Outside Date; provided, however, that the provisions of this Section 10.1(b)(i) shall not be available to Seller if Seller is then in material breach of any of its representations, warranties, covenants or agreements contained in this Agreement and such breach would give rise to a failure of a condition set forth in Section 7.2(a) or 7.2(b) to be satisfied; or

(ii)     at any time prior to the time the ADMA Stockholder Approval is obtained, (A) ADMA has failed to include the ADMA Recommendation in the Proxy Statement, (B) the board of directors of ADMA shall have made an Adverse Recommendation Change, or (C) the board of directors of ADMA approves or recommends a Superior Transaction to ADMA’s stockholders in accordance with Section 6.8; provided, however, that the provisions of this Section 10.1(b)(ii) shall not be available to Seller if Seller is then in material breach of any of its representations, warranties, covenants or agreements contained in this Agreement and such breach would give rise to a failure of a condition set forth in Section 7.2(a) or 7.2(b) to be satisfied.

(c)      This Agreement may be terminated by ADMA by written notice to Seller if:

(i)      at any time at or prior to the Closing, there shall have been an inaccuracy in or breach by Seller of any representation or warranty, or a breach by Seller of any covenant or agreement, of Seller, set forth in this Agreement, and such inaccuracy or breach (A) would cause the condition set forth in Section 7.2(a) or 7.2(b) not to be satisfied and (B) (x) is not cured by Seller by the earlier of the Outside Date and the date that is twenty (20) days after written notice thereof, or (y) in the reasonable determination of ADMA, is incapable of being cured by Seller prior to the Outside Date; provided, however, that the provisions of this Section 10.1(c)(i) shall not be available to ADMA if ADMA or Buyer is then in material breach of any of its representations, warranties, covenants or agreements contained in this Agreement and such breach would give rise to a failure of a condition set forth in Section 7.3(a) or 7.3(b) to be satisfied; or

(ii)     at any time prior to the time the ADMA Stockholder Approval is obtained, subject to ADMA’s compliance with the provisions of Section 6.8, the board of directors of ADMA has made an Adverse Recommendation Change in response to a Superior Transaction; provided, however, that ADMA shall substantially concurrently with such termination enter into an agreement with respect to such Superior Transaction and pay to Seller the Termination Fee pursuant to Section 10.2(b) (and any termination pursuant to this Section 10.1(c)(ii) shall not be effective unless and until such Termination Fee has been paid).

10.2    Procedure and Effect of Termination; Termination Fee.

(a)      Upon termination of this Agreement by a Party in accordance with Section 10.1, this Agreement shall become void and of no further force or effect, and except as expressly provided herein, there shall be no Liability on the part of the Parties or their respective direct or indirect equity holders, Affiliates or Representatives. Termination of this Agreement shall terminate all outstanding Liabilities between the Parties arising from this Agreement except those described in Section 8.1, this Section 10.2, Article XII and the Confidentiality Agreement, which shall survive any termination of this Agreement. Notwithstanding the foregoing, no termination of this Agreement shall release or be construed as releasing any Party from any Liability to another Party for any Losses arising from or relating to a Willful and Material Breach or fraud which may have arisen under this Agreement prior to termination of this Agreement.

(b)      If this Agreement is terminated by ADMA pursuant to Section 10.1(c)(ii), or by Seller pursuant to Section 10.1(b)(ii), then ADMA shall (i) substantially concurrently with such termination (but no later than two (2) Business days after such termination) if pursuant to Section 10.1(c)(ii) or (ii) no later than five (5) Business Days after such termination if such termination is pursuant to Section 10.1(b)(ii), pay, or cause to be paid, to Seller an amount equal to Two Million Five Hundred Thousand Dollars ($2,500,000) (such payment, the “Termination Fee”), by wire transfer of immediately available funds to an account designated by Seller in writing. Notwithstanding anything to the contrary in this Agreement, in any situation where this Agreement has been terminated and in connection with such termination ADMA is required to pay the Termination Fee, Seller’s receipt of the Termination Fee shall be the sole and exclusive remedy (whether at Law, in equity, in contract, tort or otherwise) of such Party and its Affiliates, as applicable, for (i) any Losses suffered as a result of the failure of the Transactions to be consummated and (ii) any other Losses suffered as a result of or under this Agreement and the Transactions, and upon payment of the Termination Fee in accordance with this Section 10.2(b), none of ADMA, any of its Affiliates or any of their respective equity holders or Representatives shall have any further Liability relating to or arising out of this Agreement or the Transactions, including any obligation to pay any amount with respect to Seller’s expenses in connection with this Agreement, other than Losses arising from fraud by Buyer or ADMA under this Agreement prior to termination. If this Agreement is terminated pursuant to Section 10.1(a)(iv), then ADMA shall, no later than five (5) Business Days after such termination, pay to Seller, by wire transfer of immediately available funds to an account designated by Seller in writing, an amount equal to Seller’s reasonable and documented out-of-pocket expenses (including reasonable fees and expenses of outside legal counsel) actually incurred in connection with this Agreement and the Transactions in an aggregate amount not to exceed Two Million Five Hundred Thousand Dollars ($2,500,000). Each of the Parties agrees that the reimbursement of Seller’s expenses pursuant to the immediately preceding sentence is intended to be liquidated damages (and not a penalty) unless the unpaid part of the Termination Fee becomes payable pursuant to the next sentence of this Section 10.2(b). If, (I) an Alternative Transaction Proposal shall have been publicly made or publicly proposed to ADMA or otherwise publicly announced prior to or at the termination of this Agreement and not subsequently withdrawn, (II) this Agreement is subsequently terminated pursuant to Section 10.1(a)(iv), and (III) within twelve (12) months after the Execution Date, ADMA consummates such Alternative Transaction Proposal, with terms at least as favorable to ADMA in the aggregate as the terms of the Transactions, then ADMA shall, no later than five (5) Business Days after the consummation of such Alternative Transaction Proposal, pay to Seller the excess of the Termination Fee over any amounts already paid to Seller as reimbursement of Seller’s out-of-pocket expenses pursuant to this Section 10.2(b). For purposes of the foregoing clause (III) only, references in the definition of the term “Alternative Transaction Proposal” to the figure “twenty percent (20%)” shall be deemed to be replaced by “more than fifty percent (50%)”. For the avoidance of doubt, under no circumstances shall Seller be permitted or entitled to receive both a grant of specific performance and all or any portion of a Termination Fee.

(c)      Each of the Parties acknowledges that (i) the agreements contained in this Section 10.2 are an integral part of the Transactions and have been agreed to by each of the Parties hereto in order to induce the other Parties to enter into this Agreement and to consummate the Transactions, it being agreed and acknowledged by each of them that the execution of this Agreement by them constitutes full and reasonable consideration for such provisions and (ii) the enforcement of the Termination Fee and/or expense reimbursement pursuant to Section 10.2(b) against ADMA is intended to be liquidated damages (and not a penalty) other than in the case of fraud committed by ADMA. In the event that ADMA should fail to pay the Termination Fee and/or expense reimbursement when due under this Section 10.2, and, in order to obtain such payment, Seller commences an Action that results in a judgment against ADMA for the Termination Fee and/or expense reimbursement, ADMA shall reimburse Seller for all reasonable and documented out-of-pocket costs and expenses actually incurred or accrued by Seller (including reasonable fees and expenses of outside legal counsel) in connection with such Action.

ARTICLE XI
INDEMNIFICATION

11.1    Survival of Representations, Warranties and Covenants.

(a)      Each of the representations and warranties of ADMA, Buyer and Seller contained in this Agreement and the Other Agreements and the certificates contemplated hereby shall survive the Closing until the fifteen (15)-month anniversary of the Closing Date; provided, however, that (i) the representations and warranties of Seller set forth in Section 4.11 (Taxes) and the representations and warranties of ADMA set forth in Section 4.11 (Taxes) shall survive until thirty (30) days following the expiration of the applicable statute of limitations, and (ii) the representations and warranties of Seller set forth in Sections 4.1 (Organization), Section 4.2 (Due Authorization), Section 4.3 (Organizational Documents), Section 4.4 (No Conflicts; Enforceability), Section 4.5 (Title; Sufficiency), Section 4.18(c) (Kedrion Contract), Section 4.21 (Brokers, Etc.) and Section 4.26 (Ownership of ADMA Securities) (collectively, the “Seller Fundamental Representations”) and the representations and warranties of ADMA set forth in Section 5.1 (Organization), Section 5.2 (Due Authorization), Section 5.3 (No Conflicts; Enforceability), Section 5.9 (Capitalization) and Section 5.22 (Brokers, Etc.) (collectively, the “ADMA Fundamental Representations”) shall survive indefinitely.

(b)      Each of the covenants and agreements of the Parties set forth in this Agreement and the Other Agreements and the certificates contemplated hereby and thereby that are to be performed on or prior to the Closing Date shall survive the Closing Date until the fifteen (15)-month anniversary of the Closing Date. Each of the covenants and agreements contained in this Agreement and the Other Agreements and the certificates contemplated hereby and thereby that require by their terms performance or compliance after the Closing Date shall continue in force thereafter in accordance with their terms or if no term is specified, indefinitely.

(c)      For the avoidance of doubt, this Article XI shall not apply to breaches or inaccuracies of any of the representations, warranties, covenants or agreements, or otherwise modify, limit or restrict any of the indemnification obligations, in each case set forth in the Commercial Agreements or the Equity Documents.

11.2    Indemnification by Seller.

(a)      Subject to Sections 11.2(b) and 11.8, from and after the Closing Date, Seller shall indemnify and defend ADMA, Buyer, their respective Affiliates and each of their respective stockholders, Representatives, successors and permitted assigns (collectively, “Buyer Indemnitees”) against, and hold them harmless to the fullest extent permitted by Law from, any and all Losses sustained or incurred by any Buyer Indemnitee, to the extent arising from, in connection with or otherwise with respect to:

(i)      any breach of, or any inaccuracy in, as of the date hereof or as of the Closing Date (or if expressly stated to be made as of a specified date, as of such specified date) any representation or warranty of Seller (other than the Seller Fundamental Representations and the representations under Section 4.17 (other than in the case of intentional misrepresentation)) contained in this Agreement or any of the Other Agreements, or in any certificate delivered hereunder;

(ii)     any breach of, or any inaccuracy in, as of the date hereof or as of the Closing Date (or if expressly stated to be made as of a specified date, as of such specified date) a Seller Fundamental Representation;

(iii)    any breach of any covenant or agreement of Seller or the Biotest Guarantors contained in this Agreement or any of the Other Agreements, or in any certificate delivered hereunder; and

(iv)   any Excluded Asset or Excluded Liability.

(b)      Seller shall have no indemnification obligations pursuant to Section 11.2(a)(i), unless and until the aggregate amount of Losses incurred or suffered by the Buyer Indemnitees that Seller would otherwise be responsible for under Section 11.2(a)(i) exceeds Seven Hundred and Fifty Thousand Dollars ($750,000) (the “Indemnification Threshold”), at which time Seller shall be obligated to indemnify the Buyer Indemnitees for only such Losses in excess of the Indemnification Threshold; provided, however, that the aggregate Liability of Seller for all Losses of the Buyer Indemnitees under Section 11.2(a)(i), (ii) and (iii) (but solely in the case of clause (iii) with respect to covenants which by their terms are to be fully performed prior to the Closing) shall not in any case exceed Twenty-Five Million Dollars ($25,000,000) (the “Cap”); provided, further, that Seller shall have no indemnification obligations under Section 11.2(a)(i) for any individual Loss (or series of related Losses) unless and until the amount of such Loss (or series of related Losses) exceeds Twenty-Five Thousand Dollars ($25,000) (the “Mini-Claim Deductible”), at which time all such Losses incurred by the Buyer Indemnitees shall be included for purposes of determining whether the Indemnification Threshold has been met. Nothing in this Agreement (including this Section 11.2) shall be deemed to limit or restrict any of the Buyer Indemnitees’ rights to maintain or recover any Losses at any time in connection with any Action based on fraud or willful misconduct of Seller or any Affiliate of Seller.

11.3    Indemnification by ADMA and Buyer.

(a)      Subject to Section 11.3(b) and Section 11.8, from and after the Closing Date, ADMA and Buyer shall, jointly and severally, indemnify and defend Seller, its Affiliates and each of their respective stockholders, Representatives, successors and permitted assigns (collectively, “Seller Indemnitees”) against, and hold them harmless to the fullest extent permitted by Law from, any and all Losses sustained or incurred by any Seller Indemnitee, to the extent arising from, in connection with, or otherwise with respect to:

(i)      any breach of, or any inaccuracy in, as of the date hereof or as of the Closing Date (or if expressly stated to be made as of a specified date, as of such specified date) any representation or warranty of ADMA or Buyer (other than the ADMA Fundamental Representations and the representations under Section 5.16 (other than in the case of intentional misrepresentation)) contained in this Agreement, or the Other Agreements, or in any certificate delivered hereunder;

(ii)     any breach of, or any inaccuracy in, as of the date hereof or as of the Closing Date (or if expressly stated to be made as of a specified date, as of such specified date) an ADMA Fundamental Representation;

(iii)    any breach of any covenant or agreement of ADMA or Buyer contained in this Agreement or the Other Agreements, or in any certificate delivered hereunder; and

(iv)   any Assumed Liability.

(b)      Neither ADMA nor Buyer shall have any indemnification obligations pursuant to Section 11.3(a)(i), unless and until the aggregate amount of Losses incurred or suffered by the Seller Indemnitees that ADMA and Buyer would otherwise be responsible for under Section 11.3(a)(i) exceeds the Indemnification Threshold, at which time ADMA and Buyer shall collectively be obligated to indemnify the Seller Indemnitees for only such Losses in excess of the Indemnification Threshold; provided, however, that the aggregate Liability of ADMA and Buyer for all Losses of the Seller Indemnitees under Section 11.3(a)(i), (ii) and (iii) (but solely in the case of clause (iii) with respect to covenants which by their terms are to be fully performed prior to the Closing) shall not in any case exceed the Cap; provided, further, that neither ADMA nor Buyer shall have any indemnification obligations under Section 11.3(a)(i) for claims for any individual Loss (or series of related Losses) unless and until the amount of such Loss (or series of related Losses) exceeds the Mini-Claim Deductible, at which time all such Losses incurred by the Seller Indemnitees shall be included for purposes of determining whether the Indemnification Threshold has been met. Nothing in this Agreement (including this Section 11.3) shall be deemed to limit or restrict any of the Seller Indemnitees’ rights to maintain or recover any Losses at any time in connection with any Action based on fraud or willful misconduct of ADMA, Buyer or any their respective Affiliates.

11.4      Calculation of Losses; Treatment of Indemnification Payments.

(a)      The amount of any Loss for which indemnification is provided under Section 11.2(a) or Section 11.3(a) shall be adjusted to take account of any net Tax cost or Tax benefit actually realized by the Indemnified Party or its Affiliates in the form of an increase or reduction in cash Taxes otherwise payable or a cash Tax refund with respect to the taxable year in which the applicable indemnification is received or any prior taxable year by the Indemnitee (or any of its Affiliates) arising from the incurrence or payment of any such Loss. If any such Tax cost or Tax benefit is incurred or received, as applicable, by an Indemnified Party after an indemnity payment with respect to a Loss has been made, the Indemnified Party shall pay to the Indemnifying Party the amount of such Tax benefit (up to the amount of the Indemnifying Party’s indemnity payment) and the Indemnifying Party shall pay to the Indemnified Party the amount of such Tax cost.

(b)      The amount of Losses recoverable by an Indemnified Party under Section 11.2(a) or Section 11.3(a) shall be reduced by the amount of any payment received by such Indemnified Party (or an Affiliate thereof) from an insurance carrier or third-party indemnitor with respect to the Losses to which such claim for indemnification relates, net of the cost of collection and any increase in insurance cost directly resulting from such recovery. If an Indemnified Party (or an Affiliate thereof) receives any insurance payment or third-party indemnity payment with respect to any claim for Losses for which it previously received indemnification from the Indemnifying Party, it shall pay to the Indemnifying Party within thirty (30) days of receiving such insurance payment or third-party indemnity payment the amount of such insurance payment or third-party indemnity payment.

(c)      Any indemnity payment under Section 11.2(a) or Section 11.3(a) shall be treated as an adjustment to the Purchase Price to the maximum extent allowable under applicable Law.

11.5    Termination of Indemnification. The obligations of any Indemnifying Party to indemnify and hold harmless any Indemnified Party with respect to any item pursuant to Section 11.2(a) or Section 11.3(a) shall terminate, if at all, at the times specified in Section 11.1; provided, however, that such obligations to indemnify and hold harmless shall not terminate with respect to any item as to which an Indemnified Party shall have, before the expiration of the applicable period, previously made a claim by delivering written notice to the Indemnifying Party of such claim in accordance with the terms of Section 11.6.

11.6    Indemnification Procedures.

(a)      In order for any Buyer Indemnitee or Seller Indemnitee (each, an “Indemnified Party”) to be entitled to any indemnification provided for under this Agreement in respect of, arising out of or involving an Action by any third Person against the Indemnified Party (a “Third-Party Claim”), such Indemnified Party must notify the Party which may be required to indemnify the Indemnified Party therefor (the “Indemnifying Party”) of such Third-Party Claim in writing (and stating in reasonable detail in light of circumstances then known to such Indemnified Party the basis of such Third-Party Claim) promptly after receipt by such Indemnified Party of notice of the Third-Party Claim; provided, however, that failure by such Indemnified Party to give such notification shall not relieve the Indemnifying Party of its obligations hereunder, except to the extent the Indemnifying Party (i) demonstrates that it has been actually and materially prejudiced as a result of such failure or (ii) forfeits any rights or defenses that would otherwise have been available to the Indemnifying Party but for such failure. Thereafter, to the extent legally permissible, the Indemnified Party shall deliver to the Indemnifying Party, within five (5) Business Days after the Indemnified Party’s receipt thereof, copies of all notices and documents (including court papers) received by the Indemnified Party relating to the Third-Party Claim.

(b)      If a Third-Party Claim is made against an Indemnified Party, the Indemnifying Party shall be entitled (i) to participate in the defense thereof, and (ii) if it so chooses, upon written notice delivered to the Indemnified Party within thirty (30) days after receipt of notice of such Third-Party Claim from the Indemnified Party, to assume the defense thereof, in each case, with counsel selected by the Indemnifying Party, which counsel shall be reasonably satisfactory to the Indemnified Party; provided, that the Indemnifying Party shall not be entitled to assume the defense of any Third-Party Claim if any of the conditions set forth in Section 11.6(c) is not satisfied. Should the Indemnifying Party so elect to assume the defense of a Third-Party Claim, and is permitted to do so under Section 11.6(c), (x) the Indemnifying Party shall not be liable to the Indemnified Party for any legal expenses subsequently incurred by the Indemnified Party in connection with the defense thereof, and (y) the Indemnified Party shall have the right to participate in the defense thereof and to employ counsel, at its own expense, separate from the counsel employed by the Indemnifying Party, it being understood that the Indemnifying Party shall control such defense (subject to Section 11.6(c)). The Indemnifying Party shall be liable for the fees and expenses of counsel employed by the Indemnified Party for any period during which the Indemnifying Party has not assumed the defense thereof; provided, however, that the Indemnifying Party will not be required to pay the fees and expenses of more than one counsel for all Indemnified Parties in any jurisdiction in any single Third-Party Claim. The Indemnifying Party or the Indemnified Party, as the case may be, shall at all times use reasonable efforts to keep the Indemnifying Party or the Indemnified Party, as the case may be, reasonably apprised of the status of any matter the defense of which they are maintaining. If the Indemnifying Party chooses to defend or prosecute a Third-Party Claim, all the Indemnified Parties shall reasonably cooperate in the defense or prosecution thereof. Such cooperation shall include the retention and (upon the Indemnifying Party’s request) the provision to the Indemnifying Party of records and information that are reasonably relevant to such Third-Party Claim, and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Whether or not the Indemnifying Party assumes the defense of a Third-Party Claim, the Indemnified Party shall not admit any Liability with respect to, or settle, compromise or discharge, such Third-Party Claim without the Indemnifying Party’s prior written consent (which consent shall not be unreasonably withheld). If the Indemnifying Party assumes the defense of a Third-Party Claim, the Indemnified Party shall agree to any settlement, compromise or discharge of such Third-Party Claim if (I) the Indemnifying Party recommends such settlement, compromise or discharge, (II) the Indemnifying Party would be obligated to pay the full amount of the Losses in connection with such Third-Party Claim under the terms of this Agreement and (III) such settlement, compromise or discharge completely and unconditionally releases the Indemnified Party from all Losses in connection with such Third-Party Claim, does not entail any admission of Liability on the part of the Indemnified Party and would not otherwise adversely affect the Indemnified Party. Any consent to be given by the Buyer Indemnitees under this Section 11.6(b) shall be given by ADMA acting on behalf of the Buyer Indemnitees and any consent to be given by the Seller Indemnitees under this Section 11.6(b) shall be given by Seller acting on behalf of the Seller Indemnitees.

(c)      Notwithstanding Section 11.6(b), the Indemnifying Party shall not be entitled to control the defense or settlement of any Third-Party Claim if any of the following conditions are not satisfied:

(i)      the Indemnifying Party must diligently defend such Third-Party Claim;

(ii)     the Indemnifying Party must furnish the Indemnified Party with evidence reasonably satisfactory to the Indemnified Party that the financial resources of the Indemnifying Party, in the Indemnified Party’s reasonable judgment, are and will be sufficient (when considering Losses in respect of all other outstanding claims by the Seller Indemnitees or Buyer Indemnitees, as applicable, under this Article XI) to satisfy any Losses relating to such Third-Party Claim;

(iii)    such Third-Party Claim shall not involve criminal actions or allegations of criminal conduct by the Indemnified Party, and shall not involve Actions for specific performance or other equitable relief against the Indemnified Party;

(iv)   such Third-Party Claim would not reasonably be expected to have a material adverse effect on the Indemnified Party’s business and does not relate to its customers, suppliers, vendors or other service providers; and

(v)    there does not exist, in the Indemnified Party’s good faith judgment based on the advice of outside legal counsel, a conflict of interest which, under applicable principles of legal ethics, would reasonably be expected to prohibit a single legal counsel from representing both the Indemnified Party and the Indemnifying Party in such Third-Party Claim.

(d)      In the event any Indemnified Party should have a claim against any Indemnifying Party under Section 11.2(a) or Section 11.3(a) that does not involve a Third-Party Claim being asserted against or sought to be collected from such Indemnified Party, the Indemnified Party shall deliver notice of such claim with reasonable promptness to the Indemnifying Party and in any event prior to the expiration of the underlying representations and warranties, if applicable. Such notice shall describe the claim in reasonable detail, and shall indicate the estimated amount, if reasonably practicable, of the Losses that have been or may be sustained by the Indemnified Party in respect of such claim. The failure by any Indemnified Party so to notify the Indemnifying Party shall not relieve the Indemnifying Party from any Liability that it may have to such Indemnified Party under Section 11.2(a) or Section 11.3(a), except to the extent that the Indemnifying Party (i) demonstrates that it has been actually and materially prejudiced by such failure or (ii) forfeits any rights or defenses that would otherwise have been available to the Indemnifying Party but for such failure. The Indemnifying Party shall have thirty (30) calendar days after its receipt of such notice to respond in writing to such claim. If the Indemnifying Party does not respond in writing within thirty (30) days after its receipt of such notice, such claim specified by the Indemnified Party in such notice shall be conclusively deemed a Liability of the Indemnifying Party under Section 11.2(a) or Section 11.2(b), as applicable, and the Indemnifying Party shall pay the amount of such Liability to the Indemnified Party on demand or, in the case of any notice in which the amount of the claim (or any portion thereof) is estimated, on such later date when the amount of such claim (or such portion thereof) becomes finally determined. If the Indemnifying Party responds within thirty (30) days and in such response disputes its obligation to indemnify the Indemnified Party with respect to all or part of such claim, the Indemnifying Party and the Indemnified Party shall proceed in good faith to negotiate a resolution of such dispute and, if not resolved through negotiations within thirty (30) days of notice of such dispute from the Indemnifying Party, such dispute shall be resolved in accordance with Section 12.8.

11.7    Sole Remedy; No Additional Representations. Except as otherwise specifically provided herein and other than (a) Actions of, or causes of action arising from, fraud or willful misconduct, (b) the enforcement of any covenant requiring performance following the Closing, (c) Actions for injunctive relief or specific performance and (d) any of the matters set forth in the Commercial Agreements or Equity Documents, each of which shall be subject to the terms and conditions set forth therein, as applicable, each of ADMA, Buyer and Seller acknowledges and agrees that its sole and exclusive remedy after the Effective Time with respect to any and all Actions and causes of action relating to this Agreement and the Other Agreements and the certificates contemplated hereby and thereby, shall be pursuant to the indemnification provisions set forth in this Article XI or as provided in Sections 12.8, 12.10 or 12.15.

11.8    Limitations on Liability.

(a)      Seller, ADMA and Buyer shall reasonably cooperate with each other in resolving any Action or Liability with respect to which one Party is obligated to indemnify the other under this Agreement, including by making commercially reasonable efforts to mitigate or resolve any such Action or Liability.

(b)      Upon making any payment to an Indemnified Party in respect of any Losses, the Indemnifying Party, shall, to the extent of such payment, be subrogated to all rights of the Indemnified Party against any third party in respect of the Losses to which such payment relates, but only if the right of action for subrogation would not (i) have an adverse effect in any material respect on the Indemnified Party’s business or (ii) relate to the Indemnified Party’s customers, suppliers, vendors or other service providers. In the case of either clause (i) or (ii) of the foregoing sentence, the Parties agree that in lieu of such subrogation, the Indemnified Party shall use its commercially reasonable efforts to seek recovery of its applicable indemnifiable Losses from such third party, and any amounts so recovered shall be deducted from the amount of Losses the Indemnified Party is entitled to recover hereunder; provided, however, that in no event shall the Indemnified Party be required to commence any Action against such third party to seek recovery of its applicable indemnifiable Losses from such third party. If an Indemnifying Party is entitled to be subrogated to the rights of the Indemnified Party under this Section 11.8(b), Indemnified Party and Indemnifying Party shall execute upon request of the Indemnifying Party all instruments reasonably necessary to evidence or further perfect such subrogation rights.

(c)      NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED HEREIN, NO PARTY TO THIS AGREEMENT SHALL BE LIABLE TO OR OTHERWISE RESPONSIBLE TO THE OTHER PARTY OR ANY AFFILIATE OF THE OTHER PARTY FOR LOST REVENUES OR PROFITS OR INCIDENTAL, CONSEQUENTIAL, PUNITIVE, EXEMPLARY OR MULTIPLIED DAMAGES THAT ARISE OUT OF OR RELATE TO THIS AGREEMENT OR ANY ANCILLARY AGREEMENT (OTHER THAN THE EQUITY DOCUMENTS AND THE COMMERCIAL AGREEMENTS WHICH CONTAIN THEIR OWN INDEMNIFICATION PROVISIONS AND TO WHICH THIS SECTION 11.8(C) DOES NOT APPLY) OR THE PERFORMANCE OR BREACH HEREOF OR THEREOF OR ANY LIABILITY RETAINED OR ASSUMED HEREUNDER OR THEREUNDER, EXCEPT TO THE EXTENT THAT SUCH DAMAGES WERE AWARDED OR PAID TO A THIRD PARTY PURSUANT TO A THIRD PARTY CLAIM.

ARTICLE XII
MISCELLANEOUS

12.1    Assignment; Binding Effect. This Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective successors and assigns; provided, however, that none of ADMA, Seller or Buyer may, directly or indirectly, sell, transfer, assign, license, sublicense, delegate, pledge or otherwise dispose of, whether voluntarily, involuntarily, by operation of Law or otherwise, this Agreement or any of their rights or obligations under this Agreement without the prior written consent of Seller (in the case of assignment by ADMA or Buyer) or ADMA (in the case of assignment by Seller), which consent may be granted, withheld or conditioned at the applicable Party’s sole discretion; provided, further, that any permitted assignment shall protect the other Party’s rights under this Agreement. Notwithstanding the foregoing, except for ADMA’s obligations with respect to the ADMA Capital Stock hereunder which shall not be assigned, ADMA and Buyer may assign (without relieving it of its obligations under) this Agreement in whole or in part, without the consent of Seller as follows:

(a)      to any Affiliates of ADMA; and

(b)      solely to make a collateral assignment to Oxford Finance LLC, the existing lender of ADMA as of the Execution Date (“Oxford“) in its capacity as collateral agent as required under that certain Loan And Security Agreement dated as of June 19, 2015 among Oxford, as collateral agent, the lenders listed on the schedules thereto and ADMA, ADMA Plasma Biologics, Inc. and ADMA Bio Centers Georgia, Inc. as amended by that First Amendment to Loan and Security Agreement dated May 13 , 2016 (the “Loan Agreement”); provided however, Oxford shall waive (i) any and all rights to assert claims for indemnification against Seller or the Biotest Guarantors soley related to, following, or arising from, out of or under, the transactions contemplated by this Agreement; and (ii) any and all rights or claims against Seller and the Biotest Guarantors requiring any of them to invest any additional funds in ADMA or any of its Affiliates at any future date.

12.2    Expenses. Except as otherwise specified herein, each Party shall bear its own fees, costs and expenses with respect to the Transactions, including the fees, costs and expenses of its financial advisors, accountants and counsel.

12.3    Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given (a) when received, if delivered personally, (b) when transmitted by facsimile (with confirmation of transmission) or by e-mail (upon confirmation of receipt), (c) upon receipt, if sent by registered or certified mail (postage prepaid, return receipt requested) and (d) the day after it is sent, if sent for next-day delivery to a domestic address by overnight mail or courier, to the Parties at the following addresses:

If to Seller or Biotest Guarantors, to:

Biotest Pharmaceuticals Corporation
c/o Biotest AG
Landsteinerstr. 5
63303 Dreieich
Germany
Attention: Dr. Michael Ramroth and Dr. Martin Reinecke
Facsimile:
Email:  michael.ramroth@biotest.com
martin.reinecke@biotest..com

and to:

Biotest Pharmaceuticals Corporation
5800 Park of Commerce Blvd. NW
Boca Raton, FL 33487
Attention: Ileana Carlisle, CEO; and Donna Quinn, General Counsel
Facsimile:
Email:  icarlisle@biotestpharma.com
dquinn@biotestpharma.com

with copies (which shall not constitute notice) sent concurrently to:

Greenberg Traurig, LLP
3333 Piedmont Road, NE
Suite 2500 Atlanta, Georgia 30305
Attention: Wayne H. Elowe, Esq.
Facsimile: 678.553.2453
Email: elowew@gtlaw.com

If to ADMA or Buyer, to:

ADMA Biologics, Inc.
456 Route 17 South
Ramsey, NJ 07446
Attention: Adam Grossman
Facsimile: 201.478.5553
Email: agrossman@admabio.com

with copies (which shall not constitute notice) sent concurrently to:

Paul, Weiss, Rifkind, Wharton & Garrison LLP
1285 Avenue of the Americas
New York, NY 10019-6064
Attention: Ariel J. Deckelbaum, Esq.
Facsimile: 212.757.3990
Email: ajdeckelbaum@paulweiss.com

provided, however, that if any Party shall have designated a different address by notice to the others, then to the last address so designated. All notices to Seller hereunder shall also be provided to the Biotest Guarantors.

12.4    Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void, unenforceable or against its regulatory policy such determination shall not affect the enforceability of any other term, provision, covenant or restriction of this Agreement or of the remainder of this Agreement which shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the Transactions is not affected in any manner materially adverse to any Party. Upon such determination that any term, provision, covenant or restriction of this Agreement is invalid, void, unenforceable or against regulatory policy, ADMA, Buyer and Seller shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the Transactions be consummated as originally contemplated to the fullest extent possible.

12.5    Amendment; Entire Agreement. This Agreement may not be amended, supplemented or otherwise modified except by an instrument in writing signed by all of the Parties hereto. This Agreement, the Commercial Agreements, the Other Agreements, the Equity Documents, the instruments, documents and certificates contemplated hereby and thereby, and the Confidentiality Agreement contain the entire agreement of the Parties hereto with respect to the Transactions, superseding all negotiations, prior discussions and prior agreements, both written and oral, made prior to the date hereof.

12.6    No Third-Party Beneficiaries. This Agreement is solely for the benefit of the Parties hereto and their respective Affiliates and permitted assignees, and no provision of this Agreement shall be deemed to confer upon any Person, other than the Parties, and their respective Affiliates and permitted assignees any remedy, claim, liability, reimbursement, cause of action or other right in excess of those existing without reference to this Agreement, except for the Persons set forth in Article XI and Section 12.16, who are intended third-party beneficiaries of such provisions.

12.7    Waiver. Waiver of any term or condition of this Agreement by any Party shall only be effective if in writing and shall not be construed as a waiver of any subsequent breach or failure of the same term or condition or a waiver of any other term or condition of this Agreement. Neither course of conduct nor the failure or delay of any Party to exercise or enforce any right, remedy, condition or part of this Agreement at any time shall be construed as a waiver of that right, remedy, condition or part, nor shall it forfeit any rights to future exercise or enforcement thereof.

12.8    Governing Law; Consent to Jurisdiction. This Agreement (including any Action or controversy arising out of or relating to this Agreement) shall be governed by the Law of the State of Delaware without regard to conflict of law principles that would result in the application of any Law other than the Laws of the State of Delaware. Except as otherwise expressly set forth in this Agreement, each of the Parties irrevocably agrees that any Action with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder brought by the other Party hereto or its successors or assigns, shall (i) in the case of all Parties other than Biotest, be brought and determined exclusively in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware), and (ii) in the case of Biotest only, be brought and determined exclusively in the courts of the city of Zurich, Switzerland and, if permitted, the Commercial Court of the Canton of Zurich, Switzerland, the place of jurisdiction being Zurich 1. Each of the Parties irrevocably submits with regard to any such Action for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any Action relating to this Agreement, any of the Other Agreements, any of the instruments, documents (other than the Commercial Agreements and the Equity Documents) and certificates contemplated hereby or thereby or any of the Transactions in any court other than the aforesaid courts. Each of the Parties irrevocably waives, and agrees not to assert as a defense, counterclaim or otherwise, in any Action with respect to this Agreement, (i) any claim that it is not personally subject to the jurisdiction of the above named courts for any reason other than the failure to serve in accordance with this Section 12.8, (ii) any claim that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (iii) to the fullest extent permitted by applicable Law, any claim that (A) the Action in such court is brought in an inconvenient forum, (B) the venue of such Action is improper or (C) this Agreement, any of the Other Agreements, any of the instruments, documents (other than the Commercial Agreements and the Equity Documents) and certificates contemplated hereby or thereby, or the subject matter hereof or thereof, may not be enforced in or by such courts. The Parties consent to and grant any of the aforesaid courts’ jurisdiction over the person of such Parties and over the subject matter of such dispute. Each of the Parties irrevocably appoints Corporation Service Company as its agent for the sole purpose of receiving service of process or other legal summons in connection with any such Action brought in such courts and agrees that it will maintain Corporation Service Company at all times as its duly appointed agent in the State of Delaware for the service of any process or summons in connection with any such Action brought in such courts and, if it fails to maintain such an agent during any period, any such process or summons may be served on it by mailing a copy of such process or summons to it in accordance with, and in the manner provided in, Section 12.3 hereof, with such service deemed effective on the fifth (5th) day after the date of such mailing. The Parties agree that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Law.

12.9    Waiver of Jury Trial. EACH PARTY (I) ACKNOWLEDGES AND AGREES THAT ANY ACTION THAT MAY ARISE UNDER OR RELATE TO THIS AGREEMENT, ANY OF THE OTHER AGREEMENTS, ANY OF THE INSTRUMENTS, DOCUMENTS (OTHER THAN THE COMMERCIAL AGREEMENTS AND THE EQUITY DOCUMENTS) OR CERTIFICATES CONTEMPLATED HEREBY OR THEREBY OR THE TRANSACTIONS IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND (II) HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OF THE OTHER AGREEMENTS, ANY OF THE INSTRUMENTS, DOCUMENTS (OTHER THAN THE COMMERCIAL AGREEMENTS AND THE EQUITY DOCUMENTS) OR CERTIFICATES CONTEMPLATED HEREBY OR THEREBY OR THE TRANSACTIONS. EACH PARTY (A) CERTIFIES AND ACKNOWLEDGES THAT NO REPRESENTATIVE OF THE OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF ANY ACTION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) CERTIFIES AND ACKNOWLEDGES THAT IT AND THE OTHER PARTY HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION OF THIS AGREEMENT, (C) UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER AND (D) MAKES THIS WAIVER VOLUNTARILY.

12.10   Injunctive Relief. Subject to Section 10.2, the Parties agree that if any provision of this Agreement, any Other Agreement or any Equity Document is not performed in accordance with its terms or is otherwise breached, irreparable harm will occur and money damages are not an adequate remedy. Accordingly, notwithstanding anything to the contrary in this Agreement, the Party or Parties not in breach will have the right to injunctive relief, specific performance and other equitable relief to prevent breaches or threatened breaches of this Agreement, the Other Agreements or the Equity Documents and to enforce specifically the terms and provisions hereof and thereof in the applicable court set forth in Section 12.8 with respect to any matters arising out of another Party’s performance of its obligations hereunder or thereunder, this being in addition to any other remedy to which they are entitled at Law or in equity, and the Parties hereby waive, to the fullest extent permitted by applicable Law, any requirement for the posting of any bond or similar collateral in connection therewith. Each Party agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief on the basis that (a) the other Party has an adequate remedy at Law or (b) an award of specific performance is not an appropriate remedy for any reason at Law or equity.

12.11   Headings. The headings of the Articles, Sections and subsections of this Agreement are inserted for convenience only and shall not be deemed to constitute a part of or to in any way affect the meaning or interpretation of this Agreement.

12.12   Counterparts. This Agreement may be executed by the Parties manually, by facsimile or by-email as a pdf attachment, in any number of counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument. This Agreement, any and all agreements and instruments executed and delivered in accordance herewith, along with any amendments hereto or thereto, to the extent signed and delivered by means of a facsimile machine or other means of electronic transmission, shall be treated in all manner and respects and for all purposes as an original signature, agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person.

12.13   Construction. The language in all parts of this Agreement shall be construed, in all cases, according to its fair meaning. The Parties acknowledge that each Party and its counsel have reviewed and revised this Agreement and that any rule of construction to the effect that any ambiguities are to be resolved against the drafting Party shall not be employed in the interpretation of this Agreement.

12.14   Schedules. The Seller Disclosure Schedules and the ADMA Disclosure Letter are hereby incorporated in and made a part of this Agreement as if set forth in full herein. The Seller Disclosure Schedules and the ADMA Disclosure Letter contain information required to be disclosed pursuant to, and certain exceptions to, the representations and warranties in Article IV or Article V or the covenants and agreements in Article VI or Article VIII or otherwise pursuant to this Agreement. Nothing in this Agreement or in the Seller Disclosure Schedules or the ADMA Disclosure Letter constitutes an admission that any information disclosed, set forth or incorporated by reference in the Seller Disclosure Schedules, the ADMA Disclosure Letter or in this Agreement is material, constitutes a Seller Material Adverse Effect or ADMA Material Adverse Effect, as applicable, or is otherwise required by the terms of this Agreement to be so disclosed, set forth or incorporated by reference. No disclosure in the Seller Disclosure Schedules or the ADMA Disclosure Letter relating to any possible breach or violation of any Contract, Registration or Law shall be construed as an admission or indication to any third party that any such breach or violation exists or has actually occurred. Any disclosure set forth in any particular section of the Seller Disclosure Schedules or the ADMA Disclosure Letter will be deemed disclosed for any other section of the Seller Disclosure Schedules or the ADMA Disclosure Letter, as applicable, to the extent that the relevance of such item is reasonably apparent on the face of such disclosure.

12.15   Guarantee.

(a)      To induce ADMA and Buyer to enter into this Agreement, each of the Biotest Guarantors (as primary obligor and not as surety only), jointly and severally, irrevocably, absolutely and unconditionally:

(i)      guarantees to ADMA and Buyer, on the terms and subject to the conditions of this Section 12.15 (this “Guarantee”), the prompt performance of, compliance with and satisfaction of all obligations (including under Section 11.2) of Seller hereunder (collectively, the “Seller’s Guaranteed Obligations”) strictly in accordance with the terms and conditions hereof; and

(ii)     waives any requirement that ADMA or Buyer exhaust any right, remedy or take any action against Seller before proceeding hereunder, provided that ADMA or Buyer shall proceed simultaneously against both Seller and the Biotest Guarantors hereunder unless such Party is not legally permitted to do so as a result of Equitable Exceptions, in which case ADMA or Buyer shall be permitted to proceed solely against the Biotest Guarantors hereunder subject to the terms and conditions set forth herein.

(b)      Each Biotest Guarantor hereby waives all claims of waiver, release, surrender, abstraction or compromise and all set-offs, counterclaims, cross-claims, recoupments and any circumstance which might otherwise constitute a defense available to, or a discharge of, any Biotest Guarantor as a guarantor, including acceptance of this Guarantee and of the Seller’s Guaranteed Obligations, presentment, demand, promptness, diligence, protest, notice of non-performance, default, dishonor, notice of the Sellers’ Guaranteed Obligations incurred and any and all other notices not provided for herein (other than any and all notices to a Biotest Guarantor and Seller required to be provided or otherwise delivered pursuant to this Agreement), and all suretyship defenses generally (other than fraud or willful misconduct by ADMA or Buyer). Notwithstanding the foregoing, each Biotest Guarantor hereby reserves the right to raise and assert any defenses, claims, counterclaims, set-offs, cross claims, recoupments or limitations (including limitations on and exclusions of certain damages) that could be raised or asserted by Seller, pursuant to this Agreement or applicable Law with respect to any obligation owed or claimed to be owed by Seller to ADMA and Buyer under this Agreement, in each case other than defenses arising from Equitable Exceptions with respect to Seller, and the obligations and Liabilities of each Biotest Guarantor shall be limited thereby.

(c)      Each Biotest Guarantor hereby waives any and all notice of the creation, renewal, extension or accrual of the Seller’s Guaranteed Obligations (other than notices to the Biotest Guarantors and Seller required to be provided or otherwise delivered pursuant to this Agreement) and notice of or proof of reliance by ADMA or Buyer upon this Guarantee or acceptance of this Guarantee. Each Biotest Guarantor acknowledges that ADMA and Buyer entered into this Agreement in reliance upon this Guarantee.

(d)      Each Biotest Guarantor agrees to pay the reasonable costs and expenses of ADMA in connection with the enforcement of this Guarantee only to the extent that ADMA prevails in such enforcement. If ADMA or Buyer elect to enforce this Guarantee against Seller and the Biotest Guarantors, then ADMA and Buyer shall pay the reasonable costs and expenses of the Biotest Guarantors in the event that ADMA or Buyer fails to prevail in such enforcement action; provided, that it is hereby acknowledged and agreed that if ADMA or Buyer pursues an Action against Seller and the Biotest Guarantors and Seller satisfies its obligations hereunder such that the Biotest Guarantors do not have any direct Liability, then ADMA and Buyer will have no liability or obligation to pay the reasonable costs and expenses of the Biotest Guarantors in connection with such Action.

(e)      Each Biotest Guarantor’s undertakings under this Agreement shall remain in full force and effect until final performance in full of the Seller’s Guaranteed Obligations under this Agreement notwithstanding any intermediate payment or performance or the invalidity or unenforceability in whole or in part of any of the Seller’s Guaranteed Obligations.

(f)      The obligations of the Biotest Guarantors hereunder will not be discharged by: (i) any modification of, or amendment or supplement to, this Agreement approved in writing by the Biotest Guarantors, in each case except to the extent expressly set forth therein, (ii) any change in the structure of Seller; (iii) any insolvency, bankruptcy, reorganization, arrangement, composition, liquidation, dissolution, or similar proceedings with respect to Seller; or (iv) any other occurrence whatsoever, except performance in full of all obligations of Seller in accordance with the terms and conditions of this Agreement. In the event that any payment to ADMA or Buyer in respect of any Seller’s Guaranteed Obligation is rescinded or must otherwise be returned to a Biotest Guarantor for any reason whatsoever other than the fact that ADMA or Buyer was not in fact entitled to the payment pursuant to the terms and conditions herein, to the extent such amount is actually returned to a Biotest Guarantor, the Biotest Guarantors shall remain fully liable hereunder with respect to such Seller’s Guaranteed Obligation as if such payment had not been made.

(g)      Each Biotest Guarantor represents and warrants to ADMA and Buyer as follows:

(i)      Due Authorization. Such Biotest Guarantor has all requisite power and authority to execute, deliver and perform its obligations under this Agreement. The execution and delivery of this Agreement and the performance of all of its obligations hereunder have been duly and validly authorized by such Biotest Guarantor, and such Biotest Guarantor has taken, or will take prior to Closing, all such actions as may be necessary, proper or advisable to authorize the execution and delivery of this Agreement, so that such Biotest Guarantor will have the full right, power and authority to perform all of its obligations under this Agreement.

(ii)     Enforceability. This Agreement has been duly authorized, executed and delivered by such Biotest Guarantor, and, assuming this Agreement constitutes the legal, valid and binding obligations of the other Parties, constitutes the legal, valid and binding obligation of such Biotest Guarantor, enforceable against such Biotest Guarantor in accordance with its terms and conditions, subject to the Equitable Exceptions.

(iii)    No Conflicts. The execution, delivery and performance by such Biotest Guarantor of this Agreement and the consummation of the Transactions do not and will not (A) violate, conflict with or result in the breach of or a default under any provision of the organizational documents of such Biotest Guarantor, (B) violate or conflict with any Law applicable to such Biotest Guarantor, or (C) violate, conflict with, result in a breach of, constitute (with or without due notice or lapse of time or both) a default under any agreement or instrument to which such Biotest Guarantor is a party or otherwise bound which would materially adversely affect such Biotest Guarantor’s ability to perform its obligations under this Agreement.

12.16   Non-Recourse.

(a)      Notwithstanding anything that may be expressed or implied in this Agreement or any Other Agreement or any certificate contemplated hereby or thereby, each of ADMA and Buyer, by such Party’s acceptance of the benefits of this Agreement, agrees and acknowledges that, in respect of Seller’s obligations hereunder, no Person other than such Seller or the Biotest Guarantors (Seller and the Biotest Guarantors, together with their respective successors and permitted assigns, collectively, the “Seller Recourse Parties”) shall have any obligation hereunder, or under any Other Agreement or any certificate contemplated hereby or thereby, and that ADMA and Buyer have no rights of recovery hereunder or thereunder against, and no recourse hereunder or thereunder or in respect of any oral representations made or alleged to be made in connection herewith or therewith against, any Seller Party (hereinafter defined) (other than the Seller Recourse Parties), whether by or through attempted piercing of the corporate veil, by or through a claim (whether in tort, contract or otherwise) by or on the behalf of Seller against the Seller Parties (other than the Seller Recourse Parties), by the enforcement of any assessment or by any legal or equitable proceeding, or by virtue of any Law, or otherwise; it being expressly agreed and acknowledged that no personal Liability whatsoever shall attach to, be imposed on or otherwise be incurred by any Seller Party (other than the Seller Recourse Parties), as such, for any obligations of Seller under this Agreement or any Other Agreement or any certificate contemplated hereby or thereby in respect of any oral representations made or alleged to be made in connection herewith or therewith, or for any claim (whether in tort, contract or otherwise) based on, in respect of, or by reason of, such obligations or their creation. Each Seller Party is expressly intended as a third-party beneficiary of this Section 12.16(a). For purposes of this Agreement, the “Seller Parties” means Seller’s former, current and future Affiliates, Representatives, shareholders, members, managers, partners, trusts, trustees, beneficiaries and each of their successors and assigns, but, for the avoidance of doubt, excluding the Seller Recourse Parties.

(b)      Notwithstanding anything that may be expressed or implied in this Agreement or any Other Agreement or any certificate contemplated hereby or thereby, Seller, by its acceptance of the benefits of this Agreement, agrees and acknowledges that, in respect of ADMA’s and Buyer’s obligations hereunder, no Person other than ADMA or Buyer (ADMA and Buyer, together with their respective successors and permitted assigns, collectively, the “ADMA Recourse Parties”) shall have any obligation hereunder or under any Other Agreement or any certificate contemplated hereby or thereby and that Seller has no rights of recovery hereunder or thereunder against, and no recourse hereunder or thereunder or in respect of any oral representations made or alleged to be made in connection herewith or therewith against, any ADMA Party (hereinafter defined) (other than the ADMA Recourse Parties), whether by or through attempted piercing of the corporate veil, by or through a claim (whether in tort, contract or otherwise) by or on the behalf of ADMA or Buyer against the ADMA Parties (other than the ADMA Recourse Parties), by the enforcement of any assessment or by any legal or equitable proceeding, or by virtue of any Law, or otherwise; it being expressly agreed and acknowledged that no personal Liability whatsoever shall attach to, be imposed on or otherwise be incurred by any ADMA Party (other than the ADMA Recourse Parties), as such, for any obligations of ADMA or Buyer under this Agreement or any Other Agreement or any certificate contemplated hereby or thereby, in respect of any oral representations made or alleged to be made in connection herewith or therewith, or for any claim (whether in tort, contract or otherwise) based on, in respect of, or by reason of, such obligations or their creation. Each ADMA Party is expressly intended as a third-party beneficiary of this Section 12.16(b). For purposes of this Agreement, the “ADMA Parties” means ADMA’s and Buyer’s former, current and future Affiliates, Representatives, shareholders (other than the Seller Recourse Parties, in their capacity as such), members, managers, partners, trusts, trustees, beneficiaries and each of their successors and assigns, but, for the avoidance of doubt, excluding the ADMA Recourse Parties.

* * * * * * * * * * *

IN WITNESS WHEREOF, the parties hereto have caused this Master Purchase and Sale Agreement to be executed by their respective duly authorized officers as of the date first above written.

BIOTEST PHARMACEUTICALS CORPORATION

By:	/s/ Ileana Carlisle
Name:	Ileana Carlisle
Title:	CEO

ADMA BIOLOGICS, INC.

By:	/s/ Adam Grossman
Name:	Adam Grossman
Title:	President and Chief Executive Officer

ADMA BIOMANUFACTURING, LLC

By:	/s/ Adam Grossman
Name:	Adam Grossman
Title:	President and Chief Executive Officer

BIOTEST AG, solely with respect to Section 6, 7, 8.13, 8.14, and Article XII

By:	/s/ Bernhard Ehmer
Name:	Bernhard Ehmer
Title:	CEO

By:	/s/ Michael Ramroth
Name:	Michael Ramroth
Title:	CFO

[Signature Page to Master Purchase and Sale Agreement]

IN WITNESS WHEREOF, the parties hereto have caused this Master Purchase and Sale Agreement to be executed by their respective duly authorized officers as of the date first above written.

BIOTEST PHARMACEUTICALS CORPORATION

By:	/s/ Ileana Carlisle
Name:	Ileana Carlisle
Title:	CEO

ADMA BIOLOGICS, INC.

By:	/s/ Adam Grossman
Name:	Adam Grossman
Title:	President and Chief Executive Officer

ADMA BIOMANUFACTURING, LLC

By:	/s/ Adam Grossman
Name:	Adam Grossman
Title:	President and Chief Executive Officer

BIOTEST AG, solely with respect to Section 6, 7, 8.13, 8.14, and Article XII

By:	/s/ Bernhard Ehmer
Name:	Bernhard Ehmer
Title:	CEO

By:	/s/ Michael Ramroth
Name:	Michael Ramroth
Title:	CFO

[Signature Page to Master Purchase and Sale Agreement]

BIOTEST US CORPORATION, solely with respect to Section 6, 7, 8.13, 8.14, and Article XII

By:	/s/ Bernhard Ehmer
Name:	Bernhard Ehmer
Title:	President

[Signature Page to Master Purchase and Sale Agreement]

ANNEX A

DEFINITIONS

“Accounting Firm” has the meaning set forth in Section 2.8(a).

“Accounts Payable” means all operating liabilities of Seller with respect to the Biotest Therapy BU, whether or not billed, related to the Products and arising prior to the Effective Time.

“Accounts Receivable” means all accounts receivable of Seller or any of its Affiliates with respect to the Biotest Therapy BU or otherwise, and any unpaid interest, penalties or fees accrued on any such receivables, including any payments received with respect thereto after the Effective Time, the rights to which accrued in the Ordinary Course of Business prior to the Effective Time.

“Action” means any claim, action, demand, suit, arbitration, hearing, charge, complaint, inquiry, audit, proceeding, investigation, examination, litigation, notice or review by or before any Governmental Authority, arbitrator or arbitral panel.

“ADMA” has the meaning set forth in the Preamble.

“ADMA Biocenters” has the meaning set forth in Section 2.6(a).

“ADMA BLA” means the biologic license applications specified in Schedule 1.1(t) including any amendments or supplements thereto, reports, correspondence and other submissions related thereto and the regulatory and clinical files and data pertaining to the foregoing in the possession or control of ADMA as of the Effective Time.

“ADMA Business” means the business of developing, manufacturing, purifying and/or further processing of plasma derivatives and human biologics, as currently conducted by ADMA.

“ADMA Capital Stock” means, collectively, ADMA Common Stock and ADMA NV Capital Stock.

“ADMA Common Stock” means the common stock of ADMA, par value $.0001 per share.

“ADMA Disclosure Documents” has the meaning set forth in Section 4.27.

“ADMA Disclosure Letter” has the meaning set forth in the first sentence of Article V.

“ADMA Financial Statements” has the meaning set forth in Section 5.18(a).

“ADMA Fundamental Representations” has the meaning set forth in Section 11.1(a).

“ADMA Governmental Consents” has the meaning set forth in Section 5.4(a).

[Annex A to Master Purchase and Sale Agreement]

“ADMA IND” means the investigational new drug applications identified on Schedule 1.1(u), including any amendments or supplements thereto, reports, correspondence and other submissions related thereto and the regulatory and clinical files with data pertaining to the foregoing in the possession of ADMA as of the Effective Time, including any and all information, data, know-how, formulations, assays, goodwill, or Intellectual Property contained therein.

“ADMA Insurance Policies” has the meaning set forth in Section 5.24.

“ADMA Intellectual Property” means all Intellectual Property owned, controlled, used or held for use by ADMA or any of its Affiliates, in each case whether registered or not, and in each case wherever such right exists in the world, and including the right to Actions for past infringement.

“ADMA IT Assets” has the meaning set forth in Section 5.10(h).

“ADMA Leased Real Property” has the meaning set forth in Section 5.12(b).

“ADMA Material Adverse Effect” means with respect to ADMA, any change, circumstance, development, effect or occurrence that, individually or in the aggregate, has or would reasonably be expected to be materially adverse to (x) the business, condition (financial or otherwise), Assets, Liabilities, operations or results of operations of ADMA and its Subsidiaries, taken as a whole, or (y) the ability of ADMA to consummate the Transactions; provided, however, the foregoing clause (x) shall exclude any change, circumstance, development, effect or occurrence to the extent resulting or arising from: (a) events, circumstances, changes or effects that generally affect the industries in which ADMA operates (including the pharmaceutical and blood-related products industries), (b) general economic or political conditions in the United States or Germany or events, circumstances, changes or effects affecting the U.S. or German securities markets generally, (c) changes caused by a material worsening of current conditions caused by acts of terrorism or war (whether or not declared) occurring in the United States or Germany after the date hereof, (d) changes arising from the announcement of the Transactions or the announcement of the execution of this Agreement, the Commercial Agreements, the Equity Documents or the Other Agreements, (e) any change in accounting practices or policies of ADMA as required by GAAP, (f) any changes in Law after the date hereof, (g) any failure to meet any projections, forecasts, guidance, estimates, milestones, budgets or financial or operating predictions of revenue, earnings, cash flow or cash position (provided, that the underlying causes of such failure may, if they are not otherwise excluded from the definition of “ADMA Material Adverse Effect,” be taken into account in determining whether an ADMA Material Adverse Effect has occurred, (h) the Complete Response Letter received by ADMA in July 2016 from the FDA, or (i) the acquisition by Buyer of the Purchased Assets and Assumed Liabilities; provided, that the matters described in clauses (a), (b), (c), (e) and (f) shall be included in the term “ADMA Material Adverse Effect” to the extent any such matter has a disproportionate and adverse impact on the business, condition (financial or otherwise), Assets, Liabilities, operations or results of operations of ADMA and its Subsidiaries, taken as a whole, relative to other participants in the same business as ADMA.

“ADMA Material Contracts” has the meaning set forth in Section 5.17.

“ADMA Material Customers” has the meaning set forth in Section 5.21(a).

“ADMA Material Suppliers” has the meaning set forth in Section 5.21(a).

“ADMA NV Capital Stock” means the non-voting convertible capital stock of ADMA, par value $.0001 per share.

“ADMA Parties” has the meaning set forth in Section 12.16(b).

“ADMA Pension Plan” has the meaning set forth in Section 5.15(b).

“ADMA Plan” means all Plans maintained by, contributed to or required to be contributed to by ADMA or any of its ERISA Affiliates or as to which Seller or any of its ERISA Affiliates has any Liability for the benefit of the current and former employees, director and/or consultants of ADMA.

“ADMA Privacy Policy” has the meaning set forth in Section 5.16(j).

“ADMA Real Property Leases” has the meaning set forth in Section 5.12(b).

“ADMA Recommendation” means the recommendation of the board of directors of ADMA to ADMA’s stockholders of the approval of ADMA’s Amended COI and the issuance of ADMA Capital Stock to Seller pursuant hereto.

“ADMA Recourse Parties” has the meaning set forth in Section 12.16(b).

“ADMA Registrations” means the regulatory approvals, authorizations, licenses, applications, agreements, franchises, certificates, applications, consents, confirmations, orders, waivers permits, ADMA BLAs, ADMA INDs and other permissions held by ADMA issued by Governmental Authorities.

“ADMA Required Registrations” has the meaning set forth in Section 5.16(a).

“ADMA SEC Documents” has the meaning set forth in Section 5.8(a).

“ADMA Stockholder Approval” means the approval of the holders of a majority of the outstanding shares of ADMA’s voting stock approving ADMA’s Amended COI and the issuance of shares of ADMA Capital Stock to Seller pursuant to this Agreement.

“ADMA Stockholders’ Meeting” has the meaning set forth in Section 6.6(b).

“ADMA’s Amended COI” means the Amended and Restated Certificate of Incorporation of ADMA in the form of EXHIBIT 1.1(A), attached hereto.

“Adverse Recommendation Change” has the meaning set forth in Section 6.8(a).

“Affiliate” means, with respect to any Person, any other Person directly or indirectly Controlling or Controlled by, or under direct or indirect common Control with, such Person. For purposes of this definition, the term “Control,” when used with respect to any specified Person, means the power to direct or cause the direction of the management or policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “Controlling” and “Controlled” have correlative meanings. For the avoidance of doubt, none of Biotest or any of its Subsidiaries shall be deemed an Affiliate of ADMA, Buyer or any of their respective Subsidiaries from and after the Effective Time for purposes of this Agreement.

“Agreement” has the meaning set forth in the Preamble.

“Allocation Schedule” has the meaning set forth in Section 2.8(a).

“Alternative Transaction Proposal” means, any inquiry, proposal or offer by a Person or group other than Seller or its Affiliates, relating to any (i) direct or indirect acquisition (whether by a purchase, sale, transfer, exchange or issuance) of shares of capital stock or other securities, or rights to acquire capital stock or other securities, in a single transaction or series of related transactions, representing at least twenty percent (20%) of the voting power of ADMA (in each case, including by means of a spin-off, split-off or public offering), (ii) merger, consolidation or business combination directly or indirectly involving ADMA representing twenty (20%) or more of the assets of ADMA, (iii) reorganization, recapitalization, liquidation or dissolution directly or indirectly involving ADMA, or (iv) direct or indirect sale, lease, exchange, mortgage, transfer or other disposition, in a single transaction or series of related transactions, of twenty percent (20%) or more of the assets of ADMA, or (v) other transaction having a similar effect to those described in clauses (i) through (iv).

“Althea” means Althea Technologies, Inc.

“Althea Contract” means that certain Master Manufacturing and Supply Services Agreement dated June 11, 2009, by and between Seller and Althea as amended by that certain Amendment #1 to the Master Manufacturing and Supply Services Agreement dated October 7, 2015, by and between Seller and Ajinomoto Althea, Inc.

“Antitrust Laws” means all United States federal and state, and any foreign (including those of the European Union) statutes, rules, regulations, orders, administrative and judicial doctrines, and other Laws relating to antitrust or competition matters, including the HSR Act and all other federal, state and foreign (including those of the European Union) statutes, rules, regulations, orders, administrative and judicial doctrines, and other Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition.

“Applicable Laws” has the meaning set forth in Section 4.16(a).

“Applicable Permits” means the permits, approvals, licenses, franchises or authorizations, including the Registrations, from any Governmental Authority held by Seller or any other Person and used exclusively in the operation of the Biotest Therapy BU, the development, testing, manufacture, contract services manufacturing, distribution, marketing or sale of the Products or any other product or intermediate manufactured in connection with the Biotest Therapy BU, including those set forth on Schedule 1.1(a).

“As-Converted and Economic Interest Basis” has the meaning assigned to such term in the Stockholders Agreement.

“Assets” of any Person means all assets and properties of any kind, nature, character and description (whether real, personal or mixed, whether tangible or intangible, whether absolute, accrued, contingent, fixed or otherwise and wherever situated), including the goodwill related thereto, operated, owned or leased by such Person, including cash, cash equivalents, accounts and notes receivable, chattel paper, documents, instruments, general intangibles, equipment, inventory, goods and intellectual property.

“Assigned Contracts” means those Contracts related exclusively to the operation of the Biotest Therapy BU or the development, testing, manufacture, contract services manufacturing, distribution, marketing or sale of the Products, including those Contracts listed on Schedule 1.1(b), and any Contract entered into by Seller on or after the Execution Date in accordance with Section 6.2(b).

“Assignment and Assumption Agreement” means the Assignment and Assumption Agreement, to be entered into as of the Closing Date, by and between the Parties in reasonable form and substance mutually agreed by the Parties prior to the Effective Time.

“Assignment and Assumption of Lease Agreement” means the Assignment and

Assumption of Lease Agreement with respect to each BTBU Leased Real Property, to be entered into as of the Closing Date, by and among the Parties and the applicable landlord in reasonable form and substance mutually agreed by the Parties prior to the Effective Time.

“Assignment of BTBU Intellectual Property” means the Assignment of BTBU Intellectual Property, dated as of the Closing Date, by and between the Parties in reasonable form and substance mutually agreed by the Parties prior to the Effective Time.

“Assumed Liabilities” has the meaning set forth in Section 2.3.

“Assumed Tax Liabilities” has the meaning set forth in Section 2.3(i).

“Audited Financial Statements” has the meaning set forth in Section 4.19(a).

“Balance Sheet Date” has the meaning set forth in Section 4.19(a).

“Beneficially Own” has the meaning assigned to such term in the Stockholders Agreement.

“Bill of Sale” means the Bill of Sale, dated as of the Closing Date, by and between the Parties, in reasonable form and substance mutually agreed by the Parties prior to the Effective Time.

“Biocenter Allocation Schedule” has the meaning set forth in Section 2.8(d).

“Biocenters FMV” has the meaning set forth in Section 2.8(c).

“Biocenters FMV Schedule” has the meaning set forth in Section 2.8(c).

 “Biocenters Purchase Agreement” means that certain Purchase Agreement, to be entered into by Seller, ADMA and ADMA BioCenters Georgia, Inc. at the Closing, substantially in the form of EXHIBIT 1.1(B) attached hereto.

“Biotest” has the meaning set forth in the Preamble.

“Biotest Equity Interest” has the meaning set forth in Section 2.6(a).

“Biotest Guarantors” has the meaning set forth in the Preamble.

“Biotest Therapy BU” has the meaning set forth in the Recitals.

“BLA” means the biologic license applications for Products specified in Schedule 1.1(c) including any amendments or supplements thereto, reports, correspondence and other submissions related thereto and the regulatory and clinical files and data pertaining to the foregoing in the possession or control of Seller as of the Effective Time.

“BTBU Copyrights” means all Copyrights owned, controlled, used or held for use by Seller exclusively in the operation of the Biotest Therapy BU or the development, testing, manufacture, contract services manufacturing, distribution, marketing or sale of the Products. Schedule 1.1(d) sets forth a true, correct and complete list of all BTBU Copyrights that are registered or the subject of a pending application, including for each the title, author, registration number and date (if applicable), jurisdiction and registered owner.

“BTBU Domain Names” means all domain names owned, controlled, used or held for use by Seller exclusively in the operation of the Biotest Therapy BU or the development, testing, manufacture, contract services manufacturing, distribution, marketing or sale of the Products. Schedule 1.1(e) sets forth a true, correct and complete list of all BTBU Domain Names, registrant name and organization and expiration date.

“BTBU Employee” means an employee, officer, director, or independent contractor of Seller and whose services are used exclusively in the operation of the Biotest Therapy BU or the development, testing, manufacture, contract services manufacturing, distribution, marketing or sale of the Products, as described on Schedule 1.1(f), in each case other than BTBU Excluded Employees. The BTBU Employees’ names, job titles and current compensation are set forth on Schedule 1.1(f).

“BTBU Equipment” means all machinery, equipment, motor vehicles, rolling stock, furniture, supplies, office equipment, improvements, parts, the manufacturing tools and test equipment (other than Inventory) owned by Seller and exclusively related to the operation of the Biotest Therapy BU or the development, testing, manufacture, contract services manufacturing, distribution, marketing or sale of the Products, including the monoclonal production and purification facility and equipment and as otherwise set forth on Schedule 1.1(g).

“BTBU Excluded Employees” means those employees, officers, directors, or independent contractors of Seller that are necessary to continue to operate the Excluded Business, as mutually agreed in writing by Seller and Buyer prior to the Closing.

“BTBU Goodwill” means all goodwill associated with the Biotest Therapy BU or the Products.

“BTBU Intellectual Property” means all Intellectual Property owned, controlled, used or held for use by Seller exclusively in the operation of the Biotest Therapy BU or the development, testing, manufacture, contract services manufacturing, distribution, marketing or sale of the Products, including the BTBU Patents, BTBU Copyrights, BTBU Domain Names, BTBU Know-How, BTBU Marks, BTBU Software and BTBU Trade Dress, and all goodwill associated with the Biotest Therapy BU or the Products, in each case whether registered or not, and in each case wherever such right exists throughout the world, and including the right to Actions for past infringement.

“BTBU Know-How” means all research and development information, validation methods and procedures, unpatented inventions, know-how, trade secrets, technical or other data or information, or other materials, methods, procedures, processes, materials, developments or technology, including all biological, chemical, clinical, manufacturing and other information or data, in each case, that is owned, controlled, used or held for use by Seller exclusively in the operation of the Biotest Therapy BU or the development, testing, manufacture, contract services manufacturing, distribution, marketing or sale of the Products.

“BTBU Leased Real Property” has the meaning set forth in Section 4.12(b).

“BTBU Licenses” means all rights and benefits under licenses (including licenses to use computer software), permits, quotas, authorizations, and franchises from any Person used exclusively in the operation of the Biotest Therapy BU or the development, testing, manufacture, contract services manufacturing, distribution, marketing or sale of the Products.

 “BTBU Marks” means all Trademarks owned, controlled, used or held for use by Seller exclusively in the operation of the Biotest Therapy BU or the development, testing, manufacture, contract services manufacturing, distribution, marketing or sale of the Products, including all Trademarks utilized by Seller to identify Products and excluding the Seller Marks. Schedule 1.1(h) sets forth a true, correct and complete list of all (i) BTBU Marks that are registered or the subject of a pending application, including for each the registration number and date (if applicable), serial or application number and filing date, jurisdiction and registered owner and (ii) material unregistered BTBU Marks.

“BTBU Owned Real Property” means the real property owned by Seller and located at 5800 and 5900 Park of Commerce Blvd, NW, Boca Raton, FL 33487, the legal description of which is attached as Schedule 4.12(a), together with all buildings, improvements, fixtures and furniture located thereon and all strips and gores, rights of way, easements, privileges and appurtenances pertaining thereto, including any right, title and interest of Seller in and to any street adjoining any portion of such real property (which real property includes, but is not limited to, a (i) biologics plasma production fractionation and purification facility, (ii) physical plant (including the QC testing laboratories and facilities and warehouses (ambient and cold storage), and (iii) monoclonal production and purification facility and equipment).

“BTBU Patents” means all Patents owned, controlled, used or held for use by Seller exclusively in the operation of the Biotest Therapy BU or the development, testing, manufacture, contract services manufacturing, distribution, marketing or sale of the Products. Schedule 1.1(i) sets forth a true, correct and complete list of all BTBU Patents that are issued or the subject of a pending application, including for each the patent number and issue date (if applicable), serial or application number and filing date, jurisdiction and registered owner.

“BTBU Personal Property Leases” means all rights and benefits under leases, subleases, sub-subleases, licenses or other agreements under which Seller leases, licenses or uses or has the right to use, now or in the future, any personal property used exclusively in the operation of the Biotest Therapy BU or the development, testing, manufacture, contract services manufacturing, distribution, marketing or sale of the Products.

“BTBU Prepaid Expenses” means all prepaid expenses of Seller consisting of security, utility and other deposits and business and other license fees used exclusively in the operation of the Biotest Therapy BU or the development, testing, manufacture, contract services manufacturing, distribution, marketing or sale of the Products, including those deposits listed on Schedule 1.1(j).

“BTBU Real Property Leases” has the meaning set forth in Section 4.12(b).

“BTBU Records” means to the extent permitted by Law to be transferred by Seller, all books and records used exclusively in the operation of the Biotest Therapy BU or the development, testing, manufacture, contract services manufacturing, distribution, marketing or sale of the Products or otherwise necessary to continue the operations of the Biotest Therapy BU as currently conducted, including copies of all INDs, BLAs, Regulatory Correspondence, material customer and supplier lists, account lists, call data, sales history, call notes, marketing studies, consultant reports, physician databases, cost files and records, distribution records, copies of Tax records, promotional literature and materials, advertising copy, and correspondence (excluding invoices) with respect to the Biotest Therapy BU or the Products, to the extent maintained by Seller, wherever located, and all complaint files, adverse event files and product deviation files with respect to the Biotest Therapy BU or the Products, wherever located; provided, however, that (a) in each case, Seller may redact any Excluded Intellectual Property contained therein that is not used exclusively in the operation of the Biotest Therapy BU or the development, testing, manufacture, contract services manufacturing, distribution, marketing or sale of the Products, which Excluded Intellectual Property shall continue to be owned by Seller and may be otherwise used and exploited by Seller without restriction, (b) Seller may retain: (i) a copy of any such books and records to the extent required by Law or necessary for Tax, accounting, litigation or other valid business purposes; (ii) subject to maintaining the confidentiality of the same, a copy of any such books and records to the extent such books and records relate primarily but not exclusively to the Biotest Therapy BU or the Products; (iii) records and files pertaining exclusively to BTBU Employees who do not become Hired Employees (if any); and (iv) all books, documents, records and files (Y) prepared in connection with or relating to the Transactions, including bids received from other parties and strategic, financial or Tax analyses relating to the divestiture of the Purchased Assets, the Assumed Liabilities, the Products and the Biotest Therapy BU, or (Z) maintained by Seller and/or its representatives, agents or licensees exclusively in connection with or relating to the Excluded Assets (the books and records described in the foregoing clauses (i) through (iv), collectively, the “Retained Information”), (c) any attorney work product, attorney-client communications and other items protected by privilege shall be excluded, and (d) Seller shall be entitled to redact from any such books and records any information that does not relate exclusively to the Biotest Therapy BU or the Products.

“BTBU Software” means all computer software and subsequent versions thereof, including source code, object, executable or binary code, objects, comments, screens, user interfaces, report formats, templates, menus, buttons and icons and all files, data, materials, manuals, design notes and other items and documentation related thereto or associated therewith, owned or licensed by Seller and used exclusively in the operation of the Biotest Therapy BU or the development, testing, manufacture, contract services manufacturing, distribution, marketing or sale of the Products, including the items set forth on Schedule 1.1(k).

“BTBU Trade Dress” means the trade dress, package designs, Products inserts, labels, logos and associated artwork owned by, licensed to or otherwise held by Seller and used exclusively in the operation of the Biotest Therapy BU or the development, testing, manufacture, contract services manufacturing, distribution, marketing or sale of the Products or the packaging therefor, including as set forth on Schedule 1.1(l), but specifically excluding all Seller Marks used thereon.

“Business Day” means any day other than a Saturday, a Sunday or a day on which banks in New York, New York, United States of America are authorized or obligated by Law to be closed.

“Buyer” has the meaning set forth in the Preamble.

“Buyer Biocenter Allocation Schedule” has the meaning set forth in Section 2.8(d).

“Buyer Indemnitees” has the meaning set forth in Section 11.2(a).

“Buyer Registration Transfer Letter” means a Buyer Registration Transfer Letter in a form to be negotiated in good faith by the Parties and mutually agreed prior to the Effective Time.

“Buyer Shared Use Assets” has the meaning set forth in Section 6.9(a).

“Cap” has the meaning set forth in Section 11.2(b).

“cGMP” means current good manufacturing practices as promulgated or enforced by the FDA.

“CIVACIR Development Project” means the inventory, documents, data and research created in connection with the CIVACIR research and development project, including 8,000 liters of Hepatitis C plasma.

“Closing” means the closing of the purchase and sale of the Purchased Assets, assignment and assumption of the Assumed Liabilities and issuance of the ADMA Capital Stock contemplated by this Agreement.

“Closing Date” has the meaning set forth in Section 3.1.

“Closing Date Capital Contribution” has the meaning set forth in Section 2.6(e).

“COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985 or similar state Law.

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Commercial Agreements” means collectively, (a) the Hepatitis B Plasma Supply Agreement, substantially in the form of EXHIBIT 1.1(C) attached hereto; (b) the First Amendment to License Agreement (RSV immunoglobulin), substantially in the form of EXHIBIT 1.1(D) attached hereto; (c) the Fourth Amendment to Plasma Purchase Agreement between Seller and ADMA, substantially in the form of EXHIBIT 1.1(E) attached hereto; (d) Termination of the Manufacturing and Supply Agreement and Master Services Agreement between Seller and ADMA, substantially in the form of EXHIBIT 1.1(F) attached hereto; (e) the Biocenters Purchase Agreement, substantially in the form of EXHIBIT 1.1(B) attached hereto; and (f) the Lease.

“Confidentiality Agreement” means that certain Confidentiality Agreement, dated as of April 6, 2016, between Seller, Biotest and ADMA (including any amendments or supplements thereto).

“Contracts” means any and all rights and benefits under binding or enforceable commitments, contracts, purchase orders, leases, licenses, easements, permits, instruments, commitments, arrangements, undertakings, practices or other agreements of any nature or description, whether oral or written.

“Control”, “Controlled” or “Controlling” has the meaning set forth in the definition of “Affiliate”.

“Copyrights” means all copyrights, copyrightable works, semiconductor topography and mask work rights, including all rights of authorship, use, publication, reproduction, distribution, performance transformation, moral rights and rights of ownership of copyrightable works, semiconductor topography works and mask works, all registrations, applications and renewals thereof and all rights to register and obtain renewals and extensions of registrations, together with all other interests accruing by reason of international copyright, semiconductor topography and mask work conventions.

“Data Room” means the Internet-based electronic data room maintained by Merrill Corporation, on behalf of either Seller or ADMA, as applicable, in connection with the Transactions.

“Delayed Contracts” has the meaning set forth in Section 2.5.

“Development Restriction” has the meaning set forth in Section 8.11(b).

“DGCL” has the meaning set forth in Section 5.2.

“Distribution” means any and all activities related to the distribution, marketing, promoting, offering for sale and selling of Products, including advertising, detailing, educating, planning, promoting, conducting reporting, storing, handling, shipping and communicating with Governmental Authorities and third parties in connection therewith.

“Effective Time” has the meaning set forth in Section 3.1.

“Encumbrance” means any security interest, pledge, hypothecation, mortgage, lien, right of others, Action, lease, sublease, license, occupancy agreement, adverse claim or interest, easement, covenant, encroachment, burden, title defect, title retention agreement, voting trust agreement, interest, equity, option, right of first refusal, charge, encumbrance or other restriction or limitation of any nature whatsoever.

“Environmental Claim” means any and all administrative or judicial actions, suits, orders, claims, liens, notices, notices of violations, complaints, requests for information, proceedings, or other communication (written or oral), whether criminal or civil, pursuant to any applicable Environmental, Safety and Health Law by any Person (including any Governmental Authority) alleging, asserting, or claiming any actual or potential (i) violation of or Liability under any Environmental, Safety and Health Law, (ii) violation of any environmental permit, or (iii) Liability for investigatory costs, cleanup costs, removal costs, remedial costs, response costs, natural resource damages, property damage, personal injury, fines, or penalties arising out of, based on or resulting from the presence, Release, or threatened Release into the environment, of any Hazardous Substances at any location, including any off-site location to which Hazardous Substances or materials containing Hazardous Substances or materials containing Hazardous Substances were sent for handling, storage, treatment, or disposal.

“Environmental, Safety and Health Laws” means any and all applicable Laws that relate to protection of the environment, natural resource, and public health and safety, or the imposition of Liability for, or standards of conduct concerning, the manufacture, processing, generation, distribution, use, treatment, storage, disposal, Release, cleanup, transport or handling of Hazardous Substances, including the Comprehensive Environmental Response, Compensation and Liability Act, as amended, Resource Conservation and Recovery Act of 1976, as amended, the Toxic Substances Control Act, as amended, any other so-called “Superfund” or “Superlien” Laws, and the Occupational Safety and Health Act of 1970, as amended, to the extent it relates to the handling of and exposure to hazardous or toxic chemicals, and the state analogues thereto.

“Equitable Exceptions” has the meaning set forth in Section 4.4(b).

“Equity Documents” means (i) ADMA’s Amended COI, to be filed with the Secretary of State of the State of Delaware immediately prior to the Effective Time, (ii) the Stockholders Agreement and (iii) if applicable, the warrant agreement pursuant to which the warrants are issued under Section 6.13.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended or any successor law, and regulations and rules issued pursuant to the Employee Retirement Income Security Act of 1974 or any successor law.

“ERISA Affiliate” of any entity means any other entity (whether or not incorporated) that, together with such entity, would be treated as a single employer under Section 414 of the Code or Section 4001 of ERISA.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Excluded Assets” has the meaning set forth in Section 2.2.

“Excluded Business” means Seller’s plasma business and all other businesses of Seller other than the Biotest Therapy BU.

“Excluded Intellectual Property” means all rights, title and interest of Seller in and to Intellectual Property, whether now existing or hereafter developed or acquired (including the Seller Marks), in each case, other than the BTBU Intellectual Property or any Intellectual Property that constitutes Buyer Shared Use Assets.

“Excluded Liabilities” has the meaning set forth in Section 2.4.

“Execution Date” means the date set forth in the Preamble.

“FDA” means the United States Food and Drug Administration, or any successor agency thereto.

“FDA Warning Letter” means that certain Warning Letter issued to Seller by the FDA on November 25, 2014.

“Federal Health Care Program” means any plan or program that provides health benefits, whether directly, through insurance, or otherwise, which is funded directly, in whole or in part, by the United States government (including the Medicare and Medicaid programs).

“Final Allocation” has the meaning set forth in Section 2.8(a).

“Final Biocenter Allocations” has the meaning set forth in Section 2.8(d).

“Final Determination” means (a) with respect to U.S. federal income Taxes, a “determination” as defined in Section 1313(a) of the Code or execution of an IRS Form 870-AD or related or successor forms, and (b) with respect to Taxes other than U.S. federal income Taxes, any final determination of Liability in respect of a Tax that, under applicable Law, is not subject to further appeal, review, or modification through proceedings or otherwise, including the expiration of a statute of limitations or a period for the filing of claims for refunds, amended Tax Returns, or appeals from adverse determinations.

“Financial Statements” has the meaning set forth in Section 4.19(a).

“Finished Goods” means all finished Products that have been released for sale as of the Effective Time in accordance with Seller’s standard practices in the Ordinary Course of Business, applicable Laws and cGMP.

“FLSA” means the Fair Labor Standards Act of 1938, as amended.

“FSS” has the meaning set forth in Section 8.5(b).

“GAAP” means United States generally accepted accounting principles.

“Governmental Authority” means any nation or government, any federal, national, provincial, state, regional, local or other political subdivision thereof, any supranational organization of sovereign states, and any entity, department, commission, bureau, agency, authority, board, court, official or officer, domestic or foreign, exercising executive, judicial, regulatory or administrative functions of or pertaining to government.

“Governmental Consents” has the meaning set forth in Section 4.9.

“Guarantee” has the meaning set forth in Section 12.15(a)(i).

“Hazardous Substance” means any material, substance, waste, compound, pollutant or contaminant listed, defined, designated or classified as hazardous, toxic, flammable, explosive, reactive, corrosive, infectious, carcinogenic, mutagenic or radioactive or otherwise regulated by any Governmental Authority or under any Environmental, Safety and Health Law, including petroleum or petroleum products (including crude oil) and any derivative or by-product thereof, natural gas, synthetic gas and any mixture thereof, or any substance that is or contains polychlorinated biphenyls (PCBs), radon gas, urea formaldehyde, asbestos-containing materials (ACMs), lead, and toxic mold.

“Hired Employee” has the meaning set forth in Section 9.1(a).

“HSR Act” means the U.S. Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“Included Inventory” means units of NABI-HB which qualify as Finished Goods or work-in-progress for which manufacturing has been initiated, but which have not yet been finally approved, packaged, labeled and released for sale, in each case, used or held for use by the Biotest Therapy BU as of the Effective Time, and together with final bulk and all manufacturing filters, buffers, free agents and other supplies used in the manufacture of such Product that can be used in the Ordinary Course of Business and shall exclude any raw material source plasma, Intermediates and Nonconforming Inventory.

“IND” means the investigational new drug applications identified on Schedule 1.1(q), including any amendments or supplements thereto, reports, correspondence and other submissions related thereto and the regulatory and clinical files with data pertaining to the foregoing in the possession of Seller as of the Effective Time, including any and all information, data, know-how, formulations, assays, goodwill, or Intellectual Property contained therein.

“Indebtedness” means, as to any Person, without duplication, (a) all obligations of such Person for borrowed money, including accrued interest thereon (including reimbursement and all other obligations with respect to surety bonds, letters of credit and bankers’ acceptances, whether or not matured), (b) any Liability of such Person for overdrafts and outstanding checks, (c) all obligations of such Person to pay the deferred purchase price of property or services, except trade accounts payable and accrued expenses arising in the Ordinary Course of Business, (d) all interest rate, commodity and currency swaps, caps, collars and similar agreements or hedging devices under which payments are obligated to be made by such Person, whether periodically or upon the happening of a contingency, (e) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (f) all obligations of such Person under leases which have been or should be, in accordance with GAAP, recorded as capital leases, (g) all indebtedness secured by any Encumbrance on any property or asset owned or held by that Person regardless of whether the indebtedness secured thereby shall have been assumed by that Person or is non-recourse to the credit of that Person and (h) any contingent obligation of such Person. Indebtedness shall also include accrued interest and any pre-payment penalties, “breakage costs,” redemption fees, costs and expenses or premiums and other amounts owing pursuant to the instruments evidencing Indebtedness, assuming that such Indebtedness is repaid on the Closing Date, whether or not paid at the Closing.

“Indemnification Threshold” has the meaning set forth in Section 11.2(b).

“Indemnified Party” has the meaning set forth in Section 11.6(a).

“Indemnifying Party” has the meaning set forth in Section 11.6(a).

“Intellectual Property” means all of the following, as they exist anywhere in the world: Trademarks, Copyrights, Patents and Software, whether registered or unregistered, and all applications and registrations therefor, know-how, confidential information, trade secrets, inventions, discoveries, analytic models, improvements, processes, techniques, devices, methods, patterns, procedures, databases, designs, business plans, formulations, specifications and any other intellectual property or proprietary rights of any kind, nature or description.

“Interim Financial Statements” has the meaning set forth in Section 4.19(a).

“Inventory” means all Finished Goods, intermediates, raw materials or ingredients used or held for use by the Biotest Therapy BU in connection with the Products as of the Effective Time.

“IP License Agreements” has the meaning set forth in Section 4.18(a)(ix).

“IRS” means the Internal Revenue Service of the United States.

“Kedrion” means Kedrion Biopharma Inc., a Delaware corporation.

“Kedrion Contract” means that certain Amended and Restated Product Distribution Agreement, with an effective date of January 19, 2016, by and between Seller and Kedrion, as amended.

“Kedrion Termination Agreement” means that certain Termination Agreement (Amended and Restated Product Distribution Agreement) dated January 17, 2017, by and between Kedrion and Seller.

“Key Employees” means the employees of Seller set forth on Schedule 1.1(r)-1.

“Knowledge” means, (i) with respect to Seller, the actual knowledge of the Persons set forth on Schedule 1.1(s)(i), after reasonable due inquiry, and (ii) with respect to ADMA, the actual knowledge of the Persons set forth on Schedule 1.1(s)(ii), after reasonable due inquiry.

“Law” means each provision of any currently existing federal, provincial, state, local or foreign law, statute, ordinance, order, code, requirement, rule or regulation, promulgated or issued by any Governmental Authority, as well as any judgments, decrees, injunctions or agreements issued or entered into by any Governmental Authority.

“Lease” means that certain real property lease between Buyer and Seller to be entered into at Closing on terms reasonably acceptable to Buyer and Seller with respect to the use of office space at the BTBU Owned Real Property for 18 months after the Closing and lab space at the BTBU Owned Real Property for 24 months after the Closing.

“Liability” means, collectively, any liability, Indebtedness, guaranty, endorsement, claim, loss, damage, deficiency, cost, expense, obligation or responsibility, fixed or unfixed, known or unknown, choate or inchoate, liquidated or unliquidated, secured or unsecured, direct or indirect, matured or unmatured, due or to become due, or absolute, contingent or otherwise, including any products liability.

“Loan Agreement” has the meaning set forth in Section 12.1.

“Losses” means, with respect to any claim or matter, all losses, expenses, obligations, Taxes and other Liabilities or other damages (whether absolute, accrued, contingent, fixed or otherwise, or whether known or unknown, or due or to become due or otherwise), diminution in value, monetary damages, fines, fees, penalties, interest obligations, deficiencies, losses and expenses (including amounts paid in settlement, interest, court costs, costs of investigators, fees and expenses of attorneys, accountants, financial advisors and other experts, and other expenses of litigation).

“Manufacturing Agreement” means that certain Manufacturing, Supply and License Agreement, dated as of December 31, 2012, between ADMA and Seller (as amended, restated, supplemented or otherwise modified from time to time).

“Master Services Agreement” means that certain Master Services Agreement dated as of November 30, 2007, between ADMA and Seller, including all statements of work thereunder (as amended, restated, supplemented or otherwise modified from time to time).

“Material Contract” has the meaning set forth in Section 4.18(a).

“Material Customer” has the meaning set forth in Section 4.23(a).

“Material Supplier” has the meaning set forth in Section 4.23(a).

“Medicaid” means the tested entitlement program under Title XIX of the Social Security Act that provides federal grants to states for medical assistance based on specific eligibility criteria. (Social Security Act of 1965, Title XIX, P.L. 89-87; 42 U.S.C. 1396 et seq.).

“Medicaid Rebate Charges” means Rebate Charges invoiced by state Medicaid agencies pursuant to a Medicaid Drug Rebate Agreement.

“Mini-Claim Deductible” has the meaning set forth in Section 11.2(b).

“NASDAQ” means the NASDAQ Capital Market or NASDAQ Global Market, wherever the ADMA Common Stock is listed for trading.

“NDC” means the “National Drug Code”, which is the eleven digit code registered by a company with the FDA with respect to a pharmaceutical products.

“New Plasma Based Products” means any new plasma-based product developed by ADMA or its Affiliates after the Closing which for the avoidance of doubt shall not include the Products.

“NOLs” has the meaning set forth in Section 2.1(d).

“Nonconforming Inventory” means units of NABI-HB for which manufacturing has been initiated, but which have not yet been finally packaged, labeled and released for sale, which are not cGMP compliant, are not free from defect at the Effective Time or are not otherwise usable or saleable based on the commercially reasonable determination of the Parties (e.g., following a risk assessment or determination by the Parties that non-conformities are irrelevant to production based on industry standards).

“NPBP License” has the meaning set forth in Section 8.12.

“NPBP License Fee” has the meaning set forth in Section 8.12.

“NPBP License Period” has the meaning set forth in Section 8.12.

“NPBP License Right” has the meaning set forth in Section 8.12.

“NPBP License Terms” has the meaning set forth in Section 8.12.

“NPBP ROFO Election” has the meaning set forth in Section 8.12.

“NPBP ROFO Notice” has the meaning set forth in Section 8.12.

“NPBP ROFO Period” has the meaning set forth in Section 8.12.

“NPBP Territories” means Albania, Andorra, Armenia, Austria, Azerbaijan, Belarus, Belgium, Bosnia and Herzegovina, Bulgaria, Croatia, Cyprus, Czech Republic, Denmark, Estonia, Finland, France, Georgia, Germany, Greece, Hungary, Iceland, Ireland, Italy, Kosovo, Latvia, Liechtenstein, Lithuania, Luxembourg, Macedonia, Malta, Moldova, Monaco, Montenegro, The Netherlands, Norway, Poland, Portugal, Romania, Russia, San Marino, Serbia, Slovakia, Slovenia, Spain, Sweden, Switzerland, Taiwan, Turkey, Ukraine, United Kingdom, Bahrain, Iran, Iraq, Qatar, Oman, Jordan, Kuwait, Saudi Arabia, Tunisia and United Arab Emirates.

“Offer Price” has the meaning set forth in Section 8.11(a).

“Order” means any order, injunction, judgment, decree, ruling, writ, assessment or arbitration award of a Governmental Authority.

“Ordinary Course of Business” means the ordinary course of business of Seller or ADMA, as applicable, as conducted by Seller or ADMA, as applicable, consistent with past custom and practice.

“Other Agreements” means, collectively, (a) the Assignment and Assumption Agreement (Sanofi); (b) the Assignment and Assumption Agreement (Althea); (c) the Transition Services Agreement; (d) Assignment and Assumption of Lease Agreement; (e) the Bill of Sale; (f) Assignment of BTBU Intellectual Property; and (g) Termination of Seller Affiliate Transactions, in each case in reasonable form and substance mutually agreed by the Parties prior to the Effective Time.

“Other Seller Employees” means those employees, officers, directors, or independent contractors of Seller who perform legal, finance, accounting, information technology, human resources or other administrative services or functions for the Biotest Therapy BU and for other business units or activities of Seller and whom Buyer agrees to offer employment, as mutually agreed to by Buyer and Seller prior to the Effective Time.

“Outside Date” has the meaning set forth in Section 10.1(a)(ii).

“Oxford” has the meaning set forth in Section 12.1.

“Party” or “Parties” has the meaning set forth in the Preamble.

“Patents” means United States and non-United States issued patents, patent applications, all published or unpublished nonprovisional and provisional patent applications, reexamination applications and reissues thereof, utility models, certificates of invention and design patents, patent disclosures, invention disclosures and other rights relating to the protection of inventions worldwide (and all rights related thereto, including all reissues, reexaminations, divisions, continuations, continuations-in-part, extensions, renewals and revivals of any of the foregoing).

“PDUFA” means Prescription Drug User Fee Act, pursuant to which the FDA collects fees from drug manufacturers to fund the drug approval process.

“Permitted Encumbrances” means, with respect to ADMA or Seller, as applicable, (a) statutory liens for current year Taxes not yet due and payable or Taxes being contested in good faith by appropriate proceedings, and for which adequate reserves have been made in accordance with GAAP, in each case, subject to adjustment by the Parties in accordance with this Agreement, (b) mechanics’, carriers’, workers’, repairers’ and other similar liens arising or incurred in the Ordinary Course of Business relating to obligations not yet due and payable on the part of ADMA or Seller, as applicable, or the validity or amount of which is being contested in good faith by appropriate proceedings, and for which adequate reserves have been made in accordance with GAAP, or pledges, deposits or other liens securing the performance of bids, trade contracts, leases or statutory obligations (including workers’ compensation, unemployment insurance or other social security legislation), and (c) Encumbrances listed on Schedule 1.1(p).

“Person” means any individual, corporation, partnership, joint venture, limited liability company, trust or unincorporated organization or Governmental Authority.

“Personal Data” means any information that, alone or in combination with other information held by Seller or any of its Affiliates, or ADMA or any of its Affiliates, as applicable, would allow for the identification of an individual or can be used to identify an individual.

“Plan” means (i) all employee benefit plans as defined in Section 3(3) of ERISA; (ii) all other pension, retirement, profit sharing, group insurance, employment, severance pay, deferred compensation, excess or supplemental benefit, vacation, stock, stock option, phantom stock or other equity-based compensation, bonus, change-in-control, retention, salary continuation, sick leave, disability, death benefit, group insurance, hospitalization, medical, dental, life, Section 125 “cafeteria” or “flexible” benefit, employee loan, educational assistance, fringe benefit and incentive plans, contracts, schemes, programs, funds, commitments, agreements, policies, practices, or arrangements of any kind; and (iii) all other plans, contracts, schemes, programs, funds, commitments, agreements, policies, practices or arrangements providing money, services, property, or other benefits, whether written or oral, formal or informal, qualified or nonqualified, funded or unfunded, and including any that have been frozen or terminated.

“Post-Closing Tax Period” means any taxable period beginning after the Closing Date and the portion of a Straddle Period for which Taxes are allocated to Buyer as set forth in Section 8.10.

“Potential Acquiror” has the meaning set forth in Section 6.8(b).

“Pre-Closing Tax Period” means any taxable period ending on or before the Closing Date and the portion of a Straddle Period for which Taxes are allocated to Seller as set forth in Section 8.10.

“Products” means BIVIGAM, NABI-HB, and RI-002.

“Promotional Materials” means the advertising, promotional and media materials, sales training materials (including any related outlines and quizzes/answers, if any), trade show materials (including displays) and videos, including materials containing post-marketing clinical data, if any, reasonably necessary for the commercialization of Products (including Distribution and sales promotion information, market research studies and toll-free telephone numbers) and relating to Products.

“Proxy Statement” has the meaning set forth in Section 6.6(a).

“Purchase Price” has the meaning set forth in Section 2.6(a).

“Purchased Assets” has the meaning set forth in Section 2.1(f).

“R&D Assets” means all research and development information, data and assets related exclusively to the Biotest Therapy BU including all assets related to CIVACIR, an investigational hepatitis CIVIG.

“Real Property” has the meaning set forth in Section 4.12(b).

“Rebate Charges” means amounts claimed by or under, or in respect of, Medicaid, state rebate programs, pharmaceutical benefit management organizations, managed care organizations, and other Persons as rebates under Contracts between such parties and Seller or Buyer, as the context requires.

“Registrations” means the regulatory approvals, authorizations, licenses, applications, agreements, franchises, certificates, applications, consents, confirmations, orders, waivers permits, BLAs, INDs and other permissions held by Seller or any Affiliate of Seller and exclusively relating to the Products and the Biotest Therapy BU issued by Governmental Authorities.

“Regulatory Correspondence” means all applications, submissions, reports or other documents, submitted or required to submitted to the FDA, including but not limited to BLAs, amendments or supplements to any such applications, annual reports, safety reports, including adverse event reports, other periodic reports, and electronic establishment registration and drug listing files, as well as all correspondence received from the FDA, whether in paper or electronic form, and reports of telephone contacts with the FDA.

“Release” means any releasing, spilling, leaking, pumping, pouring, placing, emitting, emptying, discharging, injecting, escaping, leaching, disposing, or dumping into the environment, whether intentional or unintentional, negligent or non-negligent, sudden or non-sudden, accidental or non-accidental.

“Representatives” means, with respect to any Person, the current or former directors, officers, managers, employees, independent contractors, agents, attorneys, advisors, accountants, auditors, consultants and other representatives of such Person.

“Required Consents” has the meaning set forth in Section 3.2(a)(vii).

“Required Registrations” has the meaning set forth in Section 4.17(a).

“Retained Information” has the meaning set forth in the definition of BTBU Records.

“ROFO Election” has the meaning set forth in Section 8.11(a).

“ROFO Notice” has the meaning set forth in Section 8.11(a).

“Sale Contract” has the meaning set forth in Section 8.11(a).

“Sale Period” has the meaning set forth in Section 8.11(a).

“Sale Right” has the meaning set forth in Section 8.11(a).

“Sale Terms” has the meaning set forth in Section 8.11(a).

“Sanofi” means Sanofi Pasteur S.A.,

“Sanofi Manufacturing Contract” means that certain Manufacturing Agreement dated September 30, 2011, by and between Seller and Sanofi, as amended by that certain Amendment #2 to the Manufacturing Agreement dated August 1, 2016.

“Sanofi Plasma Contract” means that certain Plasma Supply Agreement dated January 20, 2009, by and between Seller and Sanofi, as amended by that certain Amendment to Plasma Supply Agreement dated September 30, 2011, as further amended by that certain Second Amendment to Plasma Supply Agreement, dated as of December 5, 2012, as further amended by that certain Third Amendment to Plasma Supply Agreement, dated as of September 24, 2105, as further amended by that certain Fourth Amendment to Plasma Supply Agreement, dated as of August 1, 2016.

“SEC” means the United States Securities and Exchange Commission.

“Securities” means, with respect to any Person, any capital stock of such Person or any security (including any equity security, debt security or hybrid debt-equity security) or obligation convertible into or exercisable or exchangeable for, or giving any other Person any right to subscribe for or acquire, or any options, calls, warrants, restricted shares, deferred share awards, share units, “phantom” awards, dividend equivalents, participations, interests, rights or commitments relating to, or any share appreciation right or other instrument the value of which is determined in whole or in part by reference to the market price or value of, shares of capital stock or earnings of such Person.

“Securities Act” means the United States Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Seller” has the meaning set forth in the Preamble.

“Seller Affiliate Transactions” has the meaning set forth in Section 4.25.

“Seller Biocenter Allocation Schedule” has the meaning set forth in Section 2.8(d).

“Seller Fundamental Representations” has the meaning set forth in Section 11.1(a).

“Seller Indemnitees” has the meaning set forth in Section 11.3(a).

“Seller Insurance Policies” has the meaning set forth in Section 4.23(c).

“Seller IT Assets” has the meaning set forth in Section 4.7(h).

“Seller Marks” means the Trademarks, housemarks, tradenames, and trade dress owned or used by Seller, whether or not registered, set forth on Schedule 1.1(u).

“Seller Material Adverse Effect” means any change, circumstance, development, effect or occurrence that, individually or in the aggregate, has or would reasonably be expected to be materially adverse to (x) the business, condition (financial or otherwise), Assets, Liabilities, operations or results of operations of the Biotest Therapy BU, the Purchased Assets or the Products, taken as a whole, or (y) the ability of Seller to consummate the Transactions; provided, however, the foregoing clause (x) shall exclude any change, circumstance, development, effect or occurrence to the extent resulting or arising from: (a) events, circumstances, changes or effects that generally affect the industries in which Seller operates (including the pharmaceutical and blood-related products industries, or the manufacture or distribution of BIVIGAM), (b) general economic or political conditions in the United States or in Germany or events, circumstances, changes or effects affecting the U.S. or German securities markets generally, (c) changes caused by a material worsening of current conditions caused by acts of terrorism or war (whether or not declared) occurring in the United States or in Germany after the date hereof, (d) changes arising from the announcement of the Transactions or the announcement of the execution of this Agreement, the Commercial Agreements, the Equity Documents or the Other Agreements, (e) any change in accounting practices or policies of Seller as required by GAAP, (f) any changes in Law after the date hereof, or (g) any failure to meet any projections, forecasts, guidance, estimates, milestones, budgets or financial or operating predictions of revenue, earnings, cash flow or cash position (provided, that the underlying causes of such failure may, if they are not otherwise excluded from the definition of “Seller Material Adverse Effect,” be taken into account in determining whether a Seller Material Adverse Effect has occurred); provided, that the matters described in clauses (a), (b), (c), (e) and (f) shall be included in the term “Seller Material Adverse Effect” to the extent any such matter has a disproportionate and adverse impact on the business, condition (financial or otherwise), Assets, Liabilities, operations or results of operations of Seller and its Subsidiaries, taken as a whole, relative to other participants in the same business as Seller.

“Seller Parties” has the meaning set forth in Section 12.16(a).

“Seller Plan” means all Plans under which any current or former BTBU Employee or Other Seller Employee has accrued any benefit or right whatsoever maintained by, contributed to or required to be contributed to by Seller or any of its ERISA Affiliates or as to which Seller or any of its ERISA Affiliates has any Liability.

“Seller Privacy Policy” has the meaning set forth in Section 4.17(j).

“Seller Recourse Parties” has the meaning set forth in Section 12.16(a).

“Seller Registration Transfer Letter” means a Seller Registration Transfer Letter in a form to be negotiated in good faith by the Parties and mutually agreed prior to the Effective Time.

“Seller Shared Use Assets” has the meaning set forth in Section 6.9(a).

“Seller Stockholder Approval” means the approval of Seller’s sole stockholder approving the sale of the Biotest Therapy BU and Purchased Assets pursuant to this Agreement.

“Seller’s 401(k) Plan” has the meaning set forth in Section 9.1(c).

“Seller’s Guaranteed Obligations” has the meaning set forth in Section 12.15(a)(i).

“Shared IT Assets” means those software and SAP systems of Seller used in both the Biotest Therapy BU and the Excluded Business, as mutually agreed by the Parties and set forth on a Schedule to the Transition Services Agreement.

“Shared Use Assets” has the meaning set forth in Section 6.9(a).

“Software” means all software and subsequent versions thereof, including source code, object, executable or binary code, objects, comments, screens, user interfaces, report formats, templates, menus, buttons and icons and all files, data, materials, manuals, design notes and other items and documentation and specifications related thereto or associated therewith.

“SOX” has the meaning set forth in Section 5.8(d).

“Standstill Period” has the meaning assigned to such term in the Stockholders Agreement.

“Stockholders Agreement” means the Stockholders’ Agreement between Seller and ADMA, to be entered into as of the Closing Date, substantially in the form of EXHIBIT 1.1(G), attached hereto.

“Straddle Period” means any Tax period commencing on or before the Closing Date and ending after the Closing Date.

“Subordination Agreement” means the Subordination Agreement by and among Oxford, Seller, ADMA and Buyer, to be entered into as of the Closing Date, substantially in the form of EXHIBIT 1.1(H), attached hereto.

“Subordinated Loan” has the meaning set forth in the Section 2.6(d).

“Subsidiary” means, with respect to any Person, any and all corporations, partnerships, limited liability companies, joint ventures, associations and other entities of which such Person owns, directly or indirectly, more than 50% of the voting securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions of such entity.

“Superior Transaction” means any bona fide, unsolicited, written Alternative Transaction Proposal which did not result from a breach of Section 6.8(a) that (i) relates to at least fifty percent (50%) of the shares of capital stock or other voting equity securities of ADMA or all or substantially all of the assets of ADMA, and (ii) after taking into account all financial, legal, regulatory and other aspects of such Alternative Transaction Proposal, the board of directors of ADMA has determined in its good faith judgment, after consultation with ADMA’s outside financial advisor and outside counsel, is on terms that are more favorable in the aggregate to the stockholders of ADMA than this Agreement; provided, however, that a Superior Transaction may consist of multiple Alternative Transaction Proposals that are contemplated to be completed substantially concurrently and that, taken together, satisfy all of the requirements set forth in this definition.

“Tax” or “Taxes” means any and all (i) taxes, assessments, levies, tariffs, duties, fees or other charges or impositions in the nature of a tax (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any Governmental Authority, including income, estimated income, gross receipts, profits, business, license, occupation, franchise, production, capital stock, real or personal property, sales, use, transfer, value added, ad valorem, employment or unemployment, social security, disability, payroll, alternative or add-on minimum, turnover, leasing, fuel, excess profits, interest equalization, severance, customs, excise, stamp, environmental, commercial rent or withholding taxes, (ii) amounts described in clause (i) above that are liabilities of a consolidated, combined, affiliated or unitary group and for which the relevant party is liable under Section 1.502-6 of the Treasury Regulations, or under any other relevant Law or applicable rule imposing joint and/or several liability for such amounts and (iii) amounts described in clauses (i) or (ii) above for which the relevant party is liable pursuant to any Tax sharing, Tax allocation, Tax indemnification or other similar agreement, other than such agreements entered into in the Ordinary Course of Business and not primarily related to Taxes.

“Tax Return” means any report, return (including any information return), claim for refund, election, estimated Tax filing or payment, request for extension, document, declaration or other information or filing required to be supplied to any Governmental Authority with respect to, or relating to, Taxes, including attachments thereto and amendments thereof.

“Termination Agreement” means the Termination Agreement included in the Commercial Agreements.

“Termination Fee” has the meaning set forth in Section 10.2(b).

“Third-Party Claim” has the meaning set forth in Section 11.6(a).

“Trademark” means trademarks, service marks, certification marks, trade dress, Internet domain names, social media account names, trade names, trade dress, identifying symbols, designs, product names, company names, business or source identifiers, brands, slogans, logos or insignia, whether registered or unregistered, and all common law rights, applications, registrations, renewals and extensions therefor, and all goodwill associated therewith.

“Transactions” means the transactions contemplated by this Agreement, the Commercial Agreements, the Other Agreements and the Equity Documents.

“Transfer Taxes” means any and all transfer, documentary, sales, use, gross receipts, stamp, registration, value added, recording, escrow and other similar Taxes and fees (including any penalties and interest) imposed or assessed as a result of the Transactions (including recording and escrow fees and any real property or leasehold interest transfer and any similar Tax).

“Transition Services Agreement” has the meaning set forth in Section 6.9(b).

“Treasury Regulations” means the U.S. federal income tax regulations, including any temporary or proposed regulations, promulgated under the Code, as such regulations may be amended from time to time. Any reference herein to a particular provision of the Treasury Regulations means, when appropriate, the corresponding successor provision.

“Undeveloped Real Property” means that certain parcel of real property consisting of 8.72 acres of undeveloped and vacant land in Boca Raton, Florida, adjacent to but not part of the BTBU Owned Real Property, the legal description of which is attached hereto as Schedule 1.1(v).

“Unrelated Third Party” has the meaning set forth in Section 8.14.

“WARN Act” means the Worker Adjustment and Retraining Notification Act, as well as any similar state Law.

“Wholesaler Charges” means amounts claimed by wholesalers of the Products as chargebacks or returns to the wholesaler under contracts between group purchasing organizations, FSS, including FSS contract-related Industrial Funding Fee payments and FSS-contract related chargebacks, and the Public Health Service (collectively, “GPOs”) and Seller and amounts claimed by GPOs as administrative or marketing fees under contracts between GPOs and Seller.

“Willful and Material Breach” means an action or failure to act by one of the Parties hereto that constitutes a material breach of this Agreement, and such action was taken or such failure occurred with such Party’s willful intention that such action or failure to act would constitute a material breach of this Agreement, and such breach primarily resulted in the failure of any of the conditions set forth in Article VII to be satisfied.

Exhibit 1.1(A)

AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
ADMA BIOLOGICS, INC.

(Pursuant to Sections 242 and 245 of the
Delaware General Corporation Law)

ADMA Biologics, Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), hereby certifies as follows:

1.           The present name of the Corporation is ADMA Biologics, Inc.  The Corporation was originally incorporated under the name R&R Acquisition VI, Inc. by the filing of the Corporation’s original certificate of incorporation with the office of the Secretary of State of the State of Delaware on June 2, 2006.

2.           This Amended and Restated Certificate of Incorporation of the Corporation, which both restates and further amends the provisions of the Corporation’s certificate of incorporation, was duly adopted in accordance with the provisions of Sections 242 and 245 of the General Corporation Law of the State of Delaware.

3.           The Corporation’s certificate of incorporation is hereby amended and restated to read in its entirety as follows:

ARTICLE I
Name

The name of the corporation is ADMA Biologics, Inc. (the “Corporation”).

ARTICLE II
Registered Office; Registered Agent

The address of its registered office in the State of Delaware is 2711 Centerville Road, Suite 400, Wilmington, County of New Castle, Delaware 19808.  The name of its registered agent at such address is the Corporation Service Company.

ARTICLE III
Purpose

The nature of the business or purposes to be conducted or promoted by the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (as it may be amended from time to time, the “DGCL”).

2

ARTICLE IV
Capital Stock

Section 4.1 Authorized Shares.  The total number of shares of capital stock which the Corporation shall have authority to issue is 93,591,160, divided into three classes consisting of (a) 75,000,000 shares of common stock at $.0001 par value (the “Common Stock”), (b) 8,591,160 shares of non-voting common stock at $.0001 par value (the “Non-Voting Common Stock”), and (c) 10,000,000 shares of preferred stock at $.0001 par value (the “Preferred Stock”).  The authorized number of shares of Common Stock and Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the voting power of the stock of the Corporation entitled to vote irrespective of Section 242 of the DGCL.

Section 4.2 Common Stock.  A statement of the designations of the Common Stock and the powers, preferences and relative, participating, optional, special and other rights and qualifications, limitations and restrictions thereof is as follows:

(a) Voting Rights.  Except as may otherwise be provided in this Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation”) (including any certificate filed with the Office of the Secretary of State of the State of Delaware setting forth a copy of the resolution or resolutions providing for the issuance of a series of Preferred Stock in accordance with Section 4.4 (such certificate, a “Preferred Stock Designation”)) or by applicable law, each holder of Common Stock, as such, shall be entitled to one vote for each share of Common Stock held of record by such holder on all matters on which stockholders generally are entitled to vote.

(b) Dividends.  Subject to applicable law and the rights, if any, of the holders of any outstanding series of Preferred Stock, dividends may be declared and paid on the Common Stock out of funds legally available therefor at such times and in such amounts as the Board of Directors of the Corporation (the “Board”) in its discretion shall determine; provided, however, that simultaneously with the declaration and payment of any dividends on the Non-Voting Common Stock, a like dividend in form and amount per share shall also be declared and paid on the Common Stock (except that, if such dividend on the Non-Voting Common Stock is paid in the form of shares of Common Stock or Non-Voting Common Stock or rights or options to acquire Common Stock or Non-Voting Common Stock, the holders of shares of Common Stock shall receive equivalent shares of Common Stock or rights or options to acquire Common Stock, as the case may be).

(c) Subdivision or Combination.  If the Corporation in any manner subdivides or combines the outstanding shares of Non-Voting Common Stock, the outstanding shares of Common Stock shall be subdivided or combined in the same manner.  The Corporation shall not subdivide or combine the outstanding shares of Common Stock unless a subdivision or combination is made in the same manner with respect to the Non-Voting Common Stock.

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(d) Dissolution, Liquidation or Winding Up.  Upon the dissolution, liquidation or winding up of the Corporation, subject to the rights, if any, of the holders of any outstanding series of Preferred Stock, the holders of the Common Stock shall be entitled to receive the assets of the Corporation available for distribution to its stockholders ratably in proportion to the number of shares of Common Stock held by them.

Section 4.3 Non-Voting Common Stock.  A statement of the designation of the Non-Voting Common Stock and the powers, preferences and relative, participating, optional, special and other rights and qualifications, limitations and restrictions thereof is as follows:

(a) Certain Definitions.  For purposes of this Section 4.3 and as used throughout this Certificate of Incorporation: “Registration Rights Agreement” means that certain Registration Rights Agreement, by and among the Corporation and Biotest Pharmaceuticals Corporation or its permitted assignees, dated as of [●], 2017, as it may be amended, restated, supplemented or otherwise modified from time to time; “Stockholders Agreement” means that certain Stockholders Agreement of the Corporation, by and among the Corporation and Biotest Pharmaceuticals Corporation or its permitted assignees, dated as of [●], 2017, as it may be amended, restated, supplemented or otherwise modified from time to time; and each of the terms “Affiliate,” “Biotest Stockholder,” “Business Day,” “Liquidation Event,” and “Standstill Period” has the meaning ascribed to such term in the Stockholders Agreement.

(b) Voting Rights.  Except as otherwise required by applicable law, shares of Non-Voting Common Stock shall have no voting power and the holders thereof, as such, shall not be entitled to vote on any matter that is submitted to a vote of the stockholders of the Corporation; provided, however, that for so long as any shares of Non-Voting Common Stock are outstanding, the Corporation shall not, without the prior vote of the holders of at least a majority of the shares of Non-Voting Common Stock then outstanding (voting separately as a single class), amend, alter or repeal, whether by merger, consolidation or otherwise (other than in connection with a Liquidation Event (it being understood that the holder of such shares shall participate in such Liquidation Event in all respects as a holder of Common Stock in accordance with Section 4.3(d)(i)(2)), (i) this Section 4.3 or (ii) any other provision of this Certificate of Incorporation to alter or change the powers, preferences, or special rights of the shares of Non-Voting Common Stock in an adverse manner to the powers, preferences or special rights of the shares of Common Stock.

(c) Dividends.  Subject to applicable law and the rights, if any, of the holders of any outstanding series of Preferred Stock, dividends may be declared and paid on the Non-Voting Common Stock out of funds legally available therefor at such times and in such amounts as the Board in its discretion shall determine; provided, however, that simultaneously with the declaration and payment of any dividends on the Common Stock, a like dividend in form and amount per share shall also be declared and paid on the Non-Voting Common Stock (except that, if (i) such dividend on the Common Stock is paid in the form of shares of Common Stock or rights or options to acquire Common Stock, (ii) the holders of Non-Voting Common Stock would own more than thirty (30%) percent of the outstanding Common Stock following the issuance of such Common Stock dividend and (iii) the Standstill Period has not expired or been earlier terminated pursuant to and in accordance with the terms and conditions of the Stockholders Agreement, the holders of shares of Non-Voting Common Stock shall receive equivalent shares of Non-Voting Common Stock or rights or options to acquire Non-Voting Common Stock, as the case may be).

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(d) Conversion Rights.

(i) Automatic Conversion.  Each outstanding share of Non-Voting Common Stock shall automatically convert into and become one fully paid and nonassessable share of Common Stock without the payment of additional consideration by the holder thereof upon the earliest to occur of the following:  (1) the expiration or earlier termination of the Standstill Period pursuant to and in accordance with the terms and conditions of the Stockholders Agreement, (2) immediately prior to the consummation of any Liquidation Event, and (3) immediately prior to (A) the taking of any action by the Board or (B) if earlier, the record date for any vote of the stockholders of the Corporation, in each case, in connection with any insolvency, voluntary or involuntary bankruptcy, liquidation, or assignment for the benefit of creditors of the Corporation or termination of the Corporation’s status as a reporting company under the Securities Exchange Act of 1934, as amended (any of the matters described in this clause (3), an “Insolvency Matter”).  For the avoidance of doubt, if Non-Voting Common Stock is automatically converted pursuant to the foregoing clause (3), the holders of the former shares of Non-Voting Common Stock so converted will have the voting rights of the shares of Common Stock into which such former shares of Non-Voting Common Stock were automatically converted, and will be entitled to vote such shares of Common Stock, to the same extent as all other holders of shares of Common Stock as of the event causing such automatic conversion, including, in the case of automatic conversion pursuant to subclause (B), the right to vote on the Insolvency Matter in respect of which such record date for any vote of the stockholders of the Corporation was set.

(ii) Conversion In Connection With Permitted Sales.  Upon the consummation of any sale of a share of Non-Voting Common Stock that constitutes a permitted transfer free from any restriction under the terms and conditions of the Stockholders Agreement and each other agreement, arrangement or understanding applicable to such share of Non-Voting Common Stock, including in connection with any Board-approved recapitalization transaction involving the sale of such share or the Common Stock issued upon conversion thereof, in each case other than to an Affiliate of the holder of such share (a “Permitted Sale”), the share of Non-Voting Common Stock so sold shall automatically convert into and become one fully paid and nonassessable share of Common Stock without the payment of additional consideration by the holder thereof.  Notwithstanding the foregoing or anything to the contrary herein, each share of Non-Voting Common Stock shall be convertible, at the option of the holder thereof, at any time and from time to time, and without the payment of additional consideration by the holder thereof, into one fully paid and nonassessable share of Common Stock if all of the following conditions are met: (1) such share is the subject of a legally binding written agreement between the holder thereof and a non-Affiliate of such holder providing for the sale of such share to such non-Affiliate in a transaction that constitutes a Permitted Sale (such agreement, as it may be amended, restated, supplemented or otherwise modified from time to time, a “Sale Agreement”), (2) the sale of such Common Stock into which such share otherwise automatically would convert upon the consummation of such Permitted Sale pursuant to the foregoing sentence is required to be registered under the Securities Act of 1933, as amended (the “Securities Act”) under the terms and conditions of such Sale Agreement, (3)  such Common Stock into which such share otherwise automatically would convert upon the consummation of such Permitted Sale constitutes a “Registrable Security or “Registrable Securities” under the Registration Rights Agreement, (4) the holder of such share has executed and delivered to the Corporation a legally binding written agreement enforceable by the Corporation that, prior to the earlier of (A) the consummation of such Permitted Sale in accordance with the Sale Agreement and (B) the expiration or earlier termination of the Standstill Period in accordance with and pursuant to the terms and conditions of the Stockholders Agreement, such holder shall not vote or otherwise transfer, without the Board’s prior written consent, any of the Common Stock issued to such holder upon conversion of such converted share of Non-Voting Common Stock, and (5) the holder of such share of Non-Voting Common Stock delivers an Optional Conversion Notice (as defined below) in respect of such share in accordance with Section 4.3(d)(vi) hereof.

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(iii) Conversion in Connection With Market Sales. Notwithstanding the foregoing or anything to the contrary herein, each share of Non-Voting Common Stock shall be convertible, at the option of the holder thereof, at any time and from time to time, and without the payment of additional consideration by the holder thereof, into one fully paid and nonassessable share of Common Stock if all of the following conditions are met: (1) such holder intends and irrevocably commits to the Corporation to use its reasonable efforts to sell such Common Stock in the public market within sixty (60) days of such notice and such sale constitutes a Permitted Sale (a “Market Sale”); (2) the holder of such share has executed and delivered to the Corporation a legally binding written agreement enforceable by the Corporation that, prior to the earlier of (A) the consummation of such Market Sale and (B) the expiration or earlier termination of the Standstill Period in accordance with and pursuant to the terms and conditions of the Stockholders Agreement, such holder shall not vote any of the Common Stock issued to such holder upon conversion of such converted share of Non-Voting Common Stock; (3) such Market Sales shall be conducted in compliance with all applicable requirements of the Securities Act; and (4) the holder of such share of Non-Voting Common Stock delivers an Optional Conversion Notice (as defined below) in respect of such share in accordance with Section 4.3(d)(vi) hereof.

(iv) Conversion In Connection With Dilutive Issuances.

(1) Subject to Section 4.3(d)(iv)(2), during the Standstill Period, each share of Non-Voting Common Stock shall be convertible, at the option of the holder thereof, without the payment of additional consideration by the holder thereof, into one fully paid and nonassessable share of Common Stock if (A) the Corporation issues additional shares of Common Stock (including upon the exercise of any conversion rights of any securities of the Corporation convertible into or exchangeable for shares of Common Stock in accordance with and pursuant to the terms

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of such convertible or exchangeable securities, but excluding upon the conversion of any Non-Voting Common Stock pursuant to this Section 4.3(d)) (a “Dilutive Issuance”), (B) as a result of such Dilutive Issuance, the percentage of the voting power of the Corporation (the “Voting Percentage”) represented by all of the shares of Common Stock held by the Biotest Stockholder and its Affiliates (together, “Biotest”) immediately following such Dilutive Issuance is lower than the Voting Percentage represented by all of the shares of Common Stock held by Biotest immediately prior to such Dilutive Issuance, and (C) the holder of such share of Non-Voting Common Stock delivers an Optional Conversion Notice (as defined below) in respect of such share in accordance with Section 4.3(d)(vi) hereof within five Business Days after the Corporation provides notice to the Biotest Stockholder (including by giving such notice to any Biotest Designee (as defined in the Stockholders Agreement)) of the consummation of such Dilutive Issuance; provided, however, that the maximum number of shares of Non-Voting Common Stock that may be converted into shares of Common Stock pursuant to this Section 4.3(d)(iv) in respect of any Dilutive Issuance (the “Conversion Cap”) is the number of shares that, upon conversion thereof, results in the Voting Percentage represented by all shares of Common Stock held by Biotest immediately following such conversion being equal to the Voting Percentage represented by all of the shares of Common Stock held by Biotest immediately prior to such Dilutive Issuance; provided, further, that in no event shall Biotest be permitted to hold shares of Common Stock representing a Voting Percentage greater than any applicable limitation thereon set forth in the Stockholders Agreement.

(2) In connection with each Dilutive Issuance during the Standstill Period, if there is more than one holder of shares of Non-Voting Common Stock and the number of shares of Non-Voting Common Stock the holders of which have elected to exercise their optional conversion rights pursuant to this Section 4.3(d)(iv) in respect of any Dilutive Issuance (the “Conversion Election Shares”) exceeds the Conversion Cap for such Dilutive Issuance, then the conversion rights of the Conversion Election Shares shall be subject to limitation by the Conversion Cap in the aggregate for all such holders and prorated such that each holder of Conversion Election Shares shall be deemed to have exercised its optional conversion rights pursuant to this Section 4.3(d)(iv) in respect of such Dilutive Issuance only as to that number of Conversion Election Shares as is equal to the product of (A) the number of Conversion Election Shares held by such holder, multiplied by (B) a fraction, the numerator of which is the Conversion Cap and the denominator of which is the total number of Conversion Election Shares of all holders electing to exercise their optional conversion rights pursuant to this Section 4.3(d)(iv) in respect of such Dilutive Issuance, and the holder shall be deemed never to have elected to exercise its optional conversion rights pursuant to this Section 4.3(d)(iv) in respect of such Dilutive Issuance with respect to the remainder of such holder’s Conversion Election Shares that such holder was not permitted to convert because of the Conversion Cap and proration rights described herein.

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(v) Mechanics of Automatic Conversion.  Upon the occurrence of any event causing the automatic conversion of any shares of Non-Voting Common Stock pursuant to Section 4.3(d)(i) hereof or the first sentence of Section 4.3(d)(ii) hereof, no further action need be taken to effect such conversion, and any certificates previously representing shares of Non-Voting Common Stock that have been so converted shall thereafter represent the shares of Common Stock into which they have been automatically converted pursuant to Section 4.3(d)(i) hereof or the first sentence of Section 4.3(d)(ii) hereof, as applicable; provided, however, that the Corporation shall not be required to recognize the holder of any former share of Non-Voting Common Stock converted pursuant to the first sentence of Section 4.3(d)(ii) hereof as a holder of the Common Stock into which such share was converted unless and until such holder provides written notice to the Corporation of the occurrence of the Permitted Sale causing such automatic conversion, including evidence reasonably satisfactory to the Corporation that such sale pursuant to which the Non-Voting Common Stock was transferred constitutes a Permitted Sale.  All holders of record of shares of Non-Voting Common Stock shall be sent written notice of the occurrence of any event causing the automatic conversion of such shares pursuant to Section 4.3(d)(i) hereof.  Such notice need not be sent in advance of the occurrence of such event.  No notice shall be required to be sent by the Corporation upon the occurrence of a Permitted Sale causing the automatic conversion of any share of Non-Voting Common Stock pursuant to the first sentence of Section 4.3(d)(ii) hereof.  If at the time of conversion of any shares of Non-Voting Common Stock pursuant to Section 4.3(d)(i) hereof or the first sentence of Section 4.3(d)(ii) hereof there are any declared but unpaid dividends on such shares of Non-Voting Common Stock, the Corporation nevertheless shall pay out of funds legally available therefor such dividends to the holders thereof on the payment date determined by the Board in respect of such dividends.

(vi) Mechanics of Optional Conversion.  In order for a holder of Non-Voting Common Stock to voluntarily convert shares of Non-Voting Common Stock into shares of Common Stock pursuant to the second sentence of Section 4.3(d)(ii) hereof or Section 4.3(d)(iii) hereof or Section 4.3(d)(iv) hereof, such holder shall (1) deliver written notice (an “Optional Conversion Notice”) to the Corporation in the manner provided by the Stockholders Agreement that such holder elects to convert all or any number of such holder’s shares of Non-Voting Common Stock that are then convertible pursuant to the second sentence of Section 4.3(d)(ii) hereof or Section 4.3(d)(iii) hereof or Section 4.3(d)(iv) hereof, as applicable, and (2) if such holder’s shares of Non-Voting Common Stock are certificated, surrender the certificate or certificates representing such shares of Non-Voting Common Stock at the principal office of the Corporation during usual business hours.  All certificates representing shares of Non-Voting Common Stock surrendered for optional conversion pursuant to the second sentence of Section 4.3(d)(ii) hereof or Section 4.3(d)(iii) hereof or Section 4.3(d)(iv) hereof, as applicable, shall be delivered to the Corporation for cancellation and (subject to Section 4.3(d)(iv)(2) hereof if the number of Conversion Election Shares exceeds the Conversion Cap) canceled by the Corporation.  An Optional Conversion Notice shall (a) state whether the holder is electing to convert such shares pursuant to the second sentence of Section 4.3(d)(ii) hereof or Section 4.3(d)(iii) hereof or Section 4.3(d)(iv) hereof and (b) (I) in the case of optional conversion pursuant to the second sentence of Section 4.3(d)(ii) hereof, attach a copy of the Sale Agreement, provide such additional information as may be reasonably requested by the Corporation to verify that the sale contemplated by the Sale Agreement

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constitutes a Permitted Sale, that the sale of such shares of Common Stock is required to be registered under the Securities Act pursuant to the Sale Agreement and that such shares of Common Stock constitute Registrable Securities under the Registration Rights Agreement, and contain the legally binding written agreement specified by subclause (4) of such sentence; (II) in the case of optional conversion in connection with a Market Sale pursuant to Section 4.3(d)(iii) hereof, provide such information as may be reasonably requested by the Corporation to verify that such Market Sale constitutes a Permitted Sale and that such Market Sale will comply with all applicable requirements of the Securities Act, and contain the legally binding written agreement specified by subclause (2) of Section 4.3(d)(iii) hereof; or (III) in the case of optional conversion in connection with a Dilutive Issuance pursuant to Section 4.3(d)(iv) hereof, identify the Dilutive Issuance in respect of which conversion rights are being exercised, state the number of shares of Common Stock held by such holder as of the date of the Optional Conversion Notice, immediately prior to such Dilutive Issuance and immediately following such Dilutive Issuance to enable the Corporation to determine the Conversion Cap, and provide such additional information as may be reasonably requested by the Corporation in connection therewith.  No Optional Conversion Notice shall be deemed delivered to the Corporation until such time as the holder delivering the same shall have provided all information required by, and all such additional information reasonably requested by the Corporation pursuant to, subclause (b) of the immediately preceding sentence.  The close of business on the fifth Business Day after the later of the date of delivery to the Corporation of the Optional Conversion Notice and, if applicable, the date of surrender of all certificates representing shares of Non-Voting Common Stock to be converted pursuant to such Optional Conversion Notice shall be the date and time of such conversion (the “Conversion Time”), and the shares of Common Stock issuable upon conversion of the specified shares of Non-Voting Common Stock shall be deemed to be outstanding of record as of the Conversion Time.  The Corporation shall, as soon as practicable after the Conversion Time (subject to compliance with the applicable provisions of federal and state securities laws), (x) issue and deliver to such applicable holder a certificate or certificates or a notice of issuance of uncertificated shares, as applicable, representing the number of shares of Common Stock issued at the Conversion Time in accordance with the provisions hereof, (y) issue and deliver new certificates representing any Conversion Election Shares deemed not to have been converted by operation of Section 4.3(d)(iv)(2), if any, certificates for which the holder thereof may have surrendered to the Corporation for cancellation with such holder’s Optional Conversion Notice, and (z) if at such time there are any declared but unpaid dividends on the shares of Non-Voting Common Stock so converted, pay out of funds legally available therefor such dividends to the holders thereof on the payment date determined by the Board in respect of such dividends.

(vii) Reservation of Shares.  The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of Non-Voting Common Stock pursuant to this Section 4.3(d), such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all issued and outstanding shares of Non-Voting Common Stock into shares of Common Stock.

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(viii) No Conversion Tax or Charge.  The issuance or delivery of certificates for Common Stock upon the conversion of shares of Non-Voting Common Stock shall be made without charge to the converting holder of shares of Non-Voting Common Stock for such certificates or for any tax in respect of the issuance or delivery of such certificates or the securities represented thereby, and such certificates shall be issued or delivered only in the respective names, as they appear on the books of the Corporation, of the registered holders of the shares of Non-Voting Common Stock converted.

(ix) Status of Converted Shares.  If any share of Non-Voting Common Stock shall have been converted into Common Stock pursuant to this Section 4.3(d), such share shall, to the fullest extent permitted by law, be cancelled upon such conversion and shall not be reissued as a share of Non-Voting Common Stock, and the Corporation thereafter shall take such action as may be necessary to retire such share and reduce the authorized number of shares of Non-Voting Common Stock accordingly.

(e) Subdivision or Combination.  If the Corporation in any manner subdivides or combines the outstanding shares of Common Stock, the outstanding shares of Non-Voting Common Stock shall be subdivided or combined in the same manner.  The Corporation shall not subdivide or combine the outstanding shares of Non-Voting Common Stock unless a subdivision or combination is made in the same manner with respect to the Common Stock.

(f) Redemption.  The shares of Non-Voting Common Stock shall not be redeemed or subject to redemption, whether at the option of the Corporation or any holder thereof, or otherwise.

(g) Equal Status.  Except as expressly provided in this Article IV, or as required by applicable law, shares of Non-Voting Common Stock and Common Stock shall have the same designations, powers, preferences and relative, participating, optional, special and other rights, and the same qualifications, limitations and restrictions and be identical in all respects as to all matters.

Section 4.4 Preferred Stock.  The Board is hereby expressly authorized, by resolution or resolutions thereof, to provide, out of the unissued shares of Preferred Stock, for one or more series of Preferred Stock and, with respect to each such series, to fix the number of shares constituting such series and the designations, powers (including voting powers), preferences, and relative, participating, optional, special or other rights, if any, and the qualifications, limitations and restrictions, if any, of the shares of such series.  The powers (including voting powers), designations, preferences and relative, participating, optional, special or other rights, if any, of each series of Preferred Stock, and the qualifications, limitations or restrictions, if any, thereof, may differ from those of any and all other series at any time outstanding.

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Section 4.5 Preemptive Rights.  Except as otherwise provided for or fixed pursuant to the terms of this Certificate of Incorporation (including any Preferred Stock Designation) or the Stockholders Agreement, no holder of shares of capital stock of the Corporation shall be entitled to any preemptive right to subscribe for or purchase or receive any part of any new or additional issue of shares of capital stock of the Corporation, or of securities convertible into such shares, whether now or hereafter authorized or whether issued for money, for consideration other than money, or by way of dividend.

ARTICLE V
Duration

The Corporation is to have perpetual existence.

ARTICLE VI
Board of Directors

Section 6.1 Board of Directors.  The business and affairs of the Corporation shall be managed by, or under the direction of, the Board.  Except as otherwise provided for or fixed pursuant to the terms of any Preferred Stock Designation relating to the rights of the holders of any series of Preferred Stock to elect additional directors, the total number of directors constituting the entire Board shall be not less than five (5) nor more than eleven (11), with the then-authorized number of directors being fixed from time to time by, or in the manner provided in the by-laws. Election of directors need not be by ballot unless the by-laws so provide.

Section 6.2 Classified Board.  The Board (other than those directors elected by the holders of any series of Preferred Stock pursuant to the terms of any Preferred Stock Designation (the “Preferred Stock Directors”)) shall be divided into three classes, as nearly equal in number as possible, designated as Class I, Class II and Class III.  The initial term of office of the Class I directors shall expire on the date of the 2014 annual meeting of stockholders, the initial term of office of the Class II directors shall expire on the date of the 2015 annual meeting of stockholders, and the initial term of office of the Class III directors shall expire on the date of the 2016 annual meeting of stockholders.  At each annual meeting of stockholders, directors elected to succeed those directors whose terms expire shall be elected for a term of office to expire at the third succeeding annual meeting of stockholders after their election, so that the term of office of one class of directors shall expire in each year.  Each director shall hold office until the expiration of such director’s term of office and until such director’s successor shall have been elected and qualified, or until such director’s earlier resignation, removal or death. In case of any increase or decrease, from time to time, in the number of directors constituting the whole Board (other than Preferred Stock Directors), the number of directors in each class shall be determined by action of the Board.  A director elected by the remainder of the Board to fill a vacancy shall hold office for the remainder of the term of the predecessor director and until such director’s successor has been elected and qualified, or until such director’s earlier resignation, removal or death.

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Section 6.3 Vacancies and Newly Created Directorships.  Subject to the rights of the holders of any one or more series of Preferred Stock then outstanding and to the terms and conditions of the Stockholders Agreement, newly created directorships resulting from any increase in the authorized number of directors or any vacancies in the Board resulting from death, resignation, retirement, disqualification, removal or other cause shall be filled solely by the affirmative vote of a majority of the remaining directors then in office, even though less than a quorum of the Board, or by a sole remaining director.  Any director so chosen shall hold office until the next election of the class for which such director shall have been chosen and until his or her successor shall be elected and qualified.  No decrease in the number of directors shall shorten the term of any incumbent director.

ARTICLE VII
By-laws

The Board shall have the power to adopt, amend or repeal the by-laws of the Corporation.

ARTICLE VIII
Limitation of Liability

To the fullest extent permitted under the DGCL, no director of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director.  Any amendment or repeal of this Article VIII shall not adversely affect any right or protection of a director of the Corporation hereunder in respect of any act or omission occurring prior to the time of such amendment or repeal.

ARTICLE IX
Indemnification

Section 9.1 Right to Indemnification.  The Corporation shall indemnify and hold harmless, to the fullest extent permitted by applicable law as it presently exists or may hereafter be amended, any person (a “Covered Person”) who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”), by reason of the fact that he or she, or a person for whom he or she is the legal representative, is or was a director or officer of the Corporation or, while a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee or agent of another entity or enterprise, including service with respect to employee benefit plans, against all liability and loss suffered and expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement (except for judgments, fines and amounts paid in settlement in any action or suit by or in the right of the Corporation to procure a judgment in its favor) actually and reasonably incurred by such Covered Person.  Notwithstanding the preceding sentence, except as otherwise provided in Section 9.3, the Corporation shall be required to indemnify a Covered Person in connection with a Proceeding (or part thereof) commenced by such Covered Person only if the commencement of such Proceeding (or part thereof) by the Covered Person was authorized by the Board.

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Section 9.2 Prepayment of Expenses.  To the extent not prohibited by applicable law, the Corporation shall pay the expenses (including reasonable and documented out-of-pocket attorneys’ fees) incurred by a Covered Person in defending any Proceeding in advance of its final disposition; provided, however, that, to the extent required by applicable law, such payment of expenses in advance of the final disposition of the Proceeding shall be made only upon receipt of an undertaking by the Covered Person to repay all amounts advanced if it should be ultimately determined that the Covered Person is not entitled to be indemnified under this Article IX or otherwise.

Section 9.3 Claims.  If a claim for indemnification or advancement of expenses under this Article IX is not paid in full within 30 days after a written claim therefor by the Covered Person has been received by the Corporation, the Covered Person may file suit to recover the unpaid amount of such claim and, if successful in whole or in part, shall be entitled to be paid the expense (including reasonable and documented out-of-pocket attorneys’ fees) of prosecuting such claim.  In any such action the Corporation shall have the burden of proving that the Covered Person is not entitled to the requested indemnification or advancement of expenses under applicable law.

Section 9.4 Nonexclusivity of Rights.  The rights conferred on any Covered Person by this Article IX shall not be exclusive of any other rights that such Covered Person may have or hereafter acquire under any statute, provision of this Certificate of Incorporation, the by-laws, agreement, vote of stockholders or disinterested directors or otherwise.

Section 9.5 Other Sources.  The Corporation’s obligation, if any, to indemnify or to advance expenses to any Covered Person who was or is serving at its request as a director, officer, employee or agent of another entity or enterprise shall be reduced by any amount such Covered Person may collect as indemnification or advancement of expenses from such other entity or enterprise.

Section 9.6 Amendment or Repeal.  Any amendment or repeal of the foregoing provisions of this Article IX shall not adversely affect any right or protection hereunder of any Covered Person in respect of any act or omission occurring prior to the time of such amendment or repeal.

Section 9.7 Other Indemnification and Prepayment of Expenses.  This Article IX shall not limit the right of the Corporation, to the extent and in the manner permitted by applicable law, to indemnify and to advance expenses to persons other than Covered Persons when and as authorized by appropriate corporate action.

ARTICLE X
Written Consent Prohibited

Except as otherwise provided for or fixed pursuant to any Preferred Stock Designation relating to the rights of holders of any series of Preferred Stock, any action required or permitted to be taken by the stockholders of the corporation must be taken at a duly called annual or special meeting of stockholders of the corporation, and the power of stockholders to consent in writing to the taking of any action, without a duly called meeting and vote, is specifically denied.

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ARTICLE XI
Exclusive Forum

Unless the Corporation consents in writing to the selection of an alternative forum, the sole and exclusive forum for (a) any derivative action or proceeding brought on behalf of the Corporation, (b) any action asserting a claim of breach of a fiduciary duty owed by any current or former director, officer, employee or agent of the Corporation to the Corporation or the Corporation’s stockholders, (c) any action asserting a claim arising pursuant to any provision of the DGCL, this Certificate of Incorporation or the by-laws, or (d) any action asserting a claim governed by the internal affairs doctrine shall be the Court of Chancery of the State of Delaware (or, if the Court of Chancery of the State of Delaware lacks jurisdiction over such action or proceeding, the Superior Court of the State of Delaware or, if the Superior Court of the State of Delaware lacks jurisdiction over such proceeding, the U.S. District Court for the District of Delaware) (the “Chosen Court”), in all cases subject to such court having personal jurisdiction over the indispensable parties named as defendants.  To the fullest extent permitted by applicable law, any person who, or entity that, holds, purchases or otherwise acquires an interest in stock of the Corporation shall be deemed to have consented to the personal jurisdiction of the Chosen Court in any proceeding brought to enjoin any action by that person or entity that is inconsistent with the exclusive jurisdiction provided for in this Article XI.  To the fullest extent permitted by applicable law, if any action the subject matter of which is within the scope of this Article XI is filed in a court other than the Chosen Court in the name of any stockholder, such stockholder shall be deemed to have consented to (a) the personal jurisdiction of the Chosen Court in connection with any action brought in such court to enforce this Article XI and (b) having service of process made upon such stockholder in any such action by service upon such stockholder’s counsel in the action as agent for such stockholder.

 [Signature Page Follows]

IN WITNESS WHEREOF, this Amended and Restated Certificate of Incorporation has been executed by a duly authorized officer of the Corporation on this [●] day of [●], 2017.

By:
Name:
Title:

Exhibit 1.1(B)

PURCHASE AGREEMENT1

This Purchase Agreement (“Agreement”) is made effective as of the [__] day of [_______], 2017 (the “Execution Date”), by and among (i) Biotest Pharmaceuticals Corporation, a Delaware corporation (“Buyer”), (ii) ADMA BioCenters Georgia, Inc., a Delaware Corporation (“ADMA BioCenters”) and (iii) ADMA Biologics, Inc., a Delaware corporation (“ADMA Biologics”, and together with ADMA BioCenters, the “Seller”).  The Buyer and the Seller sometimes are referred to collectively herein as the “Parties” and individually as a “Party.”  Except as otherwise expressly provided herein, capitalized terms used in this Agreement shall have the meanings set forth in Annex A.

WHEREAS, Buyer, Biotest AG, Biotest US Corporation, ADMA BioManufacturing, LLC (“ADMA BioManufacturing”) and ADMA Biologics have entered into that certain Master Purchase and Sale Agreement dated as of January [__], 2017 (as amended, restated, supplemented or otherwise modified from time to time, the “Master Purchase Agreement”), pursuant to which ADMA BioManufacturing will acquire the Purchased Assets (as defined therein) from Buyer and the parties thereto will also consummate the other transactions contemplated thereby (collectively, the “Transaction”);

WHEREAS, Seller currently owns or holds a leasehold interest in the Acquired Assets (as defined below); and

WHEREAS, Seller desires to sell, convey, transfer, assign and deliver to Buyer and Buyer desires to purchase, receive and assume from Seller, all of Seller’s right, title and interest in and to the Acquired Assets (as defined below) pursuant to the terms and conditions contained herein.

NOW THEREFORE, in consideration of the representations, warranties, and covenants herein contained and for other good and valuable consideration, the receipt and sufficiency of which the Parties hereby acknowledge, the Parties, intending to be legally bound, hereby agree as follows:

1. Purchase and Sale of Assets.

a.  Purchase and Sale.         For and in consideration of the Purchase Price and the mutual agreements and covenants set forth herein and in the Master Purchase Agreement, Buyer hereby agrees to purchase, receive and assume from Seller at the Closing, and Seller hereby agrees to sell, convey, transfer, assign and deliver to Buyer at the Closing, all of its right, title and interest in and to, the following (the “Acquired Assets”):

(i) all assignable  right, title and interest of Seller in the leases set forth on Schedule 1(a)(i) hereto (each lease, as amended, an “Acquired Center Lease”, and collectively, the “Acquired Center Leases”) pertaining to the building and improvements located at (i) 6290 Jimmy Carter Boulevard, Suites 206-208 and 210, Norcross, Georgia 30071 (the “Norcross Center”) and (ii) 3000 Windy Hill Road SE, Suites 212 and 220, Marietta, Georgia 30067 (the “Marietta Center”, and together with the Norcross Center, collectively, the “Acquired Centers”). With respect to all cash security deposits and other amounts and instruments deposited by or on behalf of Seller under the Acquired Center Leases, Buyer shall reimburse Seller in the amount of $27,163.04 on the Closing Date, as full settlement for all such cash security deposits and other amounts and instruments;

(ii) the assets and other tangible personal property (including machinery, equipment, information technology hardware and furniture) of Seller located at and exclusively used or held for exclusive use in the operation of the Acquired Centers as of the Closing (the “Assets”), which Assets as of the date hereof are set forth on Schedule 1(a)(ii) hereto, and all manufacturers’ or similar warranties relating to the Assets;

_____________________
1 Schedules to be finalized by the Parties prior to the signing of this Agreement.

(iii) all unresolved claims Seller has as of the Closing against any Person who has supplied or is supplying goods or services with respect to the Acquired Centers, the Acquired Center Leases, and the Acquired Assets, in each case to the extent such unresolved claims relate to the Acquired Centers, the Acquired Center Leases, or the Acquired Assets;

(iv) all plasma inventories (including unreleased plasma in stock) and related supplies of Seller located at the Acquired Centers and used exclusively or held for exclusive use in the operation of the Acquired Centers, in each case as of the Closing (the “Included Inventory”);

(v) all contracts to which Seller is a party exclusively related to the Acquired Centers or the Acquired Assets, including those identified as of the date hereof on Schedule 1(a)(v) hereto and any entered into between the Execution Date and Closing in accordance with Sections 8a.(ii)(6) or (7) (the “Assigned Contracts”); provided that the Parties shall reasonably cooperate with each other with respect to the assignment or retention of any contract that is used by both the Acquired Centers and any other biocenters of Seller to take into account whether Buyer has a contract with the third party to such contract, whether the contract can be separated between Buyer and Seller and similar considerations ;

(vi) all  licenses and permits held by Seller exclusively related to the Acquired Centers or the Acquired Assets, including those identified as of the date hereof on Schedule 1(a)(vi) hereto, in each case solely to the extent transferable;

(vii) all business and financial records held by Seller and relating exclusively to the Acquired Centers as of the Closing;

(viii) all of Seller’s data bases, donor lists and records, in each case to the extent used exclusively with respect to the operations of the Acquired Centers as of the Closing and to the extent transferable under applicable Law;

(ix) any refund or credit of Taxes attributable to any Liability for Taxes allocated to Buyer pursuant to the provisions of Section 8.f;

(x) all goodwill of Seller exclusively related to the Acquired Centers as of the Closing to the extent not associated with the Excluded Assets; and

(xi) all other tangible assets owned or leased by Seller and used exclusively or held for exclusive use in connection with the operation of the Acquired Centers as of the Closing.

b.  Excluded Assets.  Notwithstanding Section 1.a, the Parties acknowledge and agree that Seller is not selling conveying, transferring, delivering or assigning to Buyer any rights whatsoever to those assets described below or specifically listed on Schedule 1.b (collectively, the “Excluded Assets”), in each case, wherever located or by whomever possessed, and Buyer is not purchasing, taking delivery of or acquiring from or through Seller any rights whatsoever in or to the following Excluded Assets from Seller:

(i) all assets of Seller and its Affiliates not used exclusively in the operation of the Acquired Centers;

(ii) all cash, cash equivalents, accounts, securities, notes receivable and chattel paper of Seller or any of its Affiliates;

(iii) all accounts and Accounts Receivable of Seller with respect to the Acquired Centers or otherwise, or any of its Affiliates, including any payments received with respect thereto after the Closing Date, arising prior to the Closing Date;

(iv) all Seller Plans;

(v) any refund or credit of Taxes attributable to any (x) Liability for Taxes allocated to Seller pursuant to the provisions of Section 8.f or (y) Excluded Asset;

(vi) all donor center technical guides, quality control and training manuals of the Acquired Centers, Business Intellectual Property and goodwill and other intangible assets associated with the operation of the Acquired Centers, in each case, subject to the rights granted to Buyer under the IP License (which, for the avoidance of doubt, shall include the right of Buyer to use such guides and manuals solely in connection with the operation of the Acquired Centers in accordance with Section 8(d) hereof, subject to maintaining the confidentiality of the same);

(vii) Seller’s minute books, stock records, seals, and other corporate governance documentation; and

(viii) all other properties, items or assets of Seller and its Affiliates that are not expressly included in the Acquired Assets.

c.  Purchase Price.  In consideration of the sale, assignment, conveyance, transfer and delivery of the Acquired Assets and consummation of the Transactions contemplated under the Master Purchase Agreement, Buyer shall, upon Closing, (a) assume the Assumed Liabilities and (b) deliver, or cause to be delivered, by wire transfer to or for the account(s) of Seller the sum of Ten Dollars ($10.00) (the “Purchase Price”).

d.  Closing.  The closing of the transactions contemplated by this Agreement (the “Closing”), shall take place and shall be deemed effective as of 12:01 a.m., New York Time, on January 1, 2019, unless otherwise mutually agreed by the Parties in writing (such date and time of the Closing, “Closing Date”).  The Closing can occur remotely by exchange of signed documents by PDF or other electronic means.  Except as otherwise provided herein, at the Closing, all transactions contemplated by this Agreement shall take place contemporaneously and no such transaction shall be deemed completed or consummated until all such transactions are completed or consummated.

2. Closing Deliverables.

a. Seller Closing Deliverables.  At the Closing, the Seller shall execute and/or deliver (or cause to be executed and/or delivered) to Buyer the following documents:

(i) an Assignment and Assumption of Lease Agreement in the form attached hereto as Exhibit A (each, an “Assignment and Assumption of Lease”) with respect to each Acquired Center Lease, assigning Seller’s right, title and interest under each Acquired Center Lease to Buyer;

(ii) to the extent a landlord’s consent is required in connection with the assignment of an Acquired Center Lease to Buyer, a written consent from such landlord consenting to the assignment of such Acquired Center Lease to Buyer (which consent may be included in the Assignment and Assumption of Lease if agreed to by such landlord);

(iii) all material consents, waivers, authorizations and approvals, if any, mutually agreed by the Parties to be required from any Governmental Authorities in connection with the consummation of the transactions contemplated by this Agreement;

(iv) a certificate of a duly authorized officer of Seller certifying that each representation and warranty of Seller hereunder is true and correct as of the Closing Date (except that those representations and warranties which address matters only as of a particular date need only be true and correct as of such date), in each case except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect;

(v) a certificate of a duly authorized officer of Seller certifying that Seller has performed and complied in all material respects with each of the covenants, agreements and obligations Seller is required to perform at or prior to Closing under the terms of this Agreement;

(vi) a Bill of Sale in the form attached hereto as Exhibit B, transferring all of Seller’s right, title and interest in the Acquired Assets to Buyer;

(vii) an Assignment of Contracts in the form attached hereto as Exhibit C (the “Assignment”);

(viii) all such filings and submissions to the FDA or any other Governmental Authority, duly executed by Seller, as are necessary in connection with the transfer of the rights to any Licenses or Permits (to the extent so transferable);

(ix) a certificate substantially in the form attached hereto as Exhibit D, certifying that Seller is not a “foreign person” within the meaning of Section 1445 of the Code;

(x) evidence of release of any liens other than Permitted Encumbrances on the Acquired Assets;

(xi) an RSV plasma supply agreement in form and substance mutually agreeable to the Parties, which supply agreement will provide that for three (3) years after the Closing ADMA Biologics and ADMA BioManufacturing will be able to purchase RSV plasma from the Acquired Centers at a price equal to cost plus 5% (without any additional increase due to inflation); and

(xii) such additional documents as shall be reasonably requested by Buyer to consummate the transactions contemplated by this Agreement.

b. Buyer Closing Deliverables.  At the Closing, the Buyer shall execute and/or deliver (or cause to be executed and/or delivered) to Seller the following documents:

(i) executed counterparts of each Assignment and Assumption of Lease and the Assignment;

(ii) all material consents, waivers, authorizations and approvals, if any, mutually agreed by the Parties to be required from any Governmental Authorities in connection with the consummation of the transactions contemplated by this Agreement;

(iii) all such filings and submissions to the FDA or any other Governmental Authority, duly executed by Buyer, as are necessary in connection with the transfer of the rights to any Licenses or Permits (to the extent so transferable);

(iv) a certificate of a duly authorized officer of Buyer certifying that each representation and warranty of Buyer hereunder is true and correct as of the Closing Date (except that those representations and warranties which address matters only as of a particular date need only be true and correct as of such date), in each case except as would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on Buyer’s ability to consummate the transactions contemplated hereby;

(v) a certificate of a duly authorized officer of Buyer certifying that Buyer has performed and complied in all material respects with each of the covenants, agreements and obligations Buyer is required to perform at or prior to Closing under the terms of this Agreement;

(vi) an RSV plasma supply agreement in form and substance mutually agreeable to the Parties, which supply agreement will provide that for three (3) years after the Closing ADMA Biologics and ADMA BioManufacturing will be able to purchase RSV plasma from the Acquired Centers at a price equal to cost plus 5% (without any additional increase due to inflation);; and

(vii) such additional documents as shall be reasonably requested by Seller to consummate the transactions contemplated by this Agreement.

3. Permits, Licenses and Consents.

a.
Each of Seller and Buyer shall use all of its respective commercially reasonable efforts to obtain all necessary approvals, consents or waivers and to resolve any impracticalities of transfer necessary to sell, assign, transfer or convey the Acquired Assets, Acquired Center Leases, Assigned Contracts, Licenses and Permits (to the extent transferable) as soon as practicable following the date hereof and prior to the Closing.  If a license, permit or contract has not been issued as of the Closing, it will be at the sole expense and responsibility of Buyer to obtain any such license, permit or contract from and after the Closing.  Seller will have no further obligation to maintain, apply, respond or take any other action with respect to any Acquired Asset after the Closing Date, except as required by the U.S. Food and Drug Administration (“FDA”) or any other applicable Governmental Authority or as required pursuant to Section 3.b of this Agreement.

b.
As reasonably requested following the Closing, Seller agrees to use its commercially reasonable efforts to cooperate with Buyer in obtaining permits and licenses as set forth in Schedule 3.b and to the extent permitted by Law, Seller, if applicable, shall allow Buyer to operate under such permits and licenses until such time as Buyer receives its own permits and licenses following the Closing, and Seller shall keep in effect and make no such attempts to cancel said permits and licenses during such time.

c.
As of the Closing, Seller shall assign (or cause to be assigned) to Buyer, and Buyer will assume, each Assigned Contract and Acquired Center Lease, in each case to the extent permitted by, and in accordance with, applicable Law and the terms of such Assigned Contract or Acquired Center Lease.  Notwithstanding anything herein to the contrary, but subject to Section 3.a above, if the assignment or assumption of all or any portion of any rights or obligations under any Assigned Contract or Acquired Center Lease shall require the consent of any other party thereto or any other third party that has not been obtained prior to the Closing or if an attempted assignment thereof would be ineffective (such Assigned Contracts and Acquired Center Leases, the “Delayed Contracts”), this Agreement shall not constitute an agreement to assign, license, sublicense, lease, sublease, convey or otherwise transfer any rights or obligations under any such Delayed Contract to the extent an attempted assignment without any such consent would constitute a breach or violation thereof or an attempted assignment thereof would be ineffective.  In order, however, to seek to provide Buyer the full realization and value of each Delayed Contract, (a) Seller and Buyer shall, subject to Section 3.a above, reasonably cooperate to obtain any consents necessary for the assignment of any Delayed Contracts as soon as practicable after the Closing, provided that neither Party shall be required to make any material payments in connection therewith and (b) with respect to each Delayed Contract, from and after the Closing until the earlier of: (i) the date on which the necessary consent(s) have been obtained, or (ii) the date on which such Delayed Contract has expired or been terminated, Seller shall (x) hold such Delayed Contract for the use and benefit of Buyer, (y) treat such Delayed Contract in the Ordinary Course of Business, and (z) take such other actions as are reasonably necessary to provide to Buyer the benefits under such Delayed Contract (with Buyer being entitled to all the gains thereunder and subject to, and responsible for, all Assumed Liabilities thereunder (as if such Delayed Contract were an Assigned Contract or Acquired Center Lease under Section 4), including paying over to Buyer the amount of any and all payments and reimbursements received by Seller relating to or arising out of the Delayed Contract, other than such payments and reimbursements as constitute Accounts Receivable.

4. Assumption of Obligations and Liabilities.  At the Closing, Buyer shall assume (i) all of Seller’s Liabilities under the Acquired Center Leases and the Assigned Contracts arising from and after the Closing Date (excluding any obligation or liabilities arising as a result of a breach or default thereof prior to the Closing by Seller); (ii) all Liabilities in respect of employees of Seller at the Acquired Centers hired by Buyer to the extent arising after the Closing; (iii) all Liabilities arising out of or relating to the ownership of the Licenses and Permits, to the extent transferable, after the Closing; (iv) all Liabilities related to unresolved claims Seller has as of the Closing against any Person who has supplied or is supplying goods and services with respect to the Acquired Centers, the Acquired Center Leases and the Acquired Assets; (v) all Liabilities for Taxes allocated to Buyer pursuant to the provisions of Section 8.f; and (vi) any and all other Liabilities relating to or arising in connection with the Acquired Assets from and after the Closing, other than the Excluded Liabilities (collectively, the “Assumed Liabilities”).  Except for the Assumed Liabilities, Buyer is not assuming any of Seller’s other liabilities or obligations of any kind, whether known or unknown, matured or unmatured, fixed, contingent or otherwise, and whether or not threatened or pending or asserted or unasserted as of the Closing Date (the “Excluded Liabilities”). Without limiting the generality of the foregoing, the parties specifically agree that Excluded Liabilities shall include:

a.	any Liability relating to the Excluded Assets;

b.	any Liability relating to Seller’s Accounts Payable prior to the Closing Date;

c.	any Liability arising under or in respect of all Seller Plans;

d.	any Liability for Taxes allocated to Seller pursuant to the provisions of Section 8.f; and

e.	any Liability under any Assigned Contract and Acquired Center Lease arising out of any breach thereof by Seller occurring prior to the Closing.

5. Employees.  Buyer shall have the right to extend an offer of at-will employment to all persons employed by Seller with respect to the Acquired Centers prior to the Closing Date, a complete list of whom as of the date hereof is set forth on Schedule 5-A hereto. All decisions to extend an offer of employment shall be made in Buyer’s sole discretion, and Buyer shall notify Seller of such decision no less than three (3) days prior to the Closing Date. Notwithstanding the foregoing, Buyer shall not have the right to extend an offer of employment to those individuals set forth on Schedule 5-B hereto.

6. Seller’s Representations. Seller represents and warrants to Buyer that:

a.
Organization and Good Standing. Seller is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware and has all requisite corporate power and authority to own the Acquired Assets.

b.
Authority; Authorization. Seller has all requisite corporate power and authority to execute and deliver this Agreement, to consummate the transactions contemplated herein and to perform all the terms and conditions to be performed by it as provided for in this Agreement.  The execution and delivery of this Agreement by Seller, the performance by Seller of all the terms and conditions to be performed by it and the consummation by Seller of the transactions contemplated herein have been duly authorized and approved by all necessary corporate action.  This Agreement has been duly executed and delivered by Seller and constitutes the valid and binding obligation of Seller, enforceable against it in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency or other Laws relating to or affecting the enforcement of creditors’ rights generally and general principles of equity (regardless of whether such enforceability is considered in a proceeding at Law or in equity).

c.
No Violations.  Except as set forth on Schedule 6(c) hereto, the execution and delivery of this Agreement by Seller does not, and the fulfillment and compliance with the terms and conditions hereof and the consummation of the transactions contemplated herein by Seller will not:

(i) conflict with, or require the consent of any Person or entity under, any of the terms, conditions or provisions of the certificate of incorporation or bylaws of Seller;

(ii) violate in any material respect any provision of, or require any governmental or regulatory filing, consent or approval under, any federal, state or local law, rule, regulation, ordinance, judgment, order or decree applicable to or binding upon Seller; or

(iii) conflict in any material respect with, result in a material breach of, constitute a material default under, constitute an event that, with notice or lapse of time or both, would constitute a material default under, accelerate or permit the acceleration of the performance required by or require any consent, authorization or approval under any material mortgage, indenture, loan, credit agreement or other agreement evidencing indebtedness for borrowed money to which Seller is a party or by which Seller is bound.

d.
Third Party Consents.   Except as listed on Schedule 6(d) attached hereto, neither the execution and delivery of this Agreement, nor the performance of Seller hereunder will require any notice to, filing with, authorization of, exemption by, or consent of any other Person under any Assigned Contract or any Governmental Authority.

e.
Brokers.  Seller does not have any liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transaction contemplated by this Agreement for which Buyer could become liable or obligated.

f.
Title to Assets.  All of the Acquired Assets are owned or leased by Seller and not by any Affiliate thereof or any other Person.  The Acquired Assets constitute all of the property and assets used exclusively by Seller for the operation of the Acquired Centers, other than (i) the Business Intellectual Property and (ii) Intellectual Property of third parties used by Seller pursuant to a license or other right.  Seller has good and marketable title to, or a valid leasehold interest in, the Acquired Assets, free and clear of all Encumbrances, other than (i) statutory liens for current year Taxes not yet due and payable or Taxes being contested in good faith by appropriate proceedings, and for which Seller has set aside on its books adequate reserves, (ii) mechanics’, carriers’, workers’, repairers’ and other similar liens arising or incurred in the ordinary course of business, relating to obligations not yet due and payable or the validity or amount of which is being contested in good faith by appropriate proceedings, and for which Seller has set aside on its books adequate reserves, or pledges, deposits or other liens securing the performance of bids, trade contracts, leases or statutory obligations (including workers’ compensation, unemployment insurance or other social security legislation), (iii) inchoate liens that may arise under applicable Law, (iv) purchase money liens and liens securing rental payments under capital lease arrangements, (v) any Encumbrance that does not materially interfere with the current occupancy and use of the Acquired Centers under the Acquired Center Leases, (vi) in the case of the Acquired Centers, any Encumbrance to which the fee interest or any superior leasehold interest is subject, (vii) rights of the landlords in respect of the Acquired Assets, to the extent provided for under the Acquired Center Leases or applicable Laws, and (viii) any Encumbrance listed on Schedule 6(f) attached hereto (collectively, “Permitted Encumbrances”).  Except in connection with any indebtedness for borrowed money incurred by Seller, there are no existing agreements, options, commitments, or rights with, of or to any Person or entity to acquire any portion of Seller’s assets, properties or rights included in the Acquired Assets or any interest therein.

g.
Business Intellectual Property.  To the Knowledge of Seller: (i) Seller has the right to grant the IP License to Buyer with respect to Business Intellectual Property free and clear of any encumbrances or other restrictions; (ii) none of the Business Intellectual Property is the subject of (A) any pending adverse judgment, injunction, order, decree or agreement restricting Seller’s current use of such Business Intellectual Property in connection with the Acquired Centers or (B) any threatened litigation or claim of infringement made in writing or any pending litigation to which Seller is a party and (iii) Seller has not sent any Person any claim, demand or notice asserting infringement of any Business Intellectual Property.

h.	Taxes. Except as set forth on Schedule 6(h):

(i)
Seller has duly and timely filed (taking into account any extensions of time for such filings that have been properly requested) all material Tax Returns required to be filed with respect to the Acquired Centers and/or Acquired Assets.  All such Tax Returns are true, correct and complete in all material respects.  Seller has timely paid and discharged all material Taxes required to be paid with respect to the Acquired Centers and/or Acquired Assets.

(ii)
There are no Encumbrances for Taxes (other than Encumbrances for current Taxes not yet due and payable) on the Acquired Assets.  Seller has timely withheld all material Taxes with respect to the Acquired Assets required to have been withheld under applicable Laws and has timely paid over to the appropriate Governmental Authority all amounts required to be so withheld in connection with any amounts paid or owing to any employee, independent contractor, creditor or other third party with respect to the Acquired Centers and/or the Acquired Assets.  All employees and independent contractors of the Acquired Centers have been properly classified for Tax purposes and all IRS Forms W-2 and 1099 required under applicable Law with respect thereto to be filed have timely and properly been completed and filed.

(iii)
No audit, examination, litigation, action or proceeding by any Governmental Authority for the assessment or collection of Taxes of Seller with respect to the Acquired Centers and/or the Acquired Assets is outstanding, pending or, to Seller’s Knowledge, has been threatened in writing, and no written claim or deficiency against Seller for the assessment or collection of any Taxes with respect to the Acquired Centers and/or the Acquired Assets has been asserted or proposed which written claim or deficiency has not been settled with all amounts determined to have been due and payable having been timely paid (taking into account any granted extension of the due date for payment of such Taxes).

(iv)
Seller is not a party to any contract with respect to the Acquired Centers and/or the Acquired Assets that has resulted or would result, separately or in the aggregate, in the payment of (i) any “excess parachute payment” within the meaning of Section 280G of the Code (or any corresponding provision of state, local or foreign Tax Law) or (ii) any amount that will not be fully deductible as a result of Section 162(m) of the Code (or any corresponding provision of state, local or foreign Tax Law).

(v)
Seller has disclosed on its U.S. federal income Tax Returns all positions taken therein with respect to the Acquired Centers and/or the Acquired Assets that could give rise to a substantial understatement of U.S. federal income Tax within the meaning of Section 6662 of the Code.  Seller has not participated in a reportable transaction, with respect to the Acquired Centers and/or the Acquired Assets, subject to Treasury Regulation Section 1.6011-4(a) or any transaction that is the same as or substantially similar to one of the types of transactions that the IRS has determined to be a tax avoidance transaction and identified by notice, regulation or other form of published guidance.

(vi)	There is no request for a ruling or determination in respect of any Tax relating to the Acquired Centers and/or the Acquired Assets pending between the Seller and any Governmental Authority.

(vii)	The Seller is not party to any Tax sharing agreement relating to the Acquired Centers and/or the Acquired Assets.

(viii)	There is no outstanding waiver of the statute of limitations with respect to Taxes relating to the Acquired Centers and/or the Acquired Assets

(ix)
To the Knowledge of Seller, no Governmental Authority has asserted that Seller was required to file a Tax Return with respect to the Acquired Centers and/or the Acquired Assets in any jurisdiction where Seller has not filed a Tax Return.

(x)	Notwithstanding any other provision of this Agreement, this Section 6.h sets forth the Seller’s sole and exclusive representations and warranties with respect to Taxes.

i.
Employees.  All employees of Seller that perform work exclusively or primarily at or for the Acquired Centers are listed on Schedules 5-A and 5-B hereto (each, an “Employee” and collectively, the “Employees”).  To Seller’s Knowledge, no Employee has any plan to terminate employment with Seller.  Seller is not a party to or bound by any collective bargaining contract that covers or otherwise affects the Employees or the Acquired Centers, nor has Seller experienced any strikes, grievances, claims of unfair labor practices, or other collective bargaining disputes at the Acquired Centers or otherwise with respect to the Employees. Seller has not committed any unfair labor practice in violation of applicable Law with respect to the Employees or the Acquired Center. To Seller’s Knowledge, no organizational effort is presently being made or is threatened by or on behalf of any labor union with respect to the Employees or the Acquired Centers. In the past three years Seller has not granted any increase in the base compensation or made any other material change in the employment terms of any of the Employees outside the ordinary course of business. Seller has paid all salary, bonus and other amounts due and owing to the Employees as of Seller’s most recent payroll date. Each person who Seller has retained as an independent contractor at the Acquired Centers during the past three (3) years qualifies or qualified as an independent contractor and not as an employee under the Code and all state Laws.

j.
Employee Benefit Plans.  All Seller Plans are listed on Schedule 6(j).  All Seller Plans are in material compliance with their terms and with the Code and ERISA. There are no actions, suits, or claims (other than routine, non-contested claims for benefits) pending or, to Seller’s Knowledge, threatened against the Seller Plans, or any administrator or fiduciary thereof, which could result in any material Liability.

k.
Pending Actions. There is no Action, unsatisfied order or judgment, governmental investigation or proceeding pending, or to Seller’s Knowledge, threatened against the Acquired Centers or the Acquired Assets or related to the transactions contemplated by this Agreement, in each case that would be material to either or both of the Acquired Centers and the Acquired Assets.

l.
Contracts.  Seller has provided Buyer with true, accurate and complete copies of each of the Acquired Center Leases and each of the Assigned Contracts, including all amendments thereto. There are no actual or alleged material defaults or material breaches on the part of Seller or, to the Seller’s Knowledge, on the part of the other parties thereto under the Acquired Center Leases or any of the Assigned Contracts.  The Acquired Center Leases and the Assigned Contracts are valid, binding and in full force and effect, except as such enforceability may be limited by bankruptcy, insolvency or other Laws relating to or affecting the enforcement of creditors’ rights generally and general principles of equity (regardless of whether such enforceability is considered in a proceeding at Law or in equity).

m.
No Violations.  Neither Seller nor to Seller’s Knowledge the landlord under the Acquired Center Leases have received any written notification from any Governmental Authority (i) that either of the Acquired Centers is in violation in any material respect of any applicable fire, health, building, use, occupancy or zoning Laws where such violation remains outstanding or (ii) that any work is required to be done upon or in connection with the Acquired Centers, which required work remains to be done.

n.
Environmental Matters.  Neither Seller nor to Seller’s Knowledge the landlord under the Acquired Center Leases has received any written notification that any Governmental Authority has determined that there are any violations of environmental statutes, ordinances or regulations affecting the Acquired Centers. There are no Actions pending against Seller, or to Seller’s Knowledge, the landlord under the Acquired Center Lease, or the Acquired Centers seeking monetary damages, injunctive relief or remedial action or other remedy relating to any violation of or non-compliance with any environmental legal requirements applicable to the Acquired Centers or the disposal or discharge of hazardous substances with respect to the Acquired Centers. The Acquired Centers comply in all material respects with all environmental Laws. This Section 6.n contains the sole and exclusive representations and warranties of the Seller with respect to environmental matters.

o.
Compliance with Laws.    To Seller’s Knowledge, in the three year period prior to the date hereof, Seller has complied in all material respects with all Laws of any Governmental Authority applicable to it or to the operation of the Acquired Centers. To Seller’s Knowledge, it is not under investigation with respect to any violations of any Laws in connection with the operation of the Acquired Centers.

p.
Regulatory Matters.    Schedule 6(p) sets forth a true and complete list of all registrations, licenses, permits, approvals and authorizations required to operate the Acquired Centers as of the date hereof (the “Required Registrations”). To Seller’s Knowledge, Seller is in possession of all Required Registrations, and Seller has not received written notice from any Governmental Authority that there are circumstances currently existing which would lead to any loss of any Required Registration or refusal to renew any Required Registration on terms no less advantageous to Seller than the terms of those Required Registrations currently in force.

q.
Absence of Certain Changes.   Since September 30, 2016, Seller has conducted the business of the Acquired Centers in the ordinary course of business, and since September 30, 2016, there has been no Material Adverse Effect, nor to Seller’s Knowledge has any event occurred that would reasonably be expected to have a Material Adverse Effect on the business of the Acquired Centers or any of the Acquired Assets.

7. Buyer’s Representations.  Buyer represents and warrants to Seller that:

a.
Organization and Good Standing. Buyer is a corporation duly organized, validly existing and in good standing under the Laws of Delaware and has all the requisite corporate power and authority to own the Acquired Assets and to assume the Assumed Liabilities.

b.
Authority; Authorization. Buyer has all requisite corporate power and authority to execute and deliver this Agreement, to consummate the transactions contemplated herein and to perform all of the terms and conditions to be performed by it as provided in this Agreement.  The execution and delivery of this Agreement by Buyer, the performance by Buyer of all of the terms and conditions to be performed by it and the consummation by Buyer of the transactions contemplated herein have been duly authorized and approved by all necessary corporate action.  This Agreement has been duly executed and delivered by Buyer and constitutes the valid and binding obligation of Buyer, enforceable against it in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency or other Laws relating to or affecting the enforcement of creditors’ rights generally and general principles of equity (regardless of whether such enforceability is considered in a proceeding at Law or in equity).

c.
No Violations. The execution and delivery of this Agreement by Buyer does not, and the fulfillment and compliance with the terms and conditions hereof and the consummation of the transactions contemplated herein will not:

(i) conflict with, or require the consent of any Person or entity under, any of the terms, conditions or provisions of the certificate of incorporation or the bylaws of Buyer;

(ii) violate in any material respect any provision of, or require any governmental or regulatory filing, consent or approval under, any federal, state or local law, rule, regulation, ordinance, judgment, order or decree applicable to or binding upon Buyer; or

(iii) conflict in any material respect with, result in a material breach of, constitute a material default under, constitute an event that, with notice or lapse of time or both, would constitute a material default under, accelerate or permit the acceleration of the performance required by or require any consent, authorization or approval under any material mortgage, indenture, loan, credit agreement or other agreement evidencing indebtedness for borrowed money to which Buyer is a party or by which Buyer is bound.

d.
Third Party Consents.   Except as listed on Schedule 7(d) attached hereto, neither the execution and delivery of this Agreement, nor the performance of Buyer hereunder will require any notice to, filing with, authorization of, exemption by, or consent of any other Person under any material contract to which Buyer is a party or any Governmental Authority.

e.
Brokers.  Buyer does not have any liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transaction contemplated by this Agreement for which Seller could become liable or obligated.

f.
Pending Actions. There is no Action, unsatisfied order or judgment, governmental investigation or proceeding pending, or to Buyer’s Knowledge, threatened against Buyer or related to the transactions contemplated by this Agreement.

8. Additional Agreements.

a.	Operation of the ADMA BioCenters Business.

(i) Except (A) as required by applicable Law or (B) as set forth in Schedule 8(a), during the period from the Execution Date until the earlier of the Closing Date and the termination of this Agreement pursuant to Section 10, unless Buyer otherwise consents in writing in advance (not to be unreasonably withheld, conditioned or delayed), ADMA BioCenters shall use commercially reasonable efforts to: (x) operate the ADMA BioCenters Business in the Ordinary Course of Business and (y) preserve in all material respects the Acquired Assets (normal maintenance, wear and tear excepted) and the ADMA BioCenters Business, including all FDA licenses relating thereto and including using commercially reasonable efforts to:

1)	maintain, preserve and retain good relationships with suppliers, customers, landlords and others having material business relationships with the ADMA BioCenters Business;

2)
maintain the Acquired Assets in substantially similar condition and repair in all material respects in the Ordinary Course of Business (normal maintenance, wear and tear excepted), maintain in full force and effect, its insurance policies (or any new or successor policy of substantially similar coverage) for purposes of the Acquired Assets and, in the event of a casualty, loss or damage to any Acquired Asset prior to the Closing Date, either repair such Acquired Asset so it is in substantially similar or better condition in the Ordinary Course of Business than immediately prior to such casualty, loss or damage, or replace such Acquired Asset with an asset of the same kind and quality or, if Buyer agrees, in its sole discretion, transfer the proceeds under any insurance policy (together with the amount of any deductible or self-insured retention) to Buyer at the Closing;

3)
maintain levels of inventory relating to the ADMA BioCenters Business, including plasma and softgoods (testing kits, samples, paper tissue, supplies, etc.), in the Ordinary Course of Business; provided that it is hereby acknowledged and agreed that it shall not be a breach of this covenant if inventory levels are negatively impacted by market or other competitive conditions;

4)	continue to make capital expenditures relating to the ADMA BioCenters Business in the Ordinary Course of Business;

5)
maintain in full force and effect all material Business Intellectual Property and registrations and applications therefor, other than abandonments, lapses or expirations of Business Intellectual Property in the Ordinary Course of Business;

6)	comply with all material requirements of applicable Laws and all material contractual obligations of the ADMA BioCenters Business; and

7)
prepare, in the Ordinary Course of Business, and timely file all Tax Returns relating to the ADMA BioCenters Business and the Acquired Assets required to be filed by it and pay all material Taxes relating to the ADMA BioCenters Business and the Acquired Assets as such Taxes become due and payable in the Ordinary Course of Business.

(ii) During the period from the Execution Date until the earlier of the Closing Date and the termination of this Agreement pursuant to Section 10, except as set forth on Schedule 8.a(ii) or except as necessary to perform its obligations under Section 8.a(i), as expressly contemplated in this Agreement, or as consented to in writing by Buyer (not to be unreasonably withheld, conditioned or delayed), ADMA BioCenters shall not, solely with respect to the Acquired Assets, the Assumed Liabilities, or the ADMA BioCenters Business, as the case may be:

1)
amend (whether by merger, consolidation or otherwise) the Certificate of Incorporation or Bylaws of ADMA BioCenters in a manner that would reasonably be expected to interfere with the ability of ADMA BioCenters to consummate the transactions contemplated hereby;

2)
grant or announce any increase in the salaries, bonuses or other cash or equity compensation payable by Seller, or otherwise enter into, amend or modify any employment or severance or other agreement or arrangement, to any of the Employees, other than (A) as required by Law, (B) pursuant to any Seller Plans, programs or agreements existing on the Execution Date, (C) amounts due from Seller at or prior to the date hereof, or (D) in the Ordinary Course of Business;

3)	cancel or waive any material rights, or pay, discharge, settle or compromise any material Actions, in each case, relating to the ADMA BioCenters Business or the Acquired Assets;

4)
to the extent related to the ADMA BioCenters Business or the Acquired Assets, (x) adversely alter its customary practices with respect to collection of Accounts Receivable and payment of Accounts Payable of the ADMA BioCenters Business or related billing practices, (y) amend, modify or change in any material respect inventory management practices, or (z) make any material change to its customer pricing, including with respect to the provision of discounts, rebates or allowances, or engage in any promotional sales activity, in each case outside of the Ordinary Course of Business or in a manner that could reasonably be expected to materially interfere with the Buyer’s conduct of the Acquired Centers following the Closing;

5)
sell, lease, license, transfer, convey title (in whole or in part), dispose of any interest in or grant any right to any of the Acquired Assets, other than sales of inventory in the Ordinary Course of Business, grants of licenses to Business Intellectual Property in a manner that will not conflict with Buyer’s rights under the IP License, or pursuant to any Assigned Contract as in effect as of the Execution Date, or except as provided in Section 8.b.10, permit or allow any of the Acquired Assets to be subjected to any Encumbrances other than Permitted Encumbrances or any Encumbrances that exist on the Execution Date or which will be removed at or prior to the Closing;

6)	terminate, cancel, modify, amend, fail to renew or renew any Acquired Center Lease or any Assigned Contract or otherwise waive, release or assign any material rights, claims or benefits thereto;

7)	enter into any Assigned Contract that would be required to be disclosed on Schedule 1(a)(v) or that has a term greater than one (1) year and a total value of $100,000 or more;

8)
fail to maintain in full force and effect any Seller insurance policy in effect covering the ADMA BioCenters Business, except for any Seller insurance policy replaced by a new or successor policy of substantially similar coverage;

9)
make any material changes to the material technology infrastructure (other than normal repairs, replacements, maintenance or version updates) in connection with the ADMA BioCenters Business or the Acquired Assets;

10)
incur any Indebtedness that creates an Encumbrance on the Acquired Assets, other than in the Ordinary Course of Business, Permitted Encumbrances or Encumbrances that will be removed at or prior to the Closing;

11)	enter into any hedging or similar transaction in connection with the ADMA BioCenters Business or the Acquired Assets;

12)	agree to take any of the actions specified in this Section 8.b, except as expressly contemplated by this Agreement;

13)
if such action would reasonably be expected to have a material and adverse impact on the ADMA BioCenters Business or the Acquired Assets following the Closing, make or rescind any election relating to Taxes with respect to the ADMA BioCenters Business or the Acquired Assets; or

14)
make any change in any methods or policies or systems of internal accounting controls, keeping of books of account, accounting practices, or material method of Tax accounting, in each case relating to the ADMA BioCenters Business or the Acquired Assets, unless required by GAAP (under applicable authoritative accounting pronouncements) or applicable Law.

(iii) Each Party acknowledges and agrees that:

1)	nothing in this Agreement shall give Buyer, directly or indirectly, the right to control or direct Seller’s operation of the ADMA BioCenters Business prior to Closing;

2)
Buyer shall be obligated to respond to Seller’s request for consent to take any actions pursuant to Sections 8a.(ii)(6) or 8a.(ii)(7) within three (3) Business Days, and if Buyer fails to respond within such time period, Buyer shall be deemed to have consented to such request; and

3)	prior to Closing, Seller shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its operations.

b.
Updates to Schedules. During the period from the Execution Date and the earlier of the Closing Date and the termination of this Agreement pursuant to Section 10, Buyer may from time to time but no more frequently than once in any six-month period request that Seller deliver to Buyer updates to the Schedules hereto (each a “Schedule Update”) that are necessary to complete or correct any information in such Schedules or in any representation or warranty of Seller hereunder, in each case as a result of any change, discovery, event, effect, fact or occurrence arising or discovered after the date of this Agreement, including: (a) information necessary to update the representations and warranties and the Schedules hereto and the lists, documents and other information furnished by Seller as contemplated by this Agreement; and (b) updated copies of documents relating to or included as a part of such Schedules, in order that all such Schedules, lists, documents and other information and items shall be complete and accurate in all material respects as of the Closing Date, irrespective of any date limitations qualifying any particular Schedule hereunder. Unless Buyer exercises its termination rights pursuant to Section 10.c, if such Schedule Update relates to any change, discovery, event, effect, fact or occurrence arising or discovered after the date of this Agreement, then, provided Seller has complied with its covenants under Section 8.a, all references to the Schedules hereto shall be deemed to include the information included in the Schedule Update for all purposes of this Agreement and shall be deemed to cure any breach of a representation or warranty that might have otherwise existed hereunder by reason of the existence of such matter.   For the avoidance of doubt, Buyer shall not be permitted to terminate this Agreement and it shall not otherwise be deemed a breach of this Agreement as a result of any Schedule Updates that relate to any actions permitted by or taken pursuant to Section 8.a.

c.
Change of Name.  As soon as reasonably practicable, but in any event not later sixty (60) days following the Closing Date, Buyer shall effect a change of the corporate and trade names of the Acquired Centers such that the term “ADMA” is removed and/or replaced (with any such replacements not being confusingly similar to any Seller Trademark) therefrom.

d.	IP License.

(i) Subject to this Section 8.d and the other terms and conditions of this Agreement, effective as of the Closing Date and continuing for a six (6) month period thereafter; provided that if Buyer does not have the FDA licenses necessary to operate the Acquired Centers as of the end of such six (6) month period despite using its reasonable efforts to obtain such FDA licensure, then such period shall be extended until the earlier of (x) such date Buyer obtains FDA licensure with respect to the Acquired Centers and (y) the first anniversary of the Closing Date (the “Interim License Period”), Seller hereby grants to Buyer a limited, non-exclusive, non-transferable, non-assignable, as-is license, without the right to sublicense, to use the Business Intellectual Property solely in connection with Buyer’s operation of the Acquired Centers and in a manner substantially similar to Seller’s operation of the ADMA BioCenters Business as conducted immediately prior to Closing, subject to maintaining the confidentiality of such Business Intellectual Property (the “IP License”).  The IP License shall terminate automatically upon expiration of the Interim License Period.

(ii) Notwithstanding the foregoing, as soon as reasonably practicable after the Closing, but in any event, no later than termination of the Interim License Period, Buyer shall (1) cease all use of any Seller Trademarks on inventory of printed matter, (2) deplete the printed labeling, stationery, brochures, packaging, leaflets, forms, supplies, displays, signage, vehicles, advertising and promotional materials, manuals, and other materials existing as of the Closing that bear any Seller Trademark or remove, destroy or sticker over any Seller Trademark thereon and (3) remove all instances of Seller Trademarks from all websites, mobile applications, source codes, programs and digital materials in Buyer’s ownership, possession or control (other than archival materials).  Buyer shall use commercially reasonable efforts to rebrand all products and services sold, provided or offered at the Acquired Centers with a brand that does not use any Seller Trademark as soon as practicable and in any event prior to the termination of the IP License.

(iii) Any use by Buyer of any Seller Trademark during the Interim License Period shall be (1) solely in connection with goods, products and services that are (A) the type of goods, products and services with respect to which Seller was using such Seller Trademark at the time of the Closing, in all cases, solely in the operation of the Acquired Centers and specifically excluding Buyer’s other businesses and (B) of a quality at least as high as the quality of goods, products and services provided by Seller in respect of the Acquired Centers immediately prior to the Closing, and (2) subject to all style and other usage guidelines in effect for such Seller Trademark immediately prior to the Closing.  Without limiting the foregoing, Buyer shall not, and shall cause its Affiliates not to: (x) use or permit a third party to use any Business Intellectual Property for any purpose that does or could violate any third party rights or applicable Laws, rules or regulations and (y) not pledge, encumber or grant a security interest in the Business Intellectual Property.

(iv) All goodwill associated with the use by Buyer of any Seller Trademarks shall inure solely to the benefit of Seller or its Affiliates, as applicable.  Following the Closing, neither Buyer nor any of its Affiliates shall contest the validity or ownership of any Seller Trademark or adopt or employ the Seller Trademark (or any variation or derivative thereof) or any other mark that is confusingly similar thereto (other than the limited use permitted under the IP License).  All rights not expressly granted herein are reserved by Seller.

e.
Access to Records. After the Closing Date, Seller, on the one hand, and Buyer, on the other hand, shall make available to each other Party and its Affiliates and Representatives during normal business hours when reasonably requested, all records exclusively related to the Acquired Centers in its possession and shall preserve all such information, records and documents until the later of: (i) six (6) years after the Closing; (ii) the expiration of all statutes of limitations for assessing or collecting taxes for periods ending on or prior to the Closing and periods including the Closing Date, including extensions thereof applicable to Seller or Buyer; or (iii) the required retention period under any applicable Laws for all such information, records or documents (it being understood that the Parties shall not be required to provide any tax returns to any Person, other than as required by applicable Laws). Buyer and Seller shall also make available to each other during normal business hours, when reasonably requested, personnel responsible for preparing or maintaining information, records and documents, in connection with tax matters, governmental contracts, litigation or potential litigation, each as it relates exclusively to the  Acquired Centers, Acquired Assets or Assumed Liabilities prior to the Closing Date (with respect to Seller) or from and after the Closing Date (with respect to Buyer); provided, however, that such access shall not unreasonably interfere with the providing Party’s business and operations in the ordinary course of business.

f.	Taxes.

(i) All Transfer Taxes shall be shared equally between Buyer and Seller.  Seller and Buyer shall cooperate in timely making all filings, returns, reports and forms as may be required to comply with the provisions of applicable Law in connection with the payment of any such Transfer Taxes and to obtain a reduction in such Transfer Taxes.

(ii) Taxes imposed with respect to the Acquired Centers and the Acquired Assets with respect to Post-Closing Tax Periods shall be allocated to Buyer, and the remainder of such Taxes shall be allocated to Seller. The amount of any Taxes for a Straddle Period based on or measured by income, gains, receipts or sales that are allocable to the Pre-Closing Tax Period shall be determined based on an interim closing of the books as of the end of the Closing Date, and the remainder of such Taxes for such Straddle Period shall be allocated to the Post-Closing Tax Period. The amount of other Taxes (including, without limitation, real and personal property Taxes) for a Straddle Period allocable to any Pre-Closing Tax Period shall be deemed to be the amount of such Tax for the entire Straddle Period multiplied by a fraction, the numerator of which is the number of days in the portion of such Straddle Period ending on the Closing Date and the denominator of which is the number of days in such Straddle Period, and the remainder of such Taxes for such Straddle Period shall be allocated to the Post-Closing Tax Period.

(iii) Until the applicable statutes of limitations (including any extensions) have expired for all Tax periods or portions thereof ending on or before the Closing Date, Buyer, on the one hand, and Seller, on the other hand, shall (A) each provide the other with such assistance as may reasonably be requested by any of them in connection with any Tax, accounting or other financial reporting or services, including the preparation of any return, audit, or other examination by any taxing authority or judicial or administrative proceedings relating to any Liability for Taxes, (B) each retain and provide the other with any records or other information that may be reasonably relevant to any such Tax, accounting or other financial reporting or services, including relating to any such return, audit or examination, proceeding or determination, and (C) each provide the other with any final determination of any such audit or examination, proceeding, or determination that affects any amount required to be shown on any Tax Return of the other for any period.  Buyer agrees to provide Seller reasonable access to the documents, books and records included in the Acquired Assets then in the possession of Buyer that relate to periods prior to the Closing Date for the purpose of responding to any claims made against Seller by any Person who is not a party to this Agreement with respect to Excluded Liabilities to the extent that such documents are relevant to such claim and for the purposes of preparation of any Tax Returns by Seller after the Closing and for responding to any audit by a Governmental Authority with respect to Taxes to the extent that such documents are relevant for such purposes, in all cases at Seller’s expense.  Seller agrees to provide Buyer reasonable access to the documents and records not included in the Acquired Assets then in the possession of Seller or its Affiliates that relate to periods prior to the Closing Date for the purpose of responding to any claims made against Buyer by any Person who is not a party to this Agreement to the extent that such documents are relevant to such claim or for any other reasonable purpose relating to Buyer’s operation of the Acquired Centers after the Closing Date, in all cases at Buyer’s expense.  Seller and Buyer further agree, upon request, to use their best efforts to obtain any certificate or other document from any Governmental Authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed.

g.
License.  Seller hereby grants to Buyer, effective from and after the Closing, a non-exclusive, royalty-free license to use the Seller’s license and permits solely and exclusively as it pertains to the use in the Acquired Centers and for no other purpose, which license shall automatically expire and be of no further force or effect at such time that Buyer obtains its own material licenses and permits required under applicable Law to operate the Acquired Centers.  In addition, Seller hereby grants to Buyer, effective from and after the Closing, a perpetual, non-exclusive, royalty-free license to use the Seller’s SOPs solely and exclusively as it pertains to the use in the Acquired Centers and for no other purpose.  However, nothing herein shall be construed as limiting Seller’s use of any other license, permits and/or SOPs for any application, except as required by the FDA, nor shall Seller be in any way constrained or prohibited from competing with Buyer in any territory or jurisdiction.

h.	Access to Donors. Nothing contained in this Agreement shall preclude Seller from soliciting and accepting collection from the Acquired Centers’ existing or future donors.

i.
Additional BioCenters. At any time after the date hereof, Seller may develop a new plasma collection center (the “Additional Center”) in (i) Kennesaw, Georgia or (ii) in such other location that is no less than twenty (20) miles from each of the Acquired Centers.  The Parties hereto agree and acknowledge that the Additional Center shall be the sole property of Seller (including all Intellectual Property of Seller related thereto), and Buyer shall have no rights with respect thereto. Notwithstanding the foregoing, Seller agrees that except for the Additional Center, all plasma biocenters developed by Seller in Georgia following the date hereof, shall be at least twenty (20) miles from each of the Acquired Centers. Except as otherwise limited in this Section 8.i., from and after the date hereof, Seller may develop and operate any additional plasma centers in any location and taking such action shall not be a breach of any of the covenants set forth in Section 8.a.

j.
Repurchase Rights.  If at any time prior to the fifth (5th) anniversary of the Closing Date, Buyer (together with the Affiliates of Buyer) beneficially owns, in the aggregate, less than twenty percent (20%) of the issued and outstanding capital stock of ADMA Biologics (calculated both on an as-converted to common stock basis and, if any outstanding shares of capital stock of ADMA Biologics are not convertible into common stock of ADMA Biologics, on the basis of such shares’ proportionate claim on the total assets of ADMA Biologics upon liquidation, dissolution or winding up of ADMA Biologics) (the “Triggering Event”), then Buyer shall promptly provide ADMA Biologics with written notice of the Triggering Event and ADMA Biologics shall have the right at any time within three (3) months of receiving such written notice from Buyer of the Triggering Event (the “Election Period”) to elect by written notice to Buyer to cause Buyer to promptly transfer, convey and assign to ADMA Biologics or a subsidiary thereof its leasehold interests in either or both of the Acquired Center(s), as determined in sole discretion of ADMA Biologics, and to also sell, transfer, convey and deliver all of the other Acquired Assets relating to such Acquired Center(s) (as applicable), in each case at the fair market value of such Acquired Assets as mutually agreed in good faith by ADMA Biologics and Buyer in writing and on other terms substantially similar to the terms hereof (the “Repurchase Right”). If ADMA Biologics timely elects to exercise its Repurchase Right within the Election Period, the Parties shall act in good faith to diligently consummate the transfer, conveyance and assignment of the leasehold interest(s) in the Acquired Center(s) and the sale, transfer, conveyance and delivery of the other Acquired Assets as promptly as practicable.  If ADMA Biologics and Buyer are unable to reasonably agree on the fair market value of the leasehold interest(s) and the Acquired Assets within twenty (20) Business Days of ADMA Biologic’s election of its Repurchase Right hereunder, then ADMA Biologics and Buyer shall reasonably and promptly agree on the engagement of an independent third party appraiser experienced in such matters to determine such fair market value of the leasehold interest(s) in the Acquired Center(s) and the Acquired Assets; provided, that if such Parties do not reasonably agree on an appraiser, then each such Party shall choose an appraiser at its sole cost and expense and the two appraisers shall reasonably agree on a neutral and independent third appraiser who shall be the appraiser hereunder for purposes of finally determining such fair market value of the leasehold interest in the Acquired Center(s) and other Acquired Assets).  To enable the appraiser to conduct the valuation, the Parties shall furnish or cause to be furnished to the appraiser such information as the appraiser may request (to the extent in the possession of such party or any of its Affiliates).  The determination of such final appraiser shall be final, binding and conclusive on ADMA Biologics and Buyer, and the costs of such appraiser shall be shared equally between ADMA Biologics, on the one hand, and Buyer, on the other hand.  No party shall seek recourse to courts, other tribunals or otherwise in connection with any determination of the appraiser other than as provided in the immediately following sentence.  Judgment may be entered to enforce the determinations made by the appraiser in any court having jurisdiction over the party against which such determination is to be enforced.  If ADMA Biologics fails to exercise its Repurchase Right within the Election Period, Buyer shall have no further obligations under this Section 8.j.

k.
Tax Treatment. The Parties acknowledge and agree that the transactions contemplated herein and in the Master Purchase Agreement are part of the same single integrated transaction for U.S. federal income tax purposes, and any applicable state or local tax purposes, and that the provisions of Section 2.8 of the Master Purchase Agreement shall be binding on the Parties with respect to the transactions contemplated herein.

l.
Marietta Guaranty.  With respect to the guaranty of ADMA Biologics provided to the landlord (the “Marietta Landlord”) under the Acquired Center Lease for the Marietta Center (the “Marietta Guaranty”), prior to the Closing Date, Buyer shall, using commercially reasonable efforts, cooperate with Seller to cause the Marietta Landlord to release ADMA Biologics from any and all obligations and liabilities under the Marietta Guaranty. Such cooperation shall be limited to providing the Marietta Landlord with a commercially reasonable replacement parent guaranty.  If, despite such cooperation, the Marietta Landlord does not, at or prior to the time of Closing, so release ADMA Biologics from any and all obligations and liabilities under the Marietta Guaranty, then Buyer shall indemnify ADMA Biologics from and against the entirety of any Losses (without limitation for the Indemnification Threshold or Cap) incurred by ADMA Biologics after he Closing Date in connection with the Marietta Guaranty.

9. Indemnification.

a.
Survival of Representations, Warranties and Covenants. The representations, warranties, covenants and agreements contained in this Agreement shall survive the Closing Date in accordance with the following:

(i) the representations and warranties contained in this Agreement shall survive the Closing Date for a period of fifteen (15) months; and

(ii) the covenants and agreements contained in this Agreement that require by their terms performance or compliance on or prior to the Closing Date shall survive the Closing Date for a period of fifteen (15) months, and the covenants and agreements contained in this Agreement that require by their terms performance or compliance after the Closing Date shall continue in force thereafter in accordance with their terms, or if no term is specified, indefinitely.

b.	Indemnification by Seller.

(i) Subject to Sections 9.b.(ii) and 9.h, from and after the Closing Date, Seller shall indemnify and defend Buyer, its respective Affiliates and each of their respective stockholders, Representatives, successors and permitted assigns (collectively, “Buyer Indemnitees”) against, and hold them harmless to the fullest extent permitted by Law from, any and all Losses sustained or incurred by any Buyer Indemnitee, to the extent arising from, in connection with or otherwise with respect to:

1)
any breach of, or any inaccuracy in, as of the date hereof or as of the Closing Date (or if expressly stated to be made as of a specified date, as of such specified date), of any representation or warranty of Seller contained in this Agreement; provided, however, that Seller shall not be required to indemnify any Buyer Indemnitee, and shall not have any liability under this Section 9.b(i)(1) to the extent the liability or obligation is directly caused by any action taken or omitted to be taken by any Buyer Indemnitee;

2)	any breach of any covenant or agreement of Seller contained in this Agreement; and

3)	any Excluded Asset or Excluded Liability.

(ii) Seller shall have no indemnification obligations hereunder unless and until the aggregate amount of Losses incurred or suffered by the Buyer Indemnitees that Seller would otherwise be responsible for under Section 9.b(i) exceeds Seventy-Five Thousand Dollars ($75,000) (the “Indemnification Threshold”), at which time Seller shall be obligated to indemnify the Buyer Indemnitees for only such Losses in excess of the Indemnification Threshold; provided, however, that the aggregate Liability of Seller for all Losses of the Buyer Indemnitees under Section 9.b(i) shall not in any case exceed One Million Five Hundred Thousand Dollars ($1,500,000) (the “Cap”).  Nothing in this Agreement (including this Section 9.b) shall be deemed to limit or restrict any of the Buyer Indemnitees’ rights to maintain or recover any amounts at any time in connection with any action or claim based on actual fraud or intentional misconduct of Seller or any Affiliate of Seller.  For the avoidance of doubt, Losses shall be determined with respect to either or both Acquired Centers in the aggregate for purposes of the Indemnification Threshold and Cap.

c.	Indemnification by Buyer.

(i) Subject to Sections 9.c(ii) and 9.h, from and after the Closing Date, Buyer shall indemnify and defend Seller, its respective Affiliates and each of their respective stockholders, Representatives, successors and permitted assigns (“Seller Indemnitees”) against, and hold them harmless to the fullest extent permitted by Law from, any and all Losses sustained or incurred by any Seller Indemnitee, to the extent arising from, in connection with or otherwise with respect to:

1)
any breach of, or any inaccuracy in, as of the date hereof or as of the Closing Date (or if expressly stated to be made as of a specified date, as of such specified date), any representation or warranty of Buyer in this Agreement; provided, however, that Buyer shall not be required to indemnify any Seller Indemnitee, and shall not have any liability under this Section 9.c(i)(1) to the extent the liability or obligation is directly caused by any action taken or omitted to be taken by any Seller Indemnitee;

2)	any breach of any covenant or agreement of Buyer contained in this Agreement; and

3)	any Assumed Liability.

(ii) Buyer shall have no indemnification obligations hereunder unless and until the aggregate amount of Losses incurred or suffered by the Seller Indemnitees that Buyer would otherwise be responsible for under Section 9.c(i) exceeds the Indemnification Threshold, at which time Buyer shall only be obligated to indemnify the Seller Indemnitees for only such Losses in excess of the Indemnification Threshold; provided, however, that the aggregate Liability of Buyer for all Losses of the Seller Indemnitees under Section 9.c(i) shall not in any case exceed the Cap.  Nothing in this Agreement (including this Section 9.c) shall be deemed to limit or restrict any of the Seller Indemnitees’ rights to maintain or recover any amounts at any time in connection with any action or claim based on actual fraud or intentional misconduct of Buyer or any Affiliate of Buyer.

d.	Calculation of Losses.

(i) The amount of any Loss for which indemnification is provided under Section 9.b(i) or Section 9.c(i) shall be adjusted to take account of any net Tax cost or Tax benefit actually realized by the Indemnified Party or its Affiliates in the form of an increase or reduction in cash Taxes otherwise payable or a cash Tax refund with respect to the taxable year in which the applicable indemnification is received or any prior taxable year by the Indemnitee (or any of its Affiliates) arising from the incurrence or payment of any such Loss.  If any such Tax cost or Tax benefit is incurred or received, as applicable, by an Indemnified Party after an indemnity payment with respect to a Loss has been made, the Indemnified Party shall pay to the Indemnifying Party the amount of such Tax benefit (up to the amount of the Indemnifying Party’s indemnity payment) and the Indemnifying Party shall pay to the Indemnified Party the amount of such Tax cost.

(ii) The amount of Losses recoverable by an Indemnified Party under Section 9.b(i) or Section 9.c(i) shall be reduced by the amount of any payment received by such Indemnified Party (or an Affiliate thereof) from an insurance carrier or third-party indemnitor with respect to the Losses to which such claim for indemnification relates, net of the cost of collection and any increase in insurance cost directly resulting from such recovery.  If an Indemnified Party (or an Affiliate thereof) receives any insurance payment or third-party indemnity payment with respect to any claim for Losses for which it previously received indemnification from the Indemnifying Party, it shall pay to the Indemnifying Party within thirty (30) days of receiving such insurance payment or third-party indemnity payment the amount of such insurance payment or third-party indemnity payment.

(iii) Any indemnity payment under Section 9.b(i) or Section 9.c(i) shall be treated as an adjustment to the Purchase Price to the maximum extent allowable under applicable Law.

e.
Termination of Indemnification.  The obligations of any Indemnifying Party to indemnify and hold harmless any Indemnified Party shall terminate: (a) pursuant to Section 9.b(i) or Section 9.c(i), on the first anniversary of the Closing Date and (b) pursuant to the other clauses of Section 9.b and Section 9.c, if at all, at the times specified therein or in Section 9.a with respect thereto; provided, however, that such obligations to indemnify and hold harmless shall not terminate with respect to any item as to which an Indemnified Party shall have, before the expiration of the applicable period noted above, previously made a claim by delivering written notice to the Indemnifying Party of such claim in accordance with the terms of Section 9.f to Indemnifying Party.

f.	Indemnification Procedures.

(i) In order for any Buyer Indemnitee or Seller Indemnitee (each, an “Indemnified Party”) to be entitled to any indemnification provided for under this Agreement in respect of, arising out of or involving an Action by any third Person against the Indemnified Party (a “Third-Party Claim”), such Indemnified Party must notify the Party which may be required to indemnify the Indemnified Party therefor (the “Indemnifying Party”) of such Third-Party Claim in writing (and stating in reasonable detail in light of circumstances then known to such Indemnified Party the basis of such Third-Party Claim) promptly after receipt by such Indemnified Party of notice of the Third-Party Claim; provided, however, that failure by such Indemnified Party to give such notification shall not relieve the Indemnifying Party of its obligations hereunder, except to the extent the Indemnifying Party (i) demonstrates that it has been actually and materially prejudiced as a result of such failure or (ii) forfeits any rights or defenses that would otherwise have been available to the Indemnifying Party but for such failure. Thereafter, to the extent legally permissible, the Indemnified Party shall deliver to the Indemnifying Party, within five (5) business days after the Indemnified Party’s receipt thereof, copies of all notices and documents (including court papers) received by the Indemnified Party relating to the Third-Party Claim.

(ii) If a Third-Party Claim is made against an Indemnified Party, the Indemnifying Party shall be entitled to participate in the defense thereof and, if it so chooses, to assume the defense thereof with counsel selected by the Indemnifying Party. Should the Indemnifying Party so elect to assume the defense of a Third-Party Claim, the Indemnifying Party shall not be liable to the Indemnified Party for any legal expenses subsequently incurred by the Indemnified Party in connection with the defense thereof.  If the Indemnifying Party assumes such defense, the Indemnified Party shall have the right to participate in the defense thereof and to employ counsel, at its own expense, separate from the counsel employed by the Indemnifying Party, it being understood that the Indemnifying Party shall control such defense. The Indemnifying Party shall be liable for the fees and expenses of counsel employed by the Indemnified Party for any period during which the Indemnifying Party has not assumed the defense thereof (other than during any period in which the Indemnified Party shall have failed to give notice of the Third-Party Claim as provided above); provided, however, that the Indemnifying Party will not be required to pay the fees and expenses of more than one counsel for all Indemnified Parties in any jurisdiction in any single Third-Party Claim.  If the Indemnifying Party chooses to defend or prosecute a Third-Party Claim, all the Indemnified Parties shall reasonably cooperate in the defense or prosecution thereof.  Such cooperation shall include the retention and (upon the Indemnifying Party’s request) the provision to the Indemnifying Party of records and information that are reasonably relevant to such Third-Party Claim, and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Whether or not the Indemnifying Party assumes the defense of a Third-Party Claim, the Indemnified Party shall not admit any liability with respect to, or settle, compromise or discharge, such Third-Party Claim without the Indemnifying Party’s prior written consent (which consent shall not be unreasonably withheld).  If the Indemnifying Party assumes the defense of a Third-Party Claim, the Indemnified Party shall agree to any settlement, compromise or discharge of a Third-Party Claim that the Indemnifying Party may recommend and that by its terms obligates the Indemnifying Party to pay the full amount of the liability in connection with such Third-Party Claim, which releases the Indemnified Party completely in connection with such Third-Party Claim and that would not otherwise adversely affect the Indemnified Party.

(iii) Notwithstanding Section 9.f(ii), the Indemnifying Party shall not be entitled to control, and the Indemnified Party shall be entitled to have sole control over, the defense or settlement of any claim if any of the following conditions are not satisfied:

1)	the Indemnifying Party must diligently defend such proceeding;

2)
the Indemnifying Party must furnish the Indemnified Party with evidence reasonably satisfactory to the Indemnified Party that the financial resources of the Indemnifying Party, in the Indemnified Party’s reasonable judgment, are and will be sufficient (when considering Losses in respect of all other outstanding claims) to satisfy any Losses relating to such proceeding;

3)
such Third-Party Claim shall not involve criminal actions or allegations of criminal conduct by the Indemnified Party, and shall not involve Actions for specific performance or other equitable relief against the Indemnified Party;

4)
such Third-Party Claim would reasonably be expected to have a Material Adverse Effect on the Indemnified Party’s business or relates to its customers, suppliers, vendors or other service providers; and

5)
there does not exist, in the Indemnified Party’s good faith judgment based on the advice of outside legal counsel, a conflict of interest which, under applicable principles of legal ethics, would reasonably be expected to prohibit a single legal counsel from representing both the Indemnified Party and the Indemnifying Party in such Third-Party Claim.

(iv) In the event any Indemnified Party should have a claim against any Indemnifying Party under Section 9.b(i) or Section 9.c(i) that does not involve a Third-Party Claim being asserted against or sought to be collected from such Indemnified Party, the Indemnified Party shall deliver notice of such claim with reasonable promptness to the Indemnifying Party and in any event prior to the expiration of the underlying representations and warranties, if applicable. Such notice shall describe the claim in reasonable detail, and shall indicate the estimated amount, if reasonably practicable, of the Losses that have been or may be sustained by the Indemnified Party in respect of such claim. The failure by any Indemnified Party so to notify the Indemnifying Party shall not relieve the Indemnifying Party from any liability that it may have to such Indemnified Party under Section 9.b(i) or Section 9.c(i), except to the extent that the Indemnifying Party (i) demonstrates that it has been actually and materially prejudiced by such failure, or (ii) forfeits any rights or defenses that would otherwise have been available to the Indemnifying Party but for such failure.  If the Indemnifying Party disputes its liability with respect to such claim, the Indemnifying Party and the Indemnified Party shall proceed in good faith to negotiate a resolution of such dispute and, if not resolved through negotiations, such dispute shall be brought and determined exclusively in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware), in accordance with Section 19.

g.
Sole Remedy; No Additional Representations.  Except as otherwise specifically provided herein and other than claims of, or causes of action arising from, fraud or willful misconduct (a) each of Buyer and Seller acknowledges and agrees that its sole and exclusive remedy after the Closing Date with respect to any and all claims and causes of action relating to this Agreement, the Acquired Assets and the Assumed Liabilities and Excluded Liabilities shall be pursuant to the indemnification provisions set forth in this Section 9 or as provided in Sections 19 or 25.

h.	Limitations on Liability.

(i) Seller and Buyer shall reasonably cooperate with each other in resolving any claim or liability with respect to which one Party is obligated to indemnify the other under this Agreement, including by making commercially reasonable efforts to mitigate or resolve any such claim or liability.

(ii) Upon making any payment to an Indemnified Party in respect of any Losses, the Indemnifying Party, shall to the extent of such payment, be subrogated to all right of the Indemnified Party against any third party in respect of the Losses to which such payment relates.  Such Indemnified Party and Indemnifying Party shall execute upon request all instrument reasonably necessary to evidence or further perfect such subrogation rights.

(iii) NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED HEREIN, NO PARTY TO THIS AGREEMENT SHALL BE LIABLE TO OR OTHERWISE RESPONSIBLE TO THE OTHER PARTY OR ANY AFFILIATE OF THE OTHER PARTY FOR LOST REVENUES OR PROFITS OR INCIDENTAL, CONSEQUENTIAL, PUNITIVE, EXEMPLARY OR MULTIPLIED DAMAGES THAT ARISE OUT OF OR RELATE TO THIS AGREEMENT OR ANY ANCILLARY AGREEMENT OR THE PERFORMANCE OR BREACH HEREOF OR THEREOF OR ANY LIABILITY RETAINED OR ASSUMED HEREUNDER OR THEREUNDER, EXCEPT TO THE EXTENT THAT SUCH DAMAGES WERE AWARDED OR PAID TO A THIRD PARTY PURSUANT TO A THIRD PARTY CLAIM.

10.	Termination.

a.	This Agreement may be terminated at any time at or prior to the Closing:

(i) by mutual written consent of the Parties; or

(ii) by written notice by Seller or Buyer, if any Governmental Authority of competent jurisdiction shall have enacted, promulgated, enforced or entered any order, or taken any other action which, in either such case, has become final and non-appealable and has the effect of making consummation of the transactions contemplated hereunder illegal or otherwise permanently preventing or prohibiting consummation of such transactions; provided, however, that the provisions of this Section 10.a(ii) shall not be available to any Party whose failure to fulfill any of its covenants, agreements or obligations under this Agreement has been a principal cause of, or resulted in such order.

b.
This Agreement may be terminated by Seller by written notice to Buyer if at any time at or prior to the Closing, there shall have been an inaccuracy in or breach in any material respect by Buyer of any representation or warranty of Buyer (without regard to any materiality or similar qualifiers contained within such representations and warranties), or a breach by Buyer of any material covenant or agreement of Buyer, in each case set forth in this Agreement; provided, however, that the provisions of this Section 10.b shall not be available to Seller if Seller is then in material breach of any of its representations, warranties, covenants or agreements contained in this Agreement.

c.
This Agreement may be terminated by Buyer by written notice to Seller if at any time at or prior to the Closing, there shall have been (i) an inaccuracy in or breach by Seller of any of Seller’s representations and warranties in Section 6.q, (ii) an inaccuracy in or breach in any material respect by Seller of any other representation or warranty of Seller (without regard to any materiality or similar qualifiers contained within such representations and warranties), or (iii) a breach by Seller of any material covenant or agreement of Seller, in each case set forth in this Agreement; provided, however, that the provisions of this Section 10.c shall not be available to Buyer if Buyer is then in material breach of any of its representations, warranties, covenants or agreements contained in this Agreement.

d.
Upon termination of this Agreement in accordance with this Section 10, this Agreement shall, to the fullest extent permitted by applicable Law, become void and of no further force or effect, and except as expressly provided herein, there shall be no Liability on the part of the Parties or their respective direct or indirect equity holders, Affiliates or Representatives. Termination of this Agreement shall terminate all outstanding Liabilities between the Parties arising from this Agreement.  Notwithstanding the foregoing, no termination of this Agreement shall release or be construed as releasing any Party from any Liability to another Party for any Losses arising from or relating to a Willful and Material Breach of this Agreement or fraud which may have arisen under this Agreement prior to termination of this Agreement.

11. Time of the Essence.  The Parties acknowledge and agree that time is of the essence as to each and every provision of this Agreement.

12. Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given (a) when received if delivered personally, (b) when transmitted by facsimile (with confirmation of transmission) or by e-mail (upon confirmation of receipt), (c) upon receipt, if sent by registered or certified mail (postage prepaid, return receipt requested) and (d) the day after it is sent, if sent for next-day delivery to a domestic address by overnight mail or courier, to the Parties at the following addresses:

If to Seller:

ADMA Biologics, Inc.
465 Route 17S
Ramsey, NJ 07446
Attention:  Chief Executive Officer
Facsimile:  (201) 478-5553
Email:  agrossman@admabio.com

Copy to:

Paul, Weiss, Rifkind, Wharton & Garrison LLP
1285 Avenue of the Americas
New York, NY 10019-6064
Attention:  Ariel J. Deckelbaum, Esq.
Facsimile:  (212) 757-3990
Email:  ajdeckelbaum@paulweiss.com

If to Buyer:

Biotest Pharmaceuticals Corporation
5800 Park of Commerce Blvd., N.W.
Boca Raton, FL 33487
Facsimile: 561-989-5801
Emails:  icarlisle@biostestpharma.com
martin.reinecke@biotest.com
Attn:  Legal Department

Copies to:

Biotest AG
Landsteinerstr. 5
63303 Dreieich
Germany
Facsimile:
Email:
Attn:  Legal Department

Greenberg Traurig, LLP
3333 Piedmont Road, NE
Suite 2500
Atlanta, Georgia 30305
Attention:  Wayne Elowe, Esq.
Facsimile:  678.553.2453
Email:  elowew@gtlaw.com

provided, however, that if any Party shall have designated a different address by notice to the others, then to the last address so designated.

13. Amendments. No amendments or other changes to this Agreement shall be effective or binding on either Party unless the same shall be in writing and signed by Seller and Buyer.

14. Waiver. The failure of any Party to enforce any condition or part of this Agreement at any time shall not be construed as a waiver of that condition or part, nor shall it forfeit any rights to future enforcement thereof.

15. No Third Party Beneficiaries. Except as otherwise set forth hereunder, this Agreement is solely for the benefit of the Parties hereto and their respective Affiliates and no provision of this Agreement shall be deemed to confer upon any Person, other than the Parties, the Buyer Indemnitees and the Seller Indemnitees any remedy, claim, liability, reimbursement, claim of action or other right in excess of those existing without reference to this Agreement.

16. Expenses.  Except as otherwise provided in this Agreement, each Party shall be solely responsible for all expenses incurred by it in connection with the negotiation, drafting and execution of, and the transactions contemplated by, this Agreement (including without limitation fees and expenses of its counsel and consultants).

17. Assignment. This Agreement may not be assigned by operation of law or otherwise without the express written consent of Seller and Buyer (which consent may be granted or withheld in the sole discretion of Seller or Buyer), except that Buyer may assign it rights (without relieving it of its obligations) under this Agreement without Seller’s consent to any Affiliate of Buyer.

18. Counterparts. This Agreement may be executed by the Parties manually or by facsimile or other means of electronic transmission, in any number of counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.  This Agreement, any and all agreements and instruments executed and delivered in accordance herewith, along with any amendments hereto or thereto, to the extent signed and delivered by means of a facsimile machine or other means of electronic transmission, shall be treated in all manner and respects and for all purposes as an original signature, agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person.

19. Governing Law. This Agreement (including any claim or controversy arising out of or relating to this Agreement) shall be governed by the Law of the State of Delaware without regard to conflict of Law principles that would result in the application of any Law other than the Laws of the State of Delaware. Each of the Parties irrevocably agrees that any Action with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder brought by the other Party hereto or its successors or assigns, shall be brought and determined exclusively in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware).  Each of the Parties irrevocably submits with regard to any such Action for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any Action relating to this Agreement, any of the instruments, documents and certificates contemplated hereby or any of the transactions contemplated hereunder in any court other than the aforesaid courts.  Each of the Parties irrevocably waives, and agrees not to assert as a defense, counterclaim or otherwise, in any Action with respect to this Agreement, (i) any claim that it is not personally subject to the jurisdiction of the above named courts for any reason other than the failure to serve in accordance with this Section 19, (ii) any claim that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (iii) to the fullest extent permitted by applicable Law, any claim that (A) the Action in such court is brought in an inconvenient forum, (B) the venue of such Action is improper or (C) this Agreement, any of the instruments, documents and certificates contemplated hereby, or the subject matter hereof, may not be enforced in or by such courts.  The Parties consent to and grant any of the aforesaid courts’ jurisdiction over the person of such Parties and over the subject matter of such dispute.  Each of the Parties irrevocably appoints Corporation Service Company as its agent for the sole purpose of receiving service of process or other legal summons in connection with any such Action brought in such courts and agrees that it will maintain Corporation Service Company at all times as its duly appointed agent in the State of Delaware for the service of any process or summons in connection with any such Action brought in such courts and, if it fails to maintain such an agent during any period, any such process or summons may be served on it by mailing a copy of such process or summons to it in accordance with, and in the manner provided in Section 12 hereof, with such service deemed effective on the fifth (5th) day after the date of such mailing.  The Parties agree that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Law.

20. Entire Agreement. This Agreement and the Master Purchase Agreement and the ancillary agreements hereto and thereto constitutes the entire understanding and agreement between the Parties with respect to the subject matter hereof, and supersedes all prior and contemporaneous negotiations, understandings and agreements (whether oral or written) relating thereto.

21. No Set-Off.  No Party shall have the right to set off any amount to which such Party is entitled hereunder for indemnification or otherwise against any payment such Party is required to make under the Master Purchase Agreement.

22. Construction. The language in all parts of this Agreement shall be construed, in all cases, according to its fair meaning.  The Parties acknowledge that each Party and its counsel have reviewed and revised this Agreement and that any rule of construction to the effect that any ambiguities are to be resolved against the drafting Party shall not be employed in the interpretation of this Agreement. If the last day for the giving of any notice or the performance of any action required or permitted under this Agreement is a day that is not a Business Day, then the time for the giving of such notice or the performance of such action shall be extended to the next succeeding Business Day. For purposes of this Agreement, “Business” Day means any day other than a Saturday, a Sunday or a day on which banks in New York, New York, United States of America are authorized or obligated by Law to be closed.

23. Headings.  The headings of the Sections and subsections of this Agreement are inserted for convenience only and shall not be deemed to constitute a part hereof.

24. Severability.  If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void, unenforceable or against its regulatory policy such determination shall not affect the enforceability of any others or of the remainder of this Agreement.

25. Injunctive Relief.  The Parties agree that if any provision of this Agreement is not performed in accordance with its terms or is otherwise breached, irreparable harm will occur, no adequate remedy at Law will exist and damages would be difficult to determine.  Accordingly, notwithstanding anything to the contrary in this Agreement, the Party or Parties not in breach will have the right to seek temporary injunctive relief in any court of competent jurisdiction as may be available to such Party under the Laws and rules applicable in such jurisdiction with respect to any matters arising out of another Party’s performance of its obligations under this Agreement.  The Parties agree that in the event another Party institutes an appropriate action seeking injunctive/equitable relief for specific performance under this Agreement, the Party seeking such relief shall not be required to provide the other Parties with service of process of a complaint and summons under the procedures set forth in any German or other non-United States judicial process or system.  Under such circumstances, the Party seeking such relief need only provide the other Parties with two copies of a true, correct and lawfully issued summons and complaint, via Federal Express (priority delivery).

26. Waiver of Jury Trial.  EACH PARTY (I) ACKNOWLEDGES AND AGREES THAT ANY ACTION THAT MAY ARISE UNDER OR RELATE TO THIS AGREEMENT, ANY OF THE INSTRUMENTS, DOCUMENTS OR CERTIFICATES CONTEMPLATED HEREBY OR THE TRANSACTION CONTEMPLATED HEREBY IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND (II) HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OF THE INSTRUMENTS, DOCUMENTS OR CERTIFICATES CONTEMPLATED HEREBY OR THE TRANSACTIONS CONTEMPLATED HEREBY.  EACH PARTY (A) CERTIFIES AND ACKNOWLEDGES THAT NO REPRESENTATIVE OF THE OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF ANY ACTION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) CERTIFIES AND ACKNOWLEDGES THAT IT AND THE OTHER PARTY HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION OF THIS AGREEMENT, (C) UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER AND (D) MAKES THIS WAIVER VOLUNTARILY.

27. Schedules.  The Schedules hereto are hereby incorporated in and made a part of this Agreement as if set forth in full herein.  The Schedules contain information required to be disclosed pursuant to, and certain exceptions to, the representations and warranties or the covenants and agreements set forth in this Agreement.  Nothing in this Agreement or in the Schedules constitutes an admission that any information disclosed, set forth or incorporated by reference in the Schedules or in this Agreement is material, constitutes a Material Adverse Effect, or is otherwise required by the terms of this Agreement to be so disclosed, set forth or incorporated by reference.  No disclosure in the Schedules relating to any possible breach or violation of any Contract, registration or Law shall be construed as an admission or indication to any third party that any such breach or violation exists or has actually occurred.  Any disclosure set forth in any particular Schedule will be deemed disclosed for any other Schedule to the extent that the relevance of such item is reasonably apparent on the face of such disclosure.

[Signature page follows]

IN WITNESS WHEREOF, the Parties hereto have caused this Purchase Agreement to be executed by their respective duly authorized officers as of the date first above written.

BIOTEST PHARMACEUTICALS CORPORATION By: ___________________________________ Name: _________________________________ Title: __________________________________

ADMA BIOLOGICS, INC.

By: ___________________________________
Name: _________________________________
Title: __________________________________

ADMA BIOCENTERS GEORGIA, INC.

By: ___________________________________
Name: _________________________________
Title: __________________________________

Annex A

Definitions

“Accounts Payable” means all accounts payable of Seller or any of its Affiliates with respect to the ADMA BioCenters Business, whether or not billed, arising prior to the Closing.

“Accounts Receivable” means all accounts receivable of Seller or any of its Affiliates with respect to the ADMA BioCenters Business, and any unpaid interest, penalties or fees accrued on any such receivables, including any payments received with respect thereto after the Closing, the rights to which accrued in the Ordinary Course of Business prior to the Closing.

“Action” means any claim, action, demand, suit, arbitration, hearing, charge, complaint, inquiry, audit, proceeding, investigation, examination, litigation, notice or review by or before any Governmental Authority, arbitrator or arbitral panel.

“ADMA BioCenters Business” means the source plasma collection business currently operated by ADMA BioCenters at the Acquired Centers.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly Controlling or Controlled by, or under direct or indirect common Control with, such Person.  For purposes of this definition, the term “Control,” when used with respect to any specified Person, means the power to direct or cause the direction of the management or policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “Controlling” and “Controlled” have correlative meanings.  For the avoidance of doubt, none of Biotest AG or any of its Subsidiaries shall be deemed an Affiliate of ADMA Biologics, Seller or any of their respective Subsidiaries from and after the date hereof for purposes of this Agreement.

“Business Day” means any day other than a Saturday, a Sunday or a day on which banks in New York, New York, United States of America are authorized or obligated by Law to be closed.

“Business Intellectual Property” means any Intellectual Property that is owned by Seller and used or held for use by Seller in connection with the ADMA BioCenters Business.

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Control” has the meaning set forth in the definition of “Affiliate”.

“Encumbrance” means any security interest, pledge, hypothecation, mortgage, lien, right of others, Action, lease, sublease, license, occupancy agreement, adverse claim or interest, easement, covenant, encroachment, burden, title defect, title retention agreement, voting trust agreement, interest, equity, option, right of first refusal, charge, encumbrance or other restriction or limitation of any nature whatsoever.

“GAAP” means United States generally accepted accounting principles.

“Governmental Authority” means any nation or government, any federal, national, provincial, state, regional, local or other political subdivision thereof, any supranational organization of sovereign states, and any entity, department, commission, bureau, agency, authority, board, court, official or officer, domestic or foreign, exercising executive, judicial, regulatory or administrative functions of or pertaining to government.

“Indebtedness” means, as to any Person, without duplication, (a) all obligations of such Person for borrowed money, including accrued interest thereon (including reimbursement and all other obligations with respect to surety bonds, letters of credit and bankers’ acceptances, whether or not matured), (b) any Liability of such Person for overdrafts and outstanding checks, (c) all obligations of such Person to pay the deferred purchase price of property or services, except trade accounts payable and accrued expenses arising in the Ordinary Course of Business, (d) all interest rate, commodity and currency swaps, caps, collars and similar agreements or hedging devices under which payments are obligated to be made by such Person, whether periodically or upon the happening of a contingency, (e) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (f) all obligations of such Person under leases which have been or should be, in accordance with GAAP, recorded as capital leases, (g) all indebtedness secured by any Encumbrance on any property or asset owned or held by that Person regardless of whether the indebtedness secured thereby shall have been assumed by that Person or is non-recourse to the credit of that Person and (h) any contingent obligation of such Person.  Indebtedness shall also include accrued interest and any pre-payment penalties, “breakage costs,” redemption fees, costs and expenses or premiums and other amounts owing pursuant to the instruments evidencing Indebtedness, assuming that such Indebtedness is repaid on the Closing Date, whether or not paid at the Closing.

“Intellectual Property” means any intellectual property rights, as they exist anywhere in the world, whether registered or unregistered, and all applications, renewals, extensions and registrations therefor, including (i) trademarks, service marks, service names, brand names, designs, logos, trade names, trade dress rights, corporate names, source or business identifiers, and internet domain name registrations (“Trademarks”) and (ii) copyrights, works of authorship, patents and patent rights, software, know-how, confidential information, trade secrets, inventions, discoveries, analytic models, improvements, processes, techniques, devices, methods, patterns, formulations and specifications and any other intellectual property or proprietary rights of any kind, nature or description, in all cases, together with the goodwill associated with any of the foregoing.

“Knowledge” means, (i) with respect to Seller, the actual knowledge of the Persons set forth on Schedule A, after reasonable due inquiry, and (ii) with respect to Buyer, the actual knowledge of the Persons set forth on Schedule A, after reasonable due inquiry.

“Law” means each provision of any currently existing federal, provincial, state, local or foreign law, statute, ordinance, order, code, requirement, rule or regulation, promulgated or issued by any Governmental Authority, as well as any judgments, decrees, injunctions or agreements issued or entered into by any Governmental Authority.

“Liability” means, collectively, any liability, indebtedness, guaranty, endorsement, claim, loss, damage, deficiency, cost, expense, obligation or responsibility, fixed or unfixed, known or unknown, choate or inchoate, liquidated or unliquidated, secured or unsecured, direct or indirect, matured or unmatured, due or to become due, or absolute, contingent or otherwise, including any products liability.

“Losses” means, with respect to any claim or matter, all losses, expenses, obligations, Taxes and other Liabilities or other damages (whether absolute, accrued, contingent, fixed or otherwise, or whether known or unknown, or due or to become due or otherwise), diminution in value, monetary damages, fines, fees, penalties, interest obligations, deficiencies, losses and expenses (including amounts paid in settlement, interest, court costs, costs of investigators, fees and expenses of attorneys, accountants, financial advisors and other experts, and other expenses of litigation).

“Material Adverse Effect” means any change or effect that is materially adverse to the business of the Acquired Centers taken as a whole, but shall exclude any change, effect or circumstance resulting or arising from: (a) events, circumstances, changes or effects that generally affect the industries in which Seller operates (including the pharmaceutical and blood-related products industries), (b) general economic or political conditions or events, circumstances, changes or effects affecting the securities markets generally, (c) changes caused by a material worsening of current conditions caused by acts of terrorism or war (whether or not declared) occurring after the date hereof, (d) changes arising from the consummation of the transactions contemplated under this Agreement or the announcement of the execution of this Agreement, including (i) any actions of competitors, (ii) any actions taken by or losses of employees, or (iii) any delays or cancellations of orders for products or services, (e) any reduction in the price of products in response to the reduction in price of comparable products offered by a competitor or potential competitor, (f) any change in accounting practices or policies of Seller as required by GAAP, (g) any announcement, ruling or determination by any Governmental Authority with respect to the status of a regulatory approval, (h) any changes in Law, (i) any circumstance, change or effect that results from any action taken pursuant to or in accordance with this Agreement or at the request of Buyer, and (j) any failure to meet any projections, forecasts, guidance, estimates, milestones, budgets or financial or operating predictions of revenue, earnings, cash flow or cash position (provided, that the underlying causes of such failure may, if they are not otherwise excluded from the definition of “Material Adverse Effect,” be taken into account in determining whether a Material Adverse Effect has occurred).

“Ordinary Course of Business” means the ordinary course of business of Seller with respect to the ADMA BioCenters Business as conducted by Seller consistent with past custom and practice.

“Person” means any individual, corporation, partnership, joint venture, limited liability company, trust or unincorporated organization or Governmental Authority.

“Plans” means (i) all employee benefit plans as defined in Section 3(3) of ERISA; (ii) all other pension, retirement, profit sharing, group insurance, employment, severance pay, deferred compensation, excess or supplemental benefit, vacation, stock, stock option, phantom stock or other equity-based compensation, bonus, change-in-control, retention, salary continuation, sick leave, disability, death benefit, group insurance, hospitalization, medical, dental, life, Section 125 “cafeteria” or “flexible” benefit, employee loan, educational assistance, fringe benefit and incentive plans, contracts, schemes, programs, funds, commitments, agreements, policies, practices, or arrangements of any kind; and (iii) all other plans, contracts, schemes, programs, funds, commitments, agreements, policies, practices or arrangements providing money, services, property, or other benefits, whether written or oral, formal or informal, qualified or nonqualified, funded or unfunded, and including any that have been frozen or terminated.

“Post-Closing Tax Period” means any taxable period beginning after the Closing Date and the portion of a Straddle Period for which Taxes are allocated to Buyer as set forth in Section 8.f.

“Pre-Closing Tax Period” means any taxable period ending on or before the Closing Date and the portion of a Straddle Period for which Taxes are allocated to the Seller as set forth in Section 8.f.

“Representatives” means, with respect to any Person, the current or former directors, officers, managers, employees, independent contractors, agents, attorneys, advisors, accountants, auditors, consultants and other representatives of such Person.

“Seller Plan” means all Plans under which any current or former Employee has accrued any benefit or right whatsoever maintained by, contributed to or required to be contributed to by Seller or as to which Seller has any Liability.

“Straddle Period” means any Tax period commencing on or before the Closing Date and ending after the Closing Date.

“Tax” or “Taxes” means any and all (i) taxes, assessments, levies, tariffs, duties, fees or other charges or impositions in the nature of a tax (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any Governmental Authority, including income, estimated income, gross receipts, profits, business, license, occupation, franchise, production, capital stock, real or personal property, sales, use, transfer, value added, ad valorem, employment or unemployment, social security, disability, payroll, alternative or add-on minimum, turnover, leasing, fuel, excess profits, interest equalization, severance, customs, excise, stamp, environmental, commercial rent or withholding taxes, (ii) amounts described in clause (i) above that are liabilities of a consolidated, combined, affiliated or unitary group and for which the relevant party is liable under Section 1.502-6 of the Treasury Regulations, or under any other relevant Law or applicable rule imposing joint and/or several liability for such amounts and (iii) amounts described in clauses (i) or (ii) above for which the relevant party is liable pursuant to any Tax sharing, Tax allocation, Tax indemnification or other similar agreement, other than such agreements entered into in the Ordinary Course of Business and not primarily related to Taxes.

“Tax Return” means any report, return (including any information return), claim for refund, election, estimated Tax filing or payment, request for extension, document, declaration or other information or filing required to be supplied to any Governmental Authority with respect to, or relating to, Taxes, including attachments thereto and amendments thereof.

“Transfer Taxes” means any and all transfer, documentary, sales, use, gross receipts, stamp, registration, value added, recording, escrow and other similar Taxes and fees (including any penalties and interest) imposed or assessed as a result of the Transactions (including recording and escrow fees and any real property or leasehold interest transfer and any similar Tax).

“Treasury Regulations” means the U.S. federal income tax regulations, including any temporary or proposed regulations, promulgated under the Code, as such regulations may be amended from time to time.  Any reference herein to a particular provision of the Treasury Regulations means, when appropriate, the corresponding successor provision.

“Willful and Material Breach” means an action or failure to act by one of the Parties hereto that constitutes a material breach of this Agreement, and such action was taken or such failure occurred with such Party’s willful intention that such action or failure to act would constitute a material breach of this Agreement.

Exhibit A

Assignment and Assumption of Lease

[Form to be agreed by the Parties]

Exhibit B

Bill of Sale

[Form to be agreed by the Parties]

Exhibit C

Assignment of Contracts

[Form to be agreed by the Parties]

Exhibit D

Seller Non-Foreign Status Certificate

[Form to be agreed by the Parties]

Exhibit 1.1(C)

PLASMA SUPPLY AGREEMENT

(HEPATITIS B PLASMA - BPC TO ADMA)

THIS PLASMA SUPPLY AGREEMENT (this “Agreement”) between Biotest Pharmaceuticals Corporation, a Delaware corporation, having a place of business at 5800 Park of Commerce Boulevard, NW, Boca Raton, Florida 33487 (“BPC”) and ADMA BioManufacturing, LLC, a Delaware limited liability company, having a place of business at 5800 Park of Commerce Boulevard NW, Boca Raton, Florida 33487 (“ADMA”), shall be effective as of [CLOSING DATE] (the “Effective Date”). BPC and ADMA are each sometimes referred to herein individually as a “Party” or collectively as the “Parties”.

RECITALS

WHEREAS, BPC desires to sell, and ADMA desires to purchase, certain quantities of hyperimmune plasma that contain antibodies to the hepatitis B virus (“HEPATITIS B PLASMA”) to be used by ADMA in the manufacturing of “Nabi-HB® [Hepatitis B Immune Globulin (Human)]” (the “Product”), solely on the terms and conditions set forth in this Agreement.

WHEREAS, the Parties will discuss and negotiate in good faith the terms and conditions for the supply by BPC to ADMA of other specialty hyperimmune plasma in volumes and pricing to be agreed upon by the Parties.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and with the intent to be legally bound hereby, the Parties hereto agree as follows:

A.  PURCHASE AND SALE OF HEPATITIS B PLASMA.
.
1. TERM OF AGREEMENT

. Unless terminated earlier as provided herein, the term of this Agreement shall commence on the Effective Date and shall expire ten (10) years thereafter (the “Term”).

2. PRICE AND VOLUMES

a. From and after the Effective Date, ADMA agrees to purchase, and BPC agrees to sell, HEPATITIS B PLASMA, in quantities and prices set forth in this Agreement.  ADMA shall, at least ninety (90) days prior to the beginning of each calendar year, deliver to BPC a good faith forecast of ADMA’s order for the ensuing year and an estimated shipment timetable for the aggregate volume of HEPATITIS B PLASMA to be purchased from BPC by ADMA for the ensuing year and an estimated shipment timetable for such HEPATITIS B PLASMA.  Unless otherwise agreed to in writing by the Parties, during the calendar year to which such forecast relates, ADMA shall purchase from BPC and BPC shall sell to ADMA an aggregate volume of HEPATITIS B PLASMA equal to at least seventy percent (70%) of the aggregate volume set forth in such forecast.  At the beginning of each calendar quarter, ADMA shall give BPC a firm purchase commitment which sets forth the aggregate volume of HEPATITIS B PLASMA to be purchased from BPC by ADMA for such calendar quarter and, during such calendar quarter, ADMA shall purchase from BPC and BPC shall sell to ADMA an aggregate amount of HEPATITIS B PLASMA equal to the aggregate volume of HEPATITIS B PLASMA set forth in such firm purchase commitment.  If greater quantities than the applicable forecast or applicable firm purchase commitment are required, BPC shall use commercially reasonable efforts to supply the difference subject to the terms below.

b. Notwithstanding the foregoing, during the Term, ADMA agrees to purchase its requirements for HEPATITIS B PLASMA needed for the production of the Product exclusively from BPC unless (i) ADMA’s production of the Product requires in excess of 4,400 liters of HEPATITIS B PLASMA annually (with the first annual period commencing on the Effective Date and each one-year period thereafter commencing on the applicable anniversary of the Effective Date) or (ii) BPC is unable or elects not to supply all of ADMA’s requirements for HEPATITIS B PLASMA needed for the production of the Product, then ADMA shall have the right to purchase from third parties such excess quantities, or for the avoidance of doubt, supply such excess quantities itself from any ADMA owned plasma center.

c. ADMA will pay to BPC $400 per liter of HEPATITIS B PLASMA. Beginning on January 1, 2017, the price will be equal to $400 per liter plus the change in the Consumer Price Index for All Urban Consumers published by the United States Department of Labor, Bureau of Labor Statistics for the prior January 1st – December 31st period (“CPI-U”). For each calendar year thereafter, the price per liter shall be the price per liter on December 31st of the prior calendar year, plus CPI-U.

d. In the event compliance with one or more new government regulations or quality procedures (any of the foregoing being a “Required Change”) is required, but is not contemplated in this Agreement, and results in a material increase to BPC’s actual costs to procure, store, provide and supply HEPATITIS B PLASMA, both Parties shall renegotiate the change in the purchase price of HEPATITIS B PLASMA in good faith within ninety (90) days of the Required Change, which shall be retroactive to the effective date of the Required Change.

e. The price of all purchases of HEPATITIS B PLASMA under this Agreement includes all required screening tests, and NAT for HIV, HBV, HCV, HAV and Parvo B-19. Any additional required testing as specified by the U.S. Food and Drug Administration (the “FDA”) (or foreign equivalent) or due to a change in the ADMA Specifications (as defined below), will be billed to ADMA at BPC’s actual costs.

3. PAYMENT TERMS

. All HEPATITIS B PLASMA shall be paid within forty-five (45) days from the date of the invoice.  Any late payment made by ADMA shall accrue interest to be paid at the rate of 12% per annum, subject to the maximum allowed by law. Invoice to be issued upon shipping from BPC’s designated freezer warehouse.  All payments due hereunder to BPC shall be sent to BPC at the times set forth herein by wire transfer to such accounts as BPC may designate to ADMA.

Invoices to ADMA, shall be directed to:
ADMA BioManufacturing, LLC
c/o ADMA Biologics, Inc.
465 Route 17 South
Ramsey, NJ 07446
Attn: Accounts Payable
accounting@admabio.com

Inquiries and correspondence regarding payment should be directed to:
ADMA BioManufacturing, LLC
c/o ADMA Biologics, Inc.
465 Route 17 South
Ramsey, NJ 07446
Attn: Accounts Payable
accounting@admabio.com

Wire transfer instructions will be provided to ADMA by BPC under separate notice.

4. INSPECTION AND ACCEPTANCE.

a. ADMA shall inspect each shipment of HEPATITIS B PLASMA for conformity with ADMA’s specifications, in accordance with the Product’s manufacturing requirements as of the Effective Date of this Agreement which are set forth on Exhibit A (which may be amended from time to time in accordance with Section L), within thirty (30) days of the arrival of such HEPATITIS B PLASMA at ADMA’s designated warehouse.  ADMA shall promptly notify BPC in writing of its determination of any non-conformity of such HEPATITIS B PLASMA with the ADMA Specifications, in which case, the Parties shall mutually determine, within five (5) days of such written notification, whether such HEPATITIS B PLASMA meets the ADMA Specifications.  If it is determined that such HEPATITIS B PLASMA does not meet the ADMA Specifications, BPC shall replace any non-conforming HEPATITIS B PLASMA as promptly as possible, taking into account the time required to produce such quantities of HEPATITIS B PLASMA.  In the event the Parties fail to agree whether or not any given shipment of HEPATITIS B PLASMA conforms with the ADMA Specifications, then the dispute will be promptly referred to an independent expert agreed in good faith by the Parties, whose decision shall be final and binding on the Parties.  The fees and expenses of such independent expert shall be borne by the Party determined to have been in error as to the conformity, or lack thereof, of the HEPATITIS B PLASMA to the ADMA Specifications.

b. For each shipment of HEPATITIS B PLASMA delivered to ADMA, BPC shall provide to ADMA a quality certificate and other industry standard documents required by regulatory authorities relating to such HEPATITIS B PLASMA.

5. SHIPMENT TERMS

. All shipments will be made FOB BPC’s designated freezer warehouse.  BPC will invoice ADMA for the HEPATITIS B PLASMA at the time of shipment. ADMA shall take ownership and bear all risk of loss upon pick up by ADMA’s designated carrier and ADMA shall at its own expense be responsible for freight charges, insurance, handling and forwarding agent’s fees, taxes, storage and all other charges applicable to the HEPATITIS B PLASMA.

B.  QUALITY AND QUANTITY OF HEPATITIS B PLASMA.

1. BPC and ADMA shall agree in writing upon specifications for HEPATITIS B PLASMA (“ADMA Specifications”). All HEPATITIS B PLASMA sold under this Agreement by BPC to ADMA shall meet the ADMA Specifications.

2. BPC shall have no obligation to provide HEPATITIS B PLASMA to ADMA in the event the failure to provide the agreed upon quantity is due to a Force Majeure Event pursuant to Section G; provided, that in the event of a Force Majeure Event, it is hereby acknowledged and agreed that ADMA shall be released from its binding purchase commitment under this Agreement and in such event ADMA shall be free to collect such plasma itself or from other third-party providers without breaching any of the other terms or conditions of this Agreement.

3. ADMA, in compliance with 21 CFR §640.69(f), agrees to hold all HEPATITIS B PLASMA units for a minimum of sixty (60) calendar days from collection date prior to release for further manufacturing. ADMA further agrees that if, after placing the HEPATITIS B PLASMA units on hold under this section, ADMA is informed by BPC (through the established lookback process) that a donor has been subsequently deferred pursuant to 21 CFR §640.41 or subsequently determined to be ineligible under 21 CFR §630.10 due to risk factors closely associated with exposure to, or clinical evidence of, infection due to a relevant transfusion-transmitted infection, all donations on hold from that donor will not be used in the further manufacturing of injectable products.

4. ADMA shall bear the expense of unusable HEPATITIS B PLASMA due to a recall or look-back or the destruction of any HEPATITIS B PLASMA due to post-donation lookback issues in accordance with FDA regulations and guidance, in each case, if such HEPATITIS B PLASMA has become unusable or destroyed after delivery to ADMA.

5. ADMA shall have the right to conduct periodic inspections of BPC’s centers and facilities dealing with the HEPATITIS B PLASMA at times mutually agreeable to the Parties, with no more than two (2) auditors. Such inspections shall be limited to matters directly related to this Agreement and shall be conducted in conformance with generally accepted industry practices. ADMA will provide BPC with not less than thirty (30) days’ notice prior to any of its inspections, unless mutually agreed otherwise by the Parties. Upon receipt of ADMA’s audit report, BPC shall have thirty (30) days to send a response to the appropriate ADMA representative, outlining the corrective actions that BPC will take at its expense to correct the audit deficiencies. Further, BPC agrees to provide ADMA with copies of all written reports (including FDA 483’s) and correspondence between BPC and any governmental agency regarding any such inspection or review of records within thirty (30) days of (i) receipt of any such report or correspondence from the governmental agency or (ii) the issuance or delivery of any response or correspondence by BPC; provided, however, that in the event the report or correspondence relates to a serious problem that could affect the continuous supply or quality of the HEPATITIS B PLASMA, then BPC agrees to use all reasonable efforts to notify ADMA within five (5) days of receipt of such report or correspondence and to provide ADMA with a copy of such report or correspondence.

C.  LIMITED WARRANTY. BPC represents and warrants to ADMA that the HEPATITIS B PLASMA has been collected and produced in accordance with ADMA approved SOP’s and the ADMA Specifications. BPC represents, warrants and agrees that any and all HEPATITIS B PLASMA shall be collected, produced and delivered in accordance with all local, state and national laws, regulations and requirements. ADMA shall have all rights and remedies available to it under this Agreement and shall not be obligated to buy or pay for any HEPATITIS B PLASMA which does not, in all respects, comply with the ADMA Specifications and applicable law, rules and regulations and as otherwise required by this Agreement; provided, that ADMA must notify BPC of any rejection of HEPATITIS B PLASMA delivered to ADMA hereunder within thirty (30) days of receipt of such HEPATITIS B PLASMA.  This warranty shall not apply to any expired HEPATITIS B PLASMA.

D. PURCHASE AND SALE OF OTHER SPECIALTY HYPERIMMUNE PLASMA.  The Parties will discuss and negotiate in good faith the terms and conditions for the supply by BPC to ADMA of other specialty hyperimmune plasma, including varicella zoster, CMV, ravies, tetanus, Anti-D and any other future hyperimmune plasma which may be collected either by naturally occurring antibody or donor stimulation with vaccination or similar activity, in each case, in the volumes and at the prices to be agreed upon by the Parties.

E.  MISCELLANEOUS.

1. CONFIDENTIALITY.

a. The Parties agree to maintain the confidentiality of the contents of this Agreement and the dealings between the Parties with the same degree of care as they use to protect their own proprietary, confidential or trade secret information (provided, that in no event shall either Party use less than a reasonable degree of care). Subject to the last sentence of this Section (E)(1)(a), neither Party shall disclose to any third party any confidential information received from the other hereunder without such other Party’s prior written consent and shall use such confidential information only for the purpose of this Agreement.  The Parties agree to hold the name and location of any and all testing labs and facilities as well as names of key personnel at the testing labs as confidential information hereunder. Said obligation of secrecy shall not apply to any information which (i) was in the public domain at the time of its disclosure or thereafter becomes part of the public domain by publication or otherwise subsequent to the time of disclosure under this Agreement through no fault of the receiving party; (ii) was known to the receiving party or in its possession prior to or at the time of disclosure by the disclosing party as shown by written records and was not disclosed to the receiving party subject to or in violation of a confidentiality obligation; (iii) is independently developed by the receiving party without use of the other Party’s confidential information as shown by written documentation; (iv) is disclosed with the written approval of the disclosing party; (v) is rightfully furnished to the receiving party by a third party having the authority to disclose such confidential information without restrictions; (vi) is disclosed by law or regulation or in response to a valid order of a court or other governmental body of competent jurisdiction, or is required for registration of a product by competent authorities, but only to the extent legally required on the advice of outside legal counsel and for the purpose of such law, regulation, order or registration, and only if the receiving party first notifies the disclosing party of the required disclosure and permits the disclosing party, at its sole expense, to seek an appropriate legal remedy to maintain the information in secret; or (vii) is included in any filings made with the U.S. Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended (which, for the avoidance of doubt, shall include filing a copy of this Agreement with the U.S. Securities and Exchange Commission).

b. The above obligations shall survive the termination of this Agreement and shall continue with respect to donor information without limit of time and in respect of other confidential information for a period of five (5) years.

2. RELATIONSHIP OF THE PARTIES.  The relationship between ADMA and BPC during the term of this Agreement, including extensions and renewals, is strictly that of buyer and seller.  Neither Party is, in any way, the legal representative, agent, joint venture nor partner of the other Party for any purpose whatsoever. Neither Party has any control or authority whatsoever to bind the other Party or any other person with respect to the other Party.

3. INDEMNIFICATION.  BPC and ADMA hereby indemnify and agree to hold harmless each other and their respective affiliates, agents, employees, officers and directors, from and against any and all third party claims, losses, liabilities, damages, reasonable and documented out-of-pocket attorneys’ fees, costs and expenses (hereinafter “Claims”) which may be sustained by and/or claimed against the other Party by virtue of their negligent acts, negligent omissions or the negligent handling or furnishing of materials or performance of services rendered by the other Party, the willful misconduct by the other Party or its affiliates, officers, directors, employees or agents or any representation, warranty or agreement contained in this Agreement being breached, untrue or materially misleading, by omission or otherwise. Said indemnification will be capped at the dollar value of HEPATITIS B PLASMA purchased in the year in which the relevant Claim arises. The indemnifying Party’s liability shall be reduced to the extent any such Claims arise as a result of the indemnified Party’s own willful misconduct or negligence.

4. LIMITATION OF LIABILITY.  IN NO EVENT WILL EITHER PARTY HAVE ANY LIABILITY FOR ANY LOSS OF INCOME, PROFIT, INTEREST OR SAVINGS BY THE OTHER PARTY OR FOR ANY INDIRECT, INCIDENTAL, CONSEQUENTIAL, PUNITIVE OR SPECIAL DAMAGES SUFFERED BY THE OTHER PARTY, ARISING FROM OR RELATED TO THIS AGREEMENT, INCLUDING WITHOUT LIMITATION, THE SALE OR USE OF ANY HEPATITIS B PLASMA, REGARDLESS OF THE FORM OF ACTION, AND WHETHER IN CONTRACT, INDEMNITY, WARRANTY OR TORT INCLUDING WITHOUT LIMITATION STRICT LIABILITY AND NEGLIGENCE OR ANY OTHER LEGAL OR EQUITABLE GROUNDS, EVEN IF SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH LOSSES OR DAMAGES. THIS LIMITATION WILL NOT APPLY TO ANY LIABILITY FOR DAMAGES THAT MAY RESULT FROM THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF A PARTY OR AS OTHERWISE SET FORTH IN SECTION J BELOW.

The Party from whom indemnity is sought under Section (E)(3) shall be entitled at its option to defend or control the defense and/or settlement of any such claim if and only if the amount of losses in respect of such claim would not reasonably be expected to exceed the amount then available for indemnification pursuant to Section (E)(3); provided, that the indemnifying Party shall not settle any such claim unless the indemnifying Party would be obligated to pay the full amount of the losses in connection with such claim and such settlement completely and unconditionally releases the indemnified Party from all losses in connection with such claim, does not entail any admission of liability on the part of the indemnified Party and would not otherwise adversely affect the indemnified Party.

Each Party shall notify the other of any claim or potential claim or liability as soon as it becomes aware that such claim, potential claim or liability has arisen (provided, that failure by such indemnified Party to give such notification shall not relieve the indemnifying Party of its obligations hereunder, except to the extent the indemnifying Party (i) demonstrates that it has been actually and materially prejudiced as a result of such failure or (ii) forfeits any rights or defenses that would otherwise have been available to the indemnifying Party but for such failure) and shall provide to the other all reasonable assistance in respect thereof.

5. INSURANCE.  ADMA and BPC shall each be required to maintain general and product liability insurance in an amount of Five Million Dollars ($5,000,000). Before commencing any work hereunder, the Parties shall furnish certificates evidencing the insurance required by this Section (E)(5). The Parties shall give each other thirty (30) days advance written notice in the event the insurance required by this Section (E)(5) is materially modified or cancelled or otherwise terminated for any reason.

F.  TERMINATION.

1. In addition to any other remedy it may have, either Party shall have the right to immediately terminate this Agreement by written notice to the other Party if the other Party fails to remedy and make good any material default in the performance of any material condition or obligation under this Agreement within sixty (60) days of written notice of such material default.

2. Upon giving the appropriate written notice, either Party may terminate this Agreement upon the occurrence of any of the following events: (a) a proceeding under any bankruptcy, reorganization, arrangement of debts, insolvency or receivership law is filed by or against the other Party, and is not dismissed or stayed within sixty (60) days, (b) a receiver or trustee is appointed for all or a substantial portion of the assets of the other Party, or (c) the other Party makes an assignment for the benefit of its creditors or becomes insolvent.

3. Upon termination of this Agreement, ADMA must pay for any HEPATITIS B PLASMA already delivered to ADMA.

4. Notwithstanding anything to the contrary set forth herein, the Parties’ obligations under this Agreement in Sections B, C, D, E, F, G, H, I, J, K, L and M shall survive the termination of this Agreement to the extent necessary to give effect to their reasonable intentions.

G.  FORCE MAJEURE.

1. Neither Party shall be liable for non-performance caused by strikes, fires, explosions, Acts of God, riots, civil or international war, acts of terrorism, an unexpected downturn in the acceptable donor population adversely affecting the industry as a whole, including an inability to obtain HEPATITIS B PLASMA because of one of the aforementioned events at the producing location, or any other similar or dissimilar cause beyond the reasonable control of either Party which renders the performance of a Party’s obligations so difficult or costly as to make such performance commercially unreasonable (each, a “Force Majeure Event”).  The affected Party shall immediately inform the other Party of the occurrence and termination of such Force Majeure Event.

2. Upon giving notice to the other Party, a Party affected by a Force Majeure Event shall be released without any liability on its part from the performance of its obligations under this Agreement, except for the obligation to pay any amounts due and owing hereunder, but only to the extent and only for the period that its performance of such obligations is prevented by the Force Majeure Event. Such notice shall include a description of the nature of the Force Majeure Event, and its cause and possible consequences. The Party claiming a Force Majeure Event shall promptly notify the other Party of the termination of such event.

3. Should the Force Majeure Event continue for more than ninety (90) days, then the Party not suffering the Force Majeure Event may terminate this Agreement upon giving written notice to the other Party.

H.  REMEDIES EXCLUSIVE.

The rights and remedies available to ADMA and BPC under this Agreement among the Parties are exclusive, subject to terms of Section I below with respect to permitted assignees.

I.  ASSIGNMENT.

Neither Party shall assign this Agreement or any of its rights or obligations hereunder without the express written consent of the other Party, except as hereinafter provided. Any such consent shall not be unreasonably withheld or delayed. With notice to the other Party, either Party may, without the other Party’s consent, assign this Agreement to (i) its affiliate; provided such Party remains liable for all of its obligations hereunder, or (ii) a successor to all or substantially all of the assets relating to the business of that Party which is involved in the fulfillment of its obligations under this Agreement, provided, that such successor shall expressly assume in writing the performance of all of the terms and conditions of this Agreement then to be performed by such successor, as if it were named herein as a Party.

J.  CHANGE OF CONTROL.

If, after a Change of Control, BPC (or its successor-in-interest) fails to deliver HEPATITIS B PLASMA in accordance with the terms of this Agreement, upon notice from ADMA of its election to exercise its rights under this Section J, BPC or its successor-in-interest shall promptly pay to ADMA an amount equal to the product of (i) the difference between (A) the aggregate purchase price of the HEPATITIS B PLASMA that was scheduled to be supplied by BPC or its successor-in-interest to ADMA in accordance with the terms of this Agreement during the four (4) calendar quarters prior to ADMA’s election to enforce its rights under this Section J and (B) the aggregate purchase price of the HEPATITIS B PLASMA that was actually supplied by BPC or its successor-in-interest to ADMA in accordance with the terms of this Agreement during such four (4) calendar quarters, multipled by (ii) two.  If ADMA elects to enforce its rights under this Section J, the Parties expressly acknowledge and agree that the foregoing payment constitutes liquidated damages; provided, however, that the exercise of ADMA’s rights under this Section J shall not relieve BPC or its successor-in-interest of its obligations under this Agreement.  For purposes of this Section J, “Change of Control” means any (a) direct or indirect acquisition (whether by a purchase, sale, transfer, exchange or issuance) of shares of capital stock or other securities, in a single transaction or series of related transactions, representing more than fifty percent (50%) of the voting power of Biotest AG, Biotest US Corporation or BPC (in each case, including by means of a spin-off, split-off or public offering), (b) merger, consolidation or other business combination directly or indirectly involving Biotest AG, Biotest US Corporation or BPC representing more than (50%) of the assets of Biotest AG, Biotest US Corporation or BPC, (c) reorganization, recapitalization, liquidation or dissolution directly or indirectly involving Biotest AG, Biotest US Corporation or BPC, (d) direct or indirect sale, lease, exchange, mortgage, transfer or other disposition, in a single transaction or series of related transactions, of more than fifty percent (50%) of the assets of Biotest AG, Biotest US Corporation or BPC, or (e) other transaction having a similar effect to those described in clauses (a) through (d).

K.  NOTICES.

All notices, demands, requests, consents or approvals required under this Agreement must be in writing and delivered personally to the Party or sent by overnight courier service , addressed to such Party as set forth below (or to such other address as such Party may hereafter specify for the purpose by notice to the other Party hereto):

To BPC:	Ileana Carlisle
Chief Executive Officer
Biotest Pharmaceuticals Corporation
5800 Park of Commerce Blvd. NW
Boca Raton, FL 33487

With a copy to:
Legal Department
Biotest Pharmaceuticals Corporation
5800 Park of Commerce Blvd. NW
Boca Raton, FL 33487

To ADMA:	ADMA BioManufacturing, LLC
c/o ADMA Biologics, Inc. 465 Route 17 South Ramsey, NJ 07446 Attn: Chief Executive Officer

All notices, requests, consents and other communications hereunder shall be deemed to have been properly given (a) if by hand, at the time of the delivery thereof to the receiving party at the address of such Party set forth above, (b) if sent by overnight courier, on the next business day following the day such notice is delivered to the courier service or (c) if sent by registered or certified mail, on the fifth business day following the day such mailing is made.

L.  INTEGRATION; EFFECT OF AMENDMENT.

This Agreement, including all attachments, schedules or other agreements specifically incorporated by reference, constitute the entire agreement among the Parties with respect to the subject matter of this Agreement and supersede any and all other prior written or oral agreements, understandings, negotiations or discussions among the Parties with respect to the subject matter of this Agreement. This Agreement may not be modified or amended in any respect except by an instrument in writing signed by both of the Parties.

M.  CHOICE OF LAW.

1. This Agreement shall be governed by, and construed under, laws of the State of Delaware, without regard to its conflict of laws principles.

2. Each of the Parties agrees that, notwithstanding anything herein, any claim, demand, action, cause of action, suit, countersuit, litigation or proceeding by or before any governmental authority arising out of or in connection with this Agreement (any “Action”), or for recognition and enforcement of any judgment arising out of or in connection with this Agreement, shall be tried and determined exclusively in the state or federal courts in the State of Delaware, and each of the Parties hereby irrevocably submits with regard to any such Action for itself and in respect to its property, generally and unconditionally, to the exclusive jurisdiction of the aforesaid courts.  Each of the Parties hereby expressly waives any right it may have to assert, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any such Action (i) any claim that it is not subject to personal jurisdiction in the aforesaid courts for any reason; (ii) any claim that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts; and (iii) any claim that (A) any of the aforesaid courts is an inconvenient or inappropriate forum for such Action, (B) venue is not proper in any of the aforesaid courts and (C) this Agreement or the subject matter hereof may not be enforced in or by any of the aforesaid courts. Each of the Parties agrees that mailing of process or other papers in connection with any such Action in the manner provided in Section K or any other manner as may be permitted by law shall be valid and sufficient service thereof.

3. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY.  EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF THE PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE WAIVER IN THIS SECTION (M)(3), (II) SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVER, (III) SUCH PARTY MAKES SUCH WAIVER VOLUNTARILY AND (IV) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS, AGREEMENTS AND CERTIFICATIONS HEREIN.

N.  REPRESENTATIONS AND WARRANTIES.  Each party hereto hereby represents and warrants to the other as follows: (i) each party hereto has all requisite power and authority to enter into this Agreement and to consummate the transactions contemplated hereby, (ii) the execution and delivery of this Agreement and the consummation by such party of the transactions contemplated hereby have been duly authorized by all necessary action on the part of such party, (iii) this Agreement has been duly and validly executed and delivered by such party and constitutes the valid and binding obligation of such party, enforceable against such party in accordance with its terms and (iv) the execution and delivery of this Agreement and the consummation by such party of the transactions contemplated hereby does not and will not (a) require the consent of or registration with, any court, federal, state, local or foreign governmental or regulatory body, or (b) constitute a default (with or without notice or lapse of time, or both) under or conflict with any contract, agreement or order to which such party is a party or by which such party or any of its properties or assets is subject or bound.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement by their duly authorized officers as of the day and year first written above.

ADMA BioManufacturing, LLC	Biotest Pharmaceuticals Corporation

By: ____________________________________	By: ____________________________________

Name: __________________________________	Name: __________________________________

Title: ___________________________________	Title: ___________________________________

Date: ___________________________________	Date: ___________________________________

EXHIBIT A: ADMA SPECIFICATIONS

[To come.]

Exhibit 1.1(D)

FIRST AMENDMENT TO LICENSE AGREEMENT

This First Amendment to the License Agreement (“Amendment #1”) by and between Biotest Aktiengesellschaft, a corporation organized under the laws of Germany ("Biotest"), and ADMA Biologics, Inc., a Delaware corporation ("ADMA"), is effective as of [CLOSING DATE] (“Effective Date”).  ADMA and Biotest are also referred to herein individually as a “Party” and collectively as the “Parties”.

WHEREAS, Biotest and ADMA are parties to that certain License Agreement, with an effective date of December 31, 2012 (the “Agreement”); and

WHEREAS, Biotest and ADMA desire to amend the Agreement in order to memorialize the amendment of certain provisions.

NOW, THEREFORE, in consideration of the respective promises contained herein and other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the Parties hereto agree as follows:

Amendment:

1.
The Agreement is hereby amended such that Section 4.01(e) thereof is deleted in its entirety and, as such, shall have no force or effect. For avoidance of doubt, there is no obligation on the part of any Party to execute a subsequent agreement granting to ADMA exclusive rights to market, sell and distribute Biotest’s Varicella Zoster Immune Globulin in the US or Canada.

Miscellaneous:

Except as expressly provided herein, all terms and conditions set forth in the Agreement remain unchanged and continue in full force and effect. For avoidance of doubt, Biotest will retain the rights to Commercialization, as defined in the Agreement, to RI-002 for the territories described in Exhibit A to the Agreement in accordance with the terms and conditions of the Agreement. This Amendment #1 shall govern in the event of any conflict between this Amendment #1 and the Agreement. It is agreed by the Parties that all references to the Agreement hereafter made in any document or instrument delivered pursuant to or in connection with the Agreement shall be deemed to refer to the Agreement, as amended hereby.

This Amendment #1 and the Agreement embody the entire agreement and understanding between the Parties hereto with respect to the subject matter hereof and supersede all prior agreements and understandings relating to the subject matter hereof.

This Amendment #1 may be executed in any number of counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same single document, and any such counterpart containing an electronically scanned or facsimile signature will have the same effect as original manual signatures.

The Parties agree that they and their employees shall execute all documents and do all other things necessary to carry out the intent to implement the provisions of this Amendment #1.

IN WITNESS WHEREOF, the Parties hereby have caused this Amendment #1 to the Agreement to be executed, and the persons signing below warrant that they are duly authorized to sign for and on behalf of their respective Parties.

ADMA Biologics, Inc.	Biotest Aktiengesellschaft

By: ____________________________________	By: ____________________________________

Name: __________________________________	Name: __________________________________

Title: ___________________________________	Title: ___________________________________

Date: ___________________________________	Date: ___________________________________

Exhibit 1.1(E)

FOURTH AMENDMENT TO PLASMA PURCHASE AGREEMENT

This Fourth Amendment to the Plasma Purchase Agreement (this “Amendment #4”) by and between Biotest Pharmaceuticals Corporation, a Delaware corporation having a place of business at 5800 Park of Commerce Boulevard, NW, Boca Raton, Florida 33487(“BPC”) and ADMA Biologics, Inc., a Delaware corporation having a place of business at 465 Route 17 South, Ramsey, New Jersey 07446 (“ADMA”) is effective as of [●], 2017 (the “ Effective Date”).

WHEREAS, BPC and ADMA are parties to that certain Plasma Purchase Agreement, effective as of November 17, 2011 (as amended, restated, supplemented or otherwise modified from time to time,, the “Agreement”), pursuant to which ADMA purchases from BPC source plasma containing antibodies to respiratory syncytial virus;

WHEREAS, BPC and ADMA are parties to that certain Master Purchase and Sale Agreement (as amended, restated, supplemented or otherwise modified from time to time), dated as of January [●], 2017; and

WHEREAS, BPC and ADMA desire to further amend the Agreement in order to memorialize the modification of certain provisions.

NOW, THEREFORE, in consideration of the respective promises contained herein and other valuable consideration, the receipt and legal sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereto agree as follows:

Amendment:

1.	The Initial Term, as that term is defined in the Agreement, is hereby extended such that it will continue for a period of ten (10) years from the Effective Date.

Miscellaneous:

Except as expressly provided herein, all terms and conditions set forth in the Agreement remain unchanged and continue in full force and effect.  This Amendment #4 shall govern in the event of any conflict between this Amendment #4 and the Agreement.  It is agreed by the parties that all references to the Agreement hereafter made by them in any document or instrument delivered pursuant to or in connection with the Agreement shall be deemed to refer to the Agreement as amended hereby.

This Amendment #4 and the Agreement embody the entire agreement and understanding between the parties hereto with respect to the subject matter hereof and supersede all prior agreements and understandings relating to the subject matter hereof.

This Amendment #4 may be executed in any number of counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same single document, and any such counterpart containing an electronically scanned or facsimile signature will have the same effect as original manual signatures.

The parties agree that they and their employees shall execute all documents and do all other things necessary to carry out the intent to implement the provisions of this Amendment #4.

IN WITNESS WHEREOF, the parties hereby have caused this Amendment #4 to be executed and the persons signing below warrant that they are duly authorized to sign for and on behalf of their respective parties.

ADMA Biologics, Inc.	Biotest Pharmaceuticals Corporation

By: ____________________________________	By: ____________________________________

Name: __________________________________	Name: __________________________________

Title: ___________________________________	Title: ___________________________________

Exhibit 1.1(F)

TERMINATION AGREEMENT
(MANUFACTURING, SUPPLY AND LICENSE AGREEMENT
AND MASTER SERVICES AGREEMENT)

This TERMINATION AGREEMENT (Manufacturing, Supply and License Agreement and Master Services Agreement), dated as of [________] [__], 2017 (this “Termination Agreement”), is made and entered into by and between ADMA Biologics, Inc., a Delaware corporation (“ADMA”), and Biotest Pharmaceuticals Corporation, a Delaware corporation (“BPC”).  Each of ADMA and BPC are sometimes individually referred to herein as a “Party”, and collectively as the “Parties”.  Capitalized terms used herein but not otherwise defined herein shall have the meanings ascribed to such terms in the Purchase Agreement (as defined below).

WHEREAS, the Parties are party to (i) that certain Manufacturing, Supply and License Agreement, dated as of December 31, 2012 (as amended, restated, supplemented or otherwise modified from time to time, the “Manufacturing Agreement”) and (ii) that certain Master Services Agreement dated as of November 30, 2007, including all statements of work thereunder (as amended, restated, supplemented or otherwise modified from time to time, the “Master Services Agreement”);

WHEREAS, ADMA, ADMA BioManufacturing, LLC (“Buyer”), BPC, Biotest AG and Biotest US Corporation have entered into that certain Master Purchase and Sale Agreement, dated as of  as of January [__], 2017 (as amended, restated, supplemented or otherwise modified from time to time, the “Purchase Agreement”); and

WHEREAS, pursuant to the terms and conditions of the Purchase Agreement, the Parties have also agreed to terminate the Manufacturing Agreement and the Master Services Agreement, effective upon the Closing of the Transactions contemplated by the Purchase Agreement, and to provide a mutual release in connection therewith.

NOW, THEREFORE, in consideration of the matters set forth in the Recitals, the consideration set forth below and for other good and valuable consideration, the receipt and legal sufficiency of which is hereby acknowledged, the Parties agree as follows:

1. Termination of the Manufacturing Agreement and Master Services Agreement; Mutual Release.

(a)
Subject to the occurrence of the Closing, and effective as of the date hereof and simultaneously with the Closing, (i) each of the Manufacturing Agreement and the Master Services Agreement is hereby terminated in full and is of no further force, effect or applicability, and all of the respective rights, benefits, liabilities and obligations (including, without limitation, any fees and expenses payable under the Manufacturing Agreement and the Master Services Agreement) of the Parties under each of the Manufacturing Agreement and Master Services Agreement shall be immediately and automatically terminated and cancelled and of no further force and effect, and (ii) subject to clause 1(b) below, each Party hereby, on behalf of itself and its respective Affiliates, successors and assigns, forever releases, waives and discharges the other Party of and from any and all claims, counterclaims, liabilities, charges, demands, actions or causes of action, known or unknown, relating to the Manufacturing Agreement and the Master Services Agreement.  The Parties hereby waive any notice or other requirements in the Manufacturing Agreement and the Master Services Agreement relating to the termination of such Manufacturing Agreement and Master Services Agreement.

(b)
Notwithstanding the generality of the foregoing or anything to the contrary herein or in the Manufacturing Agreement, the Master Services Agreement or the Purchase Agreement, the Parties acknowledge and agree that (i) this Termination Agreement is intended to implement the provisions of the Purchase Agreement and shall not constitute a waiver of or be construed to enhance, extend, prejudice or limit any of the rights, remedies, obligations or defenses of any of the parties under the Purchase Agreement or their respective Subsidiaries or Affiliates with respect to any matters under the Purchase Agreement or the Commercial Agreements or the Equity Documents or Other Agreements ancillary thereto, each of which is hereby expressly reserved and retained in all respects, and (ii) no provision of this Termination Agreement shall in any way modify the provisions (including, without limitation, the representations, warranties, covenants, agreements, conditions, or any of the other obligations and indemnifications of the parties to the Purchase Agreement) set forth in the Purchase Agreement or the Commercial Agreements or the Equity Documents or Other Agreements ancillary thereto.

2. Representations and Warranties.  Each Party hereby represents and warrants to the other Party that (a) the execution, delivery and performance by such Party of this Termination Agreement and the consummation by such Party of the transactions contemplated hereby are within such Party’s corporate powers and have been duly authorized by all necessary corporate action on the part of such Party, (b) this Termination Agreement, assuming due authorization, execution and delivery by the other Party, constitutes a valid and binding agreement of such Party enforceable against such Party in accordance with its terms (subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other laws affecting creditors’ rights generally and general principles of equity) and (c) the execution, delivery and performance of this Termination Agreement by such Party will not (i) conflict with or result in any material breach of any terms or provisions of, or constitute a material default under, any material contract, agreement or instrument to which such Party is a party or by which such Party is bound or (ii) require any filing with, giving notice to, or the obtaining of any authorization, consent or approval of, any other person or entity.

3. Counterparts.  This Termination Agreement may be executed in multiple counterparts and by the Parties on separate counterparts which, taken together, shall constitute one binding agreement. Delivery of an executed counterpart of a signature page to this Agreement by facsimile or e-mail pdf. shall be as effective as delivery of a manually executed counterpart of the Agreement.

4. Entire Agreement.  This Termination Agreement, the Purchase Agreement, the Commercial Agreements, the Equity Documents and Other Agreements constitute the entire agreement among the parties hereto with respect to the subject matter of this Termination Agreement.  To the extent any provision of this Termination Agreement is inconsistent with the Purchase Agreement, the provisions of the Purchase Agreement shall control.

5. Governing Law; Consent to Jurisdiction.  This Termination Agreement shall be interpreted, construed and governed exclusively by the laws of the State of Delaware.  Any legal action, suit or proceeding arising out of or relating to this Termination Agreement or the transactions contemplated hereby may only be instituted in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware), and each of the Parties hereto waives any objection which such party may now or hereafter have to the laying of the venue of any such action, suit or proceeding, and irrevocably submits to the jurisdiction of any such court in any such action, suit or proceeding.

6. Amendment. No provision of this Termination Agreement may be changed, waived, discharged or discounted, except in writing signed by the Parties hereto.

[Signature page follows]

IN WITNESS WHEREOF, the Parties hereto have executed this Termination Agreement as of the day and year first above written.

ADMA BIOLOGICS INC.

By:
Name:
Title:

BIOTEST PHARMACEUTICALS CORPORATION

By:
Name:
Title:

[Signature Page to Termination Agreement]

 Exhibit 1.1(G)

STOCKHOLDERS AGREEMENT

by and among

ADMA Biologics, Inc.,

Biotest Pharmaceuticals Corporation

and

Such other Persons who become party hereto pursuant to Section 4.1(c)

______________________________

Dated: [____________], 2017

______________________________

EXHIBITS

Exhibit A                               Form of Acknowledgement and Agreement
Exhibit B                                Registration Rights Agreement

STOCKHOLDERS AGREEMENT

STOCKHOLDERS AGREEMENT, dated as of [______________], 2017, by and among ADMA Biologics, Inc., a Delaware corporation (the “Company”), Biotest Pharmaceuticals Corporation, a Delaware corporation (the “Biotest Stockholder”), and any other Stockholder (as hereinafter defined) or other Person (as hereinafter defined) who becomes a party hereto pursuant to Section 4.1(c) or otherwise.

WHEREAS, the Company, ADMA BioManufacturing, LLC, a limited liability company formed under the laws of Delaware, the Biotest Stockholder, Biotest AG, a company organized under the laws of Germany, and Biotest US Corporation, a Delaware corporation, have entered into that certain Master Purchase and Sale Agreement, dated as of January [__], 2017 (as amended, restated, supplemented or otherwise modified from time to time, the “Master Purchase and Sale Agreement”), pursuant to which the Biotest Stockholder agreed to sell, transfer and deliver to the Company, and the Company agreed to purchase from the Biotest Stockholder, certain assets of the Biotest Stockholder specified in such Master Purchase and Sale Agreement, in consideration for which the Company agreed to issue to the Biotest Stockholder 4,295,580 shares of Common Stock and 8,591,160 shares of Non-Voting Common Stock (each, as hereinafter defined) and to provide such other consideration as specified in the Master Purchase and Sale Agreement; and

WHEREAS, in connection with the issuance of such Common Stock and Non-Voting Common Stock to the Biotest Stockholder, the Company and the Biotest Stockholder are entering into (a) that certain Registration Rights Agreement, dated as of the date hereof, pursuant to which the Biotest Stockholder is granted certain registration rights, upon the terms and subject to the conditions set forth therein, a copy of which is attached hereto as Exhibit B (as amended, restated, supplemented or otherwise modified from time to time, the “Registration Rights Agreement”), and (b) this Agreement, to provide for certain other rights and obligations of the Biotest Stockholder and the other Stockholders with respect to the Company, including certain restrictions on the transfer of the Equity Securities (as hereinafter defined), and to provide for, among other things, certain corporate governance and other rights, all on the terms and subject to the conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein and for good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

1.1 Definitions.  As used in this Agreement, and unless the context requires a different meaning, the following terms have the meanings indicated:

“Affiliate” shall mean any Person who is an “affiliate” as defined in Rule 12b-2 of the General Rules and Regulations under the Exchange Act.

“Agreement” means this Agreement as the same may be amended, restated, supplemented or otherwise modified from time to time in accordance with the terms and conditions hereof.

“Beneficially Own”, “Beneficial Owner” and “Beneficial Ownership” mean, with respect to any securities (including Derivative Instruments), having “beneficial ownership” of such securities for purposes of Rule 13d-3 or 13d-5 under the Exchange Act; provided that any Person shall be deemed to be the Beneficial Owner of, and shall be deemed to Beneficially Own and have Beneficial Ownership of, any securities (including Derivative Instruments) that such Person has the right to acquire, whether or not such right is exercisable immediately; provided, further, that, when used with respect to the Biotest Stockholder, the terms Beneficially Own, Beneficial Owner, and Beneficial Ownership shall include, without duplication, all securities (including Derivative Instruments) otherwise Beneficially Owned by all of the Biotest Stockholder’s Affiliates.

“Board of Directors” means the Board of Directors of the Company.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks in the State of New York are authorized or required by law or executive order to close.

“Capital Raise” means the issuance by the Company of Common Stock or other Equity Securities of the Company in a private placement or similar transaction pursuant to which the Company raises additional capital.  For the avoidance of doubt, a “Capital Raise” shall not include (a) the issuance of Common Stock and Non-Voting Common Stock to the Biotest Stockholder, and the payment by the Biotest Stockholder therefor, at the Closing (as defined in the Master Purchase and Sale Agreement), (b)  options to purchase Common Stock or restricted stock which may be issued pursuant to a Stock Option Plan, (c) a subdivision of the outstanding shares of Common Stock into a larger number of shares of Common Stock, (d) Equity Securities of the Company issued upon exercise, conversion or exchange of any Equity Rights of the Company issued (i) prior to the date of this Agreement, (ii) in accordance with the terms of a Stock Option Plan or (iii) in accordance with the terms of this Agreement, (e) Equity Securities of the Company issued in consideration of an acquisition, joint venture, partnership, strategic alliance or other similar transaction (whether pursuant to a stock purchase, asset purchase, merger, joint venture agreement, partnership agreement or other similar agreement or otherwise), approved in writing by the Board of Directors in accordance with the terms of this Agreement, (f) issuances to commercial banks, lessors and licensors in non-equity financing transactions (provided that the foregoing will not include any issuances to private equity or venture capital firms or any private equity division of any investment bank or commercial bank) not exceeding more than five percent (5%) in the aggregate of the outstanding Common Stock on a fully diluted basis in transactions approved in writing by the Board of Directors, or (g) issuances to the public pursuant to an effective registration statement of the Company under the Securities Act.

2

“Capital Stock” means capital stock of the Company.

“Cause” shall have the meaning ascribed to such term in Adam Grossman’s employment agreement with the Company, as in effect from time to time.

“CEO” means the Chief Executive Officer of the Company from time to time.

“Charter Documents” means the certificate of incorporation and the by-laws of the Company, as the same may be amended, restated, supplemented or otherwise modified from time to time in accordance with their respective terms and applicable law.

“Closing Date Charter” means the Company’s certificate of incorporation in effect at the Closing (as defined in the Master Purchase and Sale Agreement).

“Code” means the Internal Revenue Code of 1986, as amended.

“Common Stock” means the “Common Stock” (as defined in the Closing Date Charter) and any other Capital Stock into which such stock is reclassified or reconstituted.

“Confidential Information” means all confidential or proprietary information of, and business or technical information about, the Company, including information relating to its respective financial condition, prospects, affairs, plans, products, assets, properties, intellectual property, analyses, projects, processes, systems, marketing, research or development activities, and all technical or scientific information or know-how of the Company or of any other Person as to which the Company is obligated to maintain confidentiality (in each case, whether such information is written or oral or provided through any electronic, facsimile or computer related communication), furnished by or on behalf of the Company or any of its Representatives prior to, on or following the date hereof; provided, however, that “Confidential Information” shall not include such information that (a) is or becomes available to the general public, other than as a result of a disclosure by the restricted party or its Affiliates or any of their respective Representatives in breach of this Agreement, (b) was available to such restricted party or its Affiliates, or becomes available to such restricted party or its Affiliates, on a non-confidential basis from a source other than the Company or its Representatives; provided, that, the source of such information was not bound by a confidentiality obligation with respect to such information, or otherwise prohibited from transmitting the information to such restricted party or its Affiliates by a contractual, legal or fiduciary obligation, or (c) is independently generated by such restricted party without use of or reference to any proprietary or confidential information of the Company.

“Contract” means any contract, agreement, instrument, undertaking, indenture, commitment, loan, license, settlement, consent, note or other legally binding obligation.

3

“Control” means, when used with respect to any specified Person, the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or other interests, by Contract or otherwise, and the terms “Controlled by” and “under common Control with” shall be construed accordingly.

“Derivative Instrument” means any and all derivative securities (as defined under Rule 16a-1 under the Exchange Act) that increase or decrease in value as the value of any Equity Securities increases or decreases, as the case may be, including a long convertible security, a long call option and a short put option position, in each case regardless of whether (a) such derivative security conveys any voting rights in any Equity Security, (b) such derivative security is required to be, or is capable of being, settled through delivery of any Equity Security or (c) other transactions hedge the value of such derivative security.

“Designation Rights Period” means the period commencing on the date of this Agreement and ending upon the earlier of (a) the first time at which the Biotest Stockholder’s Beneficial Ownership of Capital Stock is less than 10% of the Capital Stock issued and outstanding (calculated on an As-Converted and Economic Interest Basis (as defined in Section 3.1(a)(i))) and (b) such time as the Biotest Stockholder elects, in its sole discretion, to waive any of its designation rights pursuant to Section 6.1 or to remove any of the Biotest Designees then in office.

“Equity Right” means, with respect to any Person, any security (including any equity security, debt security or hybrid debt-equity security) or obligation convertible into or exercisable or exchangeable for, or giving any Person any right to subscribe for or acquire, or any options, calls, warrants, restricted shares, deferred share awards, share units, “phantom” awards, dividend equivalents, participations, interests, rights or commitments relating to, or any share appreciation right or other instrument the value of which is determined in whole or in part by reference to the market price or value of, shares of capital stock or earnings of such Person.  For the avoidance of doubt, Equity Rights of the Company shall include the Non-Voting Common Stock.

“Equity Securities” means Capital Stock and Equity Rights that are directly or indirectly exercisable or exchangeable for or convertible into Capital Stock.  For the avoidance of doubt, Equity Securities shall include Common Stock and the Non-Voting Common Stock.

“Exchange Act” means the United States Securities Exchange Act of 1934, as amended.

 “GAAP” means United States generally accepted accounting principles consistently applied, as in effect from time to time.

“Good Reason” shall have the meaning ascribed to such term in Adam Grossman’s employment agreement with the Company, as in effect from time to time.

4

“Governmental Authority” means the government of any nation, state, city, locality or other political subdivision thereof, any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, and any corporation or other entity owned or Controlled, directly or indirectly, by any of the foregoing.

“Grossman Family” means Jerrold Grossman, Adam Grossman and their respective spouses, former spouses, siblings, descendants (whether natural or adopted), parents, aunts, uncles and first cousins.

“Group” has the meaning assigned to such term in Section 13(d)(3) of the Exchange Act.

 “Lien” means any mortgage, deed of trust, pledge, hypothecation, assignment, encumbrance, claim, lien (statutory or other) or preference, priority, right or other security interest, restriction on use or Transfer, or preferential arrangement of any kind or nature whatsoever (excluding preferred stock and equity-related preferences).

“Liquidation Event” means (a)(i) the merger or consolidation of the Company into or with one or more Persons, (ii) the merger or consolidation of one or more Persons into or with the Company, or (iii) a tender or exchange offer or other business combination if, in the case of the foregoing clauses (i), (ii) or (iii), the stockholders of the Company immediately prior to such merger, consolidation, or business combination, or immediately prior to the commencement of such tender or exchange offer, do not retain a majority of the voting power of the Person surviving or resulting from such merger, consolidation, tender or exchange offer or business combination, (b) the acquisition (whether by purchase, tender or exchange offer, merger or otherwise) by any Person or Group, in one transaction or a series of related transactions, of (i) a majority of the voting power of the Capital Stock or (ii) all or substantially all of the assets of the Company (calculated in accordance with Section 271(c) of the Delaware General Corporation Law), or (c) the dissolution, liquidation or winding up of the Company in accordance with the Charter Documents.

“Non-Voting Common Stock” means the “Non-Voting Common Stock” (as defined in the Closing Date Charter) and any other Equity Securities of the Company (other than Common Stock) into which such stock is reclassified or reconstituted.

 “Permanent Disability” shall have the meaning ascribed to the term “Disability” in Adam Grossman’s employment agreement with the Company, as in effect from time to time.

“Person” means any individual, firm, corporation, partnership, trust, incorporated or unincorporated association, joint venture, joint stock company, limited liability company, Governmental Authority or other entity of any kind, and shall include any successor (by merger or otherwise) of such entity.

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“Preferred Shares” means authorized shares of preferred stock under the Company’s Charter Documents as such Charter Documents may be amended from time to time.

“Pro Rata Portion” means, with respect to the Biotest Stockholder, on any issuance date for New Preferred Securities and to determine the Biotest Stockholder’s participation right in connection with the issuance of New Preferred Securities, the number of New Preferred Securities to be offered to the Biotest Stockholder equal to the product of (i) the total number of New Preferred Securities to be issued by the Company on such date multiplied by (ii) Biotest Stockholders’ aggregate percentage ownership of the Company determined based on a fraction, (x) the numerator of which is the Biotest Stockholders’ Beneficial Ownership of Capital Stock as of immediately prior to the issuance of the Issuance Notice (calculated on an As-Converted and Economic Interest Basis), and (y) the denominator of which is the issued and outstanding Equity Securities of the Company as of such time.

“Representatives” means, as to any Person, its Affiliates and its and their respective directors, officers, managers, employees, agents, attorneys, accountants, financial advisors and other advisors and representatives.

“Required Information” means, as to any Biotest Designee, (i) the name, age, business address and residence address of such person, (ii) the employer and principal occupation of such person, (iii) a biographical profile of such person, including educational background and business and professional experience, (iv) any other information relating to such person required by the Charter Documents or that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for the election of directors in a contested election (even if an election contest is not involved) pursuant to Section 14 of the Exchange Act, and (v) a representation of such person that he or she has reviewed, and if elected to the Board of Directors would be in compliance with, all applicable publicly disclosed corporate governance, conflict of interest, confidentiality and stock ownership and trading policies and guidelines of the Company.

“Securities Act” means the United States Securities Act of 1933, as amended.

 “Shares” means all shares of Capital Stock the holders of which are entitled to vote for members of the Board of Directors, now owned or subsequently acquired, however acquired, by a Stockholder.

“Stock Option Plan” means any equity plan, incentive plan or similar arrangement adopted by the Board of Directors from time to time pursuant to which the Company may issue restricted stock and options to purchase shares of Common Stock to officers, directors, employees, consultants and other services providers of the Company.

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“Stockholders” means, collectively, the Biotest Stockholder and any Transferee thereof who has agreed to be bound by the terms and conditions of this Agreement in accordance with Section 4.1(c)(i), and the term “Stockholder” shall mean any such Person.

“Subsidiary” means, with respect to any Person, any other Person (a) more than 50% of whose outstanding shares of capital stock or other equity or voting interests representing the right to vote for the election of directors or other managing authority of such other Person are owned or Controlled, directly or indirectly, by such first Person, but such other Person shall be deemed to be a Subsidiary only so long as such ownership or Control exists, or (b) which does not have outstanding shares of capital stock or other equity or voting interests with such right to vote, as may be the case in a partnership, joint venture or unincorporated association, but more than 50% of whose ownership interests representing the right to make the decisions for such other Person is owned or Controlled, directly or indirectly, by such first Person, but such other Person shall be deemed to be a Subsidiary only so long as such ownership or Control exists.

“Transfer” means any direct, indirect or synthetic sale, assignment, pledge, lease, hypothecation, mortgage, gift or creation of any Lien or other disposition or transfer (by operation of law or otherwise, including by means of reference under a Derivative Instrument or by direct or indirect transfer, transfer by means of a Derivative Instrument or issuance of Equity Securities of any Person that is not a natural person), or any offer, Contract or announcement of an intention to do any of the foregoing, and “Transferor” and “Transferee” shall have correlative meanings.  Notwithstanding the foregoing, a change of control of the Biotest Stockholder shall not constitute a Transfer.

1.2 Other Capitalized Terms.  The following terms shall have the meanings specified in the indicated Section of this Agreement.

Term	Section
As-Converted and Economic Interest Basis	3.1(a)(i)
Biotest Designee	6.1(a)(ii)
Biotest Designees	6.1(a)(ii)
Biotest Economic Ownership Cap	3.1(a)(i)
Biotest First Designee	6.1(a)(i)
Biotest Parties	9.1(a)
Biotest Second Designee	6.1(a)(ii)
Biotest Stockholder	Preamble
Board Observer	6.2
CEO Candidate	6.3
CEO Candidates	6.3
Company	Preamble
Compelled Party	9.1(c)
Designation Notice	6.1(e)
Exercise Period	5.1(c)
FDA	3.1(a)
Initial Appointee	6.1(c)
Initial Appointment	6.1(c)
Issuance Notice	5.1(b)
Lock-Up Period	4.1(a)
Master Purchase and Sale Agreement	Recitals
Meeting Materials	6.2
Meeting Notice	6.2
New Preferred Securities	5.1(a)
Proxy End Date	7.1
Registration Rights Agreement	Recitals
Restricted Period	4.1(b)
Similar Company	6.3
Standstill	3.2
Standstill Period	3.1(a)

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ARTICLE II

REPRESENTATIONS AND WARRANTIES

Each of the parties to this Agreement hereby represents and warrants, severally and not jointly, to each other party to this Agreement that as of the date such party executes this Agreement:

2.1 Existence; Authority; Enforceability

2.2 .  Such party has the power and authority to enter into this Agreement and to carry out its obligations hereunder.  Such party is duly organized and validly existing under the laws of its jurisdiction of organization, and the execution of this Agreement, and the consummation of the transactions contemplated herein, have been authorized by all necessary action, and no other act or proceeding on its part is necessary to authorize the execution of this Agreement or the consummation of any of the transactions contemplated herein.  This Agreement has been duly executed by such party and constitutes its legal, valid and binding obligations, enforceable against it in accordance with its terms.

2.3 Absence of Conflicts

2.2 .  The execution and delivery by such party of this Agreement and the performance of its obligations hereunder do not and will not (a) conflict with, or result in the breach of, any provision of the constitutive documents of such party; (b) result in any violation, breach, conflict, default or event of default (or an event which with notice, lapse of time, or both, would constitute a default or event of default), or give rise to any right of acceleration or termination or any additional payment obligation, under the terms of any contract, agreement or permit to which such party is a party or by which such party’s assets or operations are bound or affected; or (c) violate any law applicable to such party.

2.3 Consents.  Other than any consents which have already been obtained, no consent, waiver, approval, authorization, exemption, registration, license or declaration is required to be made or obtained by such party in connection with (a) the execution, delivery or performance of this Agreement or (b) the consummation of any of the transactions contemplated herein.

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ARTICLE III

STANDSTILL

3.1 General Standstill Provisions.

(a) Subject to Section 3.2, from the date hereof until the earliest of (x) the five (5) year anniversary of the date on which the U.S. Food and Drug Administration (the “FDA”) terminates or rescinds that certain Warning Letter issued to the Biotest Stockholder by the FDA on November 25, 2014, (y) the seven (7) year anniversary of the Closing (as defined in the Master Purchase and Sale Agreement), and (z) the termination of the Standstill (as hereinafter defined) pursuant to Section 3.3 (such earliest period, the “Standstill Period”), the Biotest Stockholder and the other Stockholders shall not, and shall cause their respective Affiliates and their respective Representatives (to the extent acting on their behalf) not to, directly or indirectly, without the prior written consent of, or waiver by, the Company:

(i) acquire, or offer or agree to acquire, of record or beneficially, by purchase or otherwise, any Equity Securities or Derivative Instruments that would result in the Biotest Stockholder and its Affiliates collectively Beneficially Owning more than (A) 50%, less one (1) share, of the issued and outstanding shares of Capital Stock (calculated both on an as-converted to Common Stock basis and, if any outstanding shares of Capital Stock are not convertible into Common Stock, on the basis of such shares’ proportionate claim on the total assets of the Company upon liquidation, dissolution or winding up of the Company (such calculation, the “As-Converted and Economic Interest Basis”, and such cap, the “Biotest Economic Ownership Cap”)) or (B) 30% of the issued and outstanding shares of Common Stock;

(ii) make or join or become a “participant” (as defined in Instruction 3 to Item 4 of Schedule 14A under the Exchange Act) in (or in any way knowingly encourage) any “solicitation” of “proxies” (as such terms are defined in Regulation 14A under the Exchange Act) or consent to vote any securities of the Company or its Affiliates (including through action by written consent), or otherwise advise or influence any Person with respect to the voting of any securities of the Company or its Affiliates, including by seeking to call a meeting of, or initiating any stockholder proposal for action by, the Company’s stockholders, or seeking to place a representative on the Board of Directors or to remove or suspend any director from the Board of Directors (in each case, other than in respect of the election, appointment or removal of a Biotest Designee in accordance with ARTICLE VI);

(iii) conduct, fund or otherwise become a participant in any “tender offer” (as such term is used in Regulation 14D under the Exchange Act) involving Equity Securities, in each case not approved in advance in writing by the Board of Directors;

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(iv) form, join, become a member of or in any way participate in a Group (other than a Group that consists solely of the Biotest Stockholder and its Affiliates) with respect to the securities of the Company or any of its Affiliates or otherwise in connection with any transaction or matter described in this Section 3.1; or

(v) deposit any Equity Securities in a voting trust or similar Contract or subject any Equity Securities to any voting agreement, pooling arrangement or similar arrangement or Contract, or grant any proxy with respect to any Equity Securities (in each case, other than (A) pursuant to this Agreement or (B) to the Company or a Person specified by the Company in a proxy card (paper or electronic) provided to stockholders of the Company by or on behalf of the Company).

(b) In furtherance of the foregoing, during the Standstill Period, the Biotest Stockholder and the other Stockholders shall not, and shall cause their respective Affiliates and their respective Representatives (to the extent acting on their behalf) not to, directly or indirectly, without the prior written consent of, or waiver by, the Company, (i) seek, either alone or in concert with others, to control or influence, in any manner, the management, policies, Board of Directors or stockholders of the Company or its Affiliates, including by (A) advising, assisting, encouraging, arranging or entering into any discussions, negotiations, agreements or arrangements (whether written or oral) with any third party (including any securityholders of the Company or its Affiliates) with respect to any of the foregoing, or (B) making any proposal, disclosing any plan or taking any action that would require or would reasonably be expected to require the Company or any of its Affiliates to publicly disclose any of the foregoing actions described in this Section 3.1 or the possibility of a business combination, merger or other type of transaction or matter described in this Section 3.1, or (ii) contest the validity of, or seek an amendment, waiver, suspension or termination of, any provision of this Section 3.1 (including this subclause) or Section 7.1 (whether by legal action or otherwise); provided that this clause (ii) shall not prohibit the Biotest Stockholder from making a confidential request to the Company seeking an amendment or waiver of the provisions of this Section 3.1, which the Company may accept or reject in its sole discretion, so long as any such request is made in a manner that does not require public disclosure thereof by any Person.

(c) A breach of this Section 3.1 by any Affiliate or Representative of the Biotest Stockholder, or by any Representative of any Affiliate of the Biotest Stockholder, shall be deemed a breach by the Biotest Stockholder of this Section 3.1.

(d) Except as expressly set forth in this Section 3.1, the Standstill shall not otherwise limit the exercise of the Biotest Stockholder’s rights in its capacity as a stockholder of the Company, including the exceptions set forth in Section 3.2.

3.2 Exceptions.  The prohibitions in Section 3.1 (collectively, the “Standstill”) shall not apply to or otherwise restrict:

(a) the issuance or transfer to, or receipt by, the Biotest Stockholder or any of its Affiliates of securities of the Company as a result of a stock split, stock dividend (or dividend of rights or options respecting stock), reorganization, recapitalization, reclassification, combination, exchange of shares or other like change approved or recommended in writing by the Board of Directors;

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(b) the manner in which any Biotest Designee may (i) vote on any matter submitted to the Board of Directors or (ii) participate in deliberations or discussions of the Board of Directors (including making suggestions or raising issues to the Board of Directors) in his or her capacity as a member of the Board of Directors; or

(c) the Biotest Stockholder or any of its Affiliates or its or their respective Representatives in:

(i) making and submitting to the Company or the Board of Directors any confidential proposal that is intended by the Biotest Stockholder to be made and submitted on a non-publicly disclosed or announced basis;

(ii) making and submitting to the Company, the Board of Directors or the Company’s stockholders any acquisition proposal (including on a publicly disclosed or announced basis), in each case, following the Company’s entry into a definitive agreement for a negotiated transaction with one or more un-Affiliated third parties that is not the Biotest Stockholder or any of its Affiliates that, if consummated, would result in the acquisition (whether by purchase, tender or exchange offer, merger or otherwise) by such third party or third parties, an entity Controlled by it or them or its or their stockholders (or similar equity holders) of (A) a majority of the voting power of the Capital Stock or (B) assets of the Company or its Subsidiaries having an aggregate market value equal to 50% or more of either the aggregate market value of all of the assets of the Company (calculated on a consolidated basis with its Subsidiaries) or the aggregate market value of all of the Capital Stock outstanding immediately prior to the Company’s entry into such definitive agreement, in each case, as determined in good faith by the Board of Directors; or

(iii) (A) participating in, or purchasing securities issued or sold by the Company in, a Capital Raise or (B) acquiring Common Stock in open market purchases; provided, however, in the case of either of the foregoing clause (A) or (B), that as a result of such transaction the collective Beneficial Ownership of the Biotest Stockholder and its Affiliates of (I) Capital Stock does not exceed the Biotest Economic Ownership Cap (calculated on as As-Converted and Economic Interest Basis) or (II) Common Stock does not exceed 30% of the issued and outstanding shares of Common Stock.

3.3 Early Termination of the Standstill Period.  The Standstill shall immediately terminate without any further action on the part of any party hereto upon the occurrence of any of the following:

(a) any Person or Group (in each case, other than the Biotest Stockholder and its Affiliates) acquires (whether through a Capital Raise, open market purchases or sales between existing stockholders of the Company or otherwise) Equity Securities and, immediately following such acquisition, the collective Beneficial Ownership of Capital Stock of such Person or Group equals or exceeds 20% of the issued and outstanding shares

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of Capital Stock (calculated on an As-Converted and Economic Interest Basis); provided, however, that the Standstill shall not terminate pursuant to this Section 3.3(a) solely by reason of an acquisition in a Capital Raise by (i) any member or members of the Grossman Family, (ii) any trust, corporation, partnership (general or limited) or limited liability company, all of the beneficial or equity interests in which are held by one or more members of the Grossman Family, (iii) Aisling Capital II LP, (iv) Biomark Capital Fund IV LP or (v) any Affiliate of the foregoing, that results in the Beneficial Ownership of any such Person or Group being equal to or exceeding 20% of the issued and outstanding Common Stock (as of immediately following such Capital Raise) if the Biotest Stockholder has a right to participate in such Capital Raise and elects not to acquire a number of shares of Capital Stock that is greater than or equal to the product of (x) the number of shares of Capital Stock issued in connection with such Capital Raise, multiplied by (y) a fraction the numerator of which is the number of shares of Capital Stock collectively Beneficially Owned by the Biotest Stockholder and its Affiliates and the denominator of which is the number of shares of Capital Stock Beneficially Owned collectively by all of the Persons who had the right to participate in such Capital Raise (such Beneficial Ownership being calculated, in each of the numerator and the denominator, as of immediately prior to such Capital Raise), multiplied by (z) one-half (1/2);

(b) six (6) months after the first date on which the Biotest Stockholder and its Affiliates collectively Beneficially Own less than twenty-five percent (25%) of the issued and outstanding Capital Stock (calculated on an As-Converted and Economic Interest Basis);

(c) Adam Grossman (i) voluntarily leaves the employ of the Company and all of its Affiliates other than for Good Reason or, subject to Section 6.3, as a result of his death or Permanent Disability or (ii) is terminated for Cause; or

(d) the Company ceases to be a reporting company under Sections 13 and 15(d) of the Exchange Act.

ARTICLE IV

TRANSFER RESTRICTIONS

4.1 Lock-Up; Volume Limitations.

(a) For a period of six (6) months from and after the date hereof (the “Lock-Up Period”), except with the prior written consent of the Board of Directors (which consent may be withheld in the sole discretion of the Board of Directors), neither the Biotest Stockholder nor any of its Affiliates shall (i) Transfer any Equity Securities or any options or warrants to purchase any Equity Securities or any securities convertible into, exercisable for, exchangeable for or that represent the right to receive Equity Securities Beneficially Owned by the Biotest Stockholder or any of its Affiliates, (ii) enter into any swap or other agreement that Transfers, in whole or in part, any of the economic consequences of ownership of Equity

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Securities, whether any such transaction described in clause (i) or (ii) is to be settled by delivery of Equity Securities, in cash or otherwise, or (iii) make any demand for or exercise any right with respect to the registration of any Equity Securities (except for such demands or exercises as will not require or permit any public filing or other public disclosure to be made in connection therewith until after the expiration of the Lock-Up Period).  The Biotest Stockholder hereby represents and warrants that it and each of its Affiliates now has, and, except as contemplated by this Section 4.1, for the duration of the Lock-Up Period will have, good and marketable title to its or their, as applicable, Equity Securities, free and clear of all Liens that could impact the ability of the Biotest Stockholder or any of its Affiliates to comply with the foregoing restrictions.  The Biotest Stockholder agrees and consents to the entry of stop transfer instructions with the Company’s transfer agent and registrar against the transfer of any Equity Securities during the Lock-Up Period except in compliance with the foregoing restrictions.

(b) For a period of three (3) years from and after the expiration of the Lock-Up Period (the “Restricted Period”), the Biotest Stockholder and its Affiliates shall not, in any twelve (12) month period, Transfer Equity Securities collectively representing more than fifteen percent (15%) of the issued and outstanding Common Stock (calculated on an As-Converted and Economic Interest Basis); provided, however, that if the market capitalization of the Company increases to an amount equal to or greater than [__________],1 then the Biotest Stockholder and its Affiliates may Transfer Equity Securities collectively representing up to twenty percent (20%) of the issued and outstanding Capital Stock (but shall not Transfer Equity Securities in excess of such amount) in any twelve (12) month period; provided, further, that from and after the earliest to occur of (x) the market capitalization of the Company increasing to an amount that is equal to or greater than [__________],2 (y) the one (1) year anniversary of the first date on which the Biotest Stockholder and its Affiliates collectively Beneficially Own Equity Securities representing less than twenty-five percent (25%) of the issued and outstanding Capital Stock (calculated on an As-Converted and Economic Interest Basis) and (z) the expiration of the Restricted Period, the Biotest Stockholder and its Affiliates may Transfer any or all of the Equity Securities then held by them at any time or from time to time.

(c) Notwithstanding anything to the contrary in this Section 4.1, the Biotest Stockholder and its Affiliates shall be permitted to Transfer Equity Securities at any time or from time to time under the following circumstances:

(i) a Transfer of Capital Stock to an Affiliate of the Biotest Stockholder; provided, however, that, as conditions precedent to the effectiveness of any such Transfer, (A) the Transferee shall agree in writing to be bound by the terms and conditions of this Agreement (including, without limitation, to grant the proxies granted by Section 7.1) to the same extent as if such Transferee were the “Biotest Stockholder” hereunder pursuant to an instrument substantially in the form attached hereto as Exhibit A; (B) the Transferor and the Transferee shall agree in writing that, if at any time subsequent to such Transfer, such Transferee ceases to be an Affiliate of the Biotest Stockholder, then all such Transferred Equity Securities, and all right, title and interest therein, shall, without any further action by any Person, automatically Transfer back to the Transferor (or, if such Transferor is not the Biotest Stockholder and not then an Affiliate of the Biotest Stockholder, back to the Biotest Stockholder), and the Biotest Stockholder hereby agrees to take, and to cause such former Affiliate to take (including through the commencement of an action or similar proceeding to enforce the agreement entered into between the Transferor and such former Affiliate Transferee), all such actions as the Company deems appropriate to document and effect such Transfer back; and (C) the Biotest Stockholder shall give written notice to the Company in the manner provided by Section 10.1 of its or its Affiliate’s intention to make such Transfer not less than ten (10) days prior to effecting such Transfer, which notice shall state the name and address of the Affiliate to whom such Transfer is proposed, the relationship of such Affiliate to the Biotest Stockholder, and the number and kind of Equity Securities proposed to be Transferred to such Affiliate;

_____________________
1	Note to Draft: To be an amount that is two times the amount of the market capitalization of the Company at the close of business on the date of the Agreement.

2	Note to Draft: To be an amount that it is three times the amount of the market capitalization of the Company at the close of business on the date of the Agreement.

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(ii) a Transfer that has been approved in advance in writing by the Board of Directors (other than the Biotest Designee(s)) and is effected in accordance with all terms, conditions and limitations, if any, imposed by the Company as conditions to its granting such approval;

(iii) a Transfer pursuant to and in accordance with the terms of any Liquidation Event that has been approved or recommended in writing by the Board of Directors; or

(iv) a Transfer to the Company or any Subsidiary of the Company (including pursuant to any “tender offer” (as such term is used in Regulation 14D under the Exchange Act) by the Company or any of its Subsidiaries).

(d) A breach of this Section 4.1 by any Affiliate of the Biotest Stockholder shall be deemed a breach by the Biotest Stockholder of this Section 4.1.

4.2 Transfers in Compliance with Law.  Notwithstanding any other provision of this Agreement, no Transfer may be made pursuant to this ARTICLE IV unless the Transfer complies in all respects with applicable federal and state securities laws, including the Securities Act.  If requested by the Company, an opinion of counsel to such Transferor shall be supplied to the Company, at such Transferor’s expense, to the effect that such Transfer complies with applicable federal and state securities laws.

4.3 Restricted Transfers Void Ab Initio.  Any attempt to Transfer any Equity Securities or any right, title or interest therein in violation of this ARTICLE IV shall be null and void ab initio.

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ARTICLE V

CONTRACTUAL RIGHT TO PURCHASE PREFERRED SHARES; AFTER-ACQUIRED SECURITIES

5.1 Contractual Right to Purchase Preferred Shares.

(a) Issuance of Preferred Shares. From the date hereof until the termination of the Standstill Period, the Company hereby grants to the Biotest Stockholder the right to purchase its Pro Rata Portion of any new Preferred Shares in any Capital Raise that the Company may from time to time propose to issue or sell to any Person (such aggregate number of Preferred Shares to be issued in the applicable Capital Raise, the “New Preferred Securities”), in each case in accordance with the terms and conditions of this Section 5.1.

(b) Additional Issuance Notices. The Company shall give written notice (an “Issuance Notice”) of any proposed issuance or sale described in subsection (a) above to the Biotest Stockholder within five (5) Business Days following any meeting of the Board of Directors at which any such issuance or sale is approved. The Issuance Notice shall, if applicable, be accompanied by a written offer from any prospective purchaser seeking to purchase New Preferred Securities and shall set forth the material terms and conditions of the proposed issuance, including:

(i) the number and description of the New Preferred Securities proposed to be issued and the percentage of the Company's outstanding Equity Securities such issuance would represent;

(ii) the proposed issuance date, which shall be at least fifteen (15) Business Days from the date of the Issuance Notice; and

(iii) the proposed purchase price per share of New Preferred Securities.

(c) Exercise of Right to Purchase Preferred Shares. The Biotest Stockholder shall for a period of ten (10) Business Days following the receipt of an Issuance Notice (the “Exercise Period”) have the right to elect irrevocably to purchase its Pro Rata Portion of the New Preferred Securities at the purchase price set forth in the Issuance Notice by delivering a written notice to the Company.  The Biotest Stockholder’s election must be received by the Company prior to the expiration of the Exercise Period and the failure of the Biotest Stockholder to deliver its written irrevocable election within the Election Period shall be deemed a waiver by the Biotest Stockholder of its right to purchase its Pro Rata Portion of the New Preferred Securities identified in the Issuance Notice.  The closing of any purchase by the Biotest Stockholder  shall be consummated concurrently with the consummation of the issuance or sale described in the Issuance Notice; provided, however, that the closing of any purchase by the Biotest Stockholder may be extended beyond the closing of the transaction in the Issuance Notice to the extent necessary to obtain any required approvals or consents of any Governmental Authority and other required third party approvals or consents (and the Company and the Biotest Stockholder shall use its respective commercially reasonable efforts to obtain such approvals); provided, that the extension pursuant to this clause subsection (c) shall not exceed sixty (60) days.

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(d) Sales to the Prospective Buyer. If the Biotest Stockholder waives its right to purchase its allotment of the New Preferred Securities or elects to purchase within the Election Period and then fails to purchase its allotment of the New Preferred Securities within the time period described in subsection (c), the Company shall be free to complete the proposed issuance or sale of New Preferred Securities described in the Issuance Notice with respect to which the Biotest Stockholder waived or failed to exercise the option set forth in this Section 5.1 on terms no less favorable to the Company than those set forth in the Issuance Notice (except that the amount of New Preferred Securities to be issued or sold by the Company may be reduced).

(e) Closing of the Issuance. Upon the issuance or sale of any New Preferred Securities in accordance with this Section 5.1, the Company shall deliver to the Biotest Stockholder certificates (if any) evidencing the New Preferred Securities, which New Preferred Securities shall be issued free and clear of any liens (other than those arising hereunder and those attributable to the actions of the Biotest Stockholder), and the Company shall so represent and warrant to the Biotest Stockholder, and further represent and warrant to the Biotest Stockholder that such New Preferred Securities shall be, upon issuance thereof to the Biotest Stockholder and after payment therefor, duly authorized, validly issued, fully paid and non-assessable.  The Biotest Stockholder shall deliver to the Company the purchase price for the New Preferred Securities purchased by it by certified or bank check or wire transfer of immediately available funds. The Biotest Stockholder and the Company shall take all such other actions as may be reasonably necessary to consummate the purchase and sale including, without limitation, entering into such additional agreements as may be necessary or appropriate.

5.2 Review of Financial Alternatives.  Notwithstanding anything contained herein to the contrary, but subject to the proviso to this Section 5.2, during the Standstill Period the Board of Directors of the Company shall not approve the issuance of any Preferred Shares subject to Section 5.1, including to Affiliates of the Company, unless the Board of Directors has satisfied its fiduciary duties under applicable law with respect to the evaluation of financing alternatives which the Board of Directors determinates in good faith are reasonably available following consultation with the Company’s management team and outside financial and legal advisors; provided, however, that it is hereby acknowledged and agreed by the parties hereto that nothing herein shall expand or modify any of the fiduciary duties of the Board of Directors under applicable law.

5.3 After-Acquired Securities.  All of the provisions of this Agreement shall apply to all of the Equity Securities of the Company now owned or which may be issued or Transferred hereafter to the Biotest Stockholder or any of its Affiliates, as applicable, in consequence of any additional issuance, purchase, exchange or reclassification of any of such Equity Securities, corporate reorganization, or any other form of recapitalization, consolidation, merger, share split or share dividend, or which are acquired by the Biotest Stockholder or any of its Affiliates in any other manner.

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ARTICLE VI

CORPORATE GOVERNANCE

6.1 Board of Directors.

(a) During the Designation Rights Period, the Company shall take all actions that may be necessary, and each Stockholder shall vote or cause to be voted all Shares owned by such Stockholder or over which such Stockholder has voting control, to ensure that at all such times the following persons are nominated or renominated for election to (in the case of the Company), elected to (in the case of the Stockholders), and otherwise installed in office as members of the Board of Directors:

(i) one person designated (in the manner specified in Section 6.1(e)) by the Biotest Stockholder in its reasonable discretion (the “Biotest First Designee”); and

(ii) if either (x) the size of the Board of Directors is expanded to nine (9) or more members or (y) the Biotest Stockholder and its Affiliates collectively pay the Company at least $15,000,000 in aggregate gross cash proceeds pursuant to one or more Capital Raises, one additional person designated (in the manner specified in Section 6.1(e)) by the Biotest Stockholder in its reasonable discretion (the “Biotest Second Designee” and, together with the Biotest First Designee, the “Biotest Designees” and each, a “Biotest Designee”);

provided, however, that neither the Company nor any Stockholder shall be required to nominate or renominate for election (in the case of the Company), vote in favor of the election of (in the case of a Stockholder), or otherwise act to install in office any Biotest Designee to whom the Board of Directors in good faith objects for a reasonable and compelling reason (which, for avoidance of doubt, may include if the Board of Directors determines in good faith that it would be inconsistent with its fiduciary duties to nominate such person for election or otherwise appoint such person to the Board of Directors); provided, further, that, as conditions precedent to the Company’s and the Stockholders’ obligations under this Section 6.1 to nominate or renominate (in the case of the Company), vote in favor of (in the case of the Stockholders), or otherwise install in office any Biotest Designee, (A) the Biotest Stockholder shall satisfy the requirements of Section 6.1(e) with respect to such Biotest Designee and (B) such Biotest Designee shall be required to deliver to the Company such person’s irrevocable resignation as a director effective upon the earlier to occur of (I) the expiration of the Designation Rights Period and (II) the delivery to the Company of the Biotest Stockholder’s written notice that the Biotest Stockholder wishes to remove such Biotest Designee (the delivery of which notice, for the avoidance of doubt, shall cause the Designation Rights Period to expire).

(b) In addition, from the date hereof until the earlier of (x) the termination or expiration of the Designation Rights Period, and (y) the termination or expiration of the Standstill  pursuant to Section 3.3, each Stockholder shall vote or cause to be voted all Shares owned by such Stockholder or over which such Stockholder has voting control, to ensure that at all such times the other persons nominated by or on behalf of the Board of Directors are elected to and otherwise installed in office as members of the Board of Directors.

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(c) In connection with the initial election of any Biotest Designee to the Board of Directors (an “Initial Appointee”) in connection with or following the effectiveness of this Agreement or the occurrence of an event first giving rise to the Biotest Stockholder’s right to appoint a Biotest Second Designee (an “Initial Appointment”), the Company shall have the right, in its sole discretion, to procure the resignation of an incumbent member of the Board of Directors (who, in the case of an Initial Appointment of a Biotest Second Designee, shall not be a Biotest First Designee) or to increase the size of the Board of Directors (but subject to the Biotest Stockholder’s right to designate a Biotest Second Designee in accordance with Section 6.1(a)(ii) in the case of an increase to the size of the Board of Directors), and in either case the Company thereafter shall take all such actions as are necessary to cause the Board of Directors to fill the resulting vacancy or new directorship, as applicable, with such Initial Appointee in accordance with the Charter Documents and applicable law; provided, however, if the Charter Documents or applicable law do not permit the Board of Directors to effect an Initial Appointment in such manner, then the Company shall instead nominate the Initial Appointee for election to the Board of Directors at the next annual or special meeting of stockholders of the Company and the Stockholders shall vote in favor of the election of such Initial Appointee in accordance with Section 6.1(a).  In connection with any Initial Appointment effected by filling a vacancy or newly created directorship with an Initial Appointee at a time when the Charter Documents provide for the classification of the Board of Directors into three classes, the Board of Directors shall have the right, to the extent permitted by the Charter Documents and applicable law, to assign such Initial Appointee to any of such classes as the Board of Directors, in its sole discretion, shall determine.

(d) If at any time during the Designation Rights Period, a vacancy is created on the Board of Directors by reason of the incapacity, death, removal or resignation of a Biotest Designee, then the Biotest Stockholder shall have the right to designate (in the manner specified in Section 6.1(e)) a replacement Biotest Designee.  Provided that the Board of Directors does not in good faith object for a reasonable and compelling reason to such replacement Biotest Designee (which, for the avoidance of doubt, may include if the Board of Directors determines in good faith that it would be inconsistent with its fiduciary duties to nominate such person for election or otherwise appoint such person to the Board of Directors), and provided further that (i) the Biotest Stockholder satisfies the requirements of Section 6.1(e) with respect to such replacement Biotest Designee and (ii) such replacement Biotest Designee first delivers to the Company the irrevocable resignation specified in clause (B) of the final proviso of Section 6.1(a), the Company shall take all action as may be necessary to cause the Board of Directors to fill such vacancy with such replacement Biotest Designee in accordance with the Charter Documents and applicable law or, if the Charter Documents or applicable law do not permit the Board of Directors to appoint such replacement Biotest Designee to the Board of Directors in such manner, then the Company shall instead nominate such replacement Biotest Designee for election to the Board of Directors at the next annual or special meeting of stockholders of the Company and the Stockholders shall vote in favor of the election of such replacement Biotest Designee in accordance with Section 6.1(a).

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(e) To designate a Biotest Designee pursuant to Sections 6.1(a) or 6.1(d), the Biotest Stockholder shall deliver written notice (a “Designation Notice”) to the Company containing the Required Information and such additional information as may be reasonably requested by the Company to enable the Board of Directors to determine whether there is a reasonable and compelling reason for it to object in good faith to such Biotest Designee.  No Designation Notice shall be deemed delivered to the Company until such time as the Biotest Stockholder shall have provided all such additional information reasonably requested by the Company pursuant to the immediately preceding sentence.

6.2 Board Observer.  During the Designation Rights Period, the Biotest Stockholder shall be entitled to designate one (1) person as a board observer (the “Board Observer”); provided, however, that the Company shall not be required to perform any of its obligations under this Section 6.2 in respect of any Board Observer to whom the Board of Directors in good faith objects for a reasonable and compelling reason (which, for the avoidance of doubt, may include if the Board of Directors determines in good faith that it would be inconsistent with its fiduciary duties to permit such person to act as a Board Observer).  The Board Observer shall have the right to attend (in person or telephonically, at his or her discretion) each meeting of the Board of Directors as an observer (and not as a director) and shall not have the right to vote at any such meeting or otherwise act on behalf of the Board of Directors or the Company; provided, however, that the Board Observer may be excluded from all or any portion of any such meeting to the extent that the Board of Directors determines in good faith (a) upon the advice of counsel that such exclusion is required to preserve the attorney-client privilege between the Company or the Board of Directors, on the one hand, and its counsel, on the other hand, or (b) that the respective interests of the Company and its Subsidiaries, on the one hand, and those of the Biotest Stockholder or its Affiliates, on the other hand, as to the matter(s) to be discussed or actions to be taken during such meeting or portion thereof, conflict or could be perceived to conflict.  The Company will send, or cause to be sent, to the Board Observer (x) the notice of the time and place of any such meeting (the “Meeting Notice”) at the same time and in the same manner as the Meeting Notice is sent to the directors and (y) copies of all notices, reports, minutes and other documents and materials (collectively, “Meeting Materials”) provided to the Board of Directors in respect of each such meeting at the same time and in the same manner as they are provided to the directors; provided, however, that: (i) the Company may redact from any Meeting Notice, and may redact or withhold entirely any Meeting Materials, to the extent that the Board of Directors determines in good faith (a) upon the advice of counsel that such redaction or withholding is required to preserve the attorney-client privilege between the Company or the Board of Directors, on the one hand, and its counsel, on the other hand, or (b) that the respective interests of the Company and its Subsidiaries, on the one hand, and those of the Biotest Stockholder or its Affiliates, on the other hand, as to the matter(s) referred to in such redactions or withheld Meeting Materials, conflict or could be perceived to conflict; (ii) the failure to deliver or make available to the Board Observer any Meeting Notice or Meeting Materials shall not affect the validity of any action taken by the Board of Directors at any meeting to which such Meeting Notice or Meeting Materials relate; and (iii) it shall be the obligation of the Biotest Stockholder at all times to provide the Company with current contact information of the Board Observer, and the Company shall not be in breach of this Section 6.2 for failing to provide or make available any Meeting Notice or Meeting Materials to the Board Observer if the Biotest Stockholder has not provided such current contact information, or has provided inaccurate or no longer current contact information, to the Company.  Notwithstanding anything to the contrary herein, prior to any Board Observer being entitled to attend any portion of any meeting of the Board of Directors or to receive any Meeting Notice or Meeting Materials, the Board Observer shall execute and deliver to the Company a customary confidentiality agreement in form and substance reasonably satisfactory to the Company.

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6.3 Replacement of CEO.  During the Standstill Period, in the event of the death or Permanent Disability of Adam Grossman at a time when he is the CEO, the Biotest Stockholder shall have the right to nominate three (3) candidates (which candidates shall be, in the good faith determination of the Board of Directors, qualified to serve as the chief executive officer of a company of the Company’s size, stage and industry (a “Similar Company”)) (each such candidate meeting such qualification, a “CEO Candidate” and collectively, the “CEO Candidates”), and the Company shall appoint one of such CEO Candidates, as the replacement CEO on customary terms and conditions (as determined in good faith by the Board of Directors) for a chief executive officer of a Similar Company.  If such initial replacement CEO shall cease to serve as the CEO for any reason during the Standstill Period, the Biotest Stockholder shall have the right to nominate three (3) CEO Candidates, and the Company shall appoint one of such CEO Candidates, as the replacement CEO to such initial replacement CEO on customary terms and conditions (as determined in good faith by the Board of Directors) for a chief executive officer of a Similar Company.  Notwithstanding anything in this Agreement to the contrary, the death or Permanent Disability of Adam Grossman shall not cause the Standstill to terminate pursuant to Section 3.3(c)(i) so long as the Company has complied with its obligations under the two immediately preceding sentences.  For the avoidance of doubt, the failure of the Biotest Stockholder to nominate CEO Candidates or otherwise act in accordance with the procedures described in this Section 6.3 shall not result in the Company being deemed not to have complied with its obligations for purposes of the immediately preceding sentence.

ARTICLE VII

PROXIES

7.1 Irrevocable Proxy and Power of Attorney.  Each Stockholder hereby grants until the Proxy End Date (as hereinafter defined) a proxy over such Stockholder’s Shares, and hereby constitutes and appoints as the proxy holder thereof, and grants a power of attorney in respect thereof to, the Chairman of the Board of Directors, with full power of substitution, with respect to the election of Biotest Designees to the Board of Directors in accordance with Section 6.1 and the other nominees to the Board of Directors supported by the Board of Directors, and hereby authorizes the Chairman of the Board of Directors to represent and vote, if and only if such Stockholder (i) fails to vote, or (ii) attempts to vote (whether by proxy,

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in person or by written consent) for a nominee to the Board of Directors other than a Biotest Designee or the other nominees to the Board of Directors supported by the Board of Directors, as applicable, all of such Stockholder’s Shares in favor of the election of the Biotest Designees and such other nominees to the Board of Directors supported by the Board of Directors, in each case, as members of the Board of Directors pursuant to and in accordance with the terms and provisions of this Agreement.  Each of the  proxy and power of attorney granted pursuant to the immediately preceding sentence is given in consideration of the agreements and covenants of the Company and the parties in connection with the transactions contemplated by this Agreement and, as such, each is coupled with an interest and shall be irrevocable unless and until the earlier of (x) the termination or expiration of the Designation Rights Period, and (y) the termination or expiration of the Standstill  pursuant to Section 3.3 (the applicable date, the “Proxy End Date”).  Each Stockholder hereby revokes any and all previous proxies or powers of attorney with respect to such Stockholder’s Shares and shall not hereafter, unless and until the Proxy End Date occurs, purport to grant any other proxy or power of attorney with respect to any of such Stockholder’s Shares, deposit any of such Shares into a voting trust or enter into any agreement (other than this Agreement), arrangement or understanding with any person, directly or indirectly, to vote, grant any proxy or give instructions with respect to the voting of any of such Shares, in each case, with respect to any of the matters set forth herein and other than as otherwise provided in this Agreement or a proxy granted to the Company in connection with a solicitation by the Company.

ARTICLE VIII

STOCK CERTIFICATE LEGEND

8.1 Legend.  A copy of this Agreement shall be filed with the Secretary of the Company and kept with the records of the Company.  Each certificate representing Capital Stock now held or hereafter acquired by the Biotest Stockholder and its Affiliates, or by any Transferee of the Biotest Stockholder or any of its Affiliates pursuant to ARTICLE IV, shall for as long as this Agreement is effective with respect to such Capital Stock bear legends substantially in the following forms, with such modifications or adjustments thereto as may be necessary or appropriate under the circumstances pursuant to applicable laws, rules or regulations or upon the advice of outside counsel:

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR THE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES OR ANY FOREIGN JURISDICTION.  THE SECURITIES MAY NOT BE TRANSFERRED EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER SUCH ACT AND APPLICABLE STATE SECURITIES LAWS OR PURSUANT TO AN APPLICABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF SUCH ACT AND SUCH LAWS.

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THE SALE, ASSIGNMENT, HYPOTHECATION, PLEDGE, ENCUMBRANCE OR OTHER DISPOSITION (EACH A “TRANSFER”) AND VOTING OF ANY OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE RESTRICTED BY THE TERMS OF THAT CERTAIN STOCKHOLDERS AGREEMENT, DATED [__________], 2017, AMONG ADMA BIOLOGICS, INC. (THE “COMPANY”) AND THE STOCKHOLDERS NAMED THEREIN (THE “STOCKHOLDERS AGREEMENT”). A COPY OF THE STOCKHOLDERS AGREEMENT MAY BE INSPECTED AT THE COMPANY’S PRINCIPAL OFFICE.  THE COMPANY WILL NOT REGISTER THE TRANSFER OF SUCH SECURITIES ON THE BOOKS OF THE COMPANY UNLESS AND UNTIL THE TRANSFER HAS BEEN MADE IN COMPLIANCE WITH THE TERMS OF THE STOCKHOLDERS AGREEMENT.

ARTICLE IX

CONFIDENTIALITY

9.1 Confidentiality.

(a) The Biotest Stockholder shall, and shall direct its Affiliates and its and their respective Representatives, members, stockholders, partners, consultants and trustees (including any Biotest Designees and Board Observers) (the “Biotest Parties”) who have access to Confidential Information to, keep confidential and not disclose any Confidential Information without the prior written consent of the Board of Directors, unless, such disclosure:

(i) shall be required (on the advice of outside legal counsel) by applicable law;

(ii) is reasonably required in connection with any tax audit involving the Company or the Biotest Stockholder or its Affiliates;

(iii) is reasonably required (on the advice of outside legal counsel) in connection with any litigation against the Company or the Biotest Stockholder; or

(iv) is by any Person acting in his or her capacity as a member of the Board of Directors; provided, however, for the avoidance of doubt, this subclause (iv) shall in no way be deemed an authorization by the Company or the Board of Directors for any member of the Board of Directors to disclose Confidential Information or to waive or restrict the Company’s or its stockholders’ remedies against any member of the Board of Directors for misusing or wrongfully disclosing Confidential Information;

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provided, however, that any such disclosure pursuant to clauses (i), (ii) and (iii) shall be subject to Section 9.1(c).

(b) Confidential Information may be used by the Biotest Stockholder and the Biotest Parties only in connection with Company matters and not for any other purpose.

(c) In the event that the Biotest Stockholder or any Biotest Party is required by applicable law or legal process to disclose any of the Confidential Information and intends to disclose such Confidential Information pursuant to Section 9.1(a)(i), 9.1(a)(ii) or 9.1(a)(iii) (the “Compelled Party”), such Person shall use reasonable efforts to provide the Company with prompt written notice so that the Company may seek a protective order or other appropriate remedy and/or waive compliance with the provisions of this Agreement, and such Compelled Party shall use reasonable efforts to cooperate with the Company in any effort to obtain a protective order or other remedy.  In the event that such protective order or other remedy is not obtained, or that the Company waives compliance with the provisions of this Section 9.1, such Compelled Party shall furnish only that portion of the Confidential Information that is legally required and shall exercise all reasonable efforts to obtain reasonably reliable assurance that the Confidential Information shall be accorded confidential treatment.

(d) For avoidance of doubt, the Biotest Designees (subject to their fiduciary duties to the Company and its stockholders) and the Board Observer (subject to the terms of the confidentiality agreement referred to in the last sentence of Section 6.2) may, subject to applicable law, disclose Confidential Information to the Biotest Stockholder and its Representatives.

(e) The obligations of confidentiality in this Article VIII shall survive any termination of this Agreement and shall remain in full force and effect.

ARTICLE X

MISCELLANEOUS

10.1 Notices.  All notices, demands or other communications provided for or permitted hereunder shall be made in writing and shall be by registered or certified first class mail, return receipt requested, telecopier, email, courier service, or personal delivery:

(a) if to the Company:

ADMA Biologics, Inc.
465 Route 17 South
Ramsey, New Jersey 07446
Attn:  Adam Grossman
            Brian Lenz
Email: agrossman@admabio.com
            blenz@admabio.com
Fax:  (201) 478-5553

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with copies (which shall not constitute notice) sent concurrently to:

Paul, Weiss, Rifkind, Wharton & Garrison LLP
1285 Avenue of the Americas
New York, NY 10019-6064
Attention:  Ariel J. Deckelbaum, Esq.
Facsimile:  212.757.3990
Email:  ajdeckelbaum@paulweiss.com

(b) if to the Biotest Stockholder:

Biotest Pharmaceuticals Corporation
c/o Biotest AG
Landsteinerstr. 5
63303 Dreieich
Germany
Attention:  Dr. Michael Ramroth and Dr. Martin Reinecke
Facsimile:
Email:  michael.ramroth@biotest.com
            martin.reinecke@biotest..com

and to:

Biotest Pharmaceuticals Corporation
5800 Park of Commerce Blvd. NW
Boca Raton, FL 33487
Attention:  Ileana Carlisle, CEO; and Donna Quinn, General Counsel
Facsimile:
Email:    icarlisle@biotestpharma.com
               dquinn@biotestpharma.com

with copies (which shall not constitute notice) sent concurrently to:

Greenberg Traurig, LLP
3333 Piedmont Road, NE
Suite 2500
Atlanta, Georgia 30305
Attention:  Wayne H. Elowe, Esq.
Facsimile:  678.553.2453
Email:  elowew@gtlaw.com

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(c) if to any other Stockholder or other Person who becomes a party hereto pursuant to Section 4.1(c):

at the address, telecopy number or email address shown for such Stockholder on the applicable signature page hereto, to the attention of the person who has signed this Agreement on behalf of such Stockholder.

All such notices, demands and other communications shall be deemed to have been duly given when delivered by hand, if personally delivered; when delivered by courier, if delivered by commercial courier service; five (5) Business Days after being deposited in the mail, postage prepaid, if mailed; when receipt is mechanically acknowledged, if telecopied; and when receipt is confirmed, if emailed.  Any party may by notice given in accordance with this Section 10.1 designate another address or Person for receipt of notices hereunder.

10.2 Successors and Assigns; Third Party Beneficiaries.  This Agreement shall inure to the benefit of and be binding upon successors and permitted assigns of the parties hereto.  This Agreement is not assignable except in connection with a Transfer of Equity Securities in accordance with this Agreement; provided, however, that under no circumstance may the Biotest Stockholder assign or transfer any of its rights contained in ARTICLE VI.  No Person other than the parties hereto and their successors and permitted assigns is intended to be a beneficiary of this Agreement.

10.3 Amendment and Waiver.

(a) No failure or delay on the part of any party hereto in exercising any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy.  The remedies provided for herein are cumulative and are not exclusive of any remedies that may be available to the parties hereto at law, in equity or otherwise.

(b) Any amendment, supplement or modification of or to any provision of this Agreement shall be effective only if it is made or given in writing and signed by (i) the Company, and (ii) the Biotest Stockholder; provided, however, that any amendment, supplement or modification to this Section 10.3 shall require the written consent of the Company and each Stockholder party hereto.  Any such amendment, supplement, modification, waiver or consent provided in accordance with this Section 10.3 shall be binding upon the Company, the Biotest Stockholder and, if applicable, the other Stockholders party hereto.

(c) Any waiver of any provision of this Agreement, and any consent to any departure by any party from the terms of any provision of this Agreement, shall be effective only if it is made or given in writing and signed by the party against whom such waiver or consent is to be enforced.

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10.4 Counterparts.  This Agreement may be executed in any number of counterparts, and by the parties hereto in separate counterparts each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

10.5 Specific Performance.  The parties hereto intend that each of the parties have the right to seek damages or specific performance in the event that any other party hereto fails to perform such party’s obligations hereunder.  Therefore, if any party shall institute any action or proceeding to enforce the provisions hereof, any party against whom such action or proceeding is brought hereby waives any claim or defense therein that the plaintiff party has an adequate remedy at law.  Any party seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement when available pursuant to the terms of this Agreement shall not be required to provide any bond or other security in connection with any such order or injunction.

10.6 Governing Law; Consent to Jurisdiction.  THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE WITHOUT REGARD TO THE PRINCIPLES OF CONFLICTS OF LAW THEREOF.  The parties hereto irrevocably submit to the exclusive jurisdiction of any state or federal court sitting in the State of Delaware over any suit, action or proceeding arising out of or relating to this Agreement or the affairs of the Company.  To the fullest extent they may effectively do so under applicable law, the parties hereto irrevocably waive and agree not to assert, by way of motion, as a defense or otherwise, any claim that they are not subject to the jurisdiction of any such court, any objection that they may now or hereafter have to the laying of the venue of any such suit, action or proceeding brought in any such court and any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.  In connection with any such suit, action or proceeding, the parties hereby consent to service of process in the manner specified in Section 10.1 or in any other manner permitted by applicable law.

10.7 Severability.  If any one or more of the provisions contained herein, or the application thereof in any circumstance, is held invalid, illegal or unenforceable in any respect for any reason, the validity, legality and enforceability of any such provision in every other respect and of the remaining provisions hereof shall not be in any way impaired, unless the provisions held invalid, illegal or unenforceable shall substantially impair the benefits of the remaining provisions hereof.

10.8 Interpretation; Construction.  The headings contained in this Agreement are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof.  Unless the context of this Agreement otherwise clearly requires, (a) references made in this Agreement to a Section or Article shall be to a Section or Article, respectively, of this Agreement, (b) references to the plural include the singular, and references to the singular include the plural, (c) words used herein, regardless of the gender specifically used, shall be deemed and construed to include any other gender, masculine, feminine or neuter, as the context requires, (d) the words “include,” “includes” and “including” do not limit the preceding terms or words and shall be deemed to be followed by the words “without limitation,” (e) the terms “hereof,” “herein,” “hereunder,” “hereto” and similar terms in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement, (f) the terms “day” and “days” mean and refer to calendar day(s), (g) the terms “year” and “years” mean and

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refer to calendar year(s), (h) the term “dollar” or “$” means lawful currency of the United States, (i) the terms “writing”, “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form, (j) references to any Person include the successors and permitted assigns of that Person and (k) references from or through any date mean, unless otherwise specified, from and including or through and including, respectively.  Unless otherwise set forth herein, any reference in this Agreement to (i) any document, instrument or agreement (including this Agreement) (A) includes and incorporates all exhibits, schedules and other attachments thereto, (B) includes all documents, instruments or agreements issued or executed in replacement thereof and (C) means, subject to the other terms of this Agreement, such document, instrument or agreement, or replacement or predecessor thereto, as amended, modified or supplemented from time to time in accordance with its terms and in effect at any given time, and (ii) a particular law or statute means such law or statute as amended, modified, supplemented or succeeded, from time to time and in effect at any given time, and all rules and regulations promulgated thereunder.  The parties have participated jointly in negotiating and drafting this Agreement.  In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

10.9 Entire Agreement.  This Agreement, the Master Purchase and Sale Agreement, the Registration Rights Agreement and the other agreements contemplated hereby and thereby, together with the exhibits hereto and thereto, are intended by the parties as a final expression of their agreement and intended to be a complete and exclusive statement of the agreement and understanding of the parties hereto in respect of the subject matter contained herein and therein.  There are no restrictions, promises, representations, warranties or undertakings, other than those set forth or referred to herein or therein.  This Agreement, the Master Purchase and Sale Agreement, the Registration Rights Agreement and the other agreements contemplated hereby and thereby, together with the exhibits hereto and thereto, supersede all prior agreements and understandings among the parties with respect to such subject matter.

10.10 Term of Agreement; Effect of Termination.  This Agreement shall become effective upon the execution and delivery hereof and shall terminate upon the earlier of (a) the mutual written agreement of each of the parties hereto, (b) the first date upon which neither the Biotest Stockholder nor any of its Affiliates Beneficially Owns any Equity Securities, (c) upon written notice by the Company to the Biotest Stockholder, upon a material breach by the Biotest Stockholder or any of its Affiliates of their respective representations or warranties or covenants or agreements contained herein; provided that such breach shall not have been cured within twenty (20) Business Days after written notice thereof shall have been received by the Biotest Stockholder and (d) the liquidation, dissolution or winding up of the Company.  In the event of any termination of this Agreement, there shall be no further liability or obligation hereunder on the part of any party hereto as to whom the termination is effective, and this Agreement shall thereafter be null and void as to such party; provided, however, that the rights and obligations set forth in or provided for under ARTICLE IX and this ARTICLE X (and any related definitions) shall survive such termination; and provided, further, that nothing contained in this Agreement (including this Section 10.10) shall relieve any party from liability for any willful and intentional breach of any of its representations, warranties, covenants or agreements set forth in this Agreement occurring prior to such termination.

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10.11 Further Assurances.  Notwithstanding anything to the contrary herein, each of the parties hereto shall, and shall cause their respective Affiliates to, promptly execute and deliver such other certificates, instruments or other documents and promptly perform such further acts as may be reasonably required or desirable to carry out or to perform the provisions of this Agreement.

[Remainder of page intentionally left blank]

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 IN WITNESS WHEREOF, the undersigned have executed, or have caused to be executed, this Agreement on the date first written above.

COMPANY:

ADMA BIOLOGICS, INC.

By:
Name:
Title:

Signature Page to Stockholders Agreement

BIOTEST STOCKHOLDER:

BIOTEST PHARMACEUTICALS CORPORATION

By:
Name:
Title:

Signature Page to Stockholders Agreement

Exhibit A

ACKNOWLEDGMENT AND AGREEMENT

The undersigned wishes to receive from [insert name] (“Transferor”) certain shares or certain options, warrants or other rights to purchase [insert number, kind, and par value, if applicable] (the “Shares”) of ADMA Biologics, Inc., a Delaware corporation (the “Company”);

The Shares are subject to the Stockholders Agreement, dated [___________], (as amended, restated, supplemented or otherwise modified from time to time, the “Agreement”), among the Company and the other parties listed on the signature pages thereto;

The undersigned has been given a copy of the Agreement and afforded ample opportunity to read and to have counsel review it, and the undersigned is thoroughly familiar with its terms;

Capitalized terms used herein without definition have the meanings ascribed thereto in the Agreement;

Pursuant to the terms of the Agreement, the Transferor is prohibited from Transferring such Shares and the Company is prohibited from registering the Transfer of such Shares unless and until a Transfer is made in accordance with the terms and conditions of the Agreement and the recipient of such Shares acknowledges the terms and conditions of the Agreement and agrees to be bound thereby; and

The undersigned wishes to receive such Shares and have the Company register the Transfer of such Shares on the Company’s books and records.

In consideration of the mutual promises contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and to induce the Transferor to Transfer such Shares to the undersigned and the Company to register such Transfer on the Company’s books and records, the undersigned does hereby acknowledge and agree (i) that he/she/it has been given a copy of the Agreement and afforded ample opportunity to read and to have counsel review it, and the undersigned is thoroughly familiar with its terms, (ii) that the Shares are subject to the terms and conditions set forth in the Agreement, (iii) to be fully bound thereby as the Biotest Stockholder, and (iv) to Transfer the Shares so Transferred back to the Transferor (or to the Biotest Stockholder if the Transferor is not then an Affiliate of the Biotest Stockholder) at or before such time as the Transferee ceases to be an Affiliate of the Biotest Stockholder.

This ________ day of ________, 20__.

STOCKHOLDER COUNTERPART

SIGNATURE PAGE TO THE
STOCKHOLDERS AGREEMENT BY AND AMONG ADMA BIOLOGICS, INC. AND THE
STOCKHOLDERS PARTY THERETO

Name of Stockholder:  _________________________________________________________
Signature: __________________________________________________________________

Name/Title of Signatory if Signed
in Representative Capacity: _____________________________________________________

Address of Stockholder: ________________________________________________________

                ________________________________________________________

                ________________________________________________________

Signature Page to Stockholders Agreement

Exhibit B

REGISTRATION RIGHTS AGREEMENT

THIS REGISTRATION RIGHTS AGREEMENT (this “Agreement”) is made and entered into as of [   ●   ], 2017, by and among ADMA Biologics, Inc., a Delaware corporation (the “Company”), and Biotest Pharmaceuticals Corporation, a Delaware corporation (the “Investor”).

RECITALS

WHEREAS, the Company and the Investor are parties to the Stockholders Agreement dated [   ●   ], 2017 (the “Stockholders Agreement”); and

WHEREAS, in order to induce the Company to enter into the Stockholders Agreement, the Investor and the Company hereby agree that this Agreement shall govern the rights of the Investor to cause the Company to register the resale of certain shares of Common Stock held by the Investor.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein and for good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

1. Definitions. For purposes of this Agreement:

“Affiliate” means, with respect to any specified Person, any other Person who, directly or indirectly, controls, is controlled by, or is under common control with such Person, including without limitation any general partner, managing member, officer or director of such Person or any venture capital fund now or hereafter existing that is controlled by one or more general partners or managing members of, or shares the same management company with, such Person.

“Beneficially Own”, “Beneficial Owner” and “Beneficial Ownership” mean, with respect to any securities (including derivative instruments), having “beneficial ownership” of such securities for purposes of Rule 13d-3 or 13d-5 under the Exchange Act; provided that any Person shall be deemed to be the Beneficial Owner of, and shall be deemed to Beneficially Own and have Beneficial Ownership of, any securities (including derivative instruments) that such Person has the right to acquire, whether or not such right is exercisable immediately; provided, further, that, when used with respect to the Investor, the terms Beneficially Own, Beneficial Owner, and Beneficial Ownership shall include, without duplication, all securities (including derivative instruments) otherwise Beneficially Owned by all of the Investor’s Affiliates.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks in the State of New York are authorized or required by law or executive order to close.

“Common Stock” means shares of the Company’s common stock, par value $0.0001 per share.

“Damages” means any loss, damage, or liability (joint or several) to which a party hereto may become subject under the Securities Act, the Exchange Act, or other federal or state law, insofar as such loss, damage, or liability (or any action in respect thereof) arises out of or is based upon: (i) any untrue statement or alleged untrue statement of a material fact contained in any registration statement of the Company, including any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto; (ii) an omission or alleged omission to state therein a material fact required to be stated therein, or necessary to make the statements therein not misleading; or (iii) any violation or alleged violation by the indemnifying party (or any of its agents or Affiliates) of the Securities Act, the Exchange Act, any state securities law, or any rule or regulation promulgated under the Securities Act, the Exchange Act, or any state securities law.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Excluded Registration” means: (i) a registration on Form S-8 or otherwise relating to the sale of securities to employees of the Company or its Affiliate pursuant to a stock option, stock purchase, or similar plan; (ii) a registration on Form S-4 or otherwise relating to a transaction governed by SEC Rule 145; (iii) a registration on any form that does not include substantially the same information as would be required to be included in a registration statement covering the sale of the Registrable Securities; or (iv) a registration in which the only Common Stock being registered is Common Stock issuable upon conversion or exchange of debt securities that are also being registered.

“Form S-1” means Form S-1 under the Securities Act as in effect on the date hereof or any successor registration form under the Securities Act subsequently adopted by the SEC.

“Form S-3” means Form S-3 under the Securities Act as in effect on the date hereof or any registration form under the Securities Act subsequently adopted by the SEC that permits incorporation of substantial information by reference to other documents filed by the Company with the SEC.

“Holder” means any holder of Registrable Securities who is a party to this Agreement.

“Initiating Holders” means, collectively, Holders who properly initiate a registration request under this Agreement.

“Person” means any individual, corporation, partnership, trust, limited liability company, association or other entity.

“Pre-Existing Registration Rights Agreements” means the following agreements: (i) the Investor’s Rights Agreement dated as of July 17, 2007, by and among the Company, certain of its stockholders and additional investors party thereto; (ii) the Registration Rights Agreement, dated as of February 13, 2012, by and among R&R Acquisition VI, Inc. and each of the several purchasers party thereto; and (iii) the Warrant Agreement dated as of December 21, 2012, by and among the Company and Hercules Technology Growth Capital, Inc.

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“Purchase and Sale Agreement” means the Master Purchase and Sale Agreement dated as of [   ●   ], 2017, by and among the Investor, the Company, ADMA BioManufacturing, LLC, Biotest AG and Biotest US Corporation;

“Registrable Securities” means: (i) the issued and outstanding Common Stock Beneficially Owned by the Investor on the date of this Agreement; (ii) any Common Stock issued or issuable (directly or indirectly) upon conversion and/or exercise of any other securities of the Company (which may include, for the avoidance of doubt, non-voting capital stock, warrants and options) Beneficially Owned by the Investor on the date of this Agreement; (iii) any Common Stock issued as (or issuable upon the conversion or exercise of any warrant, right, or other security that is issued as) a dividend or other distribution with respect to, or in exchange for or in replacement of, the shares referenced in clauses (i) and (ii) above; and (iv) any other shares of Common Stock acquired by a Holder pursuant to the terms of the Stockholders Agreement or the Purchase and Sale Agreement; provided, however, that any such Registrable Securities shall cease to be Registrable Securities upon the earliest to occur of: (a) the date on which such securities are disposed of pursuant to an effective registration statement; (b) the date on which such securities are disposed of in reliance on SEC Rule 144; or (c) the date on which such securities become eligible for resale without volume or manner-of-sale restrictions pursuant to SEC Rule 144, as reasonably determined by the Company.

“Registrable Securities then outstanding” means the number of shares determined by adding the number of shares of outstanding Common Stock that are Registrable Securities and the number of shares of Common Stock issuable (directly or indirectly) pursuant to then exercisable and/or convertible securities that are Registrable Securities.

“SEC” means the Securities and Exchange Commission.

“SEC Rule 144” means Rule 144 promulgated by the SEC under the Securities Act.

“SEC Rule 145” means Rule 145 promulgated by the SEC under the Securities Act.

“SEC Rule 415” means Rule 415 promulgated by the SEC under the Securities Act.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Selling Expenses” means all underwriting discounts, selling commissions, and stock transfer taxes applicable to the sale of Registrable Securities, and fees and disbursements of counsel for any Holder, except for the fees and disbursements of the Selling Holder Counsel borne and paid by the Company as provided in Section 2.6.

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 2. Registration Rights.

2.1. Demand Registration.

(a) Form S-1 Demand. If at any time after the six-month anniversary of the date of this Agreement, the Company receives written notice (each, a “Holder Demand Registration Notice”) from Holders of at least a majority of the Registrable Securities then outstanding, requesting that the Company file a Form S-1 registration statement with respect to the resale of outstanding Registrable Securities of such Holders having an anticipated aggregate offering price to the public that would reasonably be expect to exceed $10 million, then the Company shall: (i) within five (5) days after the date such request is received by the Company, send notice thereof (each, a “Company Demand Registration Notice”) to all Holders other than the Initiating Holders; and (ii) use commercially reasonable efforts to, as soon as practicable, file a Form S-1 registration statement under the Securities Act covering all Registrable Securities that the Initiating Holders requested to be registered and any additional Registrable Securities requested to be included in such registration by any other Holders, as specified by written notice (each, a “Piggy-Back Registration Notice”) given by each such Holder to the Company within five (5) days of the date the Company Demand Registration Notice is given, and in each case, subject to the limitations set forth herein.

(b) Form S-3 Demand. If at any time after the six-month anniversary of the date of this Agreement, the Company is eligible to use a Form S-3 registration statement and the Company receives a Holder Demand Registration Notice from Holders of at least a majority of the Registrable Securities then outstanding requesting that the Company file a Form S-3 registration statement with respect to the resale of outstanding Registrable Securities of such Holders having an anticipated aggregate offering price to the public that would reasonably be expect to exceed $10 million, then the Company shall: (i) within five (5) days after the date such request is given, send a Company Demand Registration Notice to all Holders other than the Initiating Holders; and (ii) within forty-five (45) days after the date such request is given by the Initiating Holders (or if such day is not a Business Day, then by the end of the next Business Day), file a Form S-3 registration statement under the Securities Act covering all Registrable Securities requested to be included in such registration by any other Holders, as specified by a Piggy-Back Registration Notice given by each such Holder to the Company within five (5) days of the date the Company Demand Registration Notice is given, and in each case, subject to the limitations set forth herein.

(c) Notwithstanding the foregoing obligations, if the Company furnishes to Holders requesting a registration  or underwritten offering pursuant to this Agreement a certificate signed by the Company’s chief executive officer stating that in the good faith judgment of the Company’s Board of Directors it would be materially detrimental to the Company and its stockholders for such registration statement to either become effective or remain effective for as long as such registration statement otherwise would be required to remain effective, because such action would: (i) materially interfere with a significant acquisition, corporate reorganization, or other similar transaction involving the Company; (ii) require premature disclosure of material non-public information that the Company has a bona fide business purpose for preserving as confidential; or (iii) render the Company unable to comply with requirements under applicable law or a material agreement of the Company, then the Company shall have the right to defer taking action with respect to such filing for a period of not more than one hundred twenty (120) days after the request of the Initiating Holders is received by the Company; provided, however, that the Company may not invoke this right more than twice in any twelve (12) month period; and provided further that the Company shall not register the sale of any equity securities for its own account or that of any other stockholder during such one hundred twenty (120) day period other than an Excluded Registration.

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(d) The Company shall not be obligated to effect, or to take any action to effect, any registration pursuant to Section 2.1 under the following circumstances: (i) during the period that is sixty (60) days before the Company’s good faith estimate of the date of filing of, and ending on a date that is one hundred eighty (180) days after the effective date of, a Company-initiated registration, provided that the Company is actively employing in good faith commercially reasonable efforts to cause such registration statement to become effective; or (ii) after the Company has effected three registrations pursuant to Section 2.1. The Company shall not be obligated to effect, or to take any action to effect, any registration pursuant to Section 2.1(a) if the Initiating Holders propose to dispose of Registrable Securities that at such time may instead be registered on Form S-3 pursuant to a request made pursuant to Section 2.1(b). The Company shall not be obligated to effect, or to take any action to effect, any registration pursuant to Section 2.1(b) if the Company has effected any registration pursuant to Section 2.1(b) within the six (6) month period immediately preceding the date of such request. A registration shall not be counted as “effected” for purposes of this Section 2.1(d) until such time as the applicable registration statement has been declared effective by the SEC, unless the Initiating Holders withdraw their request for such registration, elect not to pay the registration expenses therefore, and forfeit their right to one demand registration statement pursuant to Section 2.6, in which case such withdrawn registration statement shall be counted as “effected” for purposes of this Section 2.1(d).

(e) Notwithstanding any other provision of this Agreement, if the SEC informs the Company that, as a result of the application of SEC Rule 415, less than all of the shares of Common Stock sought to be registered for resale in a secondary offering may be registered on a single registration statement, the Company agrees to promptly inform each of the Holders seeking to include Registrable Securities therein, and, following the Company’s good faith efforts to advocate for inclusion of all such Registrable Securities in such registration statement, the Company shall use its commercially reasonable efforts to file amendments to such registration statement as required by the SEC or applicable law or regulation, including the maximum number of shares of Common Stock permitted to be registered by the SEC for such secondary offering. In such circumstances (after including all shares of Common Stock proposed to be sold by other stockholders of the Company pursuant to the Pre-Existing Registration Rights Agreements), the number of Registrable Securities to be registered for resale on such registration statement shall be reduced amongst the Holders on a pro rata basis. The Company shall provide notice of such reduction to such Holders promptly following the determination thereof.

2.2. Company Registration. If the Company proposes to register (including, for this purpose, a registration effected by the Company for stockholders other than the Holders) any shares of its Common Stock under the Securities Act in connection with the public offering of such shares solely for cash (other than in an Excluded Registration), the Company shall, at such time, promptly give each Holder notice of such registration. Upon the request of each Holder given within seven (7) days after such notice is given by the Company, the Company shall, subject to the provisions of Section 2.3, cause to be registered all of the Registrable Securities that each such Holder has requested to be included in such registration. The Company shall have the right to terminate or withdraw any registration initiated by it under this Section 2.2 before the effective date of such registration, whether or not any Holder has elected to include Registrable Securities in such registration. The expenses (other than Selling Expenses) of such withdrawn registration shall be borne by the Company in accordance with Section 2.6.

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2.3. Underwriting Requirements.

(a) (i) If any Holders intend to dispose of Registrable Securities by means of an underwritten offering (each such Holder, an “Underwriting Initiating Holder”), they shall so advise the Company in writing as follows:

(A) if the Underwriting Initiating Holders intend to effect such underwritten offering pursuant to a registration statement that has not yet been filed with the SEC, such Underwriting Initiating Holders shall advise the Company of their intent to effect an underwritten offering and the amount of Registrable Securities they intend to include therein in the Holder Demand Registration Notice they furnish to the Company in accordance with Section 2.1(a) or Section 2.1(b), as applicable (and the Company shall include such information in the applicable Company Demand Registration Notice); or

(B) if the Underwriting Initiating Holders intend to effect such underwritten offering pursuant to a registration statement that has already been filed with the SEC in accordance with Section 2.1(a) or Section 2.1(b) (regardless of whether such registration statement has been declared effective), such Underwriting Initiating Holders shall advise the Company of their intent to effect an underwritten offering and the amount of Registrable Securities that they intend to include therein in a notice (a “Holder Underwriting Notice”) to be received by the Company at least twenty (20) days prior to the anticipated date of commencement of marketing efforts for such underwritten offering. Upon receiving a Holder Underwriting Notice, the Company shall: (I) within five (5) days after such receipt, send a notice (the “Company Underwriting Notice”) to all Holders (other than the Underwriting Initiating Holders) of Registrable Securities included in such registration statement, advising such Holders of the information contained in the Holder Underwriting Notice and of the right of such Holders under this Agreement to participate in the applicable underwritten offering; and (II) shall include in such underwritten offering all Registrable Securities requested to be included in such offering by such other Holders, as specified by written notice (each, a “Piggy-Back Underwriting Notice”) given by each such Holder to the Company within five (5) days of the date the Company Underwriting Notice is given, and in each case, subject to the limitations set forth herein.

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(ii)           The Company shall have the right to select the underwriter(s) for any underwritten offering pursuant to this Section 2.3, which shall be reasonably acceptable to a majority in interest of the participating Holders (determined according to each participating Holder’s relative share of Registrable Securities proposed to be included in such underwritten offering according to its Holder Registration Demand Notice, Holder Underwriting Notice, Piggy-Back Registration Notice or Piggy-Back Underwriting Notice, as applicable (each a “Holder Notice”)). In such event, the right of any Holder to include such Holder’s Registrable Securities in such underwritten offering shall be conditioned upon such Holder’s participation in such underwriting and the inclusion of such Holder’s Registrable Securities in the underwriting to the extent provided herein. All Holders proposing to distribute their Registrable Securities through such underwriting shall (together with the Company as provided in Section 2.4(e)) enter into an underwriting agreement in customary form with the lead underwriter(s) selected for such underwriting. Notwithstanding any other provision of this Section 2.3, if the underwriter(s) advise(s) the Underwriting Initiating Holders in writing that marketing factors require a limitation on the number of shares to be underwritten, then the Underwriting Initiating Holders shall so advise all Holders of Registrable Securities that otherwise would be underwritten pursuant hereto, and the number of Registrable Securities that may be included in the underwritten offering, which number shall be determined by the Company based on the advice of the underwriter(s), shall be allocated among such Holders of Registrable Securities, including the Underwriting Initiating Holders, in proportion (as nearly as practicable) to the number of Registrable Securities originally proposed to be offered by each Holder in the applicable Holder Notices or in such other proportion as shall mutually be agreed to by all such selling Holders. To facilitate the allocation of shares in accordance with the above provisions, the Company or the underwriters may round the number of shares allocated to any Holder to the nearest 100 shares.

(iii)           Notwithstanding the foregoing, in connection with any proposed underwritten offering pursuant to this Section 2.3, the Company shall have no obligation to prepare or file the applicable registration statement or commence marketing of such offering if: (i) if the anticipated aggregate offering price to the public is not reasonably expected to exceed $10 million; or (ii) the Company has previously commenced marketing of three (3) underwritten offerings pursuant to this Agreement.

(b) In connection with any offering involving an underwriting of shares of the Common Stock pursuant to Section 2.2, the Company shall not be required to include any of the Holders’ Registrable Securities in such underwriting unless the Holders accept the terms of the underwriting as agreed upon between the Company and its underwriters, and then only in such quantity as the underwriters in their sole discretion determine will not jeopardize the success of the offering by the Company or other stockholders of the Company. If the total number of securities, including Registrable Securities, requested by stockholders to be included in such offering exceeds the number of securities to be sold that the underwriters in their reasonable discretion determine is compatible with the success of the offering, then the Company shall be required to include in the offering only that number of such securities, including Registrable Securities, which the underwriters and the Company in their sole discretion determine will not jeopardize the success of the offering. If the underwriters determine that less than all of the Registrable Securities requested to be registered can be included in such offering, then (after including all shares of Common Stock proposed to be sold by the Company and/or other stockholders of the Company pursuant to the Pre-Existing Registration Rights Agreements) the Registrable Securities that are included in such offering shall be allocated among the selling Holders in proportion (as nearly as practicable to) the number of Registrable Securities owned by each selling Holder or in such other proportions as shall mutually be agreed to by all such selling Holders. To facilitate the allocation of shares in accordance with the above provisions, the Company or the underwriters may round the number of shares allocated to any Holder to the nearest 100 shares.

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(c) For purposes of Section 2.1, a registration shall not be counted as “effected” if, as a result of an exercise of the underwriter’s cutback provisions in Section 2.3(a), fewer than fifty percent (50%) of the total number of Registrable Securities that Holders have requested to be included in such registration statement are actually included.

2.4. Obligations of the Company. Whenever required under this Section 2 to effect the registration of any Registrable Securities, the Company shall:

(a) use commercially reasonable efforts to cause such registration statement to become effective and keep such registration statement effective for a period of up to ninety (90) days or, if earlier, until the distribution contemplated in the registration statement has been completed; provided, however, that, in the case of any registration of Registrable Securities that are intended to be offered on a continuous or delayed basis, subject to compliance with applicable SEC rules, the Company shall use commercially reasonable efforts to keep the registration statement effective (including by amendment, supplement or replacement) until such Securities are no longer Registrable Securities;

(b) prepare and file with the SEC such amendments and supplements to such registration statement, and the prospectus used in connection with such registration statement, as may be necessary to comply with the Securities Act in order to enable the disposition of all Registrable Securities covered by such registration statement;

(c) furnish to the selling Holders such numbers of copies of a prospectus, including a preliminary prospectus, as required by the Securities Act, and such other documents as the Holders may reasonably request in order to facilitate their disposition of their Registrable Securities;

(d) use commercially reasonable efforts to register and qualify the Registrable Securities covered by such registration statement under applicable securities laws of states or other jurisdictions; provided, that the Company shall not be required to qualify to do business or to file a general consent to service of process in any such states or jurisdictions, unless the Company is already subject to service in such jurisdiction and except as may be required by the Securities Act;

(e) in the event of any underwritten public offering, enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the underwriter(s) of such offering;

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(f) use commercially reasonable efforts to cause all such Registrable Securities covered by such registration statement to be listed on a national securities exchange or trading system and each securities exchange and trading system (if any) on which similar securities issued by the Company are then listed;

(g) provide a transfer agent and registrar for all Registrable Securities registered pursuant to this Agreement and provide a CUSIP number for all such Registrable Securities, in each case not later than the effective date of such registration;

(h) promptly make available for inspection by the selling Holders, any managing underwriter(s) participating in any disposition pursuant to such registration statement, and any attorney or accountant or other agent retained by any such underwriter or selected by the selling Holders, all financial and other records, pertinent corporate documents, and properties of the Company, and cause the Company’s officers, directors, employees, and independent accountants to supply all information reasonably requested by any such seller, underwriter, attorney, accountant, or agent, in each case, as necessary or advisable to verify the accuracy of the information in such registration statement and to conduct appropriate due diligence in connection therewith;

(i) notify each selling Holder, promptly after the Company receives notice thereof, of the time when such registration statement has been declared effective or a supplement to any prospectus forming a part of such registration statement has been filed; and

(j) after such registration statement becomes effective, notify each selling Holder of any request by the SEC that the Company amend or supplement such registration statement or prospectus.

2.5. Furnish Information. It shall be a condition precedent to the obligations of the Company to take any action pursuant to this Section 2 with respect to the Registrable Securities of any selling Holder that such Holder shall furnish to the Company such information regarding itself, the Registrable Securities held by it, and the intended method of disposition of such securities as is reasonably required to effect the registration or sale of such Holder’s Registrable Securities.

2.6. Expenses of Registration. All expenses (other than Selling Expenses) incurred in connection with registrations, filings, or qualifications pursuant to Section 2, including all registration, filing, and qualification fees; printers’ and accounting fees; fees and disbursements of counsel for the Company; and the reasonable fees and disbursements, not to exceed $50,000 (except in the case of a long-form registration on Form S-1, where such limit shall instead be $75,000), of one law firm acting as counsel for the selling Holders (“Selling Holder Counsel”), shall be borne and paid by the Company; provided, however, that the Company shall not be required to pay for any expenses of any registration proceeding begun pursuant to Section 2.1 if the registration request is subsequently withdrawn at the request of the Holders of a majority of the Registrable Securities to be registered (in which case all selling Holders shall bear such expenses pro rata based upon the number of Registrable Securities that were to be included in the withdrawn registration), unless the Holders of a majority of the Registrable Securities agree to forfeit their right to one registration pursuant to Section 2.1(a) or Section 2.1(b), as the case may be; provided further that if, at the time of such withdrawal, the Holders shall have learned of a material adverse change in the condition, business, or prospects of the Company from that known to the Holders at the time of their request and have withdrawn the request with reasonable promptness after learning of such information then the Holders shall not be required to pay any of such expenses and shall not forfeit their right to one registration pursuant to Section 2.1(a) or Section 2.1(b). All Selling Expenses relating to Registrable Securities registered pursuant to this Section 2 shall be borne and paid by the Holders pro rata on the basis of the number of Registrable Securities registered on their behalf.

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2.7. Delay of Registration. No Holder shall have any right to obtain or seek an injunction restraining or otherwise delaying any registration pursuant to this Agreement as the result of any controversy that might arise with respect to the interpretation or implementation of this Section 2.

2.8. Indemnification. If any Registrable Securities are included in a registration statement under this Section 2:

(a) To the extent permitted by law, the Company will indemnify and hold harmless each selling Holder, and the partners, members, officers, directors, and stockholders of each such Holder; legal counsel and accountants for each such Holder; any underwriter (as defined in the Securities Act) for each such Holder; and each Person, if any, who controls such Holder or underwriter within the meaning of the Securities Act or the Exchange Act, against any Damages, and the Company will pay to each such Holder, underwriter, controlling Person, or other aforementioned Person any legal or other expenses reasonably incurred thereby in connection with investigating or defending any claim or proceeding from which Damages may result, as such expenses are incurred; provided, however, that the indemnity agreement contained in this Section 2.8(a) shall not apply to amounts paid in settlement of any such claim or proceeding if such settlement is effected without the consent of the Company, which consent shall not be unreasonably withheld, nor shall the Company be liable for any Damages to the extent that they arise out of or are based upon actions or omissions made in reliance upon and in conformity with written information furnished by or on behalf of any such Holder, underwriter, controlling Person, or other aforementioned Person expressly for use in connection with such registration.

(b) To the extent permitted by law, each selling Holder, severally and not jointly, will indemnify and hold harmless the Company, and each of its directors, each of its officers who has signed the registration statement, each Person (if any), who controls the Company within the meaning of the Securities Act, legal counsel and accountants for the Company, any underwriter (as defined in the Securities Act), any other Holder selling securities in such registration statement, and any controlling Person of any such underwriter or other Holder, against any Damages, in each case only to the extent that such Damages arise out of or are based upon actions or omissions made in reliance upon and in conformity with written information furnished by or on behalf of such selling Holder expressly for use in connection with such registration; and each such selling Holder will pay to the Company and each other aforementioned Person any legal or other expenses reasonably incurred thereby in connection with investigating or defending any claim or proceeding from which Damages may result, as such expenses are incurred; provided, however, that the indemnity agreement contained in this Section 2.8(b) shall not apply to amounts paid in settlement of any such claim or proceeding if such settlement is effected without the consent of the Holder, which consent shall not be unreasonably withheld; and provided further that in no event shall the aggregate amounts payable by any Holder by way of indemnity or contribution under Sections 2.8(b) and 2.8(d) exceed the proceeds from the offering received by such Holder (net of any Selling Expenses paid by such Holder), except in the case of fraud or willful misconduct by such Holder.

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(c) Promptly after receipt by an indemnified party under this Section 2.8 of notice of the commencement of any action (including any governmental action) for which a party may be entitled to indemnification hereunder, such indemnified party will, if a claim in respect thereof is to be made against any indemnifying party under this Section 2.8, give the indemnifying party notice of the commencement thereof. The indemnifying party shall have the right to participate in such action and, to the extent the indemnifying party so desires, participate jointly with any other indemnifying party to which notice has been given, and to assume the defense thereof with counsel mutually satisfactory to the parties; provided, however, that an indemnified party (together with all other indemnified parties that may be represented without conflict by one counsel) shall have the right to retain one separate counsel, with the fees and expenses to be paid by the indemnifying party, if representation of such indemnified party by the counsel retained by the indemnifying party would be inappropriate due to actual or potential differing interests between such indemnified party and any other party represented by such counsel in such action. The failure to give notice to the indemnifying party within a reasonable time of the commencement of any such action shall relieve such indemnifying party of any liability to the indemnified party under this Section 2.8, to the extent that such failure materially prejudices the indemnifying party’s ability to defend such action. The failure to give notice to the indemnifying party will not relieve it of any liability that it may have to any indemnified party otherwise than under this Section 2.8.

(d) To provide for just and equitable contribution to joint liability under the Securities Act in any case in which either: (i) any party otherwise entitled to indemnification hereunder makes a claim for indemnification pursuant to this Section 2.8 but it is judicially determined (by the entry of a final judgment or decree by a court of competent jurisdiction and the expiration of time to appeal or the denial of the last right of appeal) that such indemnification may not be enforced in such case, notwithstanding the fact that this Section 2.8 provides for indemnification in such case; or (ii) contribution under the Securities Act may be required on the part of any party hereto for which indemnification is provided under this Section 2.8, then, and in each such case, such parties will contribute to the aggregate losses, claims, damages, liabilities, or expenses to which they may be subject (after contribution from others) in such proportion as is appropriate to reflect the relative fault of each of the indemnifying party and the indemnified party in connection with the statements, omissions, or other actions that resulted in such loss, claim, damage, liability, or expense, as well as to reflect any other relevant equitable considerations. The relative fault of the indemnifying party and of the indemnified party shall be determined by reference to, among other things, whether the untrue or allegedly untrue statement of a material fact, or the omission or alleged omission of a material fact, relates to information supplied by the indemnifying party or by the indemnified party and the parties’ relative intent, knowledge, access to information, and opportunity to correct or prevent such statement or omission; provided, however, that, in any such case: (x) no Holder will be required to contribute any amount in excess of the public offering price of all such Registrable Securities offered and sold by such Holder pursuant to such registration statement; and (y) no Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) will be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation; and provided further, that in no event shall a Holder’s liability pursuant to this Section 2.8(d), when combined with the amounts paid or payable by such Holder pursuant to Section 2.8(b), exceed the proceeds from the offering received by such Holder (net of any Selling Expenses) paid by such Holder), except in the case of willful misconduct or fraud by such Holder.

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(e) Notwithstanding the foregoing, to the extent that the provisions on indemnification and contribution contained in the underwriting agreement entered into in connection with the underwritten public offering are in conflict with the foregoing provisions, the provisions in the underwriting agreement shall control.

(f) Unless otherwise superseded by an underwriting agreement entered into in connection with an underwritten public offering, the obligations of the Company and Holders under this Section 2.8 shall survive the completion of any offering of Registrable Securities in a registration under this Section 2, and otherwise shall survive the termination of this Agreement.

2.9. Reports Under Exchange Act. With a view to making available to the Holders the benefits of SEC Rule 144 and any other rule or regulation of the SEC that may at any time permit a Holder to sell securities of the Company to the public without registration, the Company shall file in a timely manner all reports and other  documents required, if any, to be filed by it under the Securities Act and the Exchange Act and the rules and regulations adopted thereunder and make available information necessary to comply with SEC Rule 144, if available with respect to resales of the Registrable Securities under the Securities Act, at all times, all to the extent required from time to time to enable such Holder to sell Registrable Securities without registration under the Securities Act within the limitation of the exemptions provided by.

2.10. Registration Rights Subject to Stockholders Agreement. The registration rights granted to any Holder under this Agreement shall only be exercisable to the extent that the transactions contemplated thereby would be permitted by the Stockholders Agreement. To the extent that any actions required to be taken by the Company pursuant to the registration rights granted hereunder would result in a breach of, or conflict with, the terms or conditions of the Stockholders Agreement, the Company shall have no obligation to perform such actions.

3. Miscellaneous.

3.1. Successors and Assigns. The rights under this Agreement may only be assigned (but only with all related obligations) by a Holder to a transferee of Registrable Securities that is an Affiliate of a Holder; provided, however, that (x) the Company is, within a reasonable time after such transfer, furnished with written notice of the name and address of such transferee and the Registrable Securities with respect to which such rights are being transferred; and (y) such transferee agrees in a written instrument delivered to the Company to be bound by and subject to the terms and conditions of this Agreement. The terms and conditions of this Agreement inure to the benefit of and are binding upon the respective successors and permitted assignees of the parties. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and permitted assignees any rights, remedies, obligations or liabilities under or by reason of this Agreement, except as expressly provided herein.

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3.2. Governing Law; Consent to Jurisdiction; Waiver of Jury Trial.  THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE WITHOUT REGARD TO THE PRINCIPLES OF CONFLICTS OF LAW THEREOF.  The parties hereto irrevocably submit to the exclusive jurisdiction of any state or federal court sitting in the State of Delaware over any suit, action or proceeding arising out of or relating to this Agreement.  To the fullest extent they may effectively do so under applicable law, the parties hereto irrevocably waive and agree not to assert, by way of motion, as a defense or otherwise, any claim that they are not subject to the jurisdiction of any such court, any objection that they may now or hereafter have to the laying of the venue of any such suit, action or proceeding brought in any such court and any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.  In connection with any such suit, action or proceeding, the parties hereby consent to service of process in the manner specified in Section 3.5 or in any other manner permitted by applicable law. EACH PARTY HEREBY WAIVES ITS RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT.  THE SCOPE OF THIS WAIVER IS INTENDED TO INCLUDE CONTRACT CLAIMS, TORT CLAIMS (INCLUDING NEGLIGENCE), BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS.  THIS SECTION HAS BEEN FULLY DISCUSSED BY EACH OF THE PARTIES HERETO AND THESE PROVISIONS WILL NOT BE SUBJECT TO ANY EXCEPTIONS.  EACH PARTY HERETO HEREBY FURTHER WARRANTS AND REPRESENTS THAT SUCH PARTY HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL, AND THAT SUCH PARTY KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL.

3.3. Counterparts; Facsimile. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. This Agreement may also be executed and delivered by facsimile signature and in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

3.4. Titles and Subtitles. The titles and subtitles used in this Agreement are for convenience only and are not to be considered in construing or interpreting this Agreement.

3.5. Notices.

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(a)           All notices, demands and other communications pursuant to this Agreement shall be deemed to have been duly given when delivered by hand, if personally delivered; when delivered by courier, if delivered by commercial courier service; five (5) Business Days after being deposited in the mail, postage prepaid, if mailed; when receipt is mechanically acknowledged, if telecopied; and when receipt is confirmed, if e-mailed.  All communications shall be sent to the respective parties to the attention of the following persons at the following addresses:

(i) if to the Company:

ADMA Biologics, Inc.
465 Route 17 South
Ramsey, New Jersey 07446
Attn:   Adam Grossman
Brian Lenz
Email:  agrossman@admabio.com
blenz@admabio.com
Fax:  (201) 478-5553

with copies (which shall not constitute notice) sent concurrently to:

Paul, Weiss, Rifkind, Wharton & Garrison LLP
1285 Avenue of the Americas
New York, NY 10019-6064
Attention:  David S. Huntington, Esq.
Facsimile:  (212) 492-0124
Email:  dhuntington@paulweiss.com

(ii) if to the Investor:

Biotest Pharmaceuticals Corporation
c/o Biotest AG
Landsteinerstr. 5
63303 Dreieich
Germany
Attention:
Dr. Michael Ramroth (michael.ramroth@biotest.com and
Dr. Martin Reinecke (martin.reinecke@biotest.com)

And to:

Biotest Pharmaceuticals Corporation
5800 Park of Commerce Blvd. NW
Boca Raton, FL 33487
Attn:  Ileana Carlisle, CEO (icarlisle@biotestpharma.com); and Donna Quinn, General Counsel (dquinn@biotestpharma.com)

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with copies (which shall not constitute notice) sent concurrently to:

Greenberg Traurig, LLP
3333 Piedmont Road, NE
Suite 2500
Atlanta, Georgia 30305
Attention:  Wayne H. Elowe, Esq.
Phone:  678.553.2249
Email:  elowew@gtlaw.com

(iii) if to any other Person who becomes a party hereto after the original date of this Agreement, at the address, telecopy number or e-mail address shown for such Person on the applicable signature page hereto, to the attention of the person who has signed this Agreement on behalf of such Person.

3.6. Amendments and Waivers. Any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance, and either retroactively or prospectively) only with the written consent of the Company and the holders of a majority of the Registrable Securities then outstanding; provided, that any provision hereof may be waived by any waiving party on such party’s own behalf, without the consent of any other party. The Company shall give prompt notice of any amendment or termination hereof or waiver hereunder to any party hereto that did not consent in writing to such amendment, termination, or waiver. Any amendment, termination, or waiver effected in accordance with this section shall be binding on all parties hereto, regardless of whether any such party has consented thereto. No waivers of or exceptions to any term, condition, or provision of this Agreement, in any one or more instances, shall be deemed to be or construed as a further or continuing waiver of any such term, condition, or provision.

3.7. Severability. In case any one or more of the provisions contained in this Agreement is for any reason held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provision of this Agreement, and such invalid, illegal, or unenforceable provision shall be reformed and construed so that it will be valid, legal, and enforceable to the maximum extent permitted by law.

3.8. Aggregation of Stock. All shares of Registrable Securities held or acquired by Affiliates shall be aggregated together for the purpose of determining the availability of any rights under this Agreement and such Affiliated persons may apportion such rights as among themselves in any manner they deem appropriate.

3.9. Delays or Omissions. No delay or omission to exercise any right, power, or remedy accruing to any party under this Agreement, upon any breach or default of any other party under this Agreement, shall impair any such right, power, or remedy of such non-breaching or non-defaulting party, nor shall it be construed to be a waiver of or acquiescence to any such breach or default, or to any similar breach or default thereafter occurring, nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. All remedies, whether under this Agreement or by law or otherwise afforded to any party, shall be cumulative and not alternative.

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[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

ADMA BIOLOGICS, INC.

By:

Name:
(print)

Title:

BIOTEST PHARMACEUTICALS CORPORATION

By:

Name:
(print)

Title:

[Signature Page to Registration Rights Agreement]

Exhibit 1.1(H)

SUBORDINATION AGREEMENT

This Subordination Agreement (the “Agreement”) is made as of January __, 2017, by and between BIOTEST PHARMACEUTICALS CORPORATION (“Creditor”), and OXFORD FINANCE LLC, a Delaware limited liability company with an office located at 133 North Fairfax Street, Alexandria, Virginia 22314, in its capacity as Collateral Agent (as hereinafter defined) for the Lenders (as hereinafter defined).

Recitals

A.           Pursuant to a Loan and Security Agreement (such agreement as it may be amended as of the date hereof and as it may be further amended or modified from time to time as permitted hereunder, the “Loan Agreement”), dated as of June 19, 2015, among OXFORD FINANCE LLC (in its capacity as Collateral Agent for the Lenders (the “Collateral Agent”), the Lenders from time to time a party thereto, including, without limitation, Oxford Finance LLC, ADMA BIOLOGICS, INC. (“Parent”), ADMA PLASMA BIOLOGICS, INC., a ADMA BIO CENTERS GEORGIA INC., and ADMA BIOMANUFACTURING, LLC (individually and collectively, jointly and severally, “Borrower”) has requested and/or obtained certain loans or other credit accommodations from Lenders to Borrower which are or may be from time to time secured by assets and property of Borrower.

B.           Creditor has extended loans to Borrower in the original principal amount of Fifteen Million Dollars ($15,000,000.00) (the “Subordinated Note”).

C.           In order to induce Lenders to continue to extend credit to Borrower pursuant to the terms of the Loan Agreement, Creditor is willing to subordinate:  (i) all of Borrower’s indebtedness under the Subordinated Note (including, without limitation, principal, premium (if any), interest, fees, charges, expenses, costs, professional fees and expenses, and reimbursement obligations with respect thereto), whether presently existing or arising in the future (the “Subordinated Debt”) to all of Borrower’s indebtedness and obligations to the Collateral Agent and/or the Lenders arising under or evidenced by the Loan Documents (as defined in the Loan Agreement), whether now existing or hereafter arising, together with all costs of collecting such obligations (including attorneys’ fees), including, without limitation, all interest accruing after the commencement by or against Borrower of any bankruptcy, reorganization or similar proceeding,  together with any amendments, restatements, modifications, renewals, increases or extensions of any thereof (collectively, the “Senior Debt”); and (ii) all of Creditor’s security interests securing the Subordinated Debt, if any, to all security interests securing the Senior Debt in the Borrower’s property in favor of the Collateral Agent, for its benefit and the benefit of the Lenders.

NOW, THEREFORE, THE PARTIES AGREE AS FOLLOWS:

1.           Creditor hereby acknowledges and agrees that (i) Creditor does not have any lien on or security interest in any property of Borrower, whether now owned or hereafter acquired, including, without limitation, the “Collateral” as defined in the Loan Agreement, (ii) Borrower is prohibited under the Loan Agreement from granting to the Creditor any lien on or security interest in any property of Borrower, whether now owned or hereafter acquired, including, without limitation, the Collateral and (iii) the Creditor shall not take any lien on or security interest in any property of  Borrower to secure the Subordinated Debt, whether now owned or hereafter acquired, including without limitation, the Collateral. In furtherance of the foregoing, Creditor hereby subordinates to the Collateral Agent and the Lenders any security interest or lien that Creditor may have in any property of Borrower in connection with the Subordinated Debt, including without limitation, the Collateral.  Notwithstanding the respective dates of attachment or perfection of any security interest of Creditor and the security interest of the Collateral Agent and the Lenders, the lien and security interest of the Collateral Agent and the Lenders in any property of Borrower, whether now owned or hereafter acquired, including, without limitation, the Collateral, shall at all times be senior to the lien and security interest of Creditor.

2.	All Subordinated Debt is subordinated in right of payment to the Senior Debt.

3.           Creditor will not demand or receive from Borrower (and Borrower will not pay to Creditor) all or any part of the Subordinated Debt, by way of payment, prepayment, setoff, lawsuit or otherwise, nor will

Creditor exercise any remedy with respect to the Subordinated Debt or any property of the Borrower, whether now owned or hereafter acquired, including, without limitation, the Collateral, nor will Creditor accelerate the Subordinated Debt, or commence, or cause to commence, prosecute or participate in any administrative, legal or equitable action against Borrower to enforce the Subordinated Debt, until such time as (i) the Senior Debt is fully paid in cash, and (ii) the Lenders have no commitment or obligation to lend any further funds to Borrower under the Loan Agreement, and (iii) all financing agreements among the Collateral Agent and the Lenders and Borrower pursuant to the Loan Agreement are terminated.  Nothing in the foregoing paragraph shall prohibit Creditor from (x) converting all or any part of the Subordinated Debt into equity securities of Borrower which do not have any call, put or other conversion features that would obligate Borrower to pay any amount in cash (including the payment of any cash dividends or other cash distributions for so long as the Senior Debt remains outstanding) or deliver any other cash consideration to the holder; or (y) receiving (and Borrower paying) regularly scheduled payments of interest under the Subordinated Debt as long as no Event of Default exists under the Loan Agreement immediately prior thereto, or would result after giving effect thereto.

4.           Creditor shall hold in trust for the Collateral Agent and the Lenders and promptly deliver to the Collateral Agent in the form received (except for endorsement or assignment by Creditor where required by the Collateral Agent), for application to the Senior Debt, any payment, distribution, security or proceeds received by Creditor with respect to the Subordinated Debt other than in accordance with this Agreement.

5.           In the event of Borrower’s insolvency, reorganization or any case or other proceeding for the liquidation, dissolution or other winding up of Borrower (a “Proceeding”), these provisions shall remain in full force and effect, and the Senior Debt shall be paid in full before any payment is made on account of the Subordinated Debt (other than any notes or other debt securities issued in substitution of all or any portion of the Subordinated Debt that are subordinated, including in right of payment, to the Senior Debt (or any notes or other securities issued in substitution of all or any portion of the Senior Debt) at least to the same extent that the Subordinated Debt is subordinated to the Senior Debt pursuant to the terms of this Agreement).

6.           Until the Senior Debt is fully paid in cash and Lenders’ arrangements to lend any funds to Borrower under the Loan Documents have been terminated, Creditor irrevocably appoints the Collateral Agent as Creditor’s attorney-in-fact, and grants to the Collateral Agent a power of attorney with full power of substitution, in the name of Creditor or in the name of the Collateral Agent and/or the Lenders, for the use and benefit of the Collateral Agent and the Lenders, without notice to Creditor, to perform at the Collateral Agent’s  option the following acts in any Proceeding involving Borrower:

(i)           To file the appropriate proof(s) of claim in respect of the Subordinated Debt on behalf of Creditor if Creditor does not do so prior to 20 days before the expiration of the time to file such claims in such Proceeding and if the Collateral Agent elects, in its sole discretion, to file such claim or claims;

(ii)           To vote Creditor’s claims in respect of any Subordinated Debt to accept or reject any plan of reorganization or arrangement on behalf of Creditor upon the failure of Creditor to do so prior to 20 days before the expiration of time to vote any such claim.

Notwithstanding anything to the contrary contained herein, Creditor shall nevertheless retain, subject to the foregoing provisions of this Section 6, all rights to (x) enforce any proofs of claim filed on its behalf, and (y) vote its claims in respect of the Subordinated Debt to accept or reject any plan of reorganization, composition, arrangement or liquidation in any Proceeding to the extent Creditor’s actions are at all times consistent with and in compliance with this Agreement.

7.           Creditor shall immediately affix a legend to the instruments evidencing the Subordinated Debt stating that the instruments are subject to the terms of this Agreement.  By the execution of this Agreement, Creditor hereby authorizes the Collateral Agent and the Lenders to amend any financing statements filed by Creditor against Borrower as follows: “In accordance with a certain Subordination Agreement by and among the Secured Party, the Debtor and Oxford Finance LLC, in its capacity as Collateral Agent,  the Secured Party has subordinated any security interest or lien that Secured Party may have in any property of the Debtor to the security interest of Oxford Finance LLC and the Lenders identified therein in all assets of the Debtor, notwithstanding the respective dates of attachment or perfection of the security interest of the Secured Party and Oxford Finance LLC and the Lenders.”

8.           Neither the Borrower nor the Creditor may amend the terms of any Subordinated Debt without the prior written consent of the Collateral Agent and the Lenders.  Without limiting the foregoing, no amendment of the documents evidencing or relating to the Subordinated Debt shall directly or indirectly modify the provisions of this Agreement in any manner which might terminate or impair the subordination of the Subordinated Debt or the subordination of any security interest or lien that Creditor may have in any property of Borrower.  By way of example, such instruments shall not be amended to (i) increase the rate of interest with respect to the Subordinated Debt, or (ii) accelerate the payment of the principal or interest or any other portion of the Subordinated Debt.  The Collateral Agent and the Lenders shall have the sole and exclusive right to restrict or permit, or approve or disapprove, the sale, transfer or other disposition of any of the property or assets of the Borrower, including, without limitation, the Collateral, except in accordance with the terms of the Senior Debt. Upon written notice from the Collateral Agent of the Collateral Agent’s and the Lenders’ agreement to release its lien on all or any portion of the Collateral in connection with the sale, transfer or other disposition thereof by the Collateral Agent and the Lenders (or by Borrower with consent of the Collateral Agent and the Lenders), Creditor shall be deemed to have also, automatically and simultaneously, released any lien or security interest on such Collateral, and Creditor shall upon written request by the Collateral Agent, promptly take such action as shall be necessary or appropriate to evidence and confirm such release.  All proceeds resulting from any such sale, transfer or other disposition shall be applied first to the Senior Debt until payment in full thereof, with the balance, if any, to the Subordinated Debt, or to any other entitled party.  If Creditor fails to release any lien or security interest as required hereunder, Creditor hereby appoints the Collateral Agent as attorney in fact for Creditor with full power of substitution to release Creditor’s liens and security interests as provided hereunder. Such power of attorney being coupled with an interest shall be irrevocable.

9.           All necessary action on the part of the Creditor, its officers, directors, partners, members and shareholders, as applicable, necessary for the authorization of this Agreement and the performance of all obligations of Creditor hereunder has been taken.  This Agreement constitutes the legal, valid and binding obligation of Creditor, enforceable against Creditor in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, or similar laws affecting the enforcement of creditors’ rights generally and by equitable principles.  The execution, delivery and performance of and compliance with this Agreement by Creditor will not (i) result in any material violation or default of any term of any of the Creditor’s charter, formation or other organizational documents (such as Articles or Certificate of Incorporation, bylaws, partnership agreement, operating agreement, etc.) or (ii) violate any material applicable law, rule or regulation binding upon it or its property.

10.           If, at any time after payment in full of the Senior Debt any payments of the Senior Debt must be disgorged by the Collateral Agent or the Lenders for any reason (including, without limitation, the bankruptcy of Borrower), this Agreement and the relative rights and priorities set forth herein shall be reinstated as to all such disgorged payments as though such payments had not been made and Creditor shall immediately pay over to the Collateral Agent all payments received with respect to the Subordinated Debt to the extent that such payments would have been prohibited hereunder.  At any time and from time to time, without notice to Creditor, the Collateral Agent and the Lenders may take such actions with respect to the Senior Debt as the Collateral Agent and the Lenders, in their sole discretion, may deem appropriate, including, without limitation, terminating advances to Borrower, increasing the principal amount, extending the time of payment, increasing applicable interest rates, renewing, compromising or otherwise amending the terms of any documents affecting the Senior Debt and any collateral securing the Senior Debt, and enforcing or failing to enforce any rights against Borrower or any other person; provided that Collateral Agent and the Lenders shall not: (i) increase the default rate of interest on any of the Senior Debt; or (ii) add any express prohibition in the documents governing the Senior Debt on (A) payment of the Subordinated Debt or (B) amendment of the Subordinated Debt Documents, in each instance which is more restrictive than those contained herein.  No such action or inaction shall impair or otherwise affect the Collateral Agent’s and the Lenders’ rights hereunder.

11.           This Agreement shall bind any successors or assignees of Creditor and shall benefit any successors or assigns of the Collateral Agent and the Lenders.  This Agreement shall terminate when the Senior

Debt is paid indefeasibly in full in cash, and the Loan Agreement is terminated. This Agreement is solely for the benefit of Creditor and the Collateral Agent and the Lenders and not for the benefit of Borrower or any other party.  Creditor further agrees that if Borrower is in the process of refinancing all of the Senior Debt with a new lender, and if the Collateral Agent and/or the Lenders makes a request of Creditor, Creditor shall agree to enter into a new subordination agreement with the new lender on substantially the terms and conditions of this Agreement.

12.           Creditor hereby agrees to execute such documents and/or take such further action as the Collateral Agent and the Lenders may at any time or times reasonably request in order to carry out the provisions and intent of this Agreement, including, without limitation, ratifications and confirmations of this Agreement from time to time hereafter, as and when requested by the Collateral Agent.

13.           This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one instrument.

14.           This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without giving effect to conflicts of laws principles.  Creditor and the Collateral Agent submit to the exclusive jurisdiction of the state and federal courts located in New York, New York in any action, suit, or proceeding of any kind, against it which arises out of or by reason of this Agreement.  CREDITOR AND COLLATERAL AGENT WAIVE THEIR RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREIN.

15.           This Agreement represents the entire agreement between Creditor and Collateral Agent with respect to the subject matter hereof, and supersedes all prior negotiations, agreements and commitments.  Creditor is not relying on any representations by the Collateral Agent, the Lenders or Borrower in entering into this Agreement and Creditor has kept and will continue to keep itself fully apprised of the financial and other condition of Borrower.  This Agreement may be amended only by written instrument signed by Creditor and the Collateral Agent.

[Balance of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first above written.

OXFORD FINANCE LLC, as Collateral Agent

By: ____________________________________
Name: __________________________________
Title: ___________________________________

[Signature Page to Subordination Agreement]

CREDITOR:

BIOTEST PHARMACEUTICALS CORPORATION

By: ____________________________________
Name: __________________________________
Title: ___________________________________

[Signature Page to Subordination Agreement]

The undersigned approves of the terms of this Agreement.

BORROWER:

ADMA BIOLOGICS, INC.

By: ____________________________________
Name: __________________________________
Title: ___________________________________

ADMA BIOMANUFACTURING, LLC

By: ____________________________________
Name: __________________________________
Title: ___________________________________

ADMA PLASMA BIOLOGICS, INC.

By: ____________________________________
Name: __________________________________
Title: ___________________________________

ADMA BIO CENTERS GEORGIA INC.

By: ____________________________________
Name: __________________________________
Title: ___________________________________

[Signature Page to Subordination Agreement]